As filed with the Securities and Exchange Commission on July 2, 2004.

                                                     Registration No. 333-115593



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 1
                                       to

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            PHOTO CONTROL CORPORATION
             (Exact name of registrant as specified in its charter)

                 MINNESOTA                                               3861                               41-0831186
      (State or other jurisdiction of                        (Primary Standard Industrial                (I.R.S. Employer
      incorporation or organization)                          Classification Code Number)               Identification No.)

                            4800 QUEBEC AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428
                            TELEPHONE: (763) 537-3601
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                 JOHN R. HELMEN
                             CHIEF EXECUTIVE OFFICER
                            PHOTO CONTROL CORPORATION
                            4800 QUEBEC AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428
                            TELEPHONE: (763) 537-3601
                            FACSIMILE: (763) 537-2852
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:


         J.C. ANDERSON                               DONALD C. WILLEKE
          RICK HAUSER                                WILLEKE & DANIELS
       GRAY PLANT MOOTY                             201 RIDGEWOOD AVENUE
        500 IDS CENTER                             MINNEAPOLIS, MN 55403
    80 SOUTH EIGHTH STREET                       TELEPHONE: (612) 870-4000
     MINNEAPOLIS, MN 55402                       FACSIMILE: (612) 870-0689
   TELEPHONE: (612) 632-3000
   FACSIMILE: (612) 632-4444


         Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after the effective date of this registration statement and the effective time of the merger of PC Acquisition, Inc., a wholly-owned subsidiary of the registrant, with and into Nature Vision, Inc., as described in the Merger Agreement and Plan of Reorganization, dated as of April 15, 2004, which is attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] Registration No. ____

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] Registration No. ______

                         CALCULATION OF REGISTRATION FEE


   Title of each class                                 Proposed maximum       Proposed maximum
   of securities to be          Amount to be            offering price        aggregate offering        Amount of
        registered             registered(1)             per share(2)             price(3)          registration fee(4)
------------------------------------------------------------------------------------------------------------------------
Common stock, par value
$0.08 per share               2,199,956 shares              N/A                   $1,552,087               $197

----------
(1) The maximum number of common shares of Photo Control Corporation that may be registered is based on the maximum number of shares issuable upon consummation of the merger described in this document.

(2)  Not included pursuant to Rule 457(o).

(3) Based upon $0.41, which is the approximate book value per share of the common stock of Nature Vision, Inc. on March 31, 2004, multiplied by the maximum number of shares of common stock of Nature Vision, Inc. presently outstanding or issuable or expected to be issued in connection with the consummation of the merger described in this document (3,784,150 shares), in accordance with Rules 457(f)(2), and estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457.

(4) The registrant previously paid the registration fee in full upon the filing of its Registration Statement on Form S-4 on May 18, 2004.


         PHOTO CONTROL CORPORATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON ANY DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL PHOTO CONTROL CORPORATION FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE US ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON WHATEVER DATE THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

         The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to Photo Control's common stock to be issued under the merger agreement has been filed with the Securities and Exchange commission. The common stock may not be sold nor may offers to buy be accepted until the registration statement is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy the common stock in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws.



                    SUBJECT TO COMPLETION, DATED JULY 2, 2004


                        JOINT PROXY STATEMENT/PROSPECTUS


         On behalf of the boards of directors and management teams of both Photo Control Corporation (Photo Control) and Nature Vision, Inc. (Nature Vision), we are pleased to deliver this joint proxy statement/prospectus for the proposed merger of PC Acquisition, Inc., a wholly-owned subsidiary of Photo Control, with and into Nature Vision. Nature Vision will be the surviving corporation immediately following the merger and will operate as a wholly-owned subsidiary of Photo Control. As part of the merger Photo Control will change its name to "Nature Vision, Inc." The shares of the combined company will trade on the Nasdaq SmallCap Market under the symbol "____."


         If the merger is consummated, each share of Nature Vision common stock will be converted, directly or indirectly, into the right to receive 0.58137 shares of Photo Control common stock. A maximum of 1,788,557 Photo Control common shares will be issued to former Nature Vision shareholders. The value, but not the number of shares of Photo Control common stock that Nature Vision shareholders will receive in the merger will vary depending upon the market price of Photo Control common stock at the time of the closing of the merger. Photo Control's common stock is currently listed on the Nasdaq SmallCap Market under the symbol "PHOC" and on ___________, 2004, the closing sale price of Photo Control's common stock was $____ per share. Based on the number of shares of common stock of Photo Control and Nature Vision outstanding on April 30, 2004, and taking into account the purchase of Photo Control common shares by Richard Kiphart, a Photo Control director who is purchasing up to 653,594 common shares from Photo Control immediately prior to the closing of the merger at a price less than the market price of the shares, former Nature Vision shareholders will own, on a fully-diluted basis, approximately 46% of the combined company after the merger and the related stock sale occur. Fully-diluted takes into account options and warrants to purchase Photo Control common shares, including options and warrants issued to replace former options and warrants to purchase Nature Vision common shares.

         The boards of directors of both Photo Control and Nature Vision have approved the proposed merger and unanimously recommend that their respective shareholders approve the merger, as well as other important separate proposals related to the merger that are presented in this document. Photo Control and Nature Vision have each scheduled shareholder meetings to obtain shareholder votes on the proposals. Information regarding these meetings is included in this document.

         This document provides detailed information about Photo Control, Nature Vision, the merger and other important separate proposals you are being asked to vote on at the meetings. We encourage you to read this entire document and its annexes carefully before deciding how to vote. IN PARTICULAR, YOU SHOULD READ AND CONSIDER CAREFULLY THE RISKS DISCUSSED UNDER THE CAPTION TITLED "RISK FACTORS" BEGINNING ON PAGE __ OF THE JOINT PROXY STATEMENT/PROSPECTUS BEFORE COMPLETING YOUR PROXY CARD.

         Your vote is important, regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or you may attend the meeting held by your company. If you do not vote, it will have the same effect as voting against approval of the merger and the other proposals described above.


         We are very enthusiastic about the merger and join the members of the two companies' boards in recommending that you vote "FOR" the proposals being submitted for your consideration and vote.

         Thank you for your continued support.


         /s/ JOHN R. HELMEN                     /s/ JEFFREY P. ZERNOV
         John R. Helmen                         Jeffrey P. Zernov
         Chairman and CEO                       President and CEO
         Photo Control Corporation              Nature Vision, Inc.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION OR THE REGISTRATION OF PHOTO CONTROL COMMON STOCK TO BE ISSUED IN THE TRANSACTION OR DETERMINED WHETHER THE JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This joint proxy statement/prospectus is dated _________, 2004 and is first being mailed to shareholders of Photo Control and Nature Vision on or about _________, 2004.

                            PHOTO CONTROL CORPORATION
                            4800 Quebec Avenue North
                          Minneapolis, Minnesota 55428
                                 (763) 537-3601


                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ____________, 2004



TO THE HOLDERS OF COMMON STOCK OF PHOTO CONTROL CORPORATION:


         The annual meeting of shareholders of Photo Control will be held at the offices of Photo Control Corporation, 4800 Quebec Avenue North, Minneapolis, Minnesota, on _________, __________, 2004 at ____ _.m., Minnesota time, for the following purposes:

         1. To consider and vote upon a proposal to approve the merger agreement and plan of reorganization dated April 15, 2004, by and among Nature Vision, Inc., Photo Control Corporation, PC Acquisition, Inc., Jeffrey P. Zernov (as shareholders' representative) and certain Nature Vision shareholders, which is attached as Annex A.

         2. To consider and vote upon a proposal to approve the issuance of shares of common stock in an amount equal to 20% or more of Photo Control's outstanding common stock to the shareholders of Nature Vision, Inc., under the merger agreement and plan of reorganization.

         3. To consider and vote upon a proposal to approve the issuance of shares of common stock in an amount equal to 20% or more of Photo Control's outstanding common stock to Richard P. Kiphart, a director of Photo Control, at a price less than market price of the shares, pursuant to his subscription and investment representation agreement.

         4. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to change the corporate name to "Nature Vision, Inc."; provided, that this proposal will only take effect if the merger is closed.

         5. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to increase the number of authorized shares of capital stock from 5,000,000 shares to 50,000,000 shares.

         6. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to elect not to be subject to provisions of the Minnesota Control Share Acquisition Act.

         7. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to require a supermajority to repeal or amend provisions in Photo Control's bylaws concerning the classification of directors.

         8. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to require a supermajority to remove directors.

         9. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to permit directors to take written action under certain circumstances by less than unanimous consent.

         10. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to eliminate the provision requiring the affirmative vote of a majority of the outstanding common shares to amend the articles.

         11. To consider and vote upon a proposal to amend Photo Control's articles of incorporation to eliminate other provisions already controlled by the Minnesota Business Corporation Act.

         12. To consider and vote upon a proposal to amend Photo Control's articles of incorporation in order to repeal the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control.

         13. To consider and vote upon a proposal to amend the bylaws to provide that the number of directors constituting the board will be set by the board of directors, subject to a minimum size of three directors.

         14. To consider and vote upon a proposal to amend the bylaws to provide that board vacancies will be filled by the board of directors.

         15. To consider and vote upon a proposal to amend the bylaws to require a supermajority vote of two-thirds of the outstanding common shares to remove a director, unless the board of directors approves, in which case the affirmative vote of a majority of the outstanding shares will be required.

         16. To consider and vote upon a proposal to adopt the Photo Control 2004 Stock Incentive Plan.

         17. To consider and vote upon a proposal to set the number of directors at five.

         18. To elect Richard P. Kiphart to serve as a Class I director for a three-year term or until his successor is elected or appointed.

         19. To consider and vote upon any motion to adjourn the meeting to a later time to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items.

         20. To consider and act on such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Photo Control's board of directors has fixed the close of business on June 25, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment or postponements thereof.

         The closing of the merger is conditioned on shareholder approval of Proposal Nos. 1 through 5, and 16. The merger can still be consummated even if Proposal Nos. 4, 5 and 16 are not approved, so long as Nature Vision waives these conditions, which it may do in its discretion at any time prior to the closing of the merger, without notice to either company's shareholders. If the merger does not close, Proposal Nos. 5 through 18 will still take effect (assuming they receive shareholder approval).

         The proposals, as well as information about the proposed merger, are described in detail in the accompanying joint proxy statement/prospectus. You are urged to read these materials very carefully and in their entirety before deciding how to vote.

         A quorum, consisting of a majority of shares of common stock entitled to vote at the meeting, must be present in person or by proxy before action may be taken at the meeting. Approval of Proposal Nos. 1 and 4 through 10 requires the affirmative vote of a majority of the outstanding common shares of Photo Control; Proposal No. 12 requires the affirmative vote of two-thirds of the outstanding common shares; Proposal No. 18 will be determined by a plurality vote; and the remaining proposals require the affirmative vote of the holders of the greater of (a) a majority of Photo Control common stock present at the meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock that would constitute a quorum for transacting business at the annual meeting. Votes against a board candidate and votes withheld have no legal effect. Except for the proposal to elect Mr. Kiphart to serve as a director, (i) broker non-votes are not counted as votes for or against a proposal; (ii) abstentions are counted in determining the total number of votes cast on a proposal; and (iii) an abstention has the effect of a negative vote.

         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PHOTO CONTROL COMMON STOCK YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE A RECORD HOLDER, YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE MEETING. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT YOUR BROKER OR BANK ON HOW TO VOTE YOUR SHARES.

         If you choose to approve a proposal, please check the box indicating a vote "FOR" the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" the approval of each of the proposals put forth at the meeting. You may revoke your proxy at any time before it is voted at the meeting.

         After careful consideration, Photo Control's board of directors unanimously determined that the merger and the resulting issuance of Photo Control common stock to the shareholders of Nature Vision, as well as the sale of stock to Richard P. Kiphart and the other proposals listed in this notice, are in the best interests of Photo Control and its shareholders. Photo Control's board of directors unanimously recommends that you vote "FOR" each of the proposals to be presented at the meeting.


                                        By Order of the Board of Directors


                                        /s/ JOHN R. HELMEN
                                        John R. Helmen
                                        Chief Executive Officer and
                                        Chairman of the Board of Directors


_____________, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.

                               NATURE VISION, INC.
                                213 4th NW Street
                            Brainerd, Minnesota 54601
                                 (218) 825-0733

                                    NOTICE OF
                         SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ____________, 2004

TO THE HOLDERS OF COMMON STOCK OF NATURE VISION, INC.:

         The special meeting of shareholders of Nature Vision, Inc. will be held at _______________________, on _______________, _________________, 2004, at
_____.m., Minnesota time, for the following purposes:

         1. To consider and vote upon a proposal to approve the merger agreement and plan of reorganization dated April 15, 2004, by and among Nature Vision, Inc., Photo Control Corporation, PC Acquisition, Inc., Jeffrey P. Zernov (as shareholders' representative) and certain Nature Vision shareholders, which is attached as Annex A.

         2. To consider and vote upon any motion to adjourn the meeting to a later time to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing item.

         3. To consider and act on such other business as may properly come before the meeting or any adjournment or adjournments thereof.


         Nature Vision's board of directors has fixed the close of business on _____________, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment or postponements thereof.


         The proposals, as well as information about the merger are described in detail in the accompanying joint proxy statement/prospectus. You are urged to read these materials very carefully and in their entirety before deciding how to vote.


         A quorum, consisting of a majority of common shares entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting. The affirmative vote of holders of a majority of the outstanding Nature Vision common shares is required to approve the merger under the Minnesota Business Corporation Act. The merger agreement provides that as a condition to Photo Control's obligation to close the merger, holders of 98% of the outstanding Nature Vision common shares must approve the merger. Photo Control intends to waive this requirement so long as holders of no more than ____% of the outstanding Nature Vision common shares assert dissenters' rights under Minnesota law. The affirmative vote of holders of the majority of the Nature Vision common shares present and entitled to vote at the special meeting is required to approve the other proposals.


         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF NATURE VISION COMMON SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE A RECORD HOLDER, YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT YOUR BROKER OR BANK ON HOW TO VOTE YOUR SHARES.

         If you choose to approve a proposal, please check the box indicating a vote "FOR" the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" the approval of each of the proposals put forth at the special meeting. If you do not vote, it will have the same effect as a vote against the merger. You may revoke your proxy at any time before it is voted at the special meeting.

         Shareholders who do not vote in favor of this transaction and who properly assert dissenters' rights as set forth in sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act will be entitled, if the merger is completed, to receive payment of the fair cash value of their shares as determined by a Minnesota court. Nature Vision shareholders should read the section entitled "Summary of Rights of Dissenting Shareholders of Nature Vision" in the accompanying joint proxy statement/prospectus and Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which are attached as Annex C to the accompanying joint proxy statement/prospectus, for a description of the procedures that shareholders must follow in order to exercise their dissenters' rights.

         After careful consideration, Nature Vision's board of directors determined that the merger is in the best interests of Nature Vision and its shareholders. The board of directors unanimously recommends that you vote "FOR" approval of each of the proposals to be presented at the special meeting.

                                        By Order of the Board of Directors

                                        /s/ JEFFREY P. ZERNOV
                                        Jeffrey P. Zernov
                                        President and CEO

_________________, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE TRANSACTION...................................1

SUMMARY.......................................................................5
           The Companies......................................................5
           The Proposed Merger................................................5
           What Nature Vision Shareholders will Receive in the Merger.........5
           Market Price.......................................................6
           Exchange of Stock Certificates.....................................6
           Reasons for the Transaction........................................6
           Amendments to Photo Control's Articles of Incorporation............7
           Interests of Certain Persons in the Merger.........................8
           Votes Required.....................................................8
           Recommendations to Shareholders....................................9
           Opinion of Financial Advisor......................................10
           Conditions to the Transaction.....................................10
           Ownership of Common Stock of Photo Control After the Merger.......11
           Treatment of Stock Options and Warrants...........................12
           Material Federal Income Tax Consequences of the Merger............12
           Listing of Photo Control Common Stock.............................13
           Dissenters' Rights of Nature Vision Shareholders..................13
           Accounting Treatment of the Merger................................13

MARKET PRICE AND DIVIDEND INFORMATION........................................13

RISK FACTORS.................................................................14
           Risks Related to the Merger.......................................14
           Risks Related to Photo Control....................................17
           Risks Related to Nature Vision....................................18

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...................19

INFORMATION ABOUT THE MEETINGS...............................................20

PHOTO CONTROL PROPOSAL NO. 1 - Approval of the Merger Agreement and Plan
of Reorganization............................................................23

PHOTO CONTROL PROPOSAL NO. 2 - Approval of the Issuance of Common Stock
in an Amount Equal to 20% or More of Photo Control's Outstanding Common
Stock to Nature Vision Shareholders under the Merger Agreement and Plan of Reorganization............................................................24

PHOTO CONTROL PROPOSAL NO. 3 - Approval of the Issuance of Common Stock
in an Amount Equal to 20% or More of Photo Control's Outstanding Common
Stock to Nature Vision Shareholders under the Merger Agreement and Plan of Reorganization and Related Agreement and to Richard P. Kiphart, a
Director, at a Price Less than the Market Price of Photo Control's
Common Shares................................................................25

PHOTO CONTROL PROPOSAL NO. 4 - Amendment of Articles of Incorporation to
Change Corporate Name........................................................26

PHOTO CONTROL PROPOSAL NO. 5 - Amendment of Articles of Incorporation to
Increase the Number of Authorized Shares.....................................27

PHOTO CONTROL PROPOSAL NO. 6 - Amendment of Articles of Incorporation to
Elect Not to be Subject to Minnesota Control Share Acquisition Act...........29

PHOTO CONTROL PROPOSAL NO. 7-- Amendment of Articles of Incorporation to Require a Supermajority to Repeal or Amend Provisions in Photo Control's
Bylaws Concerning the Classification of Directors............................31

PHOTO CONTROL PROPOSAL NO. 8-- Amend Articles to Require a Supermajority
to Remove Directors..........................................................31

PHOTO CONTROL PROPOSAL NO. 9-- Amendment of Articles of Incorporation to
Permit Board to Take Action with Less than Unanimous Consent.................32

PHOTO CONTROL PROPOSAL NO. 10-- Amendment of Articles of Incorporation to Eliminate the Provision Requiring the Affirmative Vote of a Majority of
the Outstanding Common Shares to Amend the Articles of Incorporation.........33

PHOTO CONTROL PROPOSAL NO. 11-- Amendment of Articles of Incorporation to Eliminate Other Provisions Already Controlled by the Minnesota Business
Corporation Act..............................................................34

PHOTO CONTROL PROPOSAL NO. 12 - Amendment of Photo Control's Articles of Incorporation to Repeal Article X (which requires two-thirds shareholder approval of a merger, sale of substantially all assets, recapitalization on similar transaction in certain situations.................................34

PHOTO CONTROL PROPOSAL NO. 13 - Approval of Amendments to Section 3.2 of
Photo Control's Bylaws (to Provide that the Number of Directors
Constituting the Board will be Set by the Board of Directors, Subject to a Minimum Size of Three Directors)...........................................35

PHOTO CONTROL PROPOSAL NO. 14 - Approval of Amendments to Section 3.3 of
Photo Control's Bylaws (to Provide that Board Vacancies will be Filled by the Board of Directors)......................................................36

PHOTO CONTROL PROPOSAL NO. 15 - Approval of Amendments to Section 3.11 of
Photo Control's Bylaws (to Require a Supermajority Vote of Two-Thirds of
the Outstanding Common Shares to Remove a Director, Unless the Board of Directors Approves, in which Case the Affirmative Vote of a Majority of the Outstanding Shares will be Required).....................................37

PHOTO CONTROL PROPOSAL NO. 16 - Approval of the Photo Control Corporation
2004 Stock Incentive Plan....................................................38

PHOTO CONTROL PROPOSAL NO. 17 - Setting Number of Directors at Five..........43

PHOTO CONTROL PROPOSAL NO. 18 - Election of Directors........................44

PHOTO CONTROL PROPOSAL NO. 19 - The Adjournment..............................44

NATURE VISION PROPOSAL NO. 1 - Approval of the Merger Agreement and Plan
of Reorganization............................................................46

NATURE VISION PROPOSAL NO. 2 - The Adjournment...............................47

THE MERGER...................................................................47
           Background of the Merger..........................................47
           Photo Control's Reasons for the Transaction.......................51
           Recommendation of the Photo Control Board of Directors............53
           Nature Vision's Reasons for the Transaction.......................53
           Recommendation of the Nature Vision Board of Directors............54
           Opinion of Goldsmith, Agio, Helms Securities, Inc.................55
           Interests of Certain Persons in the Merger........................61
           Closing of the Merger.............................................62

           Material Federal Income Tax Consequences..........................62
           Management and Operations of Photo Control after the Merger.......64
           Regulatory Approvals..............................................64

DESCRIPTION OF THE MERGER AGREEMENT AND PLAN OF REORGANIZATION...............64
           The Merger........................................................64
           Closing and Effective Time of the Merger..........................65
           Conversion of Securities..........................................65
           Escrow Agreement..................................................65
           Shareholder Representative........................................65
           Representations and Warranties....................................66
           Survival of Representations and Warranties........................67
           Conduct of Business before Completion of the Merger...............67
           Additional Covenants..............................................68
           Limitation on Photo Control's Ability to Consider Other
           Acquisition Proposals.............................................69
           Conditions to Photo Control's and Nature Vision's Obligations
           to Complete the Merger............................................70
           Conditions to Photo Control's Obligation to Complete the Merger...70 Conditions to Nature Vision's Obligation to Complete the Merger...71
           Termination of the Merger Agreement...............................71
           Termination of Merger Agreement by Photo Control..................72
           Termination of Merger Agreement by Nature Vision..................72
           Effects of Termination............................................72
           Payment of Termination Fees.......................................72
           Expenses..........................................................72
           Extension, Waiver and Amendment...................................72
           Indemnification...................................................73

RELATED AGREEMENTS...........................................................73

SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS OF Nature Vision................74

BUSINESS OF PHOTO CONTROL....................................................76
           Overview..........................................................76
           Products..........................................................76
           Intellectual Property.............................................77
           Competition.......................................................78
           Research and Development..........................................78
           Government Regulation.............................................78
           Employees.........................................................78
           Properties........................................................78
           Compliance with Environmental Laws................................78

PHOTO CONTROL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS....................................................79
           General...........................................................79
           Critical Accounting Policies......................................79
           Off Balance Sheet Financing Arrangements..........................80
           Results of Operations.............................................80
           Liquidity and Capital Resources...................................82

BUSINESS OF NATURE VISION....................................................83
           Overview..........................................................83
           Products..........................................................83
           Markets and Marketing.............................................84
           Manufacturing.....................................................84
           Competition.......................................................85

           Patents and Trademarks............................................85
           Regulation........................................................85
           Employees.........................................................85
           Properties........................................................85
           Compliance with Environmental Laws................................85

NATURE VISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS....................................................85
           General...........................................................85
           Critical Accounting Policies......................................86
           Off Balance Sheet Financing Arrangements..........................86
           Results of Operations.............................................86
           Liquidity and Capital Resources...................................88

PHOTO CONTROL MANAGEMENT.....................................................89
           Directors, Nominee for Director and Executive Officers............89
           Compensation of Photo Control's Directors.........................90
           Committees and Meetings of Photo Control's Board of Directors.....90
           Photo Control's Audit Committee Report............................90
           Photo Control's Director Nomination Process.......................91
           Photo Control's Code of Business Conduct and Ethics...............91
           Communications with Photo Control's Directors.....................91
           Executive Officers of Photo Control After the Merger..............91
           Photo Control's Summary Compensation Table........................92
           Photo Control Option Grants During Fiscal Year....................92
           Aggregated  Photo Control Option  Exercises  During Year Ended
           December 31, 2003 and Option Values at December 31, 2003..........92
           Certain Transactions..............................................93
           Securities Authorized for Issuance Under Photo Control Equity
           Compensation Plans................................................93
           Photo Control Executive Retirement Plan...........................93
           Change in Control Arrangements for Photo Control..................94

PHOTO CONTROL'S COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
ACT OF 1934..................................................................94

PHOTO CONTROL INDEPENDENT AUDITORS...........................................94
           Changes in and Disagreements with Accountants on Accounting and Financial Disclosure..........................................94
           Photo Control Independent Auditor's Fees..........................95
           Pre-Approval Policy for Services of Photo Control Independent
           Auditors..........................................................95

NATURE VISION MANAGEMENT.....................................................95
           Directors and Executive Officers..................................95
           Compensation of Nature Vision Directors...........................96
           Nature Vision Summary Compensation Table..........................96
           Stock Options Granted to Nature Vision Executive Officers.........97
           Nature Vision Option Grants During Year Ended December 31, 2003...97 Aggregated Nature Vision Option Exercises During Year Ended
           December 31, 2003 and Option Values at December 31, 2003..........97
           Certain Transactions..............................................97

MANAGEMENT OF COMBINED COMPANY...............................................97

SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT.............98
           Ownership of Voting Securities by Principal Holders and
           Management of Photo Control.......................................98
           Ownership of Voting Securities by Principal Holders and
           Management of Nature Vision.......................................99

DESCRIPTION OF PHOTO CONTROL CAPITAL STOCK..................................100
           General..........................................................100
           Common Stock.....................................................100
           Preferred Stock..................................................101
           Stock Options and Warrants.......................................101
           Indemnification of Directors, Officers and Employees.............101
           Anti-Takeover Provisions of Minnesota Business Corporation Act...101
           Transfer Agent...................................................102

CERTAIN LEGAL INFORMATION AND ADDITIONAL INFORMATION FOR SHAREHOLDERS.......102
           Legal Matters....................................................102
           Experts..........................................................102
           Shareholder Proposals............................................102
           Other Matters....................................................102
           Where You Can Find More Information..............................103

INDEX TO FINANCIAL STATEMENTS

Photo Control Corporation Financial Statements
           Report of Independent Auditors...................................F-2
           Balance Sheets...................................................F-3
           Statements of Operations.........................................F-4
           Statements of Changes in Stockholders' Equity....................F-5
           Statements of Cash Flows.........................................F-6
           Notes to the Financial Statements.........................F-7 - F-13

Nature Vision, Inc. Financial Statements
           Report of Independent Auditors..................................F-14
           Balance Sheets..................................................F-15
           Statements of Operations........................................F-16
           Statements of Stockholders' Equity..............................F-17
           Statements of Cash Flows........................................F-18
           Notes to the Financial Statements........................F-19 - F-27

Unaudited Pro Forma Condensed Combined Financial Statements.........F-28 - F-35


ANNEXES
           A. Merger agreement and plan of reorganization dated April 15, 2004, by and among Nature Vision, Inc., Photo Control Corporation, PC Acquisition, Inc., Jeffrey P. Zernov (as shareholders' representative) and certain Nature Vision shareholders

           B. Amended and restated articles of incorporation of Photo Control, Inc.

           C. Sections 302A.471 and 302A.471 of Minnesota Statutes - Rights of Dissenting Shareholders

           D.        Opinion of Goldsmith, Agio, Helms Securities, Inc.


           E.        Photo Control Audit Committee Charter

                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

         Nature Vision has agreed to a merger with PC Acquisition, Inc., a wholly-owned subsidiary of Photo Control. Under the merger agreement and plan of reorganization signed by the parties on April 15, 2004, each share of Nature Vision common stock will be converted, directly or indirectly, into the right to receive 0.58137 shares of Photo Control common stock. On ___________, 2004, the closing sale price of Photo Control's common stock was $____ per share.


         In order to complete the merger, Nature Vision and Photo Control shareholders must approve the merger, and Photo Control shareholders must also authorize the issuance of Photo Control common stock to Nature Vision and approve amendments to Photo Control's articles of incorporation to change the corporate name to "Nature Vision, Inc." and to increase the amount of common stock available to issue shares to Nature Vision shareholders in the merger. This joint proxy statement/prospectus is being provided to you for the purpose of obtaining your vote and supplying you with important information concerning the companies and the merger, as well as to take action on other matters related to but not required to consummate the merger, such as effecting other amendments to Photo Control's articles of incorporation, amending Photo Control's bylaws and adopting a stock option plan.

         The remaining actions to be taken at the annual meeting are setting the size of the boaqrd and electing one director. Richard P. Kiphart is seeking re-election as a director. The other director whose term would have expired has resigned. Accordingly, Photo Control is asking its shareholders to set the number of directors at five. Photo Control is providing in this document the information normally contained in the proxy statement and the annual report that Photo Control distributes to its shareholders in connection with the regular annual meeting. Accordingly, you are not receiving a separate annual report as has been Photo Control's past practice. If you would like a copy of Photo Control's Form 10-K for the year ended December 31, 2003, please contact Photo Control at the address or telephone number described on page ___ of this joint proxy statement/prospectus, under the heading "Where You Can Find More Information."


         You should consider this information carefully before deciding how to vote on the merger and other proposals.

WHY ARE THE COMPANIES PROPOSING THE MERGER?

         The boards of directors of both Nature Vision and Photo Control believe that the merger is in the best interests of both Photo Control and Nature Vision and their shareholders because the merger would enable both companies to diversify their product lines, broaden their customer base and provide an opportunity for the shareholders of each company to participate in the potential for greater growth, operating efficiencies, financial strength and earning power of the combined company after the transaction.

         The boards of both companies also believe that the merger will generate more revenue and more profit per share than Nature Vision or Photo Control would have on their own and, in turn, this should increase shareholder value. In addition, each board of directors believes that there are advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace.

WHAT WILL A SHAREHOLDER RECEIVE WHEN THE MERGER OCCURS?

         If the merger is consummated, Photo Control shareholders will continue to hold the shares of Photo Control common stock they presently hold. Those shares, including up to 653,594 Photo Control common shares being sold immediately prior to the closing of the merger to Richard P. Kiphart, a Photo Control director, will represent in the aggregate approximately 57% of the outstanding shares of the combined company, or 54% of the equity of the combined company on a fully-diluted basis. Fully-diluted takes into account options and warrants to purchase Photo

Control common shares, including options and warrants issued to replace former options and warrants to purchase Nature Vision common shares.

         If the merger is consummated, Nature Vision shareholders will receive
0.58137 shares of Photo Control common stock for each share of Nature Vision common stock they hold. Nature Vision shareholders will receive cash instead of any resulting fraction of a share in an amount reflecting the market value of the fraction of a share. Based on the exchange ratio and the capitalization of Nature Vision as of April 30, 2004, the shares of Nature Vision common stock expected to be issued in the merger and the other transactions contemplated by the merger agreement would represent approximately 43% of the outstanding shares of the combined company. Former Nature Vision shareholders will hold approximately 46% of the equity of the combined company on a fully-diluted basis.


         Pursuant to the merger agreement, 10% of the shares of Photo Control common stock (approximately 219,996 shares) issuable to Nature Vision shareholders in the merger will automatically be deposited in an escrow fund upon consummation of the merger. These shares will be held for two years by an escrow agent to satisfy any claims made by Photo Control for indemnification under the merger agreement and plan of reorganization. Shares released to Photo Control to satisfy claims will become retired as authorized but unissued shares. Shares ultimately released to Jeffrey P. Zernov, as the shareholder representative, will be issued PRO RATA to persons who are Nature Vision shareholders on the record date of the meeting.


         The exchange ratios for Nature Vision's common stock set forth above are fixed except for adjustment to reflect any reclassification, stock split, stock dividend or other similar change with respect to Nature Vision or Photo Control common stock occurring before the effective time of the proposed merger. As a result, except for any such adjustments, the number of shares of Photo Control common stock that Nature Vision shareholders are entitled to receive in the merger will not change between now and the date the merger is consummated, regardless of fluctuations in the market price of Photo Control common stock. We encourage you to obtain current quotations of the market price of Photo Control common stock.

WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

         Assuming that the shareholders of Photo Control and Nature Vision approve the merger-related proposals, it is expected that the merger will be completed within three business days after the shareholder meetings.

DOES PHOTO CONTROL OR NATURE VISION HAVE THE RIGHT TO TERMINATE THE MERGER AGREEMENT BASED UPON THE MARKET PRICE OF PHOTO CONTROL'S COMMON STOCK?

         No. The exchange ratio is fixed and, subject to the satisfaction of the conditions to the closing of the merger, neither Photo Control nor Nature Vision has the right to terminate the merger agreement based on the fact that the market price of Photo Control's common stock increases or decreases.

HOW WILL THE MERGER AFFECT NATURE VISION STOCK OPTIONS AND WARRANTS?

         Prior to completion of the merger, Nature Vision will take all actions necessary to amend each outstanding option and warrant agreement so that upon exercise of an option or warrant, Photo Control common stock will be issued in place of Nature Vision common stock. Each option and warrant will become exercisable for the number of Photo Control common shares equal to the product of (a) the number of shares of Nature Vision common stock subject to the option or warrant multiplied by (b) 0.58137. The exercise price per share will be equal to the quotient of (a) the current exercise price of the option or warrant divided by (b) 0.58137. Nature Vision currently has outstanding options to purchase 600,000 shares of common stock and warrants to purchase 107,650 shares of common stock.

WILL NATURE VISION SHAREHOLDERS BE ABLE TO TRADE THE PHOTO CONTROL COMMON STOCK THEY RECEIVE IN THE MERGER?


         Yes. The Photo Control common stock is expected to be listed on the Nasdaq SmallCap Market under a new symbol reflecting the company's new name, "Nature Vision, Inc." If the Nasdaq Stock Market determines that the merger is a "reverse merger," then the combined company will be required to re-apply for listing on the Nasdaq

SmallCap Market. SEE RISK FACTORS - RISKS RELATED TO THE MERGER. Certain persons who are deemed affiliates of Nature Vision will be required to comply with Rule 145 under the Securities Act if they sell their shares of Photo Control common stock received in the merger.


ARE NATURE VISION'S SHAREHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

         Yes, Nature Vision's shareholders will have dissenters' rights under Minnesota law in connection with the merger.

ARE PHOTO CONTROL'S SHAREHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

         No.

WHAT WILL HAPPEN TO NATURE VISION AND PHOTO CONTROL AFTER THE TRANSACTION?


         PC Acquisition, Inc., a wholly-owned subsidiary of Photo Control, will merge with and into Nature Vision and Nature Vision will operate as a wholly-owned subsidiary of Photo Control. The combined company will have two operating divisions: a photography division, consisting of Photo Control's current business, and an outdoor recreation products division, consisting of Nature Vision's current business.

WHERE AND WHEN ARE THE MEETINGS?

         The annual meeting of Photo Control shareholders will be held at __:___.m., Minnesota time, on _________, __________, 2004, at the offices of
Photo Control Corporation, 4800 Quebec Avenue North, Minneapolis, Minnesota.


         The special meeting of Nature Vision shareholders will be held at __:__ _.m., Minnesota time, on _________, __________, 2004, at
________________________________________.


WHO CAN VOTE AT THE MEETINGS?

         Holders of Photo Control common stock outstanding at the close of business on the record date, June 25, 2004, are entitled to notice of and to vote at the Photo Control meeting. Each Photo Control share is entitled to one vote. On April 30, 2004, there were 1,720,163 shares of Photo Control common stock outstanding.


         Holders of Nature Vision common shares outstanding at the close of business on the record date, _____________, 2004, are entitled to notice of and to vote at the Nature Vision special meeting. Each Nature Vision common share is entitled to one vote. On April 30, 2004, there were 3,076,500 Nature Vision common shares outstanding.

IF MY SHARES ARE HELD FOR ME BY A BANK, BROKER OR OTHER NOMINEE, HOW WILL MY SHARES BE VOTED?

         Except for the election of the Class I director, your broker will not vote your shares without your consent. If you hold your shares in the name of a bank, broker or nominee, you should follow the instructions you receive from your bank, broker or nominee regarding how to vote your shares.


WHAT SHOULD I DO NOW TO VOTE AT THE MEETING?

         Mark your proxy card indicating your vote on each of the proposals, sign and mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the meeting. If you return your signed proxy card but do not indicate your vote, your shares will be voted "FOR" each proposal presented by your company.

MAY I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?


         Yes. You may change your vote at any time before your proxy is voted at the meetings. You can do this in one of three ways:

         o You can send a written statement that you revoke your proxy, which to be effective must be received prior to the vote at your company's meeting.

         o You can submit a new proxy card prior to the vote at your company's meeting. The new proxy must be dated after your original proxy and received prior to the vote at the meeting.

         o You can attend your company's meeting and vote in person. At the meeting, you will be required to provide a written termination of your original proxy. Your attendance at the meeting alone will not revoke your proxy.

         Photo Control shareholders should send revocations of a proxy or new proxy cards to __________, Secretary, at the address on the Notice of Annual Meeting of Shareholders of Photo Control.


         Nature Vision shareholders should send revocations of a proxy or new proxy cards to ___________, Secretary, at the address on the Notice of Special Meeting of Shareholders of Nature Vision.

WHOM SHOULD I CALL IF I HAVE QUESTIONS?

         Photo Control shareholders should contact ____________ at (763) __________ with any questions about this joint proxy statement/prospectus or the merger.

         Nature Vision shareholders should contact ______________, at ______________, with any questions about this joint proxy statement/prospectus or the merger.

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES (PAGES __ AND __)

PHOTO CONTROL CORPORATION
PC ACQUISITION, INC.
4800 Quebec Avenue North
Minneapolis, Minnesota 55428
(763) 537-3601

         Photo Control is engaged in three industries. It designs, manufactures, and markets: (a) professional photographic equipment; (b) the Bookendz docking station for the Apple PowerBook, IBook and IPod; and (c) specialized equipment for the video conferencing presentation market.


         PC Acquisition, Inc. is a Minnesota corporation and a wholly-owned subsidiary of Photo Control. PC Acquisition, Inc. was organized for the purpose of entering into the merger agreement with Nature Vision and completing the merger. If the merger is consummated, PC Acquisition, Inc. will cease to exist because it will be merged into Nature Vision, which will be the surviving corporation in the merger. PC Acquisition, Inc. has never conducted any business operations.


NATURE VISION INC.
213 NW 4th Street
Brainerd, Minnesota  54601
(218) 825-0733

         Nature Vision Inc is a Minnesota corporation founded in 1998. Nature Vision designs, develops, manufactures and markets innovative products for the outdoor recreation market, and adapts such products for industrial uses. Nature Vision holds nine patents on its technologies and has three other patent applications pending. It distributes its products through sporting goods and mass-merchandise retailers.

THE PROPOSED MERGER (PAGE __)

         Photo Control and Nature Vision are proposing a business combination transaction in which Photo Control intends to acquire all of the outstanding shares of Nature Vision common stock. Under the merger agreement and plan of reorganization, PC Acquisition, Inc., a wholly-owned subsidiary of Photo Control, will merge with and into Nature Vision. Nature Vision will be the surviving corporation and will operate as a wholly-owned subsidiary of Photo Control.

WHAT NATURE VISION SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE __)

         Each share of Nature Vision common stock will be converted, directly or indirectly, into the right to receive 0.58137 shares of Photo Control common stock. No fractional shares will be issued. Instead, Nature Vision shareholders will receive a cash payment equal to the fraction multiplied by average closing price of Photo Control common stock as quoted on the Nasdaq SmallCap Market during the 30-day period preceding the closing of the merger. The exchange ratio is described in more detail in the section titled "Description of the Merger Agreement and Plan of Reorganization" beginning on page ___ of this document. A copy of the merger agreement and plan of reorganization is attached to this document as Annex A.

MARKET PRICE

         Photo Control common stock is quoted on the Nasdaq SmallCap Market under the symbol "PHOC." On April 14, 2004, the last full trading day before the public announcement of the merger, the closing sale price per share of Photo Control common stock was $2.53. On ___________, 2004, the most recent practicable date prior to the effective date of this document, the closing sale price per share of Photo Control common stock was $___.

         Nature Vision is a privately held company and its stock is not publicly traded.

EXCHANGE OF STOCK CERTIFICATES

         After the merger is completed, Nature Vision shareholders will receive a letter that will provide instructions on how to exchange their Nature Vision stock certificates for new Photo Control stock certificates.

REASONS FOR THE TRANSACTION

PHOTO CONTROL

         Photo Control's board of directors believes that the terms of the merger are in the best interests of Photo Control and its shareholders. In reaching this decision, the board of directors considered numerous factors, including the following:


         o The financial condition, results of operations, and businesses of Nature Vision and Photo Control before and after giving effect to the merger.

         o The fact that the acquisition would enable Photo Control to diversify its product line and broaden its customer base.

         o The opportunity for Photo Control shareholders to participate in the potential for greater growth, operational efficiencies, financial strength and earning power of the combined company after the transaction.

         o The advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace.

         o The potential cost savings that may be realized by having both Nature Vision and Photo Control products produced through common manufacturing processes, by using a common facility for storage and distribution, and through reduced management personnel.


NATURE VISION

         Nature Vision's board of directors believes that the terms of the merger are in the best interests of Nature Vision and its shareholders. In reaching this decision, the board of directors considered numerous factors, including the following:


         o Nature Vision shareholders will receive publicly traded securities in connection with the merger.

         o The combined company will have the ability to use publicly-traded securities as consideration in connection with future mergers and acquisitions.

         o The financial condition, results of operations, and businesses of Nature Vision and Photo Control before and after giving effect to the transaction.

         o The near- and long-term prospects of Nature Vision as an independent company and of the combined company.

         o The opportunity for Nature Vision shareholders to participate in the potential for greater growth, operational efficiencies, financial strength, and earning power of the combined company after the transaction.

         o The advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength, and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace.

         o The potential employee and facility cost savings that may be realized by having both of Nature Vision's and Photo Control's products produced through common manufacturing processes, distributed from a common facility and through reduced management personnel.


AMENDMENTS TO PHOTO CONTROL'S ARTICLES OF INCORPORATION (PAGE __)


         Effective May 10, 2004, Photo Control's board of directors, by unanimous written consent, adopted amended and restated articles of incorporation, which are attached as Annex B. Approval of each of the proposed amendments, except for the amendment to the articles described in the following paragraph, require the affirmative vote of a majority of Photo Control's outstanding common stock. The amended and restated articles include the following amendments: (i) changing Photo Control's corporate name to "Nature Vision, Inc.," (ii) increasing the number of authorized shares of capital stock from 5,000,000 shares to 50,000,000 shares, (iii) electing not to be subject to provisions of the Minnesota Control Share Acquisition Act, (iv) requiring a supermajority to repeal or amend provisions in Photo Control's bylaws concerning the classification of directors, (v) requiring a supermajority to remove directors, (vi) permitting directors to take written action under certain circumstances by less than unanimous consent, (vii) eliminating the provision to amend the articles that requires the affirmative vote of a majority of the outstanding common shares, and (viii) eliminating other provisions already controlled by the Minnesota Business Corporation Act. The proposal to change the corporate name to "Nature Vision, Inc." will only take effect if the merger is closed, even if it is approved by Photo Control's shareholders.

         On May 10, 2004, Photo Control's board of directors, by unanimous written consent, also adopted a further amendment to the articles of incorporation that repeals the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control. This proposed amendment requires the affirmative vote of two-thirds of Photo Control's outstanding common stock.

         The amendments to change the corporate name to "Nature Vision, Inc." and increase the number of authorized shares of capital stock from 5,000,000 shares to 50,000,000 shares are conditions to closing the merger. If one or both of these proposals is not approved, the merger could still be closed if Nature Vision decides to waive the conditions to closing, which management may do in its discretion at any time prior to the closing of the merger, without notice to either company's shareholders. The other amendments are not required to consummate the merger but are recommended by Photo Control's board as being in the best interests of the combined company. If the merger does not close, then the amendments to the articles will take effect if approved by the shareholders, except for the proposal to change the corporate name.

         If the amendment to increase the number of authorized shares of capital stock to 50,000,000 shares is approved but the merger is not consummated, then Photo Control will have 48,036,836 authorized shares of capital stock that are not issued or reserved for stock options or warrants. These additional shares will be available for issuance in connection with future financings, employee benefits, stock splits or dividends or other corporate purposes, without the need to obtain shareholder approval and the delay and expense associated with calling a shareholder meeting. The increase in authorized shares could also be used by management to frustrate a merger, tender offer, proxy contest or change in control of Photo Control or removal of management, which shareholders might otherwise deem favorable. Management is not aware of any proposed transaction to change control or remove management.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE __)

         When shareholders of Photo Control and Nature Vision consider the respective recommendations of the board of directors that the shareholders vote in favor of the proposals relating to the merger, they should be aware that certain directors and executive officers of Photo Control and Nature Vision have interests in the merger that may be different from, or in addition to, the interests of shareholders generally.

         The continuing and future executive officers have interests in the combined company as employees in terms of job responsibilities, working environment and compensation which are in addition to and different from their interests as shareholders. The continuing and future directors will have the responsibility for being directors of a larger company after the merger.


         Jeffrey P. Zernov, the President and Chief Executive Officer of Nature Vision, will be employed by the combined company after the consummation of the merger as the President and Chief Executive Officer. Mr. Zernov will receive a base salary of $160,000 per year and will be prohibited from competing with the combined company for a period of five years from the date he voluntarily terminates his employment or is terminated for cause. If Photo Control terminates Mr. Zernov's employment without cause, then it may restrict him from competing for up to two years by continuing to pay his base salary.

         Concurrent with the closing of the merger, Richard P. Kiphart, a director of Photo Control, will purchase $1,000,000 of Photo Control common stock. Mr. Kiphart's commitment to purchase the Photo Control common shares is conditioned upon the consummation of the merger. The purchase price will be the lower of: (a) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding April 15, 2004 or (b) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding the day prior to the closing of the merger. Notwithstanding the foregoing, Mr. Kiphart has agreed not to pay less than $1.53 per share. The number of shares Mr. Kiphart will receive cannot be calculated until the closing of the merger. Assuming he pays $1.53 per share, the floor price, Mr. Kiphart would receive 653,594 shares. However, the actual number of shares Mr. Kiphart receives may be less, depending on the market price of Photo Control common shares during the 30-day periods. Based on the average closing price of the 30-day period preceding April 15, 2004, Mr. Kiphart would receive 576,036 shares. The shares being sold to Mr. Kiphart will be "restricted shares" and will not be not freely tradable for a period of one year, and then only pursuant to Rule 144 under the Securities Act of 1933, as amended.


VOTES REQUIRED (PAGES __ AND __)

PHOTO CONTROL

         The votes required to approve the various proposals depend on the proposal:


         o The proposals to approve the merger agreement and plan of reorganization and to amend the articles of incorporation (except for the proposal to amend the articles of incorporation to repeal the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control) require the affirmative vote of a majority of the outstanding common shares of Photo Control.


         o The proposal to amend the articles of incorporation to repeal the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control requires the affirmative vote of two-thirds of the outstanding common shares of Photo Control.


         o The proposal to elect Richard P. Kiphart as a director will be determined by a plurality vote.

         o Approval of the remaining proposals to be presented at the Photo Control meeting requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the meeting, either in person or by proxy and entitled to vote on that proposal, or (b) the majority of the minimum number of shares of common stock that would constitute a quorum for transacting business at the meeting.

         Except for the proposal to elect Richard P. Kiphart as a director,
(i) broker non-votes are not counted as votes for or against a proposal; (ii) an abstention is counted in determining the total number of votes cast on a proposal; and (iii) an abstention has the effect of a negative vote. On April 30, 2004 (without reflecting any currently exercisable options), directors and officers of Photo Control and their affiliates owned or were entitled to vote 296,210 shares of Photo Control common stock. These shares represent approximately 17% of the outstanding shares of Photo Control common stock.


NATURE VISION


         The merger and the other transactions contemplated by the merger agreement and plan of reorganization will be approved if the holders of a majority of the outstanding Nature Vision common shares vote for the proposal under the Minnesota Business Corporation Act. The merger agreement provides that as a condition to Photo Control's obligation to close the merger, holders of 98% of the outstanding Nature Vision common shares must approve the merger. Photo Control intends to waive this condition so long as holders of no more than __% of the outstanding Nature Vision common shares assert dissenters' rights under Minnesota law. Approval of the proposals to adjourn the special meeting to a later time will require a majority of the holders of outstanding Nature Vision common shares present and entitled to vote at the special meeting, whether or not a quorum is present, to vote in favor of the proposal. On April 30, 2004 (without reflecting any currently exercisable options or warrants), directors and officers of Nature Vision and their affiliates owned or were entitled to vote 2,090,000 Nature Vision common shares. These shares represent approximately 68% of the outstanding Nature Vision common shares as of that date. Jeffrey P. Zernov, Anthony Capra and Dean Capra, the owners of the 2,090,000 Nature Vision common shares, have agreed to vote their shares in favor of the merger under a voting and irrevocable proxy agreement with Photo Control. They have also agreed not to transfer their Nature Vision common shares during the term of the agreement, and have agreed that any additional shares that they purchase or acquire will be subject to the agreement. This agreement expires on the earlier of December 31, 2004 or the termination of the merger agreement and plan of reorganization.


RECOMMENDATIONS TO SHAREHOLDERS (PAGES __ AND __)

PHOTO CONTROL SHAREHOLDERS

         Photo Controls board of directors believes that the merger is advisable, fair to and in the best interests of Photo Control's shareholders and unanimously recommends that the shareholders vote FOR the proposals to:


         o        Approve the merger agreement and plan of reorganization.

         o Approve the issuance of shares of Photo Control common stock to Nature Vision shareholders in an amount equal to 20% or more of Photo Control's outstanding common stock pursuant to the merger agreement and plan of reorganization.

         o Approve the issuance of shares of Photo Control common stock, in an amount equal to 20% or more of Photo Control's outstanding common stock, to Richard P. Kiphart, a director, at a price less than the market price of the shares.

         o Approve the following amendments of Photo Control's article of incorporation:

                  o        Change the corporate name to "Nature Vision, Inc."

                  o Increase the number of authorized shares of capital stock from 5,000,000 shares to 50,000,000 shares.

                  o Elect not to be subject to provisions of the Minnesota Control Share Acquisition Act.

                  o Require a supermajority to repeal or amend provisions in Photo Control's bylaws concerning the classification of directors.

                  o        Require a supermajority to remove directors.

                  o Permit directors to take written action under certain circumstances by less than unanimous consent.

                  o Eliminate the provision requiring the affirmative vote of a majority of the outstanding common shares to amend the articles.

                  o Eliminate other provisions already controlled by the Minnesota Business Corporation Act.

                  o Repeal the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control.

         o        Approve an amendment to the bylaws to:

                  o Provide that the number of directors constituting the board will be set by the board of directors, subject to a minimum size of three directors.

                  o Provide that board vacancies will be filled by the board of directors.

                  o Require a supermajority vote of two-thirds of the outstanding common shares to remove a director, unless the board of directors approves, in which case the affirmative vote of a majority of the outstanding shares will be required.

         o        Approve the Photo Control 2004 Stock Incentive Plan.

         o        Set the number of directors at five.

         o Re-elect Richard P. Kiphart to Photo Control's board of directors.

         o Adjourn the meeting, if necessary, to solicit additional votes relating to one or more of these proposals.


NATURE VISION SHAREHOLDERS

         Nature Vision's board of directors believes that the merger is advisable, fair to and in the best interests of Nature Vision's shareholders and recommends that the shareholders vote FOR the proposals to:


         o Approve the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement and plan of reorganization.

         o Adjourn the special meeting, if necessary, to solicit additional votes relating to the foregoing proposal.


OPINION OF FINANCIAL ADVISOR (PAGE __)

         On April 14, 2004, Goldsmith, Agio, Helms Securities, Inc. (GAHS), financial advisor to Photo Control, delivered its written opinion to Photo Control's board stating that, as of April 14, 2004, the proposed consideration to be paid by Photo Control in the merger was fair to Photo Control's existing shareholders from a financial point of view. The full text of the written opinion of GAHS is attached as Annex D to this document. You are encouraged to read this opinion carefully and in its entirety.

CONDITIONS TO THE TRANSACTION (PAGE __)

         Completion of the transaction depends upon the satisfaction or waiver of a number of conditions including, among other things:

         o The approval by Photo Control shareholders of the merger agreement and plan of reorganization.

         o The approval by Photo Control shareholders of the issuance of Photo Control common stock to Nature Vision shareholders in connection with the merger.

         o The approval by Photo Control shareholders of the issuance of Photo Control common stock to Richard P. Kiphart, at a price less than the market price of the shares.

         o The approval by Photo Control shareholders of amendments to Photo Control's articles of incorporation to increase the number of shares of common stock Photo Control is authorized to issue and to change the corporate name to "Nature Vision, Inc."

         o The listing of the Photo Control common stock to be received by the Nature Vision shareholders on the Nasdaq SmallCap Market.

         o The approval of the merger agreement and plan of reorganization by at least 98% of the outstanding shares of Nature Vision common stock, which Photo Control intends to waive so long as holders of no more than ____% of the outstanding Nature Vision common shares assert dissenters' rights under Minnesota law.

         o The accuracy of the representations and warranties given by the parties as of the closing date.

         o The absence of any injunction prohibiting or any proceeding seeking to prohibit the merger.

         o That the parties will have obtained all necessary consents, approvals and waivers to complete the merger.

         o The performance by the parties of all obligations under the merger agreement and plan of reorganization that are to be performed or complied with prior to the closing date.

         o The absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect on the other party.


OWNERSHIP OF COMMON STOCK OF PHOTO CONTROL AFTER THE MERGER

         Upon consummation of the merger and assuming the sale of 653,594 common shares to Richard P. Kiphart, Photo Control shareholders will own approximately 57% of the outstanding common stock of Photo Control and former Nature Vision shareholders will own approximately 43% of the outstanding common stock of Photo Control. On a fully-diluted basis, Photo Control shareholders will own approximately a 54% equity interest in Photo Control and former Nature Vision shareholders will own approximately a 46% equity interest in Photo Control. For purposes of the preceding sentence, fully-diluted means that the number of shares of common stock issuable upon exercise of outstanding and stock options and warrants are deemed to be outstanding. The ownership percentages are based on the number of shares of Photo Control and Nature Vision common stock, warrants and stock options outstanding on April 30, 2004.

         The following table sets forth the anticipated dilution to Photo Control shareholders as a result of the merger and the related stock sale to Mr.
Kiphart:

                                  BEFORE MERGER           AFTER MERGER         AFTER SALE TO KIPHART
                              ----------------------   ---------------------   ----------------------
                              OUTSTANDING     FULLY    OUTSTANDING    FULLY    OUTSTANDING     FULLY
HOLDER                           STOCK       DILUTED      STOCK      DILUTED      SHARES      DILUTED
------                        -----------    -------   -----------   -------   -----------    -------
Current Photo Control
Shareholders (excluding
Kiphart)                           89%         90%         44%         42%         37%         36%

Kiphart                            11%         10%          5%          5%         20%         18%

Nature Vision Shareholders         --          --          51%         53%         43%         46%
                                  ---         ---         ---         ---         ---         ---

Total:                            100%        100%        100%        100%        100%        100%
                                  ===         ===         ===         ===         ===         ===


TREATMENT OF STOCK OPTIONS AND WARRANTS (PAGE __)

         In the merger, each outstanding stock option to purchase Nature Vision common stock will be converted into an option to purchase a number of shares common stock of Photo Control equal to the number (rounding down any fractional shares) of shares of Nature Vision common stock acquirable upon the exercise of the option multiplied by 0.58137. The per share exercise price of each new Photo Control option will be equal to the per share exercise price of the corresponding Nature Vision stock option divided by 0.58137.

         Each outstanding warrant to purchase shares of Nature Vision common stock shall by virtue of the merger be assumed by Photo Control. Each warrant assumed by Photo Control under the merger agreement will continue to have, and be subject to, the same terms and conditions of the original warrant, except that: (1) each assumed warrant will be exercisable for an applicable number of shares of Photo Control common stock equal to the number (rounding down any fractional shares) of shares of Nature Vision common stock previously acquirable upon the exercise of the warrant multiplied by 0.58137 and (2) the per share exercise price of each assumed warrant will be equal to the previous per share exercise price divided by 0.58137.

         In addition, effective upon the consummation of the merger, all previously unvested Photo Control stock options will immediately vest.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE __)


         It is intended that the merger qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the filing of the registration statement on Form S-4, Photo Control will receive a legal opinion from Gray, Plant, Mooty, Mooty & Bennett, P.A. to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that Photo Control, Nature Vision and PC Acquisition, Inc. will each be treated as a party to the reorganization under
Section 368(b) of the Code.

         Based upon the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, shareholders of Nature Vision whose Nature Vision common shares are exchanged in the merger for shares of common stock of Photo Control will not recognize gain or loss, except to the extent of the cash, if any, received in lieu of a fractional share of common stock of the combined company.


         The discussion of material U.S. federal income tax consequences of the merger contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any foreign, state or local taxes. Photo Control and Nature Vision strongly urge the Nature Vision shareholders to consult their tax advisors to determine the particular U.S. federal, state, or local or foreign income or other tax consequences of the merger.

LISTING OF PHOTO CONTROL COMMON STOCK (PAGE __)


         The shares of common stock of Photo Control to be issued in the merger are expected to be listed for trading on the Nasdaq SmallCap Market under the ticker symbol "__________." If the Nasdaq Stock Market determines that the merger is a "reverse merger," then the combined company will be required to re-apply for listing on the Nasdaq SmallCap Market. SEE RISK FACTORS - RISKS RELATED TO THE MERGER.


DISSENTERS' RIGHTS OF NATURE VISION SHAREHOLDERS (PAGE __)

         Under Minnesota law, the holders of Nature Vision common shares have the right to seek an appraisal of and be paid the fair cash value of their shares. Nature Vision shareholders who want to exercise their dissenters' rights must not vote in favor of the merger at the Nature Vision special meeting and must send a written notice of intent to demand the fair value for their Nature Vision common shares prior to the Nature Vision special meeting. Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which govern the rights of dissenting shareholders, are summarized in this document under the heading "Summary of Rights of Dissenting Shareholders of Nature Vision," and are attached in their entirety to this document as Annex C. Nature Vision's shareholders should read the summary of their dissenters' rights and the applicable sections of the Minnesota statutes carefully as these documents describe important steps that a dissenting shareholder must take in order to obtain the fair cash value of the shareholder's common shares. Failure to follow these steps will result in a loss of dissenters' rights under the Minnesota statutes.

ACCOUNTING TREATMENT OF THE MERGER


         Photo Control will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States. The merger will be treated for accounting purposes as Nature Vision acquiring Photo Control and the assets and liabilities of Photo Control will be recorded, as of the completion of the merger, at their fair values and added to those of Nature Vision. Based on the relative fair value of assets and liabilities of Photo Control, which exceeds the deemed purchase price of Photo Control, the excess of fair value over purchase price will be allocated as a reduction of the non-current assets (property and equipment, goodwill and intangibles). The factors used in determining the acquiring company in the transaction included the following: 1) senior management of the combined company will consist mainly of former Nature Vision personnel; 2) the board of directors will be nominated by the former Nature Vision directors, except one seat; 3) the board members will serve a minimum of three year terms; and 4) the combined company will adopt the name "Nature Vision, Inc." The above factors, along with the 46% fully diluted stock ownership that Nature Vision will hold in the combined company, results in the conclusion that Nature Vision is the acquirer for the combined entity for accounting purposes.


                      MARKET PRICE AND DIVIDEND INFORMATION

         As of April 30, 2004, Nature Vision had 3,076,500 common shares issued and outstanding, held by approximately 52 shareholders of record. There is no public market for Nature Vision common shares.

         The following table shows, for the periods indicated, the reported high and low sale prices for shares of Photo Control common stock on the Nasdaq SmallCap Market for the quarters indicated, as reported by Nasdaq. The symbol for Photo Control's common stock is "PHOC." These quotations represent prices between dealers, and do not include retail markups, markdowns or commissions, and may not represent actual transactions. Neither Photo Control nor Nature Vision has paid any cash dividends on its common stock during the periods presented. As of April 30, 2004, Photo Control had 1,720,163 common shares issued and outstanding, held by approximately 284 shareholders of record. The closing price of Photo Control's common stock on April 14, 2004, the day preceding the public announcement of the proposed merger, was $2.53.


2002                                                          LOW                         HIGH
------------------------------------------------    ------------------------     -----------------------
First Quarter                                                 $2.11                        $2.54
Second Quarter                                                $1.65                        $2.20
Third Quarter                                                 $1.40                        $1.89
Fourth Quarter                                                $1.10                        $1.93

2003                                                          LOW                         HIGH
------------------------------------------------    ------------------------     -----------------------
First Quarter                                                 $1.50                        $1.80
Second Quarter                                                $1.51                        $1.80
Third Quarter                                                 $1.50                        $2.23
Fourth Quarter                                                $1.90                        $2.49

2004                                                          LOW                         HIGH
------------------------------------------------    ------------------------     -----------------------
First Quarter                                                 $2.01                        $2.95
Second Quarter (through April 30, 2004)                       $2.32                        $4.44

                                  RISK FACTORS

RISKS RELATED TO THE MERGER


         IF NASDAQ DETERMINES THAT THE MERGER CONSTITUTES A "REVERSE MERGER," THEN THE COMBINED COMPANY WILL BE REQUIRED TO RE-APPLY FOR LISTING ON THE NASDAQ SMALLCAP MARKET. The Nasdaq Stock market is currently analyzing whether the merger constitutes a "reverse merger," on the basis of factors including: the combined company's management will largely consist of Nature Vision's executive officers; Jeffrey P. Zernov will appoint the board of directors; the percentage of ownership of the combined company by former Nature Vision shareholders; and the name of the combined entity will be "Nature Vision, Inc." If Nasdaq determines that the merger is a reverse merger, then the combined company will be required to apply for listing on the Nasdaq SmallCap Market. The initial listing requirements include a requirement that the combined company's stock trade at a price of at least $4.00 per share. On June 30, 2004, the closing price of Photo Control's common shares was $2.46 per share. Accordingly, the combined company will need to effect a reverse stock split in order to be eligible for listing on the Nasdaq SmallCap Market.

         A reverse stock split may be perceived negatively by investors and may result in a decline in the price of the combined company's share price, possibly below the $4.00 listing threshold. Even if the reverse stock split is successful, the combined company may be denied admission on to Nasdaq for other reasons. If the combined company's application to the Nasdaq SmallCap Market is not accepted, then a condition to closing the merger will not have been fulfilled and neither party will be obligated to consummate the merger. If both parties elect to waive the condition, which the companies may do in their discretion at any time up to closing without notice to the shareholders, then the stock of the combined company will likely be quoted on the OTC Electronic Bulletin Board, which will likely result in reduced analyst coverage and lower trading volumes, negatively affecting liquidity for shareholders.


         THE SHARES OF PHOTO CONTROL COMMON STOCK TO BE RECEIVED BY NATURE VISION SHAREHOLDERS IN THE MERGER MAY DECREASE IN value. In the merger, each share of Nature Vision common stock held by shareholders of Nature Vision will be converted, directly or indirectly, into the right to receive 0.58137 shares of Photo Control common stock. Because the exchange ratio is fixed, the number of shares of Photo Control common stock that Nature Vision shareholders will receive in the merger will not change, even if the market price of Photo Control common stock changes. There will be no adjustment to the exchange ratio or right to terminate the merger agreement based solely on fluctuations in the price of Photo Control common stock. In recent periods, the stock market in general has experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Photo Control common stock. The market price of Photo Control common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement or its current market price. You should obtain recent market quotations of Photo Control common stock before you return your proxy card or cast your vote on the issuance of Photo Control common shares in the merger at the Photo Control shareholders' meeting or your vote on the merger at the Nature Vision shareholders' meeting.

         PHOTO CONTROL'S SHAREHOLDERS WILL BE DILUTED. In the merger, each share of Nature Vision common stock held by shareholders of Nature Vision will be converted, directly or indirectly, into the right to receive 0.58137 of shares of Photo Control common stock. Based on the number of shares of Nature Vision common stock outstanding as of April 30, 2004, Photo Control will issue 1,788,557 shares of Photo Control common stock to the Nature Vision shareholders, assuming: (a) none of Nature Vision's shareholders assert dissenters' rights and (b) all of the escrowed shares are released. In addition, at the closing of the merger Photo Control will assume outstanding options and warrants to purchase 707,650 shares of Nature Vision common stock, which will be convertible into options and warrants to acquire 411,399 shares of Photo Control common stock. As part of the merger, Photo Control will sell up to 653,594 common shares to Richard P. Kiphart, a Photo Control director. Because the price Mr. Kiphart is paying for the shares is based on a discounted price to the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during a 30-day period, which cannot be determined until the closing of the merger, the actual number of shares he receives may be less than 653,594 shares. After the merger, and excluding the shares purchase by Mr. Kiphart, former Nature Vision shareholders would own a majority of the outstanding common shares of Photo Control. If Mr. Kiphart's share purchase is included, then Photo Control shareholders will own approximately 57% of the outstanding shares, and hold a 54% equity interest on a fully-diluted basis.

         CERTAIN SHAREHOLDERS WILL EXERT SIGNIFICANT CONTROL OVER THE COMBINED COMPANY. After the closing of the merger and the related stock sale to Richard
P. Kiphart, Jeffrey P. Zernov, President, Chief Executive Officer and a director of Nature Vision, Anthony Capra, Vice President and a director of Nature Vision, and Dean Capra, a Nature Vision director, will together own approximately 29.2% of the outstanding common shares of the combined company (approximately 32.5% on a fully-diluted basis). Mr. Kiphart, a Photo Control director, will own up to approximately 20.2% of the outstanding common shares of the combined company (approximately 17.6% on a fully-diluted basis). At the closing of the merger, Mr. Kiphart will give an irrevocable proxy to Mr. Zernov, granting Mr. Zernov the right for a period of two years to vote the Photo Control common shares that Mr. Kiphart is purchasing. Accordingly, Mr. Zernov will have voting power over additional shares representing up to approximately 15.7% of the outstanding shares of the combined company (approximately 13.6% on a fully-diluted basis). Each of these shareholders will be able to exert substantial control over matters that would require shareholder approval, including electing directors and approving significant corporate transactions. Messrs. Zernov and Capras would control in excess of 40% of the voting shares, when taking into account Mr. Kiphart's proxy. To the extent one or more of these shareholders control the combined company's board of directors through elections, they will exercise control over business operations and management.


         FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE BENEFITS OF THE MERGER. The successful combination of Photo Control and Nature Vision will depend in part on the retention of key personnel. The combined company will rely on the efforts of Jeffrey P. Zernov to oversee the outdoor recreational products division (Nature Vision's business) and John R. Helmen to manage the photography division (Photo Control's business). While Mr. Zernov will be subject to an employment agreement with the combined company, it is terminable at will by either party. There can be no assurance that Photo Control will be able to retain these key employees or other personnel.

         IF PHOTO CONTROL AND NATURE VISION ARE NOT SUCCESSFUL IN INTEGRATING THEIR ORGANIZATIONS, THE ANTICIPATED BENEFITS OF THE MERGER MAY NOT BE REALIZED. Achieving the anticipated benefits of the merger will depend, in part, on the integration of technology, operations and personnel of Photo Control and Nature Vision. Photo Control and Nature Vision cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. The challenges involved in this integration include the following:


         o Satisfying the needs of the combined company's customers in a timely and efficient manner, including introducing new products to the market.

         o Persuading the employees that Photo Control's and Nature Vision's business cultures are compatible and retaining the combined company's key personnel.

         o Maintaining the dedication of Photo Control's and Nature Vision's management resources to integration activities without diverting attention from the day-to-day businesses of the combined company.

         o Incurring potentially significant costs related to integrating the two companies, including facility relocation expenses, severance costs and advertising and marketing expenditures, in addition to the direct transaction costs associated with the merger.


It is not certain that Photo Control and Nature Vision can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. In addition, Photo Control and Nature Vision cannot assure you that there will not be substantial unanticipated costs associated with the integration process, that integration activities will not result in a decrease in revenues, a decrease in the value of Photo Control common stock or that there will not be other material adverse effects from the integration efforts. If the companies are unable to successfully integrate, or if the benefits of the merger do not meet the expectations of financial or industry analysts, the market price of Photo Control common stock may decline.


         PHOTO CONTROL AND NATURE VISION MAY WAIVE CERTAIN CONDITIONS TO CLOSING OR PROVISIONS OF THE MERGER AGREEMENT. Proposal Nos. 1-5 and 16 are conditions to closing the merger. Nature Vision may at any time prior to the closing waive the approval of Proposal Nos. 4 (amendment of Photo Control articles of incorporation to change the corporate name to "Nature Vision, Inc."), 5 (amendment of Photo Control articles of incorporation to increase authorized capital stock to 50 million shares) and 16 (Photo Control 2004 Stock Incentive
Plan), in its discretion and without notice to either company's shareholders. Photo Control intends to waive the condition that 98% of Nature Vision's shareholders approve the merger, so long as no more than ____% assert dissenters' rights under Minnesota law. Either company may waive other conditions to closing or provisions of the merger agreement. If the waiver has not been disclosed in this joint proxy statement/prospectus and involves a material condition or term, then the shareholders will receive written notice of the actual or proposed waiver and be given the opportunity to revoke their proxy, if already given, and change their vote on any or all of the proposals.


         SALES OF SUBSTANTIAL AMOUNTS OF PHOTO CONTROL COMMON STOCK IN THE OPEN MARKET BY NATURE VISION SHAREHOLDERS COULD DEPRESS PHOTO CONTROL'S STOCK PRICE. Other than shares held by affiliates of the combined company, shares of Photo Control common stock that are issued to shareholders of Nature Vision will be freely tradable by the shareholders of Nature Vision without restrictions or further registration under the Securities Act. If the merger with Nature Vision closes and if Nature Vision's shareholders sell substantial amounts of Photo Control common stock in the public market following the transaction, the market price of Photo Control common stock may decrease. These sales might also make it more difficult for Photo Control to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

         CUSTOMER AND EMPLOYEE UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY. Customers of Photo Control or Nature Vision may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Photo Control's or Nature Vision's customers could seriously harm the business of the combined company. Similarly, Photo Control and Nature Vision employees may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect the combined company's ability to attract and retain key management, marketing, sales, customer support and technical personnel, which could harm the combined company.


         PHOTO CONTROL AND NATURE VISION EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE MERGER. Photo Control and Nature Vision estimate that they will incur direct transaction costs of approximately $600,000 associated with the merger which will be subtracted from the total equity recorded as a result of the merger. Photo Control and Nature Vision believe the combined entity may incur charges to operations, which are not reasonably capable of estimation at this time, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.


         IF THE MERGER IS NOT COMPLETED, PHOTO CONTROL'S STOCK PRICE, AND BOTH COMPANIES' FUTURE BUSINESSES AND OPERATIONS, COULD BE HARMED. If the merger is not completed, Photo Control and Nature Vision may be subject to the following material risks, among others:

         o The price of Photo Control common stock may change to the extent that its current market price reflects an assumption that the merger will be completed.

         o Photo Control's and Nature Vision's costs related to the merger, such as legal, accounting and the fees of their financial advisors must be paid even if the merger is not completed.

         o Under some circumstances (more fully described under the heading, "DESCRIPTION OF THE MERGER AGREEMENT AND PLAN OF REORGANIZATION - PAYMENT OF TERMINATION FEES" on page ___ of this document), Photo Control may be required to pay Nature Vision a termination fee of $125,000 and up to $100,000 of costs related to the transaction incurred by Nature Vision.


RISKS RELATED TO PHOTO CONTROL

         PHOTO CONTROL'S CORE BUSINESS FACES A RAPIDLY CHANGING INDUSTRY, WHICH HAS HURT REVENUES AND RESULTED IN LOSSES IN 2003 AND IN THE FIRST QUARTER OF 2004. Photo Control's core business of designing, manufacturing and marketing professional cameras, flash equipment and accessories has recently experienced, and is expected to continue to experience, significant changes due to the introduction and acceptance of digital photography. As a result, demand for Photo Control's non-digital camera line has declined. While Photo Control has introduced digital camera products in response to this industry trend, it has faced significant competition and a substantial portion of traditional users of Photo Control products have switched to lower-end products because of their relatively low cost and ease of replacement. In addition, engineering and selling, general and administrative expenses are not affected directly by variations in revenue, so it is difficult to reduce expenses when revenues decline.

         Photo Control's revenues have declined in each of the last two years, which has affected profitability. Photo Control lost $964,471 in 2003 and earned $170,009 in 2002. For the three months ended March 31, 2004, Photo Control lost $661,107. Notwithstanding efforts to diversify, sales and profitability may continue to suffer.

         A LIMITED NUMBER OF PHOTO CONTROL'S CUSTOMERS GENERATE A SIGNIFICANT PORTION OF ITS REVENUES. Photo Control had three major customers in the two years ended December 31, 2003 and 2002 which accounted for 34.9% and 37.4%, respectively, and these customers will likely account for a significant percentage of its revenues during 2004. There is no assurance that Photo Control will be able to retain these major customers or continue to maintain the levels of sales to them. The loss of or reduction in demand for Photo Control's products from major customers could have a material adverse effect on operating results and cash flow from operations.

         AN EXECUTIVE OFFICER OF PHOTO CONTROL RECENTLY RESIGNED. Curtis R. Jackels, Photo Control's former President, Chief Executive Officer and a director resigned on June 1, 2004. The loss of the services of Mr. Jackels may negatively affect the management of and future sales related to Photo Control's business.

         PHOTO CONTROL'S BUSINESS IS SUBJECT TO FREQUENT TECHNOLOGICAL CHANGE. Camera digital technology has had rapid changes in recent years and Photo Control's camera units are subject to obsolescence as larger competitors continue to develop technologically advanced products. Similarly, the Bookendz docking stations are designed for 12- and 15-inch Apple Powerbook laptop computers. Changes in the Powerbook design by Apple for the port connections configuration or in the size or shape of the Powerbook, or the development of enhanced wireless capabilities would render this product line obsolete and significantly impair the value of the Bookendz patent.


         PHOTO CONTROL RECENTLY LOST A MAJOR CUSTOMER FOR ITS BOOKENDZ PRODUCT LINE. In 2003, a major customer of the Bookendz docking station filed bankruptcy, resulting in significantly lower sales for the product line. The company that has purchased the bankrupt customer has declined to carry the Bookendz docking station. Management cannot predict whether new dealers and customers will replace this account.


         PHOTO CONTROL IS OBLIGATED TO PURCHASE A MINIMUM QUANTITY OF CAMERA PRODUCTS FROM A SUPPLIER. Photo Control entered into a development and supply contract with Imagilent Inc., a supplier of camera sensor boards. The development portion of the contract has been completed, and Photo Control has issued a purchase order for 1,000 units. Photo Control is obligated under the contract to purchase products that Imagilent has in stock if the contract is terminated by Photo Control. Based on the limited product order history, management believes it could be obligated to purchase up to $440,000 of camera sensor boards from Imagilent if Photo Control terminates the contract.

         PHOTO CONTROL HAS A LIMITED SOURCE OF PRODUCT SUPPLY SO IT IS SUBJECT TO HIGHER PRICES. Because of the small quantities of products Photo Control orders from vendors and its inability to develop its own digital sensor and camera board, Photo Control relies on outside vendors for development and supply of sensors and digital board cameras, including large companies such as Sony and Canon. Photo Control's limited purchasing power and dependence upon vendors' technology means it cannot benefit from lower prices and other favorable terms provided to larger competitors.


         INVESTORS' ABILITY TO SELL THEIR PHOTO CONTROL COMMON SHARES MAY BE AFFECTED BY THE LIMITED PUBLIC MARKET. Photo Control currently has 1,720,163 outstanding common shares. Upon completion of the merger and the related sale of shares to Richard P. Kiphart, there will be up to 4,162,314 common shares outstanding. According to Yahoo!, average daily volume over the period February 1, 2004 through April 30, 2004 has been 12,227 shares. Because of this low volume, investor may have difficulties receiving the quoted price in a sale or selling large numbers of shares.


         PHOTO CONTROL'S SALES ARE SEASONAL, SO UNEVEN REVENUES ARE EXPERIENCED THROUGHOUT THE YEAR. Photo Control's sales are seasonal, with over 60% of revenues realized in the second and third quarters. However, orders from certain large customers can significantly reduce or exacerbate the seasonal pattern. Conversely, expenses are largely constant throughout the year. Management is forced to rely on credit facilities and other sources of funds during periods where expenses are higher than revenues. Operations would be harmed if sufficient credit was not made available during a seasonal downturn in revenues, or if the lender imposed unfavorable credit terms.

         THERE IS A LOT OF COMPETITION THAT COULD HURT PHOTO CONTROL'S REVENUES OR CAUSE ITS EXPENSES TO INCREASE. Photo Control's current and prospective competitors include many companies, including Kodak, Fuji, Nikon and Canon for its digital camera product line, and Broncolor, Dynalite, White Lighting, Photogenic ProFoto and Speed-O-Tron for its Norman lighting product line. These companies' financial, technical, marketing and other resources are substantially greater than Photo Control's. Photo Control may not have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully. The presence of these competitors could hurt its business by causing Photo Control to:

         o        Reduce the selling prices for its products and services.
         o Increase its spending on marketing, sales and product development.

Photo Control may not be able to offset the effects of price reductions or increases in spending. Further, Photo Control's financial condition may put it at a competitive disadvantage relative to its competitors.

RISKS RELATED TO NATURE VISION

         THE FUTURE GROWTH OF NATURE VISION WILL DEPEND UPON ITS ABILITY TO CONTINUE TO DEVELOP NEW AND INNOVATIVE PRODUCTS AND ENTER NEW MARKETS. A significant portion of Nature Vision's current revenue is dependent upon sales to traditional sporting goods dealers. In addition to its current products, Nature Vision intends to introduce new products for other applications in the outdoor recreation market. Because some of these new product categories may be new to Nature Vision, it will need to develop relationships with major participants in this market, which in many cases are different from Nature Vision's existing customers. Nature Vision's new products may not be accepted by the ultimate users. Even if they are, Nature Vision need to continue to develop relationships with significant retailers to penetrate markets and compete against suppliers of similar products.

         NATURE VISION MAY NEED ADDITIONAL CAPITAL IN THE FUTURE. While Nature Vision believes that it currently has sufficient resources with its current cash and current credit facility to conduct its business and growth plans, it may need additional capital in the future. Nature Vision may not be able to obtain additional debt or equity financing or, if it does, it may not be on favorable terms. Sources of additional capital may include additional bank debt financing or the sale of debt or equity securities, the latter of which could result in significant dilution to existing shareholders.

         NATURE VISION DEPENDS ON PATENTS AND PROPRIETARY TECHNOLOGY. Nature Vision's long-term success may depend on its ability to defend current patents and obtain patent protection for future products and processes. Nature Vision currently has nine United States patents. In addition, Nature Vision has applied for patent protection on additional aspects of its current products. These patent applications may not be granted. Even if they are, the scope of any patent protection may be limited, allowing for competitive products, or the patents may be held invalid if challenged. Nature Vision also relies upon trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent know-how or otherwise gain access to Nature Vision's proprietary technology.


         NATURE VISION DEPENDS ON ITS KEY PERSONNEL. Nature Vision's future success depends to a significant degree upon the continued services of key technical and senior management personnel including, but not limited to, Jeffrey
P. Zernov, its founder, Chief Executive Officer and President, as well as its ability to attract, retain and motivate highly qualified managerial and technical personnel if it expands. Failure to attract and retain skilled personnel could hinder Nature Vision's research and development and manufacturing efforts, and could limit Nature Vision's ability to expand its product offering or to manage its growth. The loss of one or more key employees could similarly affect Nature Vision.


         NATURE VISION USES ASIAN-BASED SOURCES OF SUPPLY FOR SOME OF ITS PRODUCTS. Nature Vision currently purchases, and will continue to purchase, components and raw materials from Asian-based vendors. Although it has identified alternative suppliers for key components, sub-assemblies and raw materials, at the present time Nature Vision uses approximately six Asian suppliers. Should a key supplier be unwilling or unable to supply components or sub-assemblies in a timely manner or subject to specifications, or should approval of a current or proposed supplier be delayed, withheld or withdrawn, Nature Vision could experience delays in obtaining alternative suppliers, which might result in reduced product output. In addition, the price that Nature Vision pays for these products could increase due to trade barriers, tariffs or other trade restrictions imposed by the United States or changes in international currency rates.

         GOVERNMENT REGULATION BANNING OR RESTRICTING THE USE OF UNDERWATER VIDEO CAMERAS WOULD HURT NATURE VISION'S BUSINESS. The use of the Aqua-Vu underwater viewing system is not regulated by any federal or state governmental entity, nor is Nature View management aware of any similar restrictions in Canada or other foreign countries. In 1998, at the time the product was introduced, the Minnesota Senate passed a bill that would have outlawed the use of underwater video cameras for sport fishing. The Minnesota House of Representatives did not act upon the bill, and it was never enacted. If a federal, state or foreign governmental entity were to enact legislation banning or restricting the use of underwater video cameras, sales of the Aqua-Vu underwater viewing system would decline and Nature Vision's business would suffer as a result of fewer sales of its flagship product.


         POTENTIAL COMPETITORS COULD LOWER NATURE VISION'S REVENUES OR CAUSE ITS EXPENSES TO INCREASE. Nature Vision's current competition for its Aqua-Vu underwater viewing system and other products consists of several small companies. Potential competitors include large consumer and marine electronics companies with broader product lines and better name recognition and market acceptance than Nature Vision. These companies also have significantly greater financial, technical, marketing and other resources. Increased competition, especially by these larger, more established potential competitors, may result in increased pricing pressure resulting in reduced gross profit margins. Nature Vision may also be forced to increase its spending on marketing, sales and product development, which would further reduce profits.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         Photo Control and Nature Vision believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Photo Control and Nature Vision, from information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Photo Control and Nature Vision that may be set forth under sections of this document including, among others, "Summary," "Risk Factors," "The Merger - Background of the Merger," "- Recommendation of the Photo Control Board of Directors," "- Photo Control's Reasons for the Merger," "- Nature

Vision's Reasons for the Merger," "- Recommendation of the Nature Vision Board of Directors," "- Opinion of Goldsmith, Agio, Helms Securities, Inc.," "Photo Control Management's Discussion and Analysis of Financial Condition and Results of Operations," "Nature Vision Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Photo Control," "Business of Nature Vision" and the unaudited pro forma condensed combined financial statements beginning at page F-28 of this document. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Photo Control and Nature Vision may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. Photo Control and Nature Vision intend for the forward-looking statements to be covered by the safe harbor provisions contained in the Private Securities Litigation Reform Act.

         For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page __.

                         INFORMATION ABOUT THE MEETINGS


PHOTO CONTROL'S ANNUAL MEETING

DATE, TIME AND PLACE OF THE ANNUAL MEETING; MATTERS TO BE CONSIDERED

         The enclosed proxy is solicited by the board of directors of Photo Control for use at the annual meeting of Photo Control shareholders to be held on _________, ___________, 2004 at __:__ a.m., Minnesota time, at the offices of
Photo Control, located at 4800 Quebec Avenue North, Minneapolis, Minnesota, and at any adjournment or postponements thereof. This joint proxy statement/prospectus and the accompanying form of proxy were first mailed to shareholders of Photo Control on or about _____________, 2004.

         At the Photo Control meeting, shareholders of Photo Control will consider and vote on proposals:

         o        To approve the merger agreement and plan of reorganization.

         o To approve the issuance of shares of Photo Control common stock to Nature Vision shareholders in an amount equal to 20% or more of Photo Control's outstanding common stock pursuant to the merger agreement and plan of reorganization.

         o To approve the issuance of shares of Photo Control common stock in an amount equal to 20% or more of Photo Control's outstanding common stock, to Richard P. Kiphart, a director, at a price less than the market price of the shares.

         o To amend Photo Control's articles of incorporation to change the corporate name to "Nature Vision, Inc."; provided, that this proposal will only take effect if the merger is closed.

         o To amend Photo Control's articles of incorporation to increase the number of authorized shares of capital stock from 5,000,000 shares to 50,000,000 shares.

         o To amend Photo Control's articles of incorporation to elect not to be subject to provisions of the Minnesota Control Share Acquisition Act.

         o To amend Photo Control's articles of incorporation to require a supermajority to repeal or amend provisions in Photo Control's bylaws concerning the classification of directors.

         o To amend Photo Control's articles of incorporation to require a supermajority to remove directors.

         o To amend Photo Control's articles of incorporation to permit directors to take written action under certain circumstances by less than unanimous consent.

         o To amend Photo Control's articles of incorporation to eliminate the provision requiring the affirmative vote of a majority of the outstanding common shares to amend the articles.

         o To amend Photo Control's articles of incorporation to eliminate other provisions already controlled by the Minnesota Business Corporation Act.

         o To amend Photo Control's articles of incorporation in order to repeal the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control.

         o To amend the bylaws to provide that the number of directors constituting the board will be set by the board of directors, subject to a minimum size of three directors.

         o To amend the bylaws to provide that board vacancies will be filled by the board of directors.

         o To amend the bylaws to require a supermajority vote of two-thirds of the outstanding common shares to remove a director, unless the board of directors approves, in which case the affirmative vote of a majority of the outstanding shares will be required.

         o        To adopt the Photo Control 2004 Stock Incentive Plan.

         o        To set the number of directors at five.


         o To elect Richard P. Kiphart to serve as a Class I director for a three-year term or until his successor is elected or appointed.


         o To adjourn the meeting to a later time to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items.

         Approval of the merger agreement and plan of reorganization (Proposal No. 1); approval of the issuance of Photo Control common stock to Nature Vision shareholders (Proposal No. 2); and Richard P. Kiphart (Proposal No. 3); approval of the amendment of Photo Control's articles to change its name to "Nature Vision, Inc." (Proposal No. 4) and to increase the authorized shares of capital stock to 50,000,000 shares (Proposal No. 5); and the approval of the Photo Control 2004 Stock Incentive Plan (Proposal No. 16), are conditions to closing the merger. If any of Proposal Nos. 1 through 3 are not approved, then the merger will not be consummated. While Proposal Nos. 4, 5 and 16 are conditions to the closing of the merger, any or all of these proposals can be waived by Nature Vision's management in its sole discretion at any time prior to the closing of the merger, without notice to either company's shareholders. If the merger does not close, then the amendments to the articles will take effect if approved by the shareholders, except for the proposal to change the corporate name.


THE PHOTO CONTROL BOARD OF DIRECTORS HAS APPROVED EACH OF THE FOREGOING PROPOSALS AND RECOMMENDS THAT SHAREHOLDERS OF PHOTO CONTROL VOTE "FOR" EACH OF THE PROPOSALS BEING PRESENTED TO THEM.


RECORD DATE FOR THE ANNUAL MEETING

         Only Photo Control shareholders of record at the close of business on June 25, 2004 are entitled to vote at the annual meeting. On that date there were outstanding 1,720,163 shares of Photo Control common stock.

QUORUM; VOTE REQUIRED FOR APPROVAL OF PROPOSALS


         Each holder of common stock is entitled to one vote for each share held. A quorum, consisting of a majority of common stock entitled to vote at the annual meeting, must be present in person or by proxy before action may be taken at the annual meeting. The votes required to approve the various proposals depend on the item:

         o The proposals to approve the merger agreement and plan of reorganization and to amend the articles of incorporation (except for the proposal to amend the articles of incorporation to repeal the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control) require the affirmative vote of a majority of the outstanding common shares of Photo Control.


         o The proposal to amend the articles of incorporation to repeal the supermajority voting provision required for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control requires the affirmative vote of two-thirds of the outstanding common shares of Photo Control.


         o The proposal to elect Richard P. Kiphart as a director will be determined by a plurality vote.

         o Approval of the remaining proposals to be presented at the Photo Control annual meeting requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the annual meeting, either in person or by proxy and entitled to vote on that proposal, or (b) the majority of the minimum number of shares of common stock that would constitute a quorum for transacting business at the annual meeting.

         Except for the proposal to elect Richard P. Kiphart as a director,
(i) broker non-votes are not counted as votes for or against a proposal; (ii) an abstention is counted in determining the total number of votes cast on a proposal; and (iii) an abstention has the effect of a negative vote. Votes against a board candidate and votes withheld have no legal effect. On April 30, 2004 (without reflecting any currently exercisable options), directors and officers of Photo Control and their affiliates owned or were entitled to vote 296,510 shares of Photo Control common stock. These shares represent approximately 17% of the outstanding shares of Photo Control common stock.


SOLICITATION OF PROXIES AND REVOCATION OF PROXIES


         The costs and expenses of solicitation of Photo Control proxies will be paid by Photo Control. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Photo Control personally or by telephone, but such persons will not be specifically compensated for such services. Photo Control has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for an estimated fee of $7,500 plus out-of-pocket expenses.


         The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy without delay. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.


         Proxies in the form enclosed are solicited on behalf of the board of directors of Photo Control. Any shareholder giving a proxy in this form may revoke it before it is exercised either by submitting a new proxy bearing a date later than any prior proxy or by attending the meeting in person and completing a ballot at the meeting.

CONDITIONS TO CLOSING THE MERGER

         The proposals to approve the merger agreement and plan of reorganization; to approve the issuance of Photo Control common stock to Nature Vision shareholders and Richard P. Kiphart; and the amendments to Photo Control's articles to change its name to "Nature Vision, Inc." and to increase the authorized shares of capital stock to 50,000,000 shares, are conditions to closing the merger.

EFFECT OF FAILURE TO CLOSE THE MERGER

         If the merger does not close, then the amendments to the articles will take effect if approved by the shareholders, except for the proposal to change the corporate name. The remaining proposals to amend the bylaws, to approve the Photo Control 2004 Stock Incentive Plan, to set the number of directors at five and to elect Richard P. Kiphart to serve as a Class I director, will take effect if approved by the shareholders regardless of whether the merger and the related sale of common stock to Richard P. Kiphart are approved.


HOW PROXIES WILL BE VOTED


         Richard P. Kiphart and John R. Helmen have been named as proxies in the Photo Control proxy. Shares represented by a timely, valid and unrevoked proxy will be voted at the annual meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval of each of the proposals. If you submit a proxy that indicates an abstention from voting, your shares will be counted as present for purposes of determining the existence of a quorum, and will be counted as a vote against the proposal.


         The proxies will be entitled to vote in their discretion on any other matters that may properly come before the meeting.

                          PHOTO CONTROL PROPOSAL NO. 1
           APPROVAL OF THE MERGER AGREEMENT AND PLAN OF REORGANIZATION

APPROVAL OF THE MERGER AGREEMENT


         At the annual meeting, the Photo Control shareholders will be asked to approve the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement. Shareholder approval of the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement and plan of reorganization is a condition to both Photo Control's and Nature Vision's obligation to consummate the merger, which condition may not be waived by the parties. For a detailed discussion of the reasons for, background of, and effect of the merger and the merger agreement, see "The Merger" beginning on page ____ and "Description of the Merger Agreement and Plan of Reorganization" beginning on page ___.

         Approval of this proposal will provide Photo Control with increased business opportunities and its shareholders will have the opportunity to benefit from the potential for greater growth, operating efficiencies, financial strength and earning power of the combined company after the merger. If this merger is not approved, Photo Control will continue to operate with a smaller customer base, lower market profile, lower financial strength and less customer offerings than would have existed in the combined company.


EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL


         If Photo Control does not obtain the approval of its shareholders of this Proposal No. 1, it will be in violation of the conditions to the consummation of the merger, and the merger will not take effect. If the merger is not consummated because Proposal No. 1 is not approved by Photo Control's shareholders, Photo Control will not be responsible for payment of a termination fee to Nature Vision and will not be required to reimburse Nature Vision for its reasonable expenses. However, Photo Control will be responsible for its own fees and costs incurred in connection with the proposed transaction, including legal, accounting, investment banking and fairness opinion fees.


VOTING INFORMATION

         Approval of the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement and plan of reorganization requires the affirmative vote of a least a majority of the outstanding shares of Photo Control's common stock.

     THE BOARD OF DIRECTORS RECOMMENDS NATURE VISION SHAREHOLDERS VOTE "FOR"
                PROPOSAL NO. 1: APPROVAL OF THE MERGER AGREEMENT
                           AND PLAN OF REORGANIZATION


                          PHOTO CONTROL PROPOSAL NO. 2
                 APPROVAL OF THE ISSUANCE OF COMMON STOCK IN AN
                 AMOUNT EQUAL TO 20% OR MORE OF PHOTO CONTROL'S
        OUTSTANDING COMMON STOCK TO NATURE VISION SHAREHOLDERS UNDER THE
                   MERGER AGREEMENT AND PLAN OF REORGANIZATION


ISSUANCES UNDER THE MERGER AGREEMENT AND PLAN OF REORGANIZATION


         Under the terms of the merger agreement and plan of reorganization, Photo Control will issue approximately 2,199,956 shares of its common stock to Nature Vision's shareholders, which amount includes Photo Control shares issuable upon options and warrants replacing options and warrants to purchase Nature Vision common shares. For a more complete discussion of the merger, please refer to the section entitled "Description of the Merger Agreement and Plan of Reorganization" beginning on page __ or the merger agreement and plan of reorganization attached as Annex A to this document.


NASDAQ SHAREHOLDER APPROVAL REQUIREMENTS


         The common stock of Photo Control is currently listed on the Nasdaq SmallCap Market. Each issuer listed on Nasdaq must comply with Nasdaq's marketplace rules to obtain listing and continue listing of the issuer's securities. Rule 4350(i)(1)(D) requires Nasdaq issuers, such as Photo Control, to obtain the approval of its shareholders before certain events occur. Events that requires shareholder approval include a transaction in which the issuer may issue shares equal to 20% or more of the number of its common shares outstanding before the issuance, such as the shares being issued to former Nature Vision shareholders in the merger.

         Photo Control estimates that the minimum number of shares of common stock that it would issue in the merger is approximately 1,532,814 shares, assuming: (a) two percent of Nature Vision's shareholders assert dissenters' rights; (b) no exercise of outstanding Nature Vision options and warrants; and
(c) none of the escrowed shares are released. The maximum number it could issue would be approximately 2,199,956 shares. Assuming no exercise of dissenters' rights, if any shares are issued below the maximum, options and warrants to purchase Photo Control shares will be issued in an amount equal to the difference between maximum number of shares issuable and the number of shares actually issued. Because Photo Control had 1,720,163 shares outstanding on April 30, 2004, any issuance over 344,032 shares would require shareholder approval in order to comply with Nasdaq's marketplace rules.


EFFECT OF SHAREHOLDER APPROVAL


         If Photo Control's shareholders approve Proposal No. 2, Photo Control will issue up to 2,199,956 shares of its common stock as a result of the merger. These issuances could dilute future earnings per share of Photo Control and could depress the market value of Photo Control's common stock. After the merger, some Nature Vision shareholders will hold significant levels of beneficial ownership of Photo Control common stock and will be able to exercise substantial control over matters that would require shareholder approval, including electing directors and approving significant corporate transactions. Jeffrey P. Zernov will own approximately 14.6% of the issued and outstanding common shares of the combined company (approximately 16.2% on a fully-diluted basis), and Anthony Capra and Dean Capra will each own approximately 7.3% of the issued and outstanding common shares of the combined company (approximately 8.1% on a fully-diluted basis). At the closing of the merger, Mr. Kiphart will give an irrevocable proxy to Mr. Zernov, granting Mr. Zernov the right for a period of two years to vote the Photo Control common shares that Mr. Kiphart is purchasing. Accordingly, Mr. Zernov will have voting power over additional shares representing up to approximately 15.7% of the outstanding shares of the combined company (approximately 13.6% on a fully-diluted basis). To the extent these persons control Photo Control's board of directors through elections, they will exercise control over Photo Control's business operations and management. Approval of this proposal will dilute Photo Control's future earnings per share and will allow some Nature Vision shareholders to exercise substantial control over matters that would require shareholder approval including the election of directors.


EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL


         If Photo Control does not obtain the approval of its shareholders of this Proposal No. 2, it will be in violation of the conditions to the consummation of the merger. Accordingly, the merger will not close.


VOTING INFORMATION


         Approval of this Proposal No. 2 requires the affirmative vote of the holders of the greater of (a) a majority of Photo Control common stock present at the annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.


     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
         PROPOSAL NO. 2: APPROVAL OF THE ISSUANCE OF COMMON STOCK IN AN
                 AMOUNT EQUAL TO 20% OR MORE OF PHOTO CONTROL'S
        OUTSTANDING COMMON STOCK TO NATURE VISION SHAREHOLDERS UNDER THE
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


                          PHOTO CONTROL PROPOSAL NO. 3
 APPROVAL OF THE ISSUANCE OF COMMON STOCK IN AN AMOUNT EQUAL TO 20% OR MORE OF PHOTO CONTROL'S OUTSTANDING COMMON STOCK TO RICHARD P. KIPHART, A DIRECTOR, AT
      A PRICE LESS THAN THE MARKET PRICE OF PHOTO CONTROL'S COMMON SHARES

ISSUANCE TO RICHARD P. KIPHART

         Immediately prior to the merger, Photo Control will issue up to 653,594 shares of common stock to Richard P. Kiphart at a price that is discounted to the market price of Photo Control's common shares as quoted on the Nasdaq SmallCap Market. Concurrent with the closing of the merger, Mr. Kiphart, a director of Photo Control, will purchase $1,000,000 of Photo Control common stock. Mr. Kiphart's commitment to purchase the Photo Control common shares is conditioned upon the consummation of the merger. The purchase price will be the lower of (a) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding April 15, 2004 or (b) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding the day prior to the closing of the merger. Notwithstanding the foregoing, Mr. Kiphart has agreed not to pay less than $1.53 per share. Based on the average closing price during the 30-day period preceding April 15, 2004, Mr. Kiphart would receive 576,036 shares.

NASDAQ SHAREHOLDER APPROVAL REQUIREMENTS

         The common stock of Photo Control is currently listed on the Nasdaq SmallCap Market. Each issuer listed on Nasdaq must comply with Nasdaq's marketplace rules to obtain listing and continue listing of the issuer's securities. Rule 4350(i)(1)(D) requires Nasdaq issuers, such as Photo Control, to obtain the approval of its shareholders before certain events occur. Events that requires shareholder approval include the issuance of shares equal to 20% or more of the number of its common shares outstanding before the issuance at a price less than market price, as will occur with Mr. Kiphart's stock purchase concurrent with the merger.

EFFECT OF SHAREHOLDER APPROVAL

         If Photo Control's shareholders approve Proposal No. 3, Photo Control will issue up to 653,594 shares of its common stock to Richard P. Kiphart. This issuances could dilute future earnings per share of Photo Control and could depress the market value of Photo Control's common stock. After the stock sale, Mr. Kiphart will hold significant levels of beneficial ownership of Photo Control common stock and will be able to exercise substantial control over matters that would require shareholder approval, including electing directors and approving significant corporate transactions. Further, to the extent Mr. Kiphart controls Photo Control's board of directors through election, he will exercise control over Photo Control's business operations and management. Mr. Kiphart will own up to approximately 20.6% of the issued and outstanding common shares of the combined company (up to approximately 18.2% on a fully-diluted basis). The approval of this proposal will provide an infusion of capital into Photo Control and will provide compliance with the pre-closing conditions of the merger agreement. If this proposal is not approved, both Photo Control or Nature Vision will have the right to refuse to proceed with the merger agreement.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         If Photo Control does not obtain the approval of its shareholders of this Proposal No. 3, it will be in violation of the conditions to the consummation of the merger. Accordingly, the merger will not close.

VOTING INFORMATION

         Approval of this Proposal No. 3 requires the affirmative vote of the holders of the greater of (a) a majority of Photo Control common stock present at the annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
         PROPOSAL NO. 3: APPROVAL OF THE ISSUANCE OF COMMON STOCK IN AN
                 AMOUNT EQUAL TO 20% OR MORE OF PHOTO CONTROL'S
     OUTSTANDING COMMON STOCK TO RICHARD P. KIPHART, A DIRECTOR, AT A PRICE
          LESS THAN THE MARKET PRICE OF PHOTO CONTROL'S COMMON SHARES

                          PHOTO CONTROL PROPOSAL NO. 4
         AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE CORPORATE NAME

CHANGE OF CORPORATE NAME

         Under the terms of the merger agreement and plan of reorganization, Photo Control has agreed to change its corporate name to "Nature Vision, Inc." This change reflects the corporate identity of the combined company, which will likely derive a larger portion of its future revenues and profits from its outdoor recreational products division than its photography division. If the merger does not close, then this proposal will not take effect and the corporate name will continue to be "Photo Control Corporation." If the shareholders of Photo Control approve Proposal Nos. 1, 2 and 3, but fail to approve Proposal No. 4, the directors of Photo Control and Nature Vision could nevertheless waive the approval of Proposal No. 4 as a condition to closing and proceed with the merger. If required, the directors would make that waiver decision based on the circumstances existing at the time, and would do so in their discretion at any time prior to closing, without notice to either company's shareholders.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         If Photo Control does not obtain the approval of its shareholders of this Proposal No. 4, it will be in violation of the conditions to the consummation of the merger because the corporate name will not have been changed to "Nature Vision, Inc.," as required by the merger agreement and plan of reorganization. As a result, either Photo Control or Nature Vision may refuse to proceed with the merger and terminate the merger agreement and plan of reorganization.

VOTING INFORMATION

         Approval of this Proposal No. 4 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.

          THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 4: APPROVAL OF AMENDMENT OF ARTICLES
                   OF INCORPORATION TO CHANGE CORPORATE NAME

                          PHOTO CONTROL PROPOSAL NO. 5
         AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE NUMBER
          OF AUTHORIZED SHARES INCREASE IN NUMBER OF AUTHORIZED SHARES


         The articles of incorporation currently authorize the issuance of up to 5,000,000 shares of capital stock, the terms of which can be designated by the board of directors at the time of issuance. As of April 30, 2004, 1,720,163 shares of common stock were outstanding and 243,001 shares of common stock were reserved for issuance under Photo Control's existing stock option plan, leaving 3,036,836 shares of capital stock available for issuance for other purposes.


         Assuming that no Nature Vision shareholders assert dissenters' rights, a total of 2,199,956 Photo Control common shares will be issued, or reserved for issuance under assumed options and warrants, in connection with the merger. Up to an additional 653,594 shares will be issued to Richard P. Kiphart, leaving 183,286 shares of capital stock, or less than 4% of the 5,000,000 currently authorized shares, for future issuances. If the proposal to amend the articles of incorporation to increase the authorized number of shares of capital stock to 50,000,000 shares is approved, then 45,183,286 authorized capital shares will be available for future issuance. Shareholder approval of future issuances of Photo Control's capital stock would not be required except in limited circumstances, such as if required by Minnesota law (for example, where Photo Control is a party to a merger) or by Nasdaq (for example, if the issuance will amount to 20% or more of Photo Control's outstanding stock). In other cases, the issuance (which could be preferred stock) would only be subject to approval by the board of directors.


         The board of directors has adopted and seeks approval of Photo Control shareholders to amend the articles of incorporation to increase the amount of capital stock authorized to be issued from 5,000,000 shares to 50,000,000 shares. These additional shares of capital stock would not (and the shares of capital stock presently outstanding do not) entitle the holders thereof to preemptive rights to subscribe for or purchase additional shares of capital stock of Photo Control or to cumulative voting for the election of directors. The terms of the unauthorized shares can be designated by the board of directors at the time of issuance, and may include preferred stock with disproportionate voting rights or class-voting rights relative to Photo Control common stock, that may be convertible into common stock and may rank prior to Photo Control common stock as to payment of dividends and to the distribution of assets upon liquidation or dissolution. Unless required by law, Photo Control's articles of incorporation or the Nasdaq rules, the board of directors will be able to provide for the issuance of the additional shares of common stock or preferred stock without further action by Photo Control shareholders, and no further authorization by the shareholders will be sought prior to such issuance.


         Except for shares reserved for stock options as noted above, and the shares that will be issued as part of the merger including the related issuance to Richard P. Kiphart, Photo Control has no agreements or understandings concerning the issuance of any additional shares of common stock. Under the merger agreement and plan of reorganization, shareholder approval to increase the shares of capital stock authorized for issuance is a condition to closing the merger, and the failure of Photo Control's shareholders to approve this proposal would give rise to the right of Photo Control or Nature Vision to terminate the merger agreement and plan of reorganization. If the shareholders of Photo Control approve Proposal Nos. 1, 2 and 3, but fail to approve Proposal No. 5, the directors of Photo Control and Nature Vision could nevertheless waive the approval of Proposal No. 5 as a condition to closing and proceed with the merger. If required, the directors would make that waiver decision based on the circumstances existing at the time.

         Photo Control's board of directors also believes that the increased authorization of shares of capital stock is advisable so that shares will be available for issuance in the future if the need arises in connection with financings, acquisitions, employee benefits, stock splits or dividends or other corporate purposes. This will enable Photo Control to take advantage of market conditions, the availability of favorable financing and opportunities for acquisitions without the delay and expense associated with convening a special shareholders' meeting.

         An increase in the number of authorized capital shares can have an anti-takeover effect because the board of directors can designate a class of shares with preferences designed to frustrate persons seeking to effect a merger or otherwise gain control of Photo Control. That is not the reason for the proposed increase in Photo Control's authorized capital stock - the board did not adopt the proposal as a result of or in response to any accumulation of Photo Control stock or a threatened takeover. Notwithstanding that this Proposal No. 5 is not in response to a potential takeover, the effect of the proposed increase in the authorized shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of Photo Control or the removal of management, which shareholders might otherwise deem favorable. The authority of the board of directors to issue shares of common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of Photo Control, because the issuance of additional shares of capital stock would dilute the voting power of the shares of common stock then outstanding. Shares of capital stock could also be issued to purchasers who would support the board of directors in opposing a takeover bid which the board determines not to be in the best interests of Photo Control and its shareholders. The issuance of additional shares of capital stock will also dilute the voting rights of current shareholders and, in circumstances which do not involve an acquisition leading to a proportionate increase in earnings, will dilute Photo Control's per share earnings.

         Photo Control's management does not have any plans to subsequently implement additional measures having anti-takeover effects, except for Proposal Nos. 7 and 8 (which are intended to correct deficiencies in the current articles that undermine the purposes of the staggered board of directors). As currently in effect, Photo Control's bylaws require a supermajority of two-thirds of the outstanding shares to repeal the staggered board and to remove a director (and only if "cause" for removal exists). Under Minnesota law, the provisions of the bylaws are only enforceable if the provisions are included in the articles of incorporation.

         At the annual shareholders' meeting, Photo Control is proposing that the shareholders take certain actions which will have the effect of eliminating or modifying some of the anti-takeover measures in place. Proposal No. 6 seeks to "opt out" of the Minnesota Control Share Acquisition Act, a statutory provision designed to protect management when a corporation is subject to a hostile takeover. Photo Control is also proposing a reduction in the voting percentage required to amend the articles of incorporation (Proposal No. 10) and to approve a merger or similar transaction (Proposal No. 12). In addition, Proposal No. 15 modifies the current bylaw provision (which currently provides for removal of directors only for "cause" and on the affirmative vote of two-thirds of the outstanding voting shares) by no longer limiting removal to situations involving cause and reducing the required percentage for removal to a majority of the outstanding shares if the board approves the removal.

         Shareholders should review the proposed amended and restated articles of incorporation attached as Annex B, as well as the rest of the proposals contained in this joint proxy statement/prospectus, as they consider Proposal No. 5 and its potential anti-takeover effects.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         If Photo Control does not obtain the approval of its shareholders of this Proposal No. 5, it will be in violation of the conditions to the consummation of the merger because the number of authorized shares of capital stock will not have been increased to 50 million shares, as required by the merger agreement and plan of reorganization. As a result, either Photo Control or Nature Vision may refuse to proceed with the merger and terminate the merger agreement and plan of reorganization.

         Conversely, approval of Proposal No. 5 will mean that Photo Control is in compliance with a condition to the merger. Approval of Proposal No. 5 will make additional shares of capital stock available for issuance in the future in connection with financings, acquisitions, employee benefits, stock splits or dividends, and other corporate purposes.

VOTING INFORMATION

         Approval of this Proposal No. 5 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
      PROPOSAL NO. 5: APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION TO
                    INCREASE THE NUMBER OF AUTHORIZED SHARES

                          PHOTO CONTROL PROPOSAL NO. 6
      AMENDMENT OF ARTICLES OF INCORPORATION TO ELECT NOT TO BE SUBJECT TO
                     MINNESOTA CONTROL SHARE ACQUISITION ACT

MINNESOTA CONTROL SHARE ACQUISITION ACT

         The Minnesota Control Share Acquisition Act generally restricts the voting of certain percentages of voting stock acquired in a control share acquisition (as defined) of an issuing public corporation (as defined) until after shareholder approval of the acquisition. There are several important exceptions to the Control Share Acquisition Act. For example, an acquisition of shares directly from the issuer does not constitute a control share acquisition. In general, a "control share acquisition" means an acquisition, directly or indirectly, by a person of beneficial ownership of shares of an issuing public corporation so that immediately after the acquisition, the acquiring person can exercise or direct the exercise of a new range of voting power. The acquisition of a new range is described as follows:


         o        At least 20 percent but less than 33-1/3 percent.

         o        At least 33-1/3 percent but less than or equal to 50 percent.

         o        Over 50 percent.

         If the number of shares acquired exceeds any of the above ranges, the acquiring person may vote, in the aggregate, only the threshold number of shares held (20%, 33-1/3% or 50%). The Control Share Acquisition Act requires special shareholder approval in order for the acquiring person's shares to have the same voting rights as other shares of the same class or series. A resolution consenting to those rights must be approved by a majority of the shareholders of the issuing public corporation, excluding the acquiring person. The acquiring person must also provide the issuing public corporation with financial information and an information statement concerning any plans regarding the corporation in order to obtain this approval.

         The Control Share Acquisition Act is a statutory defense measure used to protect current management when a company is the subject of a takeover attempt. It has the following advantages:


         o By instituting statutory controls, it provides management with time to consider all aspects of the proposed acquisition and negotiate for the best selling price.

         o It provides management with the flexibility to consider other acquisition offers.

         o It preserves the likelihood of continuity and stability in the composition of the company's board of directors and in the policies formulated by the board.

         o It can be used to discourage an unsolicited takeover attempt if the board determines that the attempt is not in the best interests of the company and its shareholders.

         o It can be used to protect shareholders from takeover attempts that take advantage of a temporarily depressed stock.


         o It provides management with the leverage to insist on the participation of all shareholders in a proposed sale, thereby protecting minority shareholders from a takeover attempt that would result in the purchase of only a controlling interest in the outstanding shares.


         The protections of the Control Share Acquisition Act allow the board of directors time to consider all aspects of a proposed offer to purchase the company, including possible competitive offers, and permit them to either negotiate a fairer and more appropriate selling price or refuse to sell the company. However, the use of the Control Share Acquisition Act can also have some disadvantages for shareholders:

         o By discouraging attempts to acquire the company, it may deprive shareholders an opportunity to sell their shares of common stock at a premium over the prevailing market price.

         o By preventing the removal of current management, it prohibits the possibility of improvement through replacing them with the acquiring shareholders' preferred management.

         o Current management has the option to refuse to sell the company, which may prevent shareholders interested in selling the company from obtaining the optimal price for their shares.

         o The delays created by the protections of the Control Share Acquisition Act may prevent shareholders from obtaining an optimal price for their shares in a competitive market.


         The effect of this amendment is to eliminate the protections of the Control Share Acquisition Act. It means that any shareholder, including shareholders who acquire more than 20% of the voting power of Photo Control, will be entitled to vote upon all matters affecting Photo Control, including votes that may result in its sale or discontinuation. Please refer to the stock ownership table beginning at page __ of this joint proxy statement/ prospectus for information concerning shareholders who, because of the percentage of shares of the Company they beneficially own, may be subject to the Control Share Acquisition Act.

         Management believes that the provisions of the Control Share Acquisition Act is not in the best interests of all of the shareholders and may limit any future opportunities for a proposed sale of Photo Control. This proposal is not being made in response to any perceived accumulation of the of Photo Control's common stock or any threatened takeover attempt. In addition to the provisions of the Control Share Acquisition Act, Photo Control's articles of incorporation protect current management by providing for staggered election of the board of directors and prohibiting cumulative voting for directors. These provisions may be used as anti-takeover defenses to protect Photo Control from proposed acquisitions. They may also serve to maintain and protect Photo Control's current management. Photo Control has no plans to implement any additional measures having a material anti-takeover effect.


EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         Management believes that approval of Proposal No. 6 will remove undue burdens and restrictions on the company. If Photo Control does not obtain the approval of its shareholders of this Proposal No. 6, it continue to be subject to the Minnesota Share Acquisition Act, which the board believes limits Photo Control shareholders' options to obtain an optimal price for their shares in a competitive market, but may prevent a takeover that is not in the best interest of the company.

VOTING INFORMATION

         Approval of this Proposal No. 6 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 6: APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION TO
       ELECT NOT TO BE SUBJECT TO MINNESOTA CONTROL SHARE ACQUISITION ACT

                          PHOTO CONTROL PROPOSAL NO. 7
       AMENDMENT OF ARTICLES OF INCORPORATION TO REQUIRE A SUPERMAJORITY TO REPEAL OR AMEND PROVISIONS IN PHOTO CONTROL'S BYLAWS CONCERNING
                        THE CLASSIFICATION OF DIRECTORS

SUPERMAJORITY REQUIREMENT


         Article 3 of Photo Control's bylaws provides for the classification of directors, also known as a staggered board of directors. A staggered board of directors makes it more difficult to achieve an unsolicited or "hostile" takeover of Photo Control. According to the bylaws, the repeal or amendment of
Article 3 requires the consent of two-thirds of the outstanding shares of common stock authorized to vote. In order to be enforceable under the Minnesota Business Corporation Act, this supermajority provision must also be included in the articles of incorporation. If it is not included in the articles, the repeal or amendment of Article 3 would only require the affirmative vote of the holders of the greater of (a) a majority of Photo Control common stock present at a meeting of shareholders or (b) the majority of the minimum number of shares of common stock required to constitute a quorum for transacting business at a shareholder meeting. The proposed amendment would ensure that the voting requirements of Article 3 of Photo Control's bylaws are enforceable.


EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         The failure to obtain shareholder approval of this Proposal No. 7 will undermine the anti-takeover provisions in the bylaws, whereas approval will ensure that the voting requirements of Article 3 of the bylaws are enforceable (which are designed to keep the staggered board in place).

VOTING INFORMATION

         Approval of this Proposal No. 7 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
       PROPOSAL NO. 7: APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION
          TO REQUIRE A SUPERMAJORITY TO REPEAL OR AMEND PROVISIONS IN
       PHOTO CONTROL'S BYLAWS CONCERNING THE CLASSIFICATION OF DIRECTORS

                          PHOTO CONTROL PROPOSAL NO. 8
          AMEND ARTICLES TO REQUIRE A SUPERMAJORITY TO REMOVE DIRECTORS

SUPERMAJORITY REQUIREMENT

         As set forth in Proposal No. 15, the board is asking that the shareholders approve an amendment to the bylaws so that a supermajority vote of shareholders is required to remove a director unless the proposed removal has been expressly approved by a majority of all members of the board of directors in which case the removal requires approval of a majority of the outstanding voting shares. Article 3 of Photo Control's current bylaws requires the affirmative vote of a majority of the outstanding shares to remove a director, provided there is cause for such removal, and conditions the removal on the affirmative vote of two-thirds of the outstanding voting shares. In order to be enforceable under the Minnesota Business Corporation Act, the two-thirds vote provision in the bylaws must also be included in the articles of incorporation. The proposed amendment would require the affirmative vote of two-thirds of the outstanding shares of entitled to vote to remove a director, whether for cause or without cause.

         The purpose of this bylaw provision is to make it more difficult to achieve an unsolicited or "hostile" takeover of Photo Control. If this amendment is not included in the articles, the repeal or amendment of current provisions of Article 3 would only require the affirmative vote of the holders of the greater of (a) a majority of Photo Control common stock present at a meeting of shareholders or (b) the majority of the minimum number of shares of common stock required to constitute a quorum for transacting business at a shareholder meeting.


EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         The failure of Photo Control to obtain the approval of its shareholders of this Proposal No. 8 will undermine the anti-takeover provisions in the bylaws, and will perpetuate an outdated and confusing corporate charter. However, approval will ensure that the voting requirements of Article 3 of the bylaws are enforceable, which support continuity of the board.

VOTING INFORMATION

         Approval of this Proposal No. 8 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
       PROPOSAL NO. 8: APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION
             TO REQUIREMENT OF A SUPERMAJORITY TO REMOVE DIRECTORS

                          PHOTO CONTROL PROPOSAL NO. 9
            AMENDMENT OF ARTICLES OF INCORPORATION TO PERMIT BOARD TO
                  TAKE ACTION WITH LESS THAN UNANIMOUS CONSENT

UNANIMOUS CONSENT

         Photo Control's current articles do not permit the board to take any action in writing unless there is unanimous consent for such action. The proposed amendment will allow the directors to take written action with less than unanimous consent. The proposed amendment only relates to those actions which the board of directors is entitled to take in accordance with the Minnesota Business Corporation Act and does not limit or otherwise alter the authority of the shareholders to authorize or approve actions on behalf of Photo Control.

         Minnesota statutes permit directors of a company to take action by written consent and to adopt resolutions by less than unanimous written consent provided (a) the action does not require shareholder approval and (b) the action is signed by the number of directors that would be required to take the same action at a meeting of the board of directors at which all directors are present.

         This amendment will provide administrative flexibility to the board of directors in taking actions which they are permitted by statute to authorize and will have the same effect as if a majority of the board of directors voted in favor of the proposed action at a meeting held for that purpose. The amendment is intended to take advantage of a provision already present in Minnesota statutes which Photo Control has not previously adopted. This proposal is not being made in response to any perceived accumulation of Photo Control's common stock or any threatened attempt to purchase the company.

         Action by unanimous written consent in commonly used by companies because it permits timely approval of corporate actions where not all of the directors can attend a meeting in person. It also provides administrative flexibility in situations where the directors may already have discussed and agreed upon a course of action, but because of conflicting schedules and responsibilities cannot meet in person to formally authorize the action. It also has the effect of accommodating talented and qualified directors who are valuable to Photo Control but, because of their location, schedules and responsibilities, may not always be available to attend board meetings called on short notice. Unanimous consent of the directors is not required under Minnesota statutes to approve corporate actions.

         Action by less than unanimous written consent enhances the advantages of using a written action because it permits fewer signatures while maintaining the statutory voting requirement needed to approve corporate action at a meeting. Written action by less than unanimous consent facilitates timely formal approval of corporate action when a majority or even all of the directors may have previously considered and discussed a specific action but not all of the directors can be available to meet in person or provide written signatures. These consents also improve the progress of decision-making in difficult situations. For example, assuming time constraints would prevent authorizing action at a meeting, one director can hold that action hostage by refusing to execute a unanimous written consent. Written action by less than unanimous consent also serves well when a majority or greater number of directors have previously discussed, and may already have informally approved an action. A possible disadvantage in permitting these types of written actions is that they may preclude further delay or discussion of an issue by one or more minority dissenting directors.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         If Proposal No. 9 is not approved, then director action taken without a meeting will continue to require unanimous written consent. Accordingly, a director may be able to require that a meeting be held so that the director can debate an issue with the rest of the board. Approval of the proposal, on the other hand, will allow the board to act more quickly.

VOTING INFORMATION

         Approval of this Proposal No. 9 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
       PROPOSAL NO. 9: APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION
      TO PERMIT THE BOARD TO TAKE ACTION WITH LESS THAN UNANIMOUS CONSENT

                          PHOTO CONTROL PROPOSAL NO. 10
        AMENDMENT OF ARTICLES OF INCORPORATION TO ELIMINATE THE PROVISION
         REQUIRING THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING
              COMMON SHARES TO AMEND THE ARTICLES OF INCORPORATION

REQUIREMENT OF THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING COMMON SHARES TO AMEND THE ARTICLES

         Photo Control's articles of incorporation provide that a majority of the outstanding shares entitled to vote is required to amend the articles of incorporation. The proposed amendment will allow Photo Control's articles of incorporation to be amended by the affirmative vote of the holders of the greater of (a) a majority of Photo Control common stock present at a meeting of shareholders or (b) the majority of the minimum number of shares of common stock required to constitute a quorum for transacting business at a shareholder meeting. Minnesota statutes provide for this level of approval as the statutory default provision unless otherwise modified in a company's articles of incorporation.

         The amendment is intended to take advantage of a provision available in Minnesota statutes to allow corporations to amend their articles with the approval of less than a majority of the outstanding common shares. This proposal is not being made in response to any perceived accumulation of Photo Control's common stock or any threatened attempt to purchase the company.


         Action by less than a majority of all of the outstanding shares is commonly used by companies because it permits timely approval of corporate actions where not all of the shareholders attend a meeting or provide proxies. Action by the holders of the greater of (a) a majority of Photo Control common stock present at a meeting of shareholders or (b) the majority of the minimum number of shares of common stock required to constitute a quorum for transacting business at a shareholder meeting facilitates timely approval of corporate action because it permits actions to be approved while maintaining the statutory voting requirement needed to approve corporate action at a meeting.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         Failure by Photo Control to obtain the approval of its shareholders of this Proposal No. 9 will mean that any future amendments to Photo Control's articles of incorporation will continue to require the affirmative vote of a majority of the outstanding common shares. It may be difficult and costly to receive the required approval. If the proposal is approved, the articles will be easier to amend, which could facilitate a takeover of the company.

VOTING INFORMATION

         Approval of this Proposal No. 10 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 10: APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION TO
      ELIMINATE THE PROVISION REQUIRING THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING COMMON SHARES TO AMEND THE ARTICLES OF INCORPORATION

                          PHOTO CONTROL PROPOSAL NO. 11
      AMENDMENT OF ARTICLES OF INCORPORATION TO ELIMINATE OTHER PROVISIONS
          ALREADY CONTROLLED BY THE MINNESOTA BUSINESS CORPORATION ACT

MINNESOTA BUSINESS CORPORATION ACT

         Photo Control's articles of incorporation were first filed with the Minnesota Secretary of State on August 19, 1959. Since that time, the articles have been amended several times to, among other things, reflect changes in Minnesota's corporate law. Photo Control's articles contain several provisions that are already controlled by the Minnesota Business Corporation Act. The proposed amended and restated articles of incorporation attached as Annex B eliminate redundant and unnecessary provisions. The eliminated provisions will continue to apply to Photo Control through application of the Minnesota Business Corporation Act.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL

         The failure of Photo Control to obtain the approval of its shareholders of this Proposal No. 11 will mean that the articles of incorporation will continue to contain redundant and unnecessary provisions. Approval will eliminate these provisions resulting in a less confusing corporate charter.


VOTING INFORMATION

         Approval of this Proposal No. 11 requires the affirmative vote of a majority of the outstanding shares of Photo Control common stock.


     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 11: APPROVAL OF AMENDMENT OF ARTICLES INCORPORATION TO ELIMINATE OTHER PROVISIONS ALREADY CONTROLLED BY THE MINNESOTA BUSINESS CORPORATION ACT

                          PHOTO CONTROL PROPOSAL NO. 12
        AMENDMENT OF PHOTO CONTROL'S ARTICLES OF INCORPORATION TO REPEAL
           ARTICLE X (WHICH REQUIRES TWO-THIRDS SHAREHOLDER APPROVAL
        OF A MERGER, SALE OF SUBSTANTIALLY ALL ASSETS, RECAPITALIZATION
                 OR SIMILAR TRANSACTION IN CERTAIN SITUATIONS)


GENERAL


         Photo Control's board has approved a repeal of Article X of Photo Control's articles of incorporation to remove the two-thirds shareholder approval requirement necessary for a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control in certain situations. Unlike the prior proposals to amend Photo Control's articles of incorporation, this action requires the affirmative vote of two-thirds of the outstanding common shares of Photo Control. The board recognizes that it will be difficult to obtain shareholder approval of this proposal. If this proposal is approved, then it will have the effect of eliminating Article X contained in Annex B.


PURPOSES AND EFFECTS OF THE REPEAL

         In the event of a merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control, Article X of Photo Control's articles of incorporation currently require, under certain circumstances, the approval of at least two-thirds of the outstanding shares of common stock authorized to vote.

         Management believes that the provisions of the Article X are not in the best interests of the shareholders and may limit future opportunities for a proposed sale or other transaction involving Photo Control. This proposal is not being made in response to any perceived accumulation of the of Photo Control's common stock or any threatened takeover attempt. In addition to the provisions of Article X, Photo Control's articles of incorporation protect current management by providing for staggered election of the board of directors and prohibiting cumulative voting for directors. These provisions may be used as anti-takeover defenses to protect Photo Control from proposed acquisitions. They may also serve to maintain and protect Photo Control's current management. Photo Control has no plans to implement any additional measures having a material anti-takeover effect.


         If Article X is repealed, a future merger, sale of substantially all assets, recapitalization or similar transaction affecting Photo Control will still require the approval of a majority of the outstanding shares of common stock authorized to vote, as is required under Minnesota corporate law. Approval of the proposal will remove a limitation on future opportunities for a proposed sale or other transaction involving Photo Control that may be beneficial to the shareholders. Failure to approve not only makes it difficult to obtain shareholder approval of those kinds of transactions, but will keep in place an anti-takeover measure in the articles.


VOTING INFORMATION

         Approval of this Proposal No. 12 requires the affirmative vote of the holders of a two-thirds of the outstanding shares of common stock entitled to vote.


    THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
      PROPOSAL NO. 12: APPROVAL OF A FURTHER AMENDMENT TO PHOTO CONTROL'S ARTICLES OF INCORPORATION TO REPEAL ARTICLE X (WHICH REQUIRES TWO-THIRDS
           SHAREHOLDER OF A MERGER, SALE OF SUBSTANTIALLY ALL ASSETS, RECAPITALIZATION OR SIMILAR TRANSACTION IN CERTAIN SITUATIONS)

                          PHOTO CONTROL PROPOSAL NO. 13
        APPROVAL OF AMENDMENTS TO SECTION 3.2 OF PHOTO CONTROL'S BYLAWS
  (TO PROVIDE THAT THE NUMBER OF DIRECTORS CONSTITUTING THE BOARD WILL BE SET
    BY THE BOARD OF DIRECTORS, SUBJECT TO A MINIMUM SIZE OF THREE DIRECTORS)


GENERAL


         Under Photo Control's articles of incorporation, bylaws and the Minnesota Business Corporation Act, Photo Control's board can amend Photo Control's bylaws without shareholder approval except that any amendment changing the number of directors or otherwise affecting the classification of directors requires shareholder approval. Photo Control's board has approved amending
Section 3.2 of the bylaws to provide that the number of directors constituting the board will be set by the board of directors, subject to a minimum size of three directors.

         The proposed amendment to Section 3.2 is as follows:

                  3.2 NUMBER, TERM, ELECTION AND QUALIFICATIONS. The number of directors which shall constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors, but shall not be less than three. No decrease in the number of directors pursuant to this section shall effect the removal of any director then holding office except upon compliance with the provisions of

         Section 3.11 of these Bylaws. The directors shall be divided into three classes as equal in number as possible. In the event that equal division is not possible, the board of directors, by a majority vote, shall determine which class new directors shall be placed in. The classification of the corporation's board of directors already in effect as of the date hereof will continue to remain in effect after the date hereof.


                  At each regular meeting of the shareholders, each director elected to succeed a director whose term has expired shall hold office until the third succeeding regular meeting of the shareholders after such director's election and until such director's successor has been duly elected and qualified, or until the earlier death, resignation, removal or disqualification of such director.


PURPOSES AND EFFECTS OF THE AMENDMENT

         Photo Control's existing bylaws provide for a maximum of six directors. The proposed amendment to the bylaws provides flexibility to the directors by allowing them to set the size of the board from time to time without seeking shareholder approval. This could be used to defend against a hostile takeover as well to add additional directors for other reasons.

EFFECT OF SHAREHOLDER APPROVAL

         If Photo Control's shareholders approve this Proposal No. 13, the size of the board will be determined by the board of directors, subject to a minimum size of three. Directors are elected for three-year terms expiring in different years based on assigned member class. Any increases in the number of directors will be distributed among the three classes as evenly as possible. Approval of the proposal will promote the continuity of directors provided by a staggered board and provide flexibility to the directors by allowing them to set the size of the board from time to time without seeking shareholder approval. Failure to approve this proposal will undermine the anti-takeover provisions of the bylaws.

VOTING INFORMATION

         Approval of this Proposal No. 13 requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
           PROPOSAL NO. 13: APPROVAL OF AMENDMENTS TO SECTION 3.2 OF
        PHOTO CONTROL'S BYLAWS (TO PROVIDE THAT THE NUMBER OF DIRECTORS
         CONSTITUTING THE BOARD WILL BE SET BY THE BOARD OF DIRECTORS,
                 SUBJECT TO A MINIMUM SIZE OF THOSE DIRECTORS)

                          PHOTO CONTROL PROPOSAL NO. 14
         APPROVAL OF AMENDMENTS TO SECTION 3.3 OF PHOTO CONTROL'S BYLAWS
   (TO PROVIDE THAT BOARD VACANCIES WILL BE FILLED BY THE BOARD OF DIRECTORS)

GENERAL

         Under Photo Control's articles of incorporation, bylaws and the Minnesota Business Corporation Act, Photo Control's board can amend Photo Control's bylaws without shareholder approval except that any amendment changing the number of directors or otherwise affecting the classification of directors requires shareholder approval. Photo Control's board has approved amending
Section 3.3 of the bylaws to provide that vacancies on the board may be filled by the board of directors.

         The proposed amendment to Section 3.3 is as follows:

                  3.3 VACANCIES. Any vacancy occurring on the board of directors resulting from the death, resignation, removal, or disqualification of a director, may be filled by the affirmative vote of a majority of the directors remaining in office, even though said remaining directors may be less than a quorum. In addition, any newly created directorship resulting from an increase in the authorized number of directors by action of the board of directors may be filled by a majority vote of the directors serving at the time of such increase. Each director elected by the board of directors to either fill a vacancy or a newly created directorship shall hold office until a qualified successor is elected by the shareholders at the next regular meeting of the shareholders at which the term of the director so elected expires and until such director's successor has been duly elected and qualified.

PURPOSES AND EFFECTS OF THE AMENDMENT

         The proposed amendment to the bylaws provides flexibility to the directors by allowing the directors to fill vacancies on the board from time to time without seeking shareholder approval. It allows the remaining directors the opportunity to select and appoint candidates that the board believes will benefit the company and work well with the other directors.

EFFECT OF SHAREHOLDER APPROVAL

         If Photo Control's shareholders approve this Proposal No. 14, any vacancies on the board may be filled by the affirmative vote of the remaining directors. Any director elected to fill a vacancy will hold office for the unexpired term of a predecessor. The advantages of approving this proposal would allow Photo Control's board of directors the ability to react more quickly to fill vacancies in the board without requiring shareholder approval. The negative consequence of failing to approve this proposal will require the shareholders to approve each director nominated to fill a vacancy on the board. The proposal may operate as an anti-takeover provision as the remaining board will likely appoint candidates who espouse positions similar to the then-current board.

VOTING INFORMATION

         Approval of this Proposal No. 14 requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
            PROPOSAL NO. 14: APPROVAL OF AMENDMENTS TO SECTION 3.3 OF
          PHOTO CONTROL'S BYLAWS (TO PROVIDE THAT BOARD VACANCIES WILL
                      BE FILLED BY THE BOARD OF DIRECTORS)

                          PHOTO CONTROL PROPOSAL NO. 15
        APPROVAL OF AMENDMENTS TO SECTION 3.11 OF PHOTO CONTROL'S BYLAWS
       (TO REQUIRE A SUPERMAJORITY VOTE OF TWO-THIRDS OF THE OUTSTANDING
       COMMON SHARES TO REMOVE A DIRECTOR, UNLESS THE BOARD OF DIRECTORS APPROVES, IN WHICH CASE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE
                      OUTSTANDING SHARES WILL BE REQUIRED)

GENERAL

         Under Photo Control's articles of incorporation, bylaws and the Minnesota Business Corporation Act, Photo Control's board can amend Photo Control's bylaws without shareholder approval except that any amendment changing the number of directors or otherwise affecting the classification of directors requires shareholder approval. Photo Control's board has approved amending
Section 3.11 of the bylaws to require a supermajority vote of two-thirds of the outstanding common shares to remove a director, unless the board of directors approves, in which case the affirmative vote of a majority of the outstanding shares will be required.

         The proposed amendments to Section 3.11 are as follows:

                  3.11 REMOVAL. Any one or all of the directors of the corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of not less than two-thirds of all outstanding shares of capital stock of the corporation entitled to vote pursuant to the Minnesota Business Corporation Act (unless the proposed removal has been expressly approved by a majority of all members of the board of directors in which case such removal shall be approved by the holders of a majority of all outstanding shares of capital stock of the corporation entitled to vote pursuant to the Minnesota Business Corporation Act). The shareholders may elect new directors at the same meeting at which such directors are so removed.


PURPOSES AND EFFECTS OF THE AMENDMENT


         Photo Control's existing bylaws provide for a maximum of six directors. Directors can only be removed for cause by the affirmative vote of a majority of the outstanding shares of common stock or a majority of the directors. The proposed amendment provides that Photo Control's directors' removal will not be limited to cause. Shareholders will be able to remove directors by a majority of the outstanding common shares of Photo Control, if removal has been approved by a majority of the directors, or the affirmative vote of two-thirds of the outstanding common shares, if a majority of the board does not approve of the removal.

         The amendment helps preserve the benefits of a staggered board by allowing removal of a director by a majority of the affirmative votes of the shareholders, if a majority of the board approves of the removal, or by two-thirds of the affirmative votes of the shareholders, if a majority of the board does not approve of the removal. This allows more flexibility in removing an inappropriate or non-performing director, while continuing to make it difficult to remove a director by adverse shareholders owning a significant number of common shares.


EFFECT OF SHAREHOLDER APPROVAL


         If Proposal No. 15 is approved, shareholders will be able to remove directors by a majority of the outstanding common shares of Photo Control, if removal has been approved by a majority of the directors, or the affirmative vote of two-thirds of the outstanding common shares if a majority of the board does not approve of the removal. The proposed amendment to the procedure for removing directors keeps in place the protections offered by the staggered board, but gives the board and the shareholders the ability to remove a director who is not performing or is performing inappropriately. Failure to approve this proposal will make it more difficult to remove non-performing directors from the board.


VOTING INFORMATION


         Approval of this Proposal No. 15 requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.

    THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
           PROPOSAL NO. 15: APPROVAL OF AMENDMENTS TO SECTION 3.11 OF
           PHOTO CONTROL'S BYLAWS (TO REQUIRE A SUPERMAJORITY VOTE OF
       TWO-THIRDS OF THE OUTSTANDING COMMON SHARES TO REMOVE A DIRECTOR,
           UNLESS THE BOARD OF DIRECTORS APPROVES, IN WHICH CASE THE
   AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES WILL BE REQUIRED)

                          PHOTO CONTROL PROPOSAL NO. 16
       APPROVAL OF THE PHOTO CONTROL CORPORATION 2004 STOCK INCENTIVE PLAN

         The board of directors of Photo Control recommends the approval of the Photo Control Corporation 2004 Stock Incentive Plan (the "Plan"). The board of directors believes that stock-based incentives will play an important role in encouraging key employees to have a greater financial stake in the success of Photo Control. The board of directors approved and adopted the Plan effective May 10, 2004. Approval of this Proposal No. 16 is a condition to completing the merger, in order to allow for the conversion of Nature Vision options to Photo Control options, which is not permitted under the current Photo Control stock option plan. Nature Vision may, in its discretion, waive this condition any time prior to closing, without notice to either company's shareholders. The major provisions of the Plan, including a description of the types of awards that may be granted under it, are summarized below.


ADMINISTRATION


         The Plan is administered by the compensation committee of the board or any other committee of directors appointed by the board for purposes of serving as the committee under the Plan (the "Administrator"). The Administrator has considerable discretion under the Plan.


GRANTS OF AWARDS

         The Administrator, in its capacity as grantor of awards, may grant awards to any officer, director, consultant or employee of Photo Control and its subsidiaries, if the Administrator determines that they are able to make key contributions to the success of Photo Control. The Administrator also determines which individuals will actually receive awards. The maximum number of shares subject to awards that may be granted to an employee during any given fiscal year will be 150,000 shares.


         Typically, the only consideration received by Photo Control for the grant of an award will be past and/or the expectation of future services. In connection with the merger with Nature Vision, Photo Control will issue replacement options pursuant to the Plan to the holders of Nature Vision options ("Replacement Options"). The Replacement Options will entitle the holders to purchase an aggregate of 348,821 shares of Photo Control. Jeffrey P. Zernov will hold a Replacement Option under the Plan to purchase 174,411 shares. Anthony Capra and Dean Capra will each hold a Replacement Option to purchase 87,205 shares. No other Replacement Options will be held by directors or executive officers of Photo Control after the merger.

         Except for the Replacement Options, the number and type of awards under the Plan to be received by any eligible person cannot be determined at this time because no determination has been made as to any specific award. Based on the projected composition of the combined company, 74 employees will be eligible for awards, of which three will be executive officers. In addition, five non-employee directors will be eligible for awards. Eligibility for awards will be based on determination by the Administrator. Awards will generally be granted as a means to attract and retain competent personnel and to provide participating officers, directors, employees and consultants long-term incentive for high levels of performance and for unusual efforts to improve Photo Control's financial performance.


SHARES THAT MAY BE ISSUED UNDER THE PLAN


         The Plan designates 200,000 authorized shares for grant issuance. Upon approval of the Plan, no new shares may be issued under prior plans. If the Plan is not approved, all previous plans will remain unaffected and shares may continue to be issued as governed by those plans. Reload options, described below, may be granted without regard to the 200,000 limit. In addition, shares issued upon assumption or conversion of outstanding stock-based awards granted by an acquired company shall be disregarded in applying the 200,000 limit. Accordingly, the options to purchase 348,821 shares granted to holders of Nature Vision options will be granted under the Plan without regard to the 200,000 limit.


         The number and kind of shares available under the Plan, as well as shares issued under outstanding awards, are subject to adjustment in the event of a reorganization or merger in which Photo Control is the surviving entity, or a combination, recapitalization, stock split, stock dividend or other similar event which would change the number or kind of shares outstanding. Shares relating to options (other than reload options) or SARs (stock appreciation rights) which are not exercised and lapse or are terminated, shares relating to restricted stock awards which do not vest, and shares relating to performance share awards which are not issued will again be available for purposes of the Plan.

AWARDS UNDER THE PLAN


         OPTIONS. An option is the right to purchase shares of Photo Control common stock at a future date at the exercise price (which may be less than fair market value) fixed by the Administrator on the date the option is granted. The purchase price may be paid in cash, with shares of Photo Control common stock or with such other lawful consideration as the Administrator may approve. The Administrator will designate each option as a "non-qualified" or an "incentive stock option." For a summary of the differences in the tax treatment of the two types of options, please refer to "Federal Income Tax Consequences" below. Incentive stock options may be subsequently amended in a manner that disqualifies them from such treatment.

         Subject to early termination or acceleration provisions (which are summarized below), an option is exercisable from the date specified in the related award agreement until the expiration date determined by the Administrator. In no event, however, is an option exercisable after 10 years from its date of grant. The Administrator may in its discretion permit a holder of a non-qualified option to defer the receipt of any shares upon the exercise of such option.

         STOCK APPRECIATION RIGHTS. A stock appreciation right ("SAR") is a right to receive payment based on the appreciation in the fair market value of Photo Control common stock from the date of grant to the date of exercise. In its discretion, the Administrator may grant a SAR concurrently with the grant of an option or independent of the grant of an option. An SAR granted concurrently with the grant of an option may extend to all or a portion of the shares covered by such option. An SAR granted concurrently with an option is only exercisable at such time, and to the extent, that the related option is exercisable. The number of shares with respect to which SARs are exercised will be charged against the aggregate amount of Photo Control common stock available under the Plan.

         RESTRICTED STOCK AWARDS. A restricted stock award is an award of a fixed number of shares of Photo Control common stock subject to restrictions. The Administrator specifies the price, if any, the recipient must pay for such shares and the restrictions imposed on such shares. The recipient typically is entitled to dividends and voting rights pertaining to such shares even though they have not vested, so long as such shares have not been forfeited.

         PERFORMANCE SHARE AWARDS. A performance share award is an award of a fixed number of shares of Photo Control common stock, the issuance of which is contingent upon the attainment of such performance objectives, and the payment of such consideration, if any, as specified by the Administrator.


         RELOAD OPTIONS. A reload option, if granted at the discretion of the Administrator, gives the optionee the right to purchase a number of shares of Photo Control common stock equal to the number of shares surrendered to pay the exercise price or used to pay the withholding taxes applicable to an option exercise. Reload options do not increase the net equity position of a participant. Their purpose is to facilitate continued stock ownership in Photo Control by the participant. Reload options may be any type of option permitted under the Internal Revenue Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Administrator from time to time. Reload options may be granted only as non-qualified options and may be granted without regard to the limit on the maximum number of shares which may be issued under the Plan. Reload options may not be granted in connection with incentive stock options that have already been granted.

         TAX-OFFSET BONUSES. A tax-offset bonus, if awarded, is a cash payment that Photo Control makes upon the exercise of an option, the disqualifying disposition of an incentive stock option, or the vesting of a restricted stock or performance share award. The purpose of the bonus is to partially offset the income taxes owed as a result of such exercise in disposition or vesting.


TERMINATION OF EMPLOYMENT


         Upon a termination of employment, shares subject to the recipient's restricted stock awards which have not become vested by that date or shares subject to the recipient's performance share awards which have not been issued usually will be forfeited in accordance with the terms of the related award agreements. In addition, on such date, the recipient's options which have not yet become exercisable usually will terminate, while options which have become exercisable usually must be exercised within three months from such date or one year from such date if the termination of employment is a result of death, total disability or, in the case of non-qualified stock options, retirement. Such periods, however, cannot exceed the expiration dates of the options and are subject to extension, acceleration of ability to exercise or amendment in the discretion of the Administrator. SARs have the same termination provisions as the options to which they relate.

OTHER ACCELERATION OF AWARDS; CHANGE IN CONTROL


         Subject to any limitations in award agreements, upon the occurrence of a merger, liquidation, sale of all the assets, or change in control, which constitutes an "Event" (as defined in the Plan), each option and each SAR will immediately become exercisable for a period of 15 days immediately prior to the Event or Photo Control may elect to cancel any outstanding options and SARs and pay each holder of such an award an amount in cash or stock as determined in good faith under the Plan, each share covered by a restricted stock award will immediately vest, and each share covered by a performance share award will be issued to the recipient. If, however, pursuant to the Event each of the outstanding awards is either substituted for or assumed by a successor entity, the Photo Control awards will not be otherwise modified.

TERMINATION OR CHANGES TO THE PLAN


         The board may, at any time, amend, modify, suspend or terminate the Plan, but any amendment must be approved by the stockholders if required by law. Unless previously terminated by the board, the Plan will terminate on May 9, 2014, and no awards will be granted under it thereafter, but such termination will not affect any award previously granted.


TAX CONSEQUENCES OF THE PLAN.

         The federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Plan. State and local tax consequences are beyond the scope of this summary.

         NON-QUALIFIED STOCK OPTIONS. No taxable income will be realized by an optionee upon the grant of a non-qualified stock option. Upon exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and Photo Control will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares, the participant will realize short-term or long-term capital gain or loss measured by the difference between the fair market value of the shares on the date of exercise and the amount realized upon disposition of the shares. Photo Control will not be entitled to any further deduction at that time.

         If an optionee elects to defer the receipt of shares upon exercise of a non-qualified option, the optionee will not be treated as having received taxable income in respect of such shares until the end of the deferral period. The amount of taxable income will equal the value of the shares at the end of such period over the exercise price, and the optionee's holding period will commence at the end of such period. Photo Control will be entitled to a deduction at such time and in such amount as the optionee recognizes taxable income.

         INCENTIVE STOCK OPTIONS. An optionee who receives an incentive stock option will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option. However, any appreciation in share value from the date of grant to the date of exercise will be an item of tax preference in determining liability for the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the option or within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "disqualifying disposition"), the optionee will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Any gain in excess of that ordinary income amount generally will be capital gain. However, under a special rule, the ordinary income realized upon a disqualifying disposition will not exceed the amount of the optionee's gain.

         Photo Control will not be entitled to any deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the stock received, except that in the event of a disqualifying disposition Photo Control will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

         TAX-OFFSET BONUSES. Payments made pursuant to tax-offset bonuses will constitute ordinary income to an employee when received by the employee. Photo Control generally will be entitled to a deduction equal to the amount of the payment included in the employee's income.

         STOCK APPRECIATION RIGHTS. At the time of receiving a SAR, the participant will not recognize any taxable income. Likewise, Photo Control will not be entitled to a deduction for the SAR. Upon the exercise of a SAR, the participant will generally recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. If a participant receives stock, then the amount recognized as ordinary income becomes the participant's tax basis for determining gains or losses (taxable either as short-term or long-term capital gain or loss, depending on whether or not the shares are held for more than one year) on the subsequent sale of such stock. The holding period for such shares commences as of the date ordinary income is recognized. Photo Control will be entitled to a deduction in the amount and at a time that the participant first recognizes ordinary income.

         RESTRICTED STOCK. The recipient of restricted stock will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time the restrictions lapse over the amount which the recipient paid for the restricted stock. However, the recipient may elect, within 30 days after the date of receipt, to report the fair market value of the stock (less the amount paid therefor by the recipient) as ordinary income at the time of receipt. Photo Control may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income.

         The tax treatment of restricted stock that is disposed of will depend upon whether the recipient made an election to include the net value of the stock in income when awarded. If the recipient made such an election, any disposition after the restrictions lapse will result in a long-term or short-term capital gain or loss depending upon the period the restricted stock is held. If, however, such election is made and for any reason the restrictions imposed on the restricted stock fail to lapse, and a forfeiture results, the individual will not be entitled to a deduction as to any such forfeiture, even though the election will have resulted in an acceleration of taxable income. A capital loss will be available to the extent of any amount paid for the restricted stock. If an election is not made, disposition after the lapse of restrictions will result in short-term or long-term capital gain or loss equal to the difference between the amount received on disposition and the greater of the amount paid for the stock by the recipient or its fair market value at the date the restrictions lapsed.

         PERFORMANCE AWARDS. A participant who has been granted a performance award will not realize taxable income at the time of the grant, and Photo Control will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income, and Photo Control will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

         SPECIAL RULES GOVERNING PERSONS SUBJECT TO SECTION 16(B). Under the federal tax law, special rules may apply to participants in the Plan who are subject to the restrictions on resale of Photo Control common stock under
Section 16(b) of the Securities Exchange Act of 1934. These rules, which effectively take into account the Section 16(b) restrictions, apply in limited circumstances and may impact the timing and/or amount of income recognized by these persons with respect to certain stock-based awards under the Plan.


         LIMITATIONS ON DEDUCTIBILITY. If, as a result of certain changes in control in Photo Control, a participant's options or SARs become immediately exercisable, or if restrictions immediately lapse on restricted stock, or if shares covered by a performance award are immediately issued, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. Photo Control will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.


         The amount which may be deducted by Photo Control with respect to compensation paid to the chief executive officer and certain other highly compensated executives is limited to $1 million per tax year for each individual. However, certain awards under the Plan may be exempt from the $1 million limit because of a "performance-based" exception.

         STOCK PAYMENTS. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received and Photo Control will have a deduction in the same amount.

REGISTRATION WITH THE SEC

         Photo Control intends to file a registration statement covering the shares authorized under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as soon as practicable after shareholder approval. The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan itself. The full text of the Plan will be provided to any shareholder who desires a copy, upon written request to Photo Control, Inc., Attention: Secretary, 4800 Quebec Avenue North, Minneapolis, Minnesota 55428.


EFFECT OF SHAREHOLDER APPROVAL

         Approval of this proposal means that Photo Control will have the ability to offer stock-based incentives to key employees encouraging them to have a greater financial stake in the success of Photo Control. Failure to approve this proposal will restrict Photo Control's ability to attract and retain qualified individuals and encourage certain performance by Photo Control's existing key employees. It will also mean that Photo Control has failed to comply with a condition to the merger, which condition may be waived by Nature Vision in its discretion at any time prior to the closing of the merger, without notice to the shareholders of either company.


VOTING INFORMATION


         Approval of this Proposal No. 16 requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the Photo Control annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
                        PROPOSAL NO. 16: APPROVAL OF THE
              PHOTO CONTROL CORPORATION 2004 STOCK INCENTIVE PLAN

                          PHOTO CONTROL PROPOSAL NO. 17
                       SETTING NUMBER OF DIRECTORS AT FIVE

         Photo Control's bylaws provide that at each annual meeting the shareholders are to determine the number of directors for the ensuing year. The number cannot be less than three or more than six. The bylaws of the company also provide for three classes of directors with terms staggered so as to require the election of only one class of directors each year. Currently there are five members of the board of directors. The term of the remaining Class I director ends with the annual meeting. Photo Control's board of directors recommends that the number of directors of the Company be set at five.


VOTING INFORMATION


         Approval of this Proposal No. 17 requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.

EFFECT OF SHAREHOLDER APPROVAL

         Approval of this proposal will mean that an odd number of directors will serve, thus avoiding the possibility of deadlock. The board blieves that a five member board will promote diverse leadership and corporate oversight.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
        PROPOSAL NO. 17: APPROVAL OF SETTING NUMBER OF DIRECTORS AT FIVE

                          PHOTO CONTROL PROPOSAL NO. 18
                              ELECTION OF DIRECTORS

         The remaining Class I director is standing for election at this shareholder meeting. (Curtis R. Jackels resigned as a Class I director effective June 1, 2004.) The board of directors nominates Richard P. Kiphart for re-election as the Class I director.


         If elected, Mr. Kiphart will serve for a three-year term as a Class I director of the board of directors until his successor is elected and qualified. Information about Mr. Kiphart can be found on page __ of this document. If prior to the meeting of shareholders it should become known to the board of directors that Mr. Kiphart will be unable to serve after the meeting as a director by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the board. Alternately, the proxies may, at the discretion of the board of directors, not be voted as a result of death, incapacity or other unexpected occurrence.


EFFECT OF SHAREHOLDER APPROVAL

         The election of Mr. Kiphart will provide continuity to the board of directors, and will provide a voice on the board for the largest shareholder of the combined company. If Mr. Kiphart is not re-elected, the terms of the merger agreement and the parties' intent in connection with the merger will be frustrated. It is contemplated that Mr. Kiphart will be the only current Photo Control director who will continue to serve as director of the combined company.


VOTING INFORMATION


         The election of Mr. Kiphart requires that he receive the highest number of affirmative votes of any candidate at the meeting.


     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
                    RICHARD P. KIPHART AS A CLASS I DIRECTOR


                          PHOTO CONTROL PROPOSAL NO. 19
                                 THE ADJOURNMENT

         The Photo Control annual meeting may be adjourned or postponed to another time or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the transaction or permitting further solicitation of proxies by Photo Control's board of directors in favor of each of the proposals. If the meeting is adjourned to permit dissemination of information regarding material developments relating to the transaction, Photo Control intends to give each shareholder written notice describing the material development and how a shareholder can revoke a proxy, if already given, and change any or all of the shareholder's votes. A new proxy card will accompany the notice.

VOTING INFORMATION


         If such a motion to adjourn is made, approval of this Proposal No. 19 requires the affirmative vote of the holders of a greater of (a) a majority of Photo Control common stock present at the Photo Control annual meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Photo Control annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS PHOTO CONTROL SHAREHOLDERS VOTE "FOR"
                THE APPROVAL OF PROPOSAL NO. 19: THE ADJOURNMENT


NATURE VISION'S SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING; MATTERS TO BE CONSIDERED

         The enclosed proxy is solicited by the board of directors of Nature Vision for use at the special meeting of shareholders to be held on _________, _____________, 2004 at __:__ _.m., Minnesota time, at _____________,
__________________, ____________, ____________, and at any adjournment or postponements of the meeting. This joint proxy statement/prospectus and the accompanying form of proxy were first mailed to shareholders of Nature Vision on or about __________________, 2004.

         At the Nature Vision special meeting, shareholders of Nature Vision will vote on a proposal to approve the merger agreement and plan of reorganization dated April 15, 2004, by and among Nature Vision, Inc., Photo Control Corporation, PC Acquisition, Inc., Jeffrey P. Zernov (as shareholders' representative) and certain Nature Vision shareholders. If necessary, shareholders of Nature Vision will vote to adjourn or postpone the meeting to a later time to permit, among other things, further solicitation of proxies in order to establish a quorum or to obtain additional votes in favor of the foregoing proposal.

         THE NATURE VISION BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND PLAN OF REORGANIZATION AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF NATURE VISION VOTE "FOR" EACH OF THE PROPOSALS BEING PRESENTED TO THEM.

RECORD DATE FOR THE SPECIAL MEETING

         Only Nature Vision shareholders of record at the close of business on ___________, 2004 are entitled to vote at the special meeting. As of April 30, 2004, there were outstanding 3,076,500 of Nature Vision's common shares.

QUORUM; VOTE REQUIRED FOR APPROVAL OF PROPOSALS

         Each holder of common shares is entitled to one vote for each share held. A quorum, consisting of a majority of common shares entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting.


         The affirmative vote of the holders of a majority of the outstanding Nature Vision common shares is required to approve merger agreement and plan of reorganization under the Minnesota Business Corporation Act. The merger agreement provides that as a condition to Photo Control's obligation to close the merger, which Photo Control may waive, holders of 98% of the outstanding Nature Vision common shares must approve the merger. Photo Control intends to waive this condition so long as holders of no more than ___% of the outstanding Nature Vision common shares assert dissenters' rights under Minnesota law. The affirmative vote of the holders of a majority of the Nature Vision common shares present and entitled to vote at the special meeting, whether or not a quorum is present, is required to adjourn the meeting.

         On April 30, 2004 (without reflecting any currently exercisable options), directors and officers of Nature Vision, and their affiliates, owned and were entitled to vote 2,090,000 Nature Vision common shares. These shares represented approximately 68% of the outstanding Nature Vision common shares. Under separate voting and irrevocable proxy agreements, Jeffrey P. Zernov, Dean Capra and Anthony Capra have granted Photo Control the authority to vote all shares of Nature Vision common stock held by each in favor of the adoption and approval of the merger agreement and the merger. In the aggregate, 2,090,000 common shares of Nature Vision, or approximately 68% of the outstanding Nature Vision common shares, will be voted in favor of the merger by Photo Control under these agreements.


SOLICITATION OF PROXIES AND REVOCATION OF PROXIES

         The costs and expenses of solicitation of Nature Vision proxies will be paid by Nature Vision. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Nature Vision personally or by telephone, but such persons will not be specifically compensated for such services.

         Any shareholder giving a proxy in this form may revoke it before it is exercised by submitting a new proxy bearing a date later than any prior proxy or by giving notice of revocation to Nature Vision in writing, in a verifiable communication, or at the special meeting. The presence at the special meeting of the person appointing a proxy does not, by itself, revoke the appointment. All shares represented by timely, valid and unrevoked proxies will be voted at the special meeting in accordance with the specifications indicated thereon. If no specification is indicated on a proxy, the proxy will be voted in favor of each proposal.

HOW PROXIES WILL BE VOTED


         Jeffrey P. Zernov and Michael R. Day have been named as proxies in the Nature Vision proxy. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval of the merger agreement and plan of reorganization. If you submit a proxy that indicates an abstention from voting, your shares will be counted as present for purposes of determining the existence of a quorum, but they will not be voted on the proposal. Broker non-votes will have the effect of votes against the proposal to approve the merger and will not affect any other proposal presented to the shareholders.


         The proxies will be entitled to vote in their discretion on any other matters that may properly come before the meeting.


                          NATURE VISION PROPOSAL NO. 1
           APPROVAL OF THE MERGER AGREEMENT AND PLAN OF REORGANIZATION


APPROVAL OF THE MERGER AGREEMENT

         At the special meeting, the Nature Vision shareholders will be asked to approve the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement. Shareholder approval of the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement and plan of reorganization is a condition to both Photo Control's and Nature Vision's obligation to consummate the merger, which condition may not be waived by the parties. For a detailed discussion of the reasons for, background of, and effect of the merger and the merger agreement, see "The Merger" beginning on page ____ and "Description of the Merger Agreement and Plan of Reorganization" beginning on page ___.

         Nature Vision shareholders are entitled under the Minnesota Business Corporation Act to exercise dissenters' rights in connection with the merger if they do not vote in favor of the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement and plan of reorganization and if they take certain other steps to perfect their dissenters' rights. For more information, see "Summary of Rights of Dissenting Shareholders of Nature Vision" beginning on page __.

EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL


         If Nature Vision does not obtain the approval of its shareholders of this Proposal No. 1, it will be in violation of the conditions to the consummation of the merger, and the merger will not take effect.


VOTING INFORMATION


         Approval of the merger agreement and plan of reorganization, the proposed merger and the other transactions contemplated by the merger agreement and plan of reorganization requires the affirmative vote of a least a majority of the outstanding shares of Nature Vision's common stock under the Minnesota Business Corporation Act. The merger agreement provides that as a condition to Photo Control's obligation to close the merger, which Photo Control may waive, holders of 98% of the outstanding Nature Vision common shares must approve the merger. Photo Control intends to waive this condition so long as holders of no more than ____% of the outstanding Nature Vision common shares assert dissenters' rights under Minnesota law.


     THE BOARD OF DIRECTORS RECOMMENDS NATURE VISION SHAREHOLDERS VOTE "FOR"
                PROPOSAL NO. 1: APPROVAL OF THE MERGER AGREEMENT
                           AND PLAN OF REORGANIZATION


                          NATURE VISION PROPOSAL NO. 2
                                 THE ADJOURNMENT


         The Nature Vision special meeting may be adjourned or postponed to another time or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the transaction, or permitting further solicitation of proxies by Nature Vision's board of directors in favor of Proposal No. 1.

VOTING INFORMATION

         If a motion to adjourn is made, approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the Nature Vision common shares present and entitled to vote at the special meeting, whether or not a quorum is present.

     THE BOARD OF DIRECTORS RECOMMENDS NATURE VISION SHAREHOLDERS VOTE "FOR"
                 THE APPROVAL OF PROPOSAL NO. 2: THE ADJOURNMENT

                                   THE MERGER

BACKGROUND OF THE MERGER


         In September 2003, Photo Control retained Quazar Capital Corporation ("Quazar") to identify, locate and negotiate the purchase of a business or businesses that would help Photo Control meet one or more of its strategic objectives of diversifying Photo Control's concentration from the photography industry and taking advantage of its engineering, manufacturing, and distribution strengths. Quazar assisted Photo Control with the purchase of assets from Vaddio, LLC, which transaction closed in January 2004.

         In late September a representative of Quazar contacted Jeffrey P. Zernov, the President of Nature Vision, Inc., to explore the possibility of a strategic fit for a Quazar client. Quazar selected Nature Vision because it fit the parameters of a company that could be integrated with and take advantage of Photo Control's engineering, manufacturing, and distribution capabilities. At the Photo Control board's direction, Quazar had interviewed various acquisition candidates through a nationwide search and discussed each candidate's potential with the board and Photo Control management. At this time Mr. Zernov was unaware that the potential suitor was Photo Control.

         On September 30, 2003, Quazar obtained a signed confidentiality agreement from Nature Vision. Shortly thereafter an initial meeting was scheduled for October 7, 2003, to determine if there was a mutual interest in pursuing a transaction.


         On October 7, 2003, a meeting was held at Nature Vision's headquarters in Brainerd, Minnesota. Present from Photo Control were John R. Helmen, Chairman of the Board, Curtis R. Jackels, President, and Brent Peterson, Director of Engineering. Representing Nature Vision were Mr. Zernov, President, and Michael
R. Day, Chief Financial Officer. A representative of Quazar was also present. The parties agreed that there was enough potential synergy for both parties to continue discussions. The parties discussed the need to learn more about each other's company, including the need for a tour of Nature Vision's third party contract manufacturing operation in Hector, Minnesota.

         On October 27, 2003, three representatives of Photo Control traveled to Hector, Minnesota and toured the facilities to better understand the production of Nature Vision's primary product line.


         On October 29, 2003, the management of Photo Control, through Quazar, requested brochures and preliminary financial information from Nature Vision.

         On November 5, 2003, a representative of Quazar participated in a discussion with the management of Photo Control as to the strategic fit of Nature Vision. It was decided that additional review was necessary before a decision could be made.


         On November 6, 2003, a representative of Quazar contacted the Chief Financial Officer of Nature Vision and requested more detailed information regarding manufacturing costs, sales history, new product launches, ownership and miscellaneous other items of interest. This information was obtained and discussed with the management of Photo Control. A decision was made to prepare and distribute packets of information for the members of Photo Control's board of directors. The packets were sent out prior to the November 13, 2003 board meeting.

         On November 13, 2003, Quazar met with Photo Control's board of directors and presented an overview of three potential transactions, one of which was Nature Vision. The second candidate was the Vaddio video conferencing line, which Photo Control later acquired. The third candidate was a company that assembled heavy-duty cameras for industrial security uses. Quazar was instructed by management to pursue the candidates that presented the most potential for financial upside to Photo Control shareholders. The board authorized Quazar to continue pursuing all three candidates. Mr. Jackels and Mr. Scott Meyers, a Photo Control director, were appointed to work with Quazar to evaluate these transactions. The third candidate was eventually put on "hold" due to the fact it needed significant cash for inventory and to launch an expanded marketing program. Photo Control management also questioned the uniqueness of its technology.

         On December 4, 2003, a meeting was held with Mr. Zernov at Photo Control headquarters. Present were a representative of Quazar and several of the senior management and board members of Photo Control. Mr. Zernov introduced the group to the entire product line of Nature Vision. The parties discussed Nature Vision's goals and objectives.


         On December 5, 2003, Nature Vision's management requested information regarding Photo Control's product lines and financial condition. In return, Photo Control requested additional updated information from Nature Vision.


         Over the period of December 10-12, 2003, Quazar received from Nature Vision and forwarded to Photo Control detailed financial information, including internally prepared September 30, 2003, financial statements, cash flow information and projections for year-ends 2003, 2004, and 2005. After discussion among Photo Control management and Mr. Meyers, the board's representative, a decision was made to proceed with a verbal proposal to the management of Nature Vision. General terms of the proposal included the purchase of Nature Vision for $2.0 million in cash and $2.0 million of Photo Control stock.

         On December 17, 2003, Quazar and the management of Photo Control held a phone conversation with Mr. Zernov discussing Photo Control's proposal.


         On December 22, 2003, Photo Control received a faxed copy of a letter stating that the board of directors of Nature Vision would not entertain any offers at that time.


         On December 30, 2003, the management of Photo Control instructed Quazar to notify Nature Vision of a continued interest in trying to put together a transaction that would be acceptable to both parties. Quazar communicated the message to Nature Vision.


         On January 8, 2004, several members of Photo Control's board of directors reviewed with a representative of Quazar the status of the Nature Vision transaction. Quazar was instructed to make an overture to the management of Nature Vision to see what level of interest remained in pursuing a transaction. If there was an interest, Quazar was to request current financial information on Nature Vision.

         On January 9, 2004, management of Nature Vision indicated a desire for a proposal from Photo Control. Quazar requested and received current financial information from Nature Vision. The management of Nature Vision stated that the terms of the transaction must include the Nature Vision shareholders obtaining a majority stock position in Photo Control and control of the Photo Control board of directors.


         On January 12, 2004, the management of Photo Control met with representatives of Quazar and Gray, Plant, Mooty, Mooty and Bennett, P.A., counsel to Photo Control ("Gray Plant"), to discuss potential structures for a transaction.


         On January 16, 2004, the board of directors of Photo Control held a conference call and discussed the merits of a transaction with Nature Vision and what would be in the best interests of the shareholders of Photo Control. The board discussed the positives and negatives of giving up board control to Nature Vision. A decision was made to proceed with negotiations based on various factors including the decline in the photography industry; the decline in Photo Control's revenues since 2000; Nature Vision's trend of rapid growth, as evidenced by its increasing revenues; Photo Control's core competencies of engineering and manufacturing were a good fit with Nature Vision, which was focusing on developing products and had been outsourcing its manufacturing; and the difficulty of finding a buyer for certain Photo Control assets or its business due to the depressed state of the photography industry. In light of these factors, the Photo Control board believed that combining with Nature Vision presented the best opportunity for shareholders, customers and other stakeholders, even if it meant a loss of board and management control. A letter of intent was sent to Nature Vision providing for (i) the issuance of 2.0 million Photo Control shares in exchange for all the outstanding shares of Nature Vision, reduced for any shares to be issued on assumption of Nature Vision options and warrants, and (ii) that Nature Vision shareholders would be entitled to control the Photo Control board upon closing of the transaction.

         On January 20, 2004, Quazar was notified by the management of Nature Vision of its desire to have both parties' legal counsel draft a nonbinding term sheet for review. The terms and conditions of this agreement would spell out in detail both parties' understanding of an acceptable transaction.


         On January 22, 2004, Mr. Zernov met with Richard P. Kiphart, a Photo Control director, in Chicago at Mr. Kiphart's offices to discuss the proposed transaction and the potential opportunities for the combined companies.

         On January 23, 2004, a representative of Quazar met with the management of Photo Control to outline terms and conditions for legal counsel to proceed. These terms were conveyed to Photo Control's legal counsel, Gray Plant.

         On January 29, 2004, Mr. Zernov, Anthony Capra and Dean Capra met with the Photo Control management and a representative of Quazar at Photo Control's location to discuss Photo Control's business operations and various issues relating to combining the companies.

         On February 3, 2004, the management of Nature Vision contacted Quazar and conveyed their concern that Photo Control's stock prices had fallen to $2.17. Quazar communicated this concern to Photo Control's management.


         On February 5, 2004, the Photo Control board of directors met for a regularly scheduled meeting at the company's headquarters. Quazar's representative discussed the terms of the proposed transaction with Nature Vision and background information regarding Nature Vision. Quazar's research activities for acquisition targets, which had begun in October 2003 was discussed. A representative of Gray Plant, advised the Board regarding the process, timing and structure of a possible transaction with Nature Vision. A committee consisting of Mr. Helmen, Mr. Jackels, and Mr. Meyers was appointed to pursue the merger with Nature Vision.


         On February 10, 2004, Mr. Zernov contacted a representative of Quazar with several concerns to be discussed with the management of Photo Control. The main issues were regarding the number of shares of stock needed to meet price expectations, mechanisms for adjustments and escrow concerns. These concerns were conveyed and discussed with the management of Photo Control.

         On February 11, 2004, a representative of Quazar clarified open issues and concerns with the management of Nature Vision. The information was forwarded to the management of Photo Control.

         On February 12, 2004, a phone conference was held with the management of Nature Vision, a representative of Quazar and the management of Photo Control to discuss specific legal issues involved with completing a transaction with a public company.

         On February 26, 2004, a conference call with Mr. Jackels, Mr. Zernov and a representative of Quazar was held to review the term sheet. The parties agreed to proceed to the drafting of a definitive merger agreement. A meeting was set for March 9, 2004, to exchange due diligence information.


         Representatives of Photo Control and Nature Vision signed a letter agreement dated February 26, 2004, providing that Nature Vision would not negotiate with any other party for a period of 90 days, both parties would maintain confidentiality of the information exchanged and Photo Control would not engage in a business that directly competed with Nature Vision's existing product line for a period of two years.


         On March 4, 2004, Mr. Zernov met at Photo Control headquarters with representatives of Photo Control's Vaddio division to learn more about the operations of that division.

         On March 9, 2004, Mr. Jackels and a representative of Quazar met with Nature Vision's management at Nature Vision headquarters. A preliminary due diligence discussion regarding each of the parties was conducted and due diligence documents were exchanged.

         On March 18, 2004, a telephone conference was held among Mr. Jackels, Mr. Zernov and a representative of Quazar to discuss Photo Control's current financial condition.

         On March 19, 2004, Mr. Zernov expressed to Mr. Jackels and to a representative of Quazar his concern as to Photo Control's projected cash position at closing. Mr. Zernov stated that Nature Vision would require specific financial warranties as to cash and shareholders' equity as of the closing in order to proceed with the transaction.


         On March 23, 2004, the Photo Control board of directors held a meeting by conference call to discuss the terms of the merger and Nature Vision's concerns over the amount of cash and shareholders' equity Photo Control would have at the time of closing of the transaction. At the meeting, Mr. Kiphart offered to invest an additional $1 million into Photo Control to satisfy the cash and equity shortfall and Mr. Jackels offered to revise his retention agreement to spread his retirement payment out over 15 years. The board instructed Mr. Jackels and Quazar to prepare a proposal for consideration by the board to address Nature Vision's concerns.

         On March 25, 2004, Mr. Zernov participated from a business trip in Asia in a conference call with a representative of Quazar and Mr. Jackels. Mr. Jackels expressed Photo Control's willingness to increase the offer to a total of 2,200,000 shares and stated that Mr. Kiphart was willing to invest $1 million in the purchase of shares and to provide a voting trust for such purchased shares to a representative of Nature Vision. Mr. Kiphart requested a discount on the price of the shares he would purchase due to the fact that they would be restricted shares under state and federal securities laws; Photo Control would not be required to pay underwriting or other similar commissions or expenses in connection with the sale; the shares being sold to him constituted a significant block; and he represented a credit-worthy buyer willing to purchase without any contingencies (except for the closing of the merger). In addition, Mr. Jackels described his willingness to defer his retirement payments. The parties agreed on the need to finalize the agreement as quickly as possible. The parties agreed to meet face to face on March 31, 2004.

         Effective March 29, 2004, Photo Control engaged Goldsmith Agio, Helms Securities, Inc. ("GAHS") to provide the Photo Control board with a fairness opinion.

         On March 31, 2004, Mr. Jackels and Mr. Zernov and a representative of Quazar met in St. Cloud, Minnesota. The parties confirmed the increase in Photo Control's offer to 2.2 million shares, and discussed how Mr. Kiphart's investment would affect the voting control of the Nature Vision shareholders. The parties also discussed the financial operations of both companies and the need to finalize the merger agreement by mid-April.


         On April 9, 2004, a conference call was held among representatives of Photo Control and Nature Vision, their legal counsel and a representative of Quazar to discuss Nature Vision's comments to the most recent draft of the merger agreement.

         Over the period from April 9, 2004, through April 12, 2004, drafts of the merger agreement, exhibits and schedules were circulated among the parties.


         On April 13, 2004, the Photo Control board received a substantially final form of merger agreement and attachments, and additional financial information regarding Nature Vision and Photo Control.

         On April 13, 2004, the Nature Vision board of directors approved the transaction.

         On April 14, 2004, the Photo Control board of directors met at its headquarters to discuss and approve the merger. Representatives of GAHS gave an oral presentation to the board, that in its opinion, the proposed transaction was fair, from a financial point of view, to the existing Photo Control shareholders. The directors questioned the GAHS representatives as to their analysis underlying the opinion. A representative of Gray Plant reviewed the terms of the proposed transaction. Members of the board had a thorough discussion about the risks and the benefits of the transaction and how the transaction would benefit the interests of the existing Photo Control shareholders. The entire board unanimously approved the merger agreement and authorized Mr. Jackels or any other officer of the company to execute the agreement and related documents. The board also unanimously recommended that Photo Control shareholders approve the transaction. In accordance with the Nasdaq corporate governance requirements, the audit committee, consisting of James R. Loomis and Scott Meyers, and with Mr. Kiphart abstaining, approved the terms for the sale of $1 million of Photo Control shares to Mr. Kiphart, contingent upon shareholder approval and closing of the merger.


         On April 15, 2004, the parties executed the merger agreement and publicly announced the transaction.

PHOTO CONTROL'S REASONS FOR THE TRANSACTION

         Photo Control's board of directors has determined that the terms of the merger and the merger agreement and plan of reorganization are in the best interests of Photo Control and its shareholders. Among the information and factors that the Photo Control board of directors considered in its deliberations were the following:


         o Historical information concerning Photo Control's and Nature Vision's respective businesses, prospects, financial performance and conditions, operations, technology, management and competitive positions.

         o Management's view of the financial condition, results of operations and businesses of Photo Control and Nature Vision before and after giving effect to the transaction.

         o The belief that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, were reasonable.

         o The fact that the acquisition would enable Photo Control to diversify.

         o The fact that Nature Vision has an intellectual property portfolio covering some of its products.

         o        The fact that Nature Vision has a strong management team.

         o The fact that Nature Vision, like Photo Control, has a business history of developing proprietary products and marketing those products.

         o The opportunity for Photo Control shareholders to participate in the potential for greater growth, operational efficiencies, financial strength, and earning power of the combined company after the transaction.

         o The advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace.

         o The cost savings that may be realized by having both Photo Control's and Nature Vision's products produced through common manufacturing processes, by using a common facility for storage and distribution, and through reduced management personnel.

         o Reports from management, legal and financial advisors as to the results of their due diligence investigation of Nature Vision.

         o The consideration by Photo Control of other strategic alternatives.

         o The fact that the combined company will have a greater "critical mass" and is expected to be a more attractive stock, resulting in general liquidity and analyst coverage.

         o The fact that Photo Control's opportunities to significantly increase its revenue and profitability internally were limited and that an acquisition presented the best opportunity for Photo Control to achieve significant growth in sales and income.

         o The fact that Photo Control will pay the purchase price in Photo Control common stock.

         o The oral representations by GAHS on April 14, 2004, provided to the Photo Control board of directors (which was followed by its written opinion dated as of April 14, 2004) to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the purchase price to be paid by Photo Control for Nature Vision's outstanding common shares pursuant to the merger agreement and plan of reorganization is fair from a financial point of view to the existing shareholders of Photo Control.

         o The fact that the shareholders of Photo Control will have the opportunity to vote upon the issuance of the shares of Photo Control common stock in connection with the transactions.

         In addition, the Photo Control board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including:


         o The risk that the potential benefits sought in the transaction might not be fully or immediately realized.

         o The fact that the transaction might not be completed or that completion might be unduly delayed.

         o The significant costs to be incurred in connection with the transaction, including costs of integrating the two companies.

         o Risks associated with the transactions and the businesses of Nature Vision and the combined company described in the section entitled "Risk Factors" beginning on page __ of this proxy statement/prospectus.


         The Photo Control board of directors concluded, however, that these negative factors could be managed or mitigated by Photo Control or by the combined company or were unlikely to have a material impact on the merger and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

         The above discussion of the material factors considered by the Photo Control board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Photo Control board of directors. The Photo Control board of directors collectively reached the unanimous conclusion to approve the merger in light of the various factors described above and other factors that each member of the Photo Control board of directors felt was appropriate. In view of the wide variety of factors considered by the Photo Control board of directors in connection with its evaluation of the merger and the complexity of these matters, the Photo Control board of directors did not consider it practical, and did not attempt, to quantify rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Photo Control board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

RECOMMENDATION OF THE PHOTO CONTROL BOARD OF DIRECTORS

         The Photo Control board of directors believes that the transactions contemplated by the merger agreement and plan of reorganization are fair to and in the best interests of Photo Control and the holders of Photo Control common stock and unanimously recommends that shareholders of Photo Control vote in favor of the issuance of shares.

         In considering the recommendation of Photo Control's board of directors, you should be aware that some directors and executive officers of Photo Control have interests in the merger that are different from, and in addition to, the interests of Photo Control shareholders generally. These interests are discussed in more detail in the section entitled "Interests of Certain Persons in the Merger."

NATURE VISION'S REASONS FOR THE TRANSACTION

         Nature Vision's board of directors has determined that the terms of the merger and the merger agreement and plan of reorganization are in the best interests of Nature Vision and its shareholders. Among the information and factors that the Nature Vision board of directors considered in its deliberations were the following:


         o Nature Vision shareholders will receive publicly traded securities in connection with the merger.

         o The combined company will have the ability to use publicly-traded securities as consideration in connection with future mergers and acquisitions.

         o The financial condition, results of operations, and businesses of Nature Vision and Photo Control before and after giving effect to the transaction.

         o The near- and long-term prospects of Nature Vision as an independent company and of the combined company.

         o The opportunity for Nature Vision shareholders to participate in the potential for greater growth, operational efficiencies, financial strength, and earning power of the combined company after the transaction.

         o The advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace.

         o The cost savings that may be realized by having both Nature Vision's and Photo Control's products produced through common manufacturing processes and by using a common facility for storage and distribution.


         Nature Vision's board of directors also considered potentially negative factors relating to the merger, including:


         o The risk that there will not be synergistic benefits as a result of the combined companies, but instead problems will exist with regards to integrating operations, employees and customers.

         o The possibility of a decline in the value of the common shares of the combined company.

         o Costs of being a publicly traded company, including increased legal and accounting fees.

         o        Compliance with Nasdaq and SEC/Sarbanes-Oxley regulations.

         o Accountability to public shareholders for short-term operating results and stock performance.

         o Risks associated with the transactions and the businesses of Photo Control and the combined company described in the section entitled "Risk Factors" beginning on page __ of this proxy statement/prospectus.


         The foregoing discussion of the information and factors considered by Nature Vision's board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. There can be no assurance that the strategic goals of the merger will be achieved. See "Risk Factors" for a description of risks relating to the merger and the companies.

RECOMMENDATION OF THE NATURE VISION BOARD OF DIRECTORS

         In view of the wide variety of information and factors, both positive and negative, considered by Nature Vision's board of directors, the board of directors did not find it practical to, and did not, quantify or otherwise assign relative or specific weights to the foregoing factors. After taking into consideration all of the factors, the board determined that the merger and the merger agreement and plan of reorganization are in the best interests of Nature Vision and its shareholders and that Nature Vision should enter into the merger agreement and plan of reorganization and complete the transaction.

         In considering the recommendation of Nature Vision's board of directors, you should be aware that some directors and executive officers of Nature Vision have interests in the merger that are different from, and in addition to, the interests of Nature Vision shareholders generally. These interests are discussed in more detail in the section entitled "Interests of Certain Persons in the Merger."

OPINION OF GOLDSMITH, AGIO, HELMS SECURITIES, INC.

         Photo Control and Goldsmith, Agio, Helms Securities, Inc. (GAHS) entered into an engagement letter dated as of March 29, 2004, pursuant to which Photo Control retained GAHS to furnish financial advisory services with respect to the proposed transaction between Photo Control and Nature Vision and to render an opinion to the board of directors of Photo Control as to the fairness, from a financial point of view, to the existing shareholders of Photo Control of the consideration to be paid by Photo Control in exchange for all of the shares of stock in Nature Vision. GAHS was selected by the Photo Control board of directors to render an opinion because GAHS is a nationally recognized investment banking firm and because, as part of its investment banking business, GAHS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and appraisals for corporate and other purposes.

         On April 14, 2004, GAHS provided to Photo Control's board of directors its written opinion to the effect that, as of that date and based upon and subject to the assumptions and other matters described in its opinion, the purchase price to be paid by Photo Control for the common stock of Nature Vision pursuant to the merger agreement and plan of reorganization is fair, from a financial point of view, to the existing shareholders of Photo Control. The GAHS opinion is addressed to the board of directors of Photo Control, is directed only to the financial terms of the merger agreement and plan of reorganization, and does not constitute a recommendation to any Photo Control shareholder as to how that shareholder should vote on, or take any other action relating to, the transaction. The amount and form of consideration to be paid in the transaction was determined through arm's-length negotiations between Photo Control and Nature Vision and not by GAHS. GAHS expressed no opinion as to what the value of Photo Control common stock will be when issued to the shareholders of Nature Vision pursuant to the merger agreement and plan or reorganization or the prices at which the Photo Control common stock will actually trade at any time. In addition, GAHS was not asked to consider, and the GAHS opinion does not address, Photo Control's underlying business decision to engage in the transaction, the relative merits of the transaction as compared to other business strategies that might exist for Photo Control, or the effect of any other transaction in which Photo Control might engage. GAHS expressed no opinion or recommendation as to whether or not shareholders of Nature Vision should vote in favor of the transaction.

         The complete text of the GAHS opinion, which sets forth the assumptions made, matters considered, limitations on, and scope of the review undertaken by GAHS, is attached to this proxy statement/prospectus statement in Annex D and is incorporated herein by reference. The summary of the GAHS opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the GAHS opinion. Photo Control shareholders are urged to read the GAHS opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by GAHS.

         In arriving at its opinion, GAHS reviewed and considered such financial and other matters as it deemed relevant, including, among other things:


         o Draft revisions of the merger agreement and plan of reorganization, the last iteration of which was received on April 12, 2004.

         o Publicly available information concerning Photo Control and Nature Vision and other relevant financial and operating data of Photo Control and Nature Vision furnished to GAHS by Photo Control and Nature Vision.

         o The historical stock prices and trading volumes of Photo Control common stock.

         o Discussions with members of management of Photo Control and Nature Vision concerning their current and future business prospects and joint prospects for the combined company, including the potential costs savings and other synergies that may be achieved by the combined company.

         o Financial projections prepared by the respective managements of Photo Control and Nature Vision.

         o The valuation multiples of other publicly traded companies that were deemed generally comparable to Photo Control and Nature Vision.

         o The financial terms of other business combinations that were deemed generally relevant, and such other studies, analyses, inquiries, and investigations as GAHS deemed appropriate.

         In conducting its review and arriving at its opinion, GAHS, with Photo Control's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Photo Control and Nature Vision, respectively, or that was publicly available. GAHS further relied upon the assurance of the management of Photo Control and Nature Vision that they were unaware of any facts that would make the information provided to GAHS incomplete or misleading in any respect. GAHS, with Photo Control's consent, assumed that the projections and the description of the expected synergies that GAHS examined were reasonably prepared by the managements of Photo Control and Nature Vision on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of Photo Control and Nature Vision.

         GAHS did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Photo Control or Nature Vision, nor was GAHS furnished with these materials. GAHS' services to Photo Control in connection with the transaction were comprised of rendering an opinion, from a financial point of view, of the purchase price of Nature Vision's common stock being acquired pursuant to the merger agreement and plan of reorganization. GAHS' opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by GAHS on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, GAHS does not have any obligation to update, revise or reaffirm its opinion and GAHS expressly disclaims any responsibility to do so.

         In rendering its opinion, GAHS assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement and plan of reorganization are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and plan of reorganization and that all conditions to the consummation of the transaction will be satisfied without any material waiver thereof. GAHS assumed that the final form of the merger agreement and plan of reorganization would be substantially similar to the last draft received by GAHS prior to rendering its opinion. GAHS also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement and plan of reorganization would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction. GAHS also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Nature Vision since the date of the latest financial statements or the date of other information made available to it.


         The following is a summary of the principal financial analyses performed by GAHS to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. GAHS performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Photo Control and Nature Vision the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Photo Control and Nature Vision. No limitations were imposed by the Photo Control board of directors with respect to the investigations made or procedures followed by GAHS in rendering its opinion.

PROPOSED CONSIDERATION


         GAHS reviewed the terms of the proposed consideration as set forth in the merger agreement and plan of reorganization, which consideration totals not more than 2.2 million shares of Photo Control common stock, with the closing payment adjusted to the extent that Nature Vision net asset value differs from an established baseline.

GAHS noted that the closing price of Photo Control's common stock on April 8, 2004 was $2.70 per share, that for the 12 months ended April 8, 2004, Photo Control's common stock had an average daily closing price of $2.00 per share and a median daily closing price of $1.95 per share, and that during this period the stock traded as high as $2.94 per share and as low as $1.47 per share. Based on the April 8, 2004 closing price of Photo Control's common shares, the proposed consideration for the merger totaled $5,940,000.


DISCOUNTED CASH FLOW ANALYSIS

         GAHS performed a discounted cash flow analysis on Nature Vision to calculate the net present value of the projected cash flows provided by Nature Vision management.


         GAHS selected a range of discount rates for this analysis by calculating Nature Vision's implied weighted average cost of capital ("WACC"). Nature Vision's WACC was calculated using Nature Vision's (a) cost of equity, determined using the Capital Asset Pricing Model ("CAPM"), comparable publicly traded company data, qualitative assessments of Nature Vision's projected results and risks therein, and relevant industry experience, and (b) cost of debt, by using the Merrill Lynch high-yield corporate bond index as of mid-afternoon on April 2, 2004 and set forth in the April 5, 2004 edition of THE WALL STREET JOURNAL. GAHS utilized WACC discount rates of 24.2% to 26.2%, calculated as described above.


         GAHS selected terminal-year multiples of earnings before interest, taxes, depreciation, and amortization ("EBITDA") in order to value Nature Vision for the years beyond the forecast period of 2004 through 2008 based on its mergers and acquisitions experience, a review of publicly traded comparable companies, and a review of comparable transactions. GAHS applied a range of terminal-year EBITDA multiples of 6.0 to 7.5 and assumed that these terminal-year valuation multiples were realized in 2008. These implied 2008 values were then discounted to a present value pursuant to the methodology described above.

         GAHS' discounted cash flow analysis yielded an implied equity transaction valuation of $8.0 million to $10.7 million. As such, this analysis indicated that the transaction consideration falls within the acceptable range of values, based on the discounted cash flow analysis.

SELECTED PUBLICLY TRADED COMPARABLE COMPANIES ANALYSIS

         This method for valuing companies examines the market prices and resulting valuation multiples of public companies engaged in businesses that may be considered generally comparable to that of the target company, Nature Vision. There are seldom any two companies that have identical characteristics and risks in their respective businesses. While the public companies included in the GAHS valuation analysis do not offer the exact product mix or necessarily serve the same markets as Nature Vision, these companies are generally subject to similar competitive and economic forces. GAHS reviewed and compared operating and financial data for Nature Vision with the following publicly traded companies:

         SELECTED PEER GROUP

         o        Adams Golf, Inc.

         o        Aldila, Inc.

         o        Benthos, Inc.

         o        Concord Camera Corp.

         o        Image Sensing Systems, Inc.

         o        Koss Corporation

         o        Meade Instruments Corp.

         GAHS reviewed enterprise values (calculated as total equity market capitalization plus outstanding debt less cash and cash equivalents) and equity values and calculated multiples of such performance measures as sales, EBITDA and earnings before interest and taxes ("EBIT"), among others. Because each of the selected publicly traded companies generally had cash and cash equivalent positions that were larger than the amount of debt outstanding, equity market capitalizations were generally greater than enterprise values. In total, 18 separate valuation metrics were used. For each valuation metric, GAHS calculated the median for the range of implied valuation multiples derived from the selected peer group. These multiples were than applied to the associated Nature Vision financial characteristics. The median was selected because, in the judgment of GAHS, it properly reflects Nature Vision's position relative to the chosen peer group. All of the multiples were based on closing stock prices on April 8, 2004. Implied valuation ranges were calculated using Nature Vision's financial results for its fiscal year ended December 31, 2003 as well as its average financial results for the three-year period 2001-2003. Certain of the selected publicly traded companies have fiscal year ends other than December 31; for this reason, a latest 12-month ("LTM") set of multiples is also calculated for the selected peer group, along with the multiples based on their last fiscal year and three-year averages.

         The table below summarizes the derive The table below summarizes the derived comparable company valuation range.

                                                  NATURE                     ENTERPRISE          NET        EQUITY
                   VALUATION SUMMARY              VISION        MULTIPLE        VALUE           DEBT        VALUE
                                                        (FIGURES IN MILLIONS OF DOLLARS EXCEPT FOR MULTIPLES)
           LAST FISCAL YEAR
              Sales                                $8.7           103%            $9.0           $0.4         $8.6
              EBITDA                                0.9           13.4            11.4            0.4         11.0
              EBIT                                  0.7           21.6            14.2            0.4         13.8
              Net Income                            0.4           22.9             8.9            0.4          8.5
              Owners' equity                        1.4           165%             2.8            0.4          2.3
              Total assets                          3.9           137%             5.4            0.4          4.9

           LAST 12 MONTHS (LTM)
              Sales                                 8.7            89%             7.7            0.4          7.3
              EBITDA                                0.9           14.0            11.9            0.4         11.5
              EBIT                                  0.7           15.8            10.4            0.4         10.0
              Net Income                            0.4           20.7             8.1            0.4          7.6
              Owners' equity                        1.4           165%             2.8            0.4          2.3
              Total assets                          3.9           100%             3.9            0.4          3.5

           THREE-YEAR AVERAGE
              Sales                                 7.7           105%             8.0            0.4          7.6
              EBITDA                                0.5           24.1            12.3            0.4         11.8
              EBIT                                  0.4           30.9            11.1            0.4         10.7
              Net Income                            0.2           45.7             9.3            0.4          8.9
              Owners' equity                        1.2           159%             2.3            0.4          1.8
              Total assets                          3.6           153%             5.6            0.4          5.1

                                                                               ENTERPRISE                   EQUITY
           IMPLIED VALUE                                                         VALUE                      VALUE
           -------------                                                         -----                       -----
              Mean                                                                $8.1                        $7.6
              Median                                                               8.5                         8.0

         GAHS' public comparable company analysis yielded an implied equity transaction valuation of $7.6 million to $8.0 million. As such, this analysis indicated that the transaction consideration falls within the acceptable range of values, based on the selected publicly traded comparable company analysis.

SELECTED COMPARABLE TRANSACTION ANALYSIS

         This method for valuing companies examines actual transaction valuation multiples for acquired companies engaged in businesses that may be considered comparable to that of Nature Vision. While none of the transaction analyses are based on target companies identical to Nature Vision in terms of size, products and services, or profitability, the observed multiples provide valuable guidance as to how purchasers might assess value.

         In order to gain market-derived pricing guidance from the comparable merger and acquisition ("M&A") transaction analysis, GAHS identified transactions that occurred within similar industries to the ones in which Nature Vision competes. Specifically, GAHS reviewed transactions that had been completed where the target company participated in an industry or industries from the following Standard Industrial Classification ("SIC") codes:

         o        3651 - Household Audio and Video Equipment

         o        3827 - Optical Instruments and Lenses

         o        3829 - Measuring and Controlling Devices, Not Elsewhere
                  Classified

         o        3861 - Photographic Equipment and Supplies

         o        3949 - Sporting and Athletic Goods, Not Elsewhere Classified

         For purposes of its analysis, GAHS analyzed M&A transactions that were tracked in the Mergerstat database for the period January 1, 1999 through April 4, 2004. It should be noted that of the 399 transactions that Mergerstat identified during this period within SIC codes 3651, 3827, 3829, 3861 and 3949, only 75 provided sufficient financial information regarding the terms of the transaction and the financial performance of the target business to calculate implied valuation multiples.

         GAHS analyzed the 75 transactions and calculated implied valuation multiples of LTM sales, EBITDA, and EBIT. For each valuation metric, GAHS calculated the median for the range of implied multiples. The median was selected because, in the judgment of GAHS, it properly reflects Nature Vision's position relative to the target companies. The table below summarizes the derived comparable transaction valuation range.

                         NATURE                                      ENTERPRISE                NET              EQUITY
VALUATION SUMMARY        VISION                MULTIPLE                 VALUE                 DEBT              VALUE
                                               (FIGURES IN MILLIONS OF DOLLARS EXCEPT FOR MULTIPLES)
Sales                    $8.7                    79%                   $6.9                  $0.4               $6.5
EBITDA                    0.9                    7.8                    6.7                   0.4                6.3
EBIT                      0.7                    9.2                    6.0                   0.4                5.6

         GAHS' comparable transaction analysis yielded an implied transaction valuation range of $5.6 million to $6.5 million. As such, this analysis indicated that the transaction consideration falls within the acceptable range of values, based on the comparable transaction analysis.

CONCLUSION

         The summary set forth above does not purport to be a complete description of the analyses performed by GAHS but describes, in summary form, the material elements of the presentation that GAHS made to the Photo Control board of directors on April 14, 2004 in connection with the preparation of the GAHS fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. GAHS conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. GAHS did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, GAHS considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. GAHS did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, GAHS has indicated to the board of directors of Photo Control that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

         The analyses of GAHS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the prices at which businesses or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Nature Vision or the transaction. In addition, in performing its analyses, GAHS made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of the parties to the transaction and GAHS. Accordingly, an analysis of the results of the comparisons is not simply mathematical; rather, it involves complex considerations and judgment about differences in the companies to which Nature Vision was compared. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties to the transaction and GAHS, future results may be materially different from those forecast.



         In arriving at its opinion, GAHS was not requested to perform, and did not perform, any appraisals or valuations of any specific assets or liabilities of Nature Vision. GAHS was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the transaction. GAHS analyzed Nature Vision as a going concern and accordingly expressed no opinion as to its liquidation value.

         The opinion is based on information available to GAHS and the facts and circumstances as they existed and were subject to evaluation on April 14, 2004. Events occurring after that date could materially affect the assumptions used in preparing the opinion. GAHS has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.


         GAHS made no independent investigation of any legal or accounting matters that may affect Nature Vision and assumed the correctness of the legal and accounting advice provided to Photo Control and its board of directors.


         GAHS did not opine on, nor did its opinion consider, the tax consequences of the transaction. GAHS was not asked to, nor did it, express an opinion as to the relative merits of the transaction as compared to any alternative business strategies that might exist for Photo Control, the effect of any other transaction in which Photo Control might engage, or the form of the merger agreement and plan of reorganization or the terms contained therein. Furthermore, GAHS expressed no opinion as to the prices at which Photo Control stock may trade following the date of its opinion. GAHS' opinion was rendered as of the date thereof, and GAHS did not express any opinion as to whether, on or about the effective time of the transaction, the transaction consideration will be fair, from a financial point of view, to any other parties.

         GAHS is a nationally recognized investment banking firm that, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, private placements, and appraisals for corporate and other purposes. The Photo Control board, after interviews with representatives of GAHS and several other qualified investment banks, selected GAHS because of its expertise and reputation.


         GAHS received customary and usual investment banking fees in connection with its engagement. The fees paid to GAHS were not contingent upon delivering a favorable fairness opinion or the consummation of the transaction. GAHS' fee for the fairness opinion was $80,000, plus out-of-pocket expenses of approximately $2,000.


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

SHAREHOLDER APPROVAL IN CONNECTION WITH THE TRANSACTION


         In order for the transaction to be completed, the transaction must be approved by the holders of at least a majority of the outstanding Nature Vision's common shares at Nature Vision's special meeting under the Minnesota Business Corporation Act. As an incentive to reduce the number of Nature Vision shareholders who assert dissenter's rights, the merger agreement provides that as a condition to Photo Control's obligation to close the merger, holders of 98% of the outstanding Nature Vision common shares must approve the merger. Photo Control intends to waive this condition, so long as holders of no more than ___% of Nature Vision common shares assert dissenters' rights under Minnesota law. The transaction must be approved by a majority of the outstanding common shares of Photo Control and, in addition, a majority of the holders of the outstanding shares of Photo Control common stock present, in person or by proxy, at its annual meeting must approve the issuance of 20% or more of Photo Control's outstanding common stock to Nature Vision and Richard P. Kiphart in connection with the merger.

         Under the merger agreement and plan of reorganization, the failure of the shareholders of either Photo Control or Nature Vision to give their approval for the transaction-related proposals presented at the meetings will permit the termination of the merger agreement and plan of reorganization and the abandonment of the transaction.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of Photo Control's and Nature Vision's board of directors in favor of approval of the merger agreement and plan of reorganization, Photo Control and Nature Vision shareholders should be aware that some of Photo Control's and Nature Vision's directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of Photo Control's and Nature Vision's shareholders generally. Photo Control's and Nature Vision's board of directors were aware of these interests when they considered and approved the merger agreement and plan of reorganization.


         Jeffrey P. Zernov, the President and Chief Executive Officer of Nature Vision, will be employed by the combined company after the consummation of the merger as the President and Chief Executive Officer. Mr. Zernov will receive a basic salary of $160,000 per year and will be prohibited from competing with the combined company for a period of five years from the date he voluntarily terminates his employment or is terminated for cause. If Photo Control terminates Mr. Zernov's employment without cause, then it may restrict him from competing for up to two years by continuing to pay his base salary. Mr. Zernov will also serve as a director of the combined company for no additional compensation.

         Anthony Capra, who is a Vice President and Director of Nature Vision, will serve as a director of the combined company. Mr. Capra will be paid the same compensation for serving as director as do the other future independent directors of the combined company, which is anticipated to consist of an annual return of $12,000, a fee of $500 for each board or committee meeting attended plus out-of-pocket expenses incurred in attending meetings.

         Curtis R. Jackels, who resigned as Photo Control's Chief Executive Officer in April 2004, and as President in June 2004, receives annual benefit payments in the amount of $48,534 under a retention agreement. Mr. Jackels is eligible to receive these payments until 2019.

         Concurrent with the closing of the merger, Richard P. Kiphart, a director of Photo Control, will purchase $1,000,000 of Photo Control common stock. Mr. Kiphart's commitment to purchase the Photo Control common shares is conditioned upon the consummation of the merger. The purchase price will be the lower of: (a) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding April 15, 2004 or (b) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding the day prior to the closing of the merger. Notwithstanding the foregoing, Mr. Kiphart has agreed not to pay less than $1.53 per share. The number of shares Mr. Kiphart will receive cannot be calculated until the closing of the merger. Assuming he pays $1.53 per share, the floor price, Mr. Kiphart would receive 653,594 shares. However, the actual number of shares Mr. Kiphart receives may be less, depending on the market price of Photo Control common shares during the 30-day periods. Based on the average closing price during the 30-day period preceding April 15, 2004, Mr. Kiphart would


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


receive 576,036 shares. The shares being sold to Mr. Kiphart will be "restricted shares" and will not be not freely tradable for a period of one year, and then only pursuant to Rule 144 under the Securities Act of 1933, as amended.


         The merger and the related transactions will trigger a change in control provision in Photo Control option agreements, the result of which will accelerate the vesting of all options to the extent they are not exercisable on the closing date. The unvested portion of options held by certain executive officers and directors of Photo Control will be accelerated as follows: John R. Helmen - 16,333 shares; James R. Loomis - 5,000 shares; Scott S. Meyers - 5,000 shares; John McMillan - 10,000 shares; Curtis R. Jackels - 10,000 shares; and Christopher Lausen - 666 shares.

CLOSING OF THE MERGER


         Assuming all other conditions are met, if Photo Control and Nature Vision shareholders approve the merger-related proposals, it is expected that the closing will occur within three business days after the meetings.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material U.S. federal income tax consequences of the merger to Nature Vision shareholders who receive shares of common stock of Photo Control in the merger. This discussion addresses only a Nature Vision shareholder who is a U.S. citizen or resident and holds Nature Vision common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Nature Vision shareholder in light of that shareholder's individual circumstances or to a Nature Vision shareholder who is subject to special rules, including, without limitation:


         o        A financial institution or insurance company.

         o        A mutual fund.

         o        A tax-exempt organization.

         o        A shareholder who is not a citizen or resident of the United
                  States.

         o        A pass-through entity or an investor in such an entity.

         o        A dealer or broker in securities or foreign currencies.

         o A shareholder who holds individual retirement or other tax-deferred accounts.

         o A trader in securities who elects to apply a mark-to-market method of accounting.

         o A shareholder who holds Nature Vision common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction.

         o        A shareholder who exercises dissenters' rights.

         o A shareholder who acquired his or her shares of Nature Vision common stock pursuant to the exercise of employee stock options or otherwise as compensation.

         The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Department of the Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service. In addition, the discussion does not address any state, local or foreign tax consequences of the merger.


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


         NATURE VISION SHAREHOLDERS STRONGLY ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         Photo Control and Nature Vision anticipate that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Gray, Plant, Mooty, Mooty & Bennett, P.A. will deliver to Photo Control an opinion, dated as of the closing date of the merger, that the merger will qualify as a merger under Section 368(a) of the Code, and that Photo Control, Nature Vision and PC Acquisition, Inc. will each be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. The legal opinion is filed as an exhibit to the Registration Statement on Form S-4 of which this document forms a part. The opinion of counsel described in this paragraph is based on law existing and in effect as of the date of the opinion as reflect in the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. In addition, the opinion of counsel assumes the absence of changes in existing facts and relies on customary assumptions and representations, include those contained in certificates executed by offices of Photo Control and Nature Vision and dated on or before the effective date of the opinion (which certificates shall not have been withdrawn or modified in any material respect of the effective time of the merger). The opinion neither binds the Internal Revenue Service, nor precludes the Internal Revenue Service from adopting a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings. Neither Photo Control nor Nature Vision intends to obtain a ruling from the Internal Revenue Services with respect to the tax consequences of the merger.

         Based upon the qualification of the merger as a "reorganization," the following tax consequences will result to you if you are a Nature Vision shareholder:

         o A Nature Vision shareholder whose shares of Nature Vision common stock are exchanged in the merger for shares of common stock of Photo Control will not recognize gain or loss, except to the extent of cash, if any, received in the exchange.

         o A Nature Vision shareholder's tax basis in shares of common stock of Photo Control received in the merger will equal the tax basis of the Nature Vision common stock surrendered in the merger.

         o A Nature Vision shareholder's holding period for shares of common stock of Photo Control received in the merger will include the holding period for the shares of Nature Vision common stock surrendered in the merger.


         To the extent that a Nature Vision shareholder receives cash in lieu of a fractional share of common stock of Photo Control, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder's tax basis in the Nature Vision common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Nature Vision common stock is more than one year as of the date of the merger.


         If a Nature Vision shareholder receives cash pursuant to the exercise of dissenters' rights, the shareholder generally will recognize gain or loss measured by the difference between the cash received and the shareholder's adjusted tax basis in the Nature Vision common stock. This gain should be long-term capital gain or loss if the shareholder held the Nature Vision common stock for more than one year. If a Nature Vision shareholder owns Photo Control stock, or is deemed to own Photo Control stock or Nature Vision shares (other than those being purchased by Nature Vision) under the stock attribution rules of Section 318 of the Code, however, the shareholder may have dividend income rather than capital gain. Nature Vision shareholders who dissent should consult with their own tax advisors as to whether the receipt of the cash qualifies as dividend or capital gain treatment.



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

MANAGEMENT AND OPERATIONS OF PHOTO CONTROL AFTER THE MERGER

         Upon completion of the merger, Nature Vision will be a wholly-owned subsidiary of Photo Control. The combined company will be divided into two operating divisions - the photography division, consisting of Photo Control's current business, and the outdoor recreational product division, made up of Nature Vision's current business.

         Jeffrey P. Zernov, Nature Vision's President and Chief Executive Officer, will continue in the same capacity and will serve as President and Chief Executive Officer of Photo Control. John R. Helmen, who is currently Chairman of the Board and Chief Executive Officer of Photo Control, will continue as President of the photography division of the combined company. Michael R. Day, Nature Vision's Chief Financial Officer and Chief Operating Officer, will continue in these capacities after the merger and will also serve as the Chief Financial Officer of the combined company. Christopher Lausen, the current Chief Financial Officer of Photo Control, will serve as Controller for the photography division after the merger.


         The board of directors of the combined company will be set at six members. Immediately after the merger is consummated all of the directors of Photo Control will resign, except for Richard P. Kiphart who will continue to serve (assuming he is re-elected at the Photo Control shareholders' meeting). As a condition of the merger and pursuant to Jeffrey P. Zernov's instructions, Mr. Kiphart will appoint five directors to fill the vacant seats, including Jeffrey
P. Zernov, Curtis A. Sampson, Don Coffey and Anthony Capra. Although current Nature Vision shareholders will own less than a majority of the outstanding shares of the combined company, if Richard P. Kiphart's Photo Control common shares are excluded, the former Nature Vision shareholders will own a majority of the outstanding shares of the combined company. Mr. Kiphart and the rest of the current Photo Control board of directors believe it is in Photo Control's best interests to effect the merger and to reposition the combined company's focus on growth products represented by Nature Vision's current business. As part of this corporate strategy, Mr. Kiphart and the rest of the current Photo Control board of directors agree with the appointment of Jeffrey P. Zernov and Michael R. Day, as President/Chief Executive Officer and Chief Financial Officer of the combined company, respectively, as well as Mr. Zernov's selection of members of the future board of directors. The future management of the combined company is seeking an appropriate candidate for the remaining board seat. Biographies of the future executive officers and directors of the combined company can be found on pages __, __, and __ of this document.


         Future management of Photo Control anticipates that the outdoor recreational division will continue to expand due the planned distribution of products through mass-merchandise retailers and the continued development of new products related to hunting, fishing and other recreational activities. Management will begin working on a corporate integration plan once the merger is closed, exploring all options available in order to assemble a unified corporate structure that provides shareholders the best long-term investment.

REGULATORY APPROVALS

           No regulatory approvals are required in connection with this merger.

                       DESCRIPTION OF THE MERGER AGREEMENT
                           AND PLAN OF REORGANIZATION

         The following description of the merger agreement and plan of reorganization describes the material provisions of the agreement and is qualified in its entirety by reference to the merger agreement and plan of reorganization, which is attached as Annex A to this document and is incorporated into this document by reference. We urge all shareholders of Photo Control and Nature Vision to read the agreement in its entirety for a complete description of the terms and conditions of the transaction.

THE MERGER

         At the closing of the merger, PC Acquisition, Inc., a wholly-owned subsidiary of Photo Control, will be merged with and into Nature Vision. Upon completion of the merger, Nature Vision will continue as the "surviving


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

corporation" and will be a wholly owned subsidiary of Photo Control. After completion of the merger, the shareholders of Nature Vision prior to the merger will no longer be shareholders of Nature Vision but will be shareholders of Photo Control. The merger is expected to be accounted for as a purchase transaction for accounting and financial reporting purposes and is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

CLOSING AND EFFECTIVE TIME OF THE MERGER

         The closing date for the merger will occur as soon as practicable after the satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, unless otherwise agreed to by the parties. On the closing date, the parties will file articles of merger with the Secretary of State of the State of Minnesota.

CONVERSION OF SECURITIES


         Upon completion of the merger, each share of Nature Vision common stock will be converted, directly or indirectly, into the right to receive 0.58137 shares of Photo Control common stock, subject to adjustment to reflect the effect of any stock split, dividend, recapitalization or reorganization. The total number of shares of Photo Control common stock issuable to Nature Vision's shareholders in the merger will be reduced by one share of stock for each One Dollar that Nature Vision's net asset value as of June 30, 2004 is less than $1,150,000. Any reductions will be recovered from the escrow fund, and the total reduction is limited to the total amount of Photo Control shares held in the escrow fund. Photo Control will not issue any fractional shares in the merger. Instead of a fraction of a share, Nature Vision's shareholders will receive cash, without interest, equal to the product of (a) such fraction, multiplied by
(b) the average closing price per share of Photo Control common stock over the 30-day period preceding the closing date of the merger.


ESCROW AGREEMENT


         As a condition to Photo Control's willingness to enter into the merger agreement, Jeffrey P. Zernov, as the Nature Vision shareholder representative, is entering into an Escrow Agreement with Photo Control, Nature Vision, Dean Capra, Anthony Capra and U.S. Bank National Association, the escrow agent. Pursuant to the merger agreement, 10% of the shares of Photo Control common stock otherwise issuable or payable in the merger to the holders of Nature Vision common stock will be automatically deposited in an escrow fund upon the consummation of the merger. Approximately 219,999 shares of Photo Control common stock will be held with the escrow agent in an escrow fund for a period of two years after the closing date of the merger and will serve as a source of reimbursement to Photo Control, the surviving corporation and each of their former, present and future officers, directors, employees, agents, shareholders, members, contractors, subcontractors, licensees, invitees, attorneys and all of their heirs and representatives for, among other things (a) any losses arising from any breach by Nature Vision of its representations and warranties in the merger agreement and (b) any failure by Nature Vision to perform its covenants and obligations under the merger agreement.


         Subject to any holdbacks for any unresolved claims, the escrow fund will terminate on the second anniversary of the closing date of the merger. Any shares of Photo Control common stock remaining in the escrow fund at that time will be distributed to the Jeffrey P. Zernov as the representative of Nature Vision's shareholders.

SHAREHOLDER REPRESENTATIVE

         Jeffrey P. Zernov will serve as the representative of Nature Vision's shareholders under the merger agreement and the escrow agreement with the full power and authority to represent the Nature Vision shareholders with respect to all matters arising under the merger agreement and the escrow agreement, including the power to object to claims for reimbursement, to negotiate and enter into settlements and compromises with respect to such claims and to take certain other actions to claims made against the shares of Photo Control common stock held in the escrow fund.

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

REPRESENTATIONS AND WARRANTIES

         Photo Control and Nature Vision each made a number of customary representations and warranties in the merger agreement relating to, among other things, aspects of their respective businesses, assets, financial condition, structure and other facts pertinent to the merger. The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects. The merger agreement and plan of reorganization includes representations given by Photo Control, as they relate to Photo Control and PC Acquisition, Inc., and Nature Vision, covering the following topics:


         o Corporate power and authority to transact business, including to execute and deliver the merger agreement and plan of reorganization necessary to the transaction and to consummate the transaction.

         o Organization, valid existence, good standing, and qualification to transact business.

         o Compliance of the merger agreement and plan of reorganization and related documents with organizational documents, applicable laws and material agreements, including the absence of events of default or breach thereunder, and required governmental consents and approvals.

         o Absence of certain developments since December 31, 2003, that would have a material adverse effect.

         o Absence of pending or threatened claims or disputes concerning infringement by or on intellectual property.

         o        Accuracy of corporate minute books.

         o        Absence of pending or threatened litigation.

         o        Compliance with applicable laws and regulations.

         o        Validity of all accounts and notes receivable.

         o Fees or commissions payable to brokers or other parties in connection with the transaction.

         o Identification of top suppliers and customers and whether any significant suppliers or significant customers will materially change business relations.

         o Capitalization, including the number of shares of common stock authorized, the number of shares outstanding, the number of shares reserved for issuance and the number of options and warrants outstanding.

         o Compliance with laws relating to employees and employment practices and absence of non-compete agreements with employees.

         o Compliance with environmental laws and the absence of environmental liabilities.

         o        Quality of inventory.

         o        Filing of tax returns and payment of taxes.

         o Description of certain transactions, commitments or obligations with affiliates.

         o        Identification of owned or leased real property.

         o Identification of material contracts, including breaches and enforceability.

         o Accuracy and compliance with generally accepted accounting principles in the United States (GAAP) of unaudited financial statements for the two-month period ended February 29, 2004, and audited financial statements for the fiscal years ended December 31, 2001, 2002 and 2003.

         o Status of insurance policies applicable to or including operations and properties.

         o        Employee benefit plans and related matters.

         o        The non-reliance on financial and other projections.

         o Absence of untrue statements or omissions of a material fact in information provided (including filings by Photo Control with the SEC).

         o        Absence of material undisclosed liabilities.


SURVIVAL OF REPRESENTATIONS AND WARRANTIES


         The representations and warranties of the parties will generally continue in effect for a period of 36 months following the closing date. Although the escrow agreement expires 24 months after the closing date, Jeffrey
P. Zernov, Anthony Capra and Dean Capra will remain personally liable for representations and warranties contained in the merger agreement for the remaining 12-month period.


CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

         Photo Control and Nature Vision each agreed until the earlier of the completion of the merger or the termination of the merger agreement, or unless the other company consents in writing, to carry on its business in the ordinary course consistent with past practices. Each company further agreed to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, to keep available the services of its present officers and employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Additionally, each company agreed to pay all taxes and debts when due subject to good faith disputes.

         Each company has also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless the other company consents in writing, it will not do any of the following:


         o        Modify its organizational documents.

         o Pay or authorize dividends or other distributions or repurchases or any stock splits or combinations.

         o Modify its stock option plans, including the vesting period or other rights of options granted under its stock option plan.

         o Enter into or modify material contracts other than in the ordinary course of business.

         o Issue, sell or otherwise dispose of securities, except for the issuance of shares of common stock upon exercise of outstanding stock options, warrants or other rights outstanding as of the date of the merger agreement (provided that Photo Control may issue shares of Photo Control common stock to Richard P. Kiphart for an aggregate purchase price of up to $1,000,000).

         o Transfer or license its intellectual property or rights to its intellectual property, except with respect to nonexclusive licenses in the ordinary course of business.

         o Enter into or modify any agreement granting exclusive rights with respect to its products or technology.


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


         o Dispose of or encumber any property or assets which are material.

         o Incur indebtedness, guarantee indebtedness or guarantee debt securities of others.

         o        Enter into any operating lease in excess of $5,000 per year.

         o Pay or discharge, in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in its financial statements.

         o Make any capital expenditures that exceed $10,000 in the aggregate.

         o Materially reduce the amount of any insurance coverage provided by existing insurance policies.

         o Terminate or waive any right of substantial value other than in the ordinary course of business.

         o Adopt or amend any employee benefit or stock purchase or option plan, increase the annual level of compensation of any employee except in the ordinary course of business consistent with past practices, or grant any additional severance or termination pay, enter into any employment or severance agreement with any officer or employee, or enter into any collective bargaining agreement.

         o Commence a lawsuit or arbitration proceeding other than for the routine collection of bills or a breach of the merger agreement.

         o Acquire any other entity or otherwise acquire any material assets.

         o Make any material tax election other than in the ordinary course of business consistent with past practices, change any material tax election, adopt any tax accounting method other than in the ordinary course of business consistent with past practices, file any tax return or amendment to a tax return, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment.

         o Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.


ADDITIONAL COVENANTS

         In connection with the merger, Photo Control and Nature Vision have agreed to the following additional covenants:


         o Nature Vision will not solicit, encourage or participate in any proposal or offer relating to the acquisition of a substantial portion of its assets, by merger or otherwise.

         o Nature Vision will promptly hold a shareholders' meeting for the purpose of voting on the merger, Nature Vision's board of directors will recommend the merger to Nature Vision's shareholders and neither Nature Vision nor certain shareholders will take any action to cause any Nature Vision shareholder to exercise dissenters' rights.

         o Nature Vision will permit Photo Control full access at reasonable times to complete its due diligence and review of Nature Vision.

         o Certain shareholders of Nature Vision will keep confidential all information concerning the business and affairs of Nature Vision.

         o Neither party will make any public disclosure with the consent of the other party except as required by the SEC, Nasdaq or any national securities exchange.

         o Each party will use its best efforts to obtain all consent and approvals necessary to consummate the merger.

         o Each party will promptly update the other party of any updates to its disclosure schedules.

         o Each party will comply with all legal requirements imposed on it in connection with the merger.

         o Neither party will take any action that would cause the merger to not be treated as a tax-free reorganization.

         o Photo Control will file a listing notification with Nasdaq for the shares of Photo Control common stock to be issued pursuant to the merger.

         o Each party will use its best efforts to take all actions and cause to be done all things necessary to consummate the merger.

         o Photo Control will take reasonable actions to all eligible employees of Nature Vision to participate in Photo Control's employee benefit plans.

         o Photo Control will prepare in a timely manner the tax returns for Nature Vision for the tax year ending as a result of the merger.

         o Certain shareholders of Nature Vision will pay all sales, transfer and other taxes in connection with the merger.

         o All royalty payments owing to Jeffrey P. Zernov will have be terminated prior to the merger.


LIMITATION ON PHOTO CONTROL'S ABILITY TO CONSIDER OTHER ACQUISITION PROPOSALS


         Photo Control has agreed that, subject to certain exceptions, that it will not solicit, encourage or participate in any proposal or offer relating to the acquisition of a substantial portion of its assets, by merger or otherwise. However, Photo Control may furnish information regarding Photo Control to, or take other actions consistent with the fiduciary obligations of its board of directors, or enter into and engage in discussions with, any person or group in response to an unsolicited written takeover proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a takeover proposal, if:

         o Photo Control's board of directors believes that such takeover proposal could reasonably be expected to lead to a superior proposal than the terms of the merger with Nature Vision.

         o Photo Control's board of directors determines that taking action with respect to such takeover proposal is consistent with the fiduciary duties of Photo Control's board of directors to Photo Control's shareholders under applicable law.

         Photo Control may take the actions described immediately above only if Photo Control:

         o Notifies Nature Vision in writing of the determination by Photo Control's board of directors that taking action with respect to such superior proposal is consistent with the fiduciary duties of Photo Control's board of directors.

         o        Photo Control terminates the merger agreement with Nature
                  Vision.




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         o        Photo Control pays to Nature Vision within 30 days of the
                  termination of the merger agreement, a termination fee of $125,000 and reimburses Nature Vision for reasonable expenses incurred up to a maximum of $100,000.

CONDITIONS TO PHOTO CONTROL'S AND NATURE VISION'S OBLIGATIONS TO COMPLETE THE MERGER

         Photo Control's and Nature Vision's obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or waived before the completion of the merger include the following:


         o The merger agreement must be adopted by the affirmative votes of the holders of a majority of the outstanding shares of Photo Control common stock.

         o The filing with the Nasdaq SmallCap Market to list the shares of Photo Control common stock issued in the merger was made. If the Nasdaq Stock Market determines that the merger is a "reverse merger," then the combined company will be required to re-apply for listing on the Nasdaq SmallCap Market. Either of the companies may waive this condition in their discretion at any time up to closing without notice to the shareholders. SEE RISK FACTORS - RISKS RELATED TO THE MERGER.

         o The absence of any law, rule, regulation, judgment, decree, injunction, executive order or award making the merger illegal or otherwise prohibiting completion of the merger.

         o All approvals, waivers and consents necessary for the merger will have been obtained.


CONDITIONS TO PHOTO CONTROL'S OBLIGATION TO COMPLETE THE MERGER

         Photo Control's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:


         o Nature Vision's representations and warranties must be materially true and correct, Nature Vision must have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by Nature Vision at or before completion of the merger and Nature Vision has provided an officer's certificate to such effect.

         o Photo Control will have received from Nature Vision all necessary third party consents and approvals for Nature Vision to complete to the merger.

         o Photo Control will have received a legal opinion from Nature Vision's counsel.

         o No material adverse change to Nature Vision's properties, assets, condition, liabilities, business, operation, results of operations or prospects of Nature Vision will have occurred.

         o Nature Vision will have delivered a FIRPTA notification letter.

         o Each of Nature Vision's directors will have resigned effective as of the merger.

         o The merger will qualify as a tax-free merger under Section 368 of the Internal Revenue Code.

         o Nature Vision's employees will have each entered into a proprietary information and inventions agreement with Nature Vision.

         o Nature Vision will have terminated all of its employee benefits plans.

         o Jeffrey P. Zernov will have entered into an employment agreement with Nature Vision.




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         o        All current and former employees and consultants of Nature
                  Vision will have assigned to Nature Vision any right they might have in any intellectual property of Nature Vision.

         o Nature Vision will have delivered to Photo Control all governmental consent and approvals necessary for the merger, Nature Vision's corporate records and minute book, a good standing certificate of Nature Vision and certified articles of incorporation of Nature Vision.

         o The merger agreement and the merger will have been approved by at least 98% of Nature Vision's shareholders (Photo Control intends to waive this condition so long as holders of no more than ___% of Nature Vision common shares assert dissenters' rights under Minnesota law).


         o Nature Vision, PC Acquisition, Inc. and certain other parties will have entered into an escrow agreement regarding the shares of Photo Control common stock to be escrowed for certain claims by Photo Control.

CONDITIONS TO NATURE VISION'S OBLIGATION TO COMPLETE THE MERGER

         Nature Vision's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:


         o Photo Control's representations and warranties must be materially true and correct, Photo Control must have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by Photo Control at or before completion of the merger and Photo Control has provided an officer's certificate to such effect.

         o Nature Vision will have received from Photo Control all necessary third party consents and approvals for Photo Control to complete to the merger.

         o Nature Vision will have received a legal opinion from Photo Control's counsel.

         o Certain directors of Photo Control identified by Nature Vision will have resigned effective as of the merger.

         o Richard P. Kiphart, a director of Photo Control, will have purchased Photo Control common stock for an aggregate purchase price of $1,000,000.

         o Photo Control will have amended its articles of incorporation to increase the number of authorized shares and to change its name to a name designated by Nature Vision.

         o Nature Vision will have delivered to Photo Control all governmental consent and approvals necessary for the merger, Nature Vision's corporate records and minute book, a good standing certificate of Nature Vision, and certified articles of incorporation of Nature Vision.


         o Nature Vision, PC Acquisition, Inc. and certain other parties will have entered into an escrow agreement regarding the shares of Photo Control common stock to be escrowed for certain claims by Photo Control.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated by either Photo Control or Nature Vision:


         o        By mutual written consent of Photo Control and Nature Vision.


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         o        If the merger is not completed before December 31, 2004, which date may be extended by the mutual consent of Photo Control and Nature Vision.

         o If there is any permanent injunction or other order of a court or other authority preventing the consummation of the merger shall which has become final and nonappealable.


TERMINATION OF MERGER AGREEMENT BY PHOTO CONTROL

         In addition, Photo Control may terminate the merger agreement if:


         o Nature Vision breaches any representation, warranty, obligation or agreement under the merger agreement and the breach is not cured within five business days following receipt by Nature Vision of written notice of the breach.

         o Nature Vision's board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Photo Control.

         o If Photo Control enters into a definitive agreement for a superior proposal.


TERMINATION OF MERGER AGREEMENT BY NATURE VISION

         In addition, Nature Vision may terminate the merger agreement if:


         o Photo Control breaches any representation, warranty, obligation or agreement under the merger agreement and the breach is not cured within five business days following receipt by Photo Control of written notice of the breach.


         o Photo Control's board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Nature Vision.

EFFECTS OF TERMINATION

         If the merger agreement and plan of reorganization is terminated by the mutual consent of the parties, then the merger agreement and plan of reorganization will become void and no party to the agreement will incur any liability for the termination. No party will be relieved of liability incurred as a result of a breach of its representations and warranties contained in the merger agreement, however.

PAYMENT OF TERMINATION FEES

         If Photo Control terminates the merger agreement and plan of reorganization because Photo Control has entered into a definitive agreement for a superior proposal to the terms of the merger with Nature Vision, then Photo Control will pay Nature Vision a termination fee of $125,000 and will reimburse Nature Vision for reasonably incurred expenses incurred in connection with the merger up to a maximum of $100,000.

EXPENSES


         Except as otherwise described, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the transaction is completed.


EXTENSION, WAIVER AND AMENDMENT

         Photo Control and Nature Vision may amend the merger agreement at any time prior to the closing of the merger. However, after the adoption of the merger agreement by the Nature Vision shareholders, Photo Control and Nature Vision may not amend the merger agreement if the amendment would alter or change the amount or kind of consideration to be received on conversion of Nature Vision's common stock, alter or change any term of the


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

articles of incorporation of the surviving corporation to be effected by the merger, or alter or change any of the terms and conditions of the merger agreement, if the alteration or change would materially adversely affect the holders of Nature Vision common stock.

         At any time prior to the closing of the merger, Photo Control and Nature Vision may extend the time for performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties in the merger agreement or waive compliance by the other party with any agreement or condition contained in the merger agreement and plan of reorganization.


         If Photo Control or Nature Vision waives or intends to waive a material provision of the merger agreement or a condition to closing, which has not already been disclosed in this joint proxy statement/prospectus that the provision or condition will be waived or that it may be waived in the discretion of a party without notice to either company's shareholders, then written notice will be provided to the applicable company's shareholders. The notice will describe the proposed or actual waiver and the ways in which a shareholder can revoke a proxy, if already given, and change any or all of its votes. A new proxy card will accompany the notice.


INDEMNIFICATION

         Nature Vision and certain of its shareholders will indemnify Photo Control against losses resulting from any breach of the representations, warranties, covenants or other agreements made by it in the merger agreement. Losses for which Photo Control is entitled to indemnification as a result of a breach by Nature Vision of any representation or warranty will not include the first $75,000 of the losses and will not exceed the value of the shares of Photo Control common stock issued in the merger.

         Photo Control will indemnify Nature Vision against losses resulting from any breach of the representations, warranties, covenants or other agreements made by it in the merger agreement. Losses for which Nature Vision is entitled to indemnification as a result of a breach by Photo Control of any representation or warranty will not include the first $75,000 of the losses and will not exceed the value of the shares of Photo Control common stock issued in the merger.

                               RELATED AGREEMENTS

         This section of the joint proxy statement/prospectus describes agreements related to the merger agreement. While Photo Control and Nature Vision believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

VOTING AND IRREVOCABLE PROXY AGREEMENTS

         Under separate voting and irrevocable proxy agreements, Dean Capra, Anthony Capra and Jeffrey P. Zernov have each agreed, subject to certain exceptions, not to take any of the following actions with respect to their Nature Vision shares until the effective time of the merger or the valid termination of the merger agreement:


         o Cause or permit any sale, transfer or other disposition or encumber any of the shares of Nature Vision common stock owned by them.

         o Grant any other proxy with respect to the shares of Nature Vision common stock owned by such shareholder.


         Under the terms of each proxy, Photo Control has the authority to vote all shares of Nature Vision common stock beneficially owned by each person on the record date of any shareholder meeting of Nature Vision related to the merger, in favor of the adoption and approval of the merger agreement and the merger and against any proposal made in opposition to or in competition with the consummation of the merger with Photo Control. The proxy authorizes Photo Control to vote these shares at any meeting of shareholders of Nature Vision, or in connection with any solicitation of consents from shareholders of Nature Vision, called or solicited for the purpose of voting on the matters described above. The proxy is coupled with an interest and is irrevocable.

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          SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS OF NATURE VISION


         Nature Vision is organized under the corporate laws of Minnesota. Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide each shareholder of Nature Vision the right to dissent from the merger. The following summary of the applicable provisions of sections 302A.471 and 302A.473 of Minnesota law does not purport to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of these sections attached as Annex C to this joint proxy statement/prospectus. Any shareholder who wishes to exercise dissenters' rights, or who wishes to preserve the right to do so, should review these sections carefully since failure to comply with the procedures set forth in the sections will result in the loss of that shareholder's dissenters' rights.


         Under the Minnesota Business Corporation Act, Nature Vision's shareholders have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger with PC Acquisition, Inc., and to receive from us payment in cash of the "fair value" of their shares upon the consummation of the merger. The term "fair value" means the value of the shares immediately before the effective date of the merger without any appreciation or depreciation in anticipation of the merger.

         A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect any dissenters' rights the beneficial owner may have.

         Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions:


         o A written notice of intent to demand fair value for Nature Vision common stock held by the shareholder must be received at Nature Vision's executive offices of at 213 NW 4th Street, Brainerd, Minnesota 54601. This written demand must specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of the shares before the taking of the shareholder vote at the special meeting to approve the merger. This written demand must be in addition to and separate from any proxy or vote against approval of the merger. Voting against, abstaining from voting or failing to vote to approve the merger without the written demand will not constitute a demand for appraisal within the meaning of Minnesota law.


         o Shareholders electing to exercise their dissenters' rights under the Minnesota Business Corporation Act must not vote for the approval of the merger. A shareholder's failure to vote against approval of the merger will not constitute a waiver of the shareholder's dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger or direction to abstain, the proxy will be voted for approval of the merger and the shareholder's dissenters' rights will be waived.

         o A shareholder may not assert dissenters' rights as to less than all of the shares registered in the holder's name, except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares who is not the record owner of such shares may assert dissenters' rights as to shares held on the beneficial owner's behalf, provided that the beneficial owner submits a written consent of the record owner to us at or before the time the beneficial owner asserts dissenter's rights.

         o After approval of the merger by the shareholders at the special meeting, Nature Vision will send a written notice to each shareholder who delivered written demand asserting dissenters' rights. The notice will contain the address to which the shareholder must send both the demand for payment and


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

                  the stock certificates to be exchanged for payment in order to perfect the shareholder's dissenters rights and the date by which they must be received, as well as other related information.

         o In order to receive fair value for the Nature Vision shares, a dissenting shareholder must, within 30 days after the date notice is given (as described in the preceding paragraph), demand payment and send the Nature Vision stock certificates, and all other information specified in the notice, to the address specified in the notice. A dissenting shareholder will retain all rights as a shareholder until the effective date of the merger. After a valid demand for payment and the related stock certificates and other information are received by Nature Vision, or after the effective date of the merger, whichever is later, Nature Vision will remit to each dissenting shareholder who has asserted dissenters' rights under the Minnesota Business Corporation Act the amount that Nature Vision estimates to be the fair value of the dissenting shareholder's shares, with interest at a rate prescribed by statute. Nature Vision will also send a closing balance sheet and statement of operations for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment and copies of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.


         o If the dissenting shareholder believes that the amount remitted is less than the fair value of the Nature Vision shares plus interest, the shareholder must mail or deliver written notice to Nature Vision of an estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. This notice must be delivered to Nature Vision's executive offices at 213 NW 4th Street, Brainerd, Minnesota 54601. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by Nature Vision.


         o Within 60 days after receipt of a demand for supplemental payment, Nature Vision must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with Nature Vision, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Nature Vision. The court, after determining that the shareholder or shareholders have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate, whether or not used by Nature Vision or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders who properly exercised dissenters' appraisal rights and did not agree with Nature Vision as to the fair value of their shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, were remitted to those shareholders by Nature Vision. The shareholders will not be liable to Nature Vision for any amounts paid that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of the proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Nature Vision, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to the shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

         Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or less than the consideration they would receive if they did not seek appraisal of their shares and instead, sold their shares on the open market.


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         Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. Any holder who fails to comply fully with the statutory procedure summarized above will forfeit that shareholder's dissenters' rights.

                            BUSINESS OF PHOTO CONTROL

OVERVIEW

         Photo Control is engaged in three industries. It designs, manufactures, and markets: (a) professional photographic equipment; (b) Bookendz docking station for the Apple PowerBook, IBook and IPod; and (c) specialized equipment for video conference and presentation markets.

         Photo Control Corporation was organized as a Minnesota corporation in 1959. Photo Control acquired all of the outstanding stock of Norman Enterprises, Inc. ("Norman"), a California corporation, in 1973. In June 1983, Photo Control acquired all of the outstanding stock of Nord Photo Engineering, Inc. ("Nord"), a Minnesota corporation. In October 1997, Norman's manufacturing operations were moved to Minnesota and the land and building in California was sold. In October 1998 the remaining sales and service facility was closed and moved to Minneapolis. Effective January 1, 1998 Photo Control liquidated both subsidiaries and transferred the assets to Photo Control Corporation, the parent company.

         Photo Control designs, manufactures, and markets professional Camerz film and digital cameras, photographic accessories, Norman electronic flash equipment and Lindahl photographic accessories. In October 2000, Photo Control acquired a non-photographic line, the Bookendz docking station for Apple PowerBook, IBook and IPod. In January 2004, Photo Control purchased the Vaddio product line which is specialized video camera equipment and controls used in the video conferencing and presentation market. No new Nord photographic package printers have been sold in the last four years. However, to the extent available, service parts and replacement lenses are sold.

PRODUCTS


         Photo Control designs, manufactures and markets professional Camerz film and digital cameras, photographic accessories, Norman electronic flash equipment, and the Lindahl product line which consists of lens shades, light filters and flash brackets. All products are manufactured in our existing facility and distributed by our employee sales personnel and five independent representatives for the Lindahl dealers. In October 2000 Photo Control purchased the Bookendz docking station for Apple PowerBook, IBook and IPod. The Bookendz product line is manufactured in our existing facility and distributed by use of our employee sales personnel to end-users and resellers of Apple products.

         The principal market for Photo Control's Camerz film and digital camera equipment is the sub-segment of the professional photography market requiring high-volume equipment, such as elementary and secondary school photographers. The market with respect to the Norman electronic flash equipment and Lindahl lens shades is broader, extending to all professional photographers and to experienced amateur photographers. The market for the Bookendz docking station is owners of the Apple PowerBook, IBook and IPod. The geographic market in which Photo Control competes with respect to film and digital camera equipment, flash equipment and lens shades consists of the entire United States and, to a lesser extent, some foreign countries. The Bookendz docking station is sold internationally, although substantially all sales are in the United States.

         Photo Control markets most of its Camerz cameras, Norman electronic flash and lighting equipment, Lindahl lens shades and photographic accessories through its four employee sales personnel and through the part-time use of service employees. In addition, five independent representatives are used to sell the Lindahl product line, two independent representatives are used to sell the Norman product line and four independent representatives are used to sell the Vaddio product line. These products are marketed primarily under the tradenames, "Camerz, " "Norman" and "Lindahl." Bookendz products are marketed by use of the same employees that are used for the photographic products. It is expected that the sales force will remain at the current level during 2004.


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         In 2003 Photo Control introduced a five- and a 14-mega pixel digital camera. A 14-mega pixel camera back which fits onto the Camerz ZII and ZIII film cameras was also introduced. The five mega pixel camera uses a Sony sensor and the 14-mega pixel camera uses a Kodak sensor. In the Norman product line the D12 and D24 series 900 power supplies were introduced which are used with standard AC power. Two new series of softboxes were introduced, the Norman battery portable and the Norman umbrella type softboxes. In the Lindahl product line the GoPod, a body mounted camera holder aimed at the sport photographer, was introduced. A docking station for the Apple twelve inch Powerbook was introduced in May 2003. In 2004 a docking station for the 15-inch Powerbook will be introduced.


         Materials required for Photo Control's photographic equipment consist primarily of fabricated parts, lenses, electronic components, and lights, most of which are readily available from numerous sources. Material for the Bookendz product consists primarily of electronic components and fabricated parts, which are readily available.

         The photographic equipment business is somewhat seasonal, with a larger volume of sales from March through October. Historically, the Bookendz product has less sales volume in the summer months.

         Photo Control believes that its working capital needs are typical to the industry. The nature of Photo Control's business does not require that it provide extended payment terms to customers. Photo Control maintains an inventory of raw material and finished products and permits customers to return only defective merchandise.


         During the two years ended December 31, 2003 and 2002, Photo Control derived 16.3% and 17.2%, respectively, of its sales from an unaffiliated customer, Lifetouch Inc. and its affiliates. During the two years ended December 31, 2003 and 2002, 6.5% and 6.2%, respectively, of Photo Control's sales were from another unaffiliated customer, CPI Corp. During the two years ended December 31, 2003 and 2002, 12.1% and 14.0%, respectively, of it sales were from a third unaffiliated customer, PCA National, Inc. The dollar amount of backlog believed by Photo Control to be firm at December 31, 2003 and 2002, is $1,470,000 and $360,000, respectively. Photo Control anticipates that it will be able to fill all current backlog orders during the fiscal year ending December 31, 2004. No material portion of Photo Control's business is subject to renegotiation of profits or termination of any contract or subcontract at the election of the United Sates federal government. Photo Control has no operations based outside of the United States. During each of the last two years ended December 31, 2003, slightly less than five percent of Photo Control's sales were derived from export sales.


INTELLECTUAL PROPERTY


         When Photo Control acquired the Bookendz product line in 2000, it also acquired the exclusive license right to patent number 5,186,646, which expires on January 16, 2012. The patent provides for multiple ports or connections which allows for easy and quick connection between two devices. Also in 2000, utility patent number 6,024,461 (which expires on October 31, 2016) and design patent number 428,661 (which expires July 25, 2014) were issued for a lamphead having a multi-positional base and removable mountable reflector flashtube assembly. The patented lamphead is used in the Norman flash equipment product line and allows for interchange of the flashtube assembly on the lamphead. Photo Control received U.S. Patents Nos. 5,294,950 on March 15, 1994 (which expires March 16,
2012) and 5,812,895 on September 22, 1998 (which expires March 16, 2012) for an identification system for automated film and order processing including machine and human readable code.


         Photo Control is the owner of the registered trademarks "Camerz," "Norman," "Lindahl" and "Bookendz" and the logo-type designs used in connection with the sale of photographic equipment under those names.

         Although Photo Control's patents and trademarks are valuable, they are not considered to be essential to Photo Control's success. Innovative application of existing technology along with providing efficient and quality products are of primary importance.


         Photo Control has entered into agreements with employees that grant Photo Control an exclusive right to use, make and sell inventions conceived by employees during their employment with Photo Control. Management believes that the right to use, make and sell such inventions adequately protects against any employee who might claim an exclusive proprietary right in an invention developed while the employee was employed by Photo Control.


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COMPETITION

         Primary methods of competition for Photo Control's products are product performance, reliability, service and delivery. Because of varying product lines, Photo Control is unable to state accurately its competitive position in relation to such competitors. The Camerz film cameras have no known competitor, however, the digital cameras compete with the digital professional cameras sold by Kodak, Fuji and Nikon. In the somewhat broader market in which the Norman professional studio electronic flash equipment competes, there are approximately 10 significant competitors, several of which are well established. Photo Control is unable to state accurately Norman's overall competitive position in relation to such competitors. Norman's dominant competitors are Broncolor, Dynalite, White Lighting, Photogenic, ProFoto and Speed-O-Tron. The Lindahl line has one known competitor, Jones Brackets, Inc. Bookendz docking stations have no known competitors.

RESEARCH AND DEVELOPMENT

         For the years ended December 31, 2003 and 2002, Photo Control spent $861,000 and $601,000, respectively, on research activities relating to the development of new products, services and production engineering. Photo Control intends to maintain its 2003 level of spending on research and development in 2004. It is anticipated that the life cycle of digital products will be shorter than the film based products of the past and a higher level of spending will be required.

GOVERNMENT REGULATION


         Federal, state and local laws and regulations have had no material effect on Photo Control's capital expenditures, earnings or competitive position.


EMPLOYEES


         As of March 31, 2004, Photo Control had 52 full-time employees and four part-time employees. Photo Control utilizes subcontract personnel on a temporary basis to supplement its regular work force, which totaled one person as of March 31, 2004.


PROPERTIES

         Photo Control's principal property is located at 4800 Quebec Avenue North, Minneapolis, Minnesota. The building at that location consists of 55,000 square feet and is located on three and one-half acres of land. The building was constructed in 1971 and was purchased in 1980. Extensive remodeling has been done to meet the specific needs of Photo Control. Photo Control first occupied the building during the fall of 1980, and uses the building for the manufacturing of all its products and as corporate offices.

         Photo Control believes its present facilities are adequate for its current level of operation and provide for a reasonable increase in production activities.


COMPLIANCE WITH ENVIRONMENTAL LAWS

         Photo Control is in compliance with all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants. Compliance with these environmental laws and regulations has had no material effect on Photo Control's capital expenditures, earnings or competitive position.

               PHOTO CONTROL MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Photo Control Corporation is a manufacturer of professional photographic equipment, Bookendz docking stations and Vaddio cameras and controls. There are three photographic product lines: long-roll film and digital cameras, electronic flash equipment and lens shades. All three product lines are used primarily for high volume portrait, commercial and school photography. Photo Control continues to offer service parts and support on a fourth line of photographic package printers. However, because this product is technologically obsolete, no new printers have been sold in the last four years. The Bookendz products are docking stations for the Apple Powerbook, Ibook and Ipod. The Vaddio product line is specialized cameras and controls used in the video conferencing and presentation markets. The products are sold through a dealer network that resells and installs the equipment. The end-users are a variety of businesses and various organizations that wish to utilize video conferencing. Schools and churches are a significant share of the presentation market.

         In recent years there has been a consolidation in the markets served by Photo Control's photographic equipment, resulting in excess capacity and sales to fewer customers. Sales are highly concentrated to several high volume studio and school photographers. For the years ended December 31, 2003 and 2002, three customers comprised 34.9% and 37.4%, respectively of sales.


         Sales by other companies of consumer digital cameras and products have increased significantly over the last several years. However, the professional photographic markets have experienced a slow gradual increase for digital products with the lower volume individual wedding and studio photographers purchasing high-end professional cameras from such companies as Kodak, Fuji and Nikon. This trend has yet to emerge in the high volume professional photographers, which is the market Photo Control primarily serves. Beginning in 1998, sales of new film cameras decreased significantly because professional photographers would either make new investments in digital products or buy used film equipment. As a result, Photo Control's camera sales have declined in recent years. Photo Control offers several digital camera products and in 2003 introduced three new camera products, a five-mega pixel camera, a 14-mega pixel camera and a 14-mega pixel camera back; however, shipments of production units did not begin until 2004. Management believes that newer digital products will offset the decline in sales of film cameras and increase sales in future years.

         Photo Control's electronic flash equipment is high quality, premium priced and targeted at high volume photographers. Lighting considerations are similar for both digital and film photography. During 2002 Photo Control began to distribute a low priced line of lights imported from China. Also, at the end of 2002, a new high quality, lower priced monolight was brought to market. During 2003 a new, lower priced line of digital floor power supplies was introduced with shipments of production units beginning in 2004. Photo Control expects its new products coupled with its older products will satisfy a broader spectrum of the lighting market.


         The lens shade product line also includes light filters and brackets that are used to attach the special effect shades and filters to professional medium format cameras. Both the lens shade line and photographic printer service parts account for less than eight percent of sales in 2003 and 2002.

         The Bookendz docking stations allow owners of Apple Powerbooks, Ibooks and Ipods to remove the device from the dock for travel and upon return, dock the device without having to make a connection for each individual peripheral device. Apple constantly changes the configuration of their equipment and the docks are frequently redesigned and retooled to accommodate these changes.

         Photo Control has developed new digital products in an effort to offset the decline in sales of film based products. However, it is unknown the effect to which this strategy will be successful. In addition, Photo Control has attempted to diversify outside the photographic market by purchasing the Bookendz docking product line in 2000 and the Vaddio product line in January 2004.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include reserves for obsolete inventory, reserves for warranty and the carrying value of intangible assets.

         In assessing the ultimate realization of inventories, management is required to make judgments as to future demand requirements and compare them with the inventory levels. Reserve requirements increase as projected demand decreases due to market conditions, technological and product life cycle changes. Photo Control has experienced significant changes in reserves in recent periods due to photography switching from film to digital capture and consolidation of customers resulting in excess capacity and declining requirements for equipment. Such estimates are difficult to make under current volatile economic conditions and it is possible significant changes in required inventory reserves may continue to occur in the future.

         Warranty reserves are determined by applying historical claim rate experience to the current installed base of equipment. Historical claim rates are developed using four years of actual warranty expense to establish the reserve requirement for any given accounting period.

         The intangible assets consist of the patent for the Bookendz docking station and goodwill for the Vaddio product line acquisition. The patent is being amortized over a five-year period, however, if significant changes would occur to the estimated future cash flow of the product sales under the patent right, or from the Vaddio product line, an additional write down would be determined based on the reduction of such cash flows.

OFF BALANCE SHEET FINANCING ARRANGEMENTS

         As of March 31, 2004 there are no off-balance sheet arrangements, unconsolidated subsidiaries and commitments or guarantees of other parties.

RESULTS OF OPERATIONS

         THREE MONTHS ENDED MARCH 31, 2003 AND 2004.


         The following table presents selected items from Photo Control's statements of operations expressed as percentages of sales for the three-month periods indicated:

                                                 Three Months Ended March 31
                                                 ---------------------------
                                                   2004              2003
                                                  ------            ------

Sales                                             100.0%            100.0%
Gross Margin                                        7.1%             16.4%
Marketing & Administrative                         35.2%             31.7%
Research, Development & Engineering                12.5%             14.0%
Income(Loss) Before Taxes                         (40.7)%           (29.3)%
Net Income (Loss)                                 (40.7)%           (21.5)%


         Sales for the first quarter ended March 31, 2004 were $1,626,000, an increase of 10.5% and $155,000 from the first quarter in 2003. Photographic products sales decreased $75,000 which consisted of a camera product line sales decrease of $186,000, a printer product line sales increase of $25,000, a flash equipment product line sales increase of $133,000, and a Lindahl shades product line sales decrease of $47,000. For the first quarter of 2003, $199,500 of digital cameras were sold to one customer, however no digital cameras were sold to this customer for the first quarter of 2004. This customer has reordered and it is expected that shipment will begin in July 2004. The increased sales in the flash equipment product line is due to an increase in sales of the monolights. The monolight was a new product in 2003 with sales starting in the first quarter of 2003. The Bookendz dock product line sales decreased $141,000 during the first quarter of 2004 compared to the first quarter of 2003. This decrease was the result of a loss of distribution and not having certain models available for sale during the whole quarter. Sales of the Vaddio product line, acquired on January 5, 2004 were $371,000. This product line is used for the video conferencing and presentation markets. Management expects that Vaddio product sales will increase in future periods.

         The gross profit margin for the first quarter of 2004 decreased to 7.1% compared to 16.4% from the first quarter of 2003. Gross margin varies depending upon the volume of sales and the product mix. In the first quarter of 2004 an additional provision for obsolescence over the first quarter of 2003 was made in the amount of $224,000. Sales and orders of film camera equipment have not met expectations and the inventory was reviewed for potential additional unsalable inventory. The warranty reserve was reviewed based on the last two years actual warranty expense and adjusted down by $80,000. In addition the product mix between the lower photographic gross margin sales and the higher Bookendz gross margin sales changed in 2004 compared to 2003.

         Research, development and engineering expenses decreased by $3,000 and marketing and administrative expenses increased $106,000 for the first quarter of 2004 compared to the first quarter of 2003. The increase in marketing and administrative expense reflects increased sales and marketing activity for the new Vaddio line. Four of the seven Vaddio personnel hired are employed in marketing and administrative. Promotion and tradeshow activity also increased for the Vaddio line.

         TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2003.


         The following table presents selected items from Photo Control's statements of operations expressed as percentages of sales for the years indicated:

                                                   Year Ended December 31
                                                  ------------------------
                                                   2003              2002
                                                  ------            ------

Sales                                              100.0%            100.0%
Gross Margin                                        19.6              23.5
Marketing & Administrative                          23.0              17.2
Research, Development & Engineering                 14.6               7.8
Gain on Sale of Land and Building                    0.0              (1.2)
Income(Loss) Before Taxes                          (18.0)              0.0
Net Income (Loss)                                  (16.3)              2.2


SALES


         Total sales in 2003 decreased $1,824,000 compared to 2002. Camera sales decreased by $1,049,000 in 2003, primarily due to a decrease in sales to the three major customers discussed in NOTE 10 TO NOTES TO AUDITED FINANCIAL STATEMENTS OF PHOTO CONTROL CORPORATION, whose purchases declined by a total of $758,000 in 2003 compared to 2002. In addition to the continuing downward sales trend of film cameras in 2003, a supplier of digital camera sensors discontinued that segment of its business which caused a decrease in camera sales in 2003 compared to 2002. Although the three new digital camera products were introduced in 2003, production units were not available until 2004. Sales of the Bookendz product line decreased $541,000. In January 2003, Apple introduced two new Powerbooks, a 12- and a 17-inch model. Photo Control did not have 12-inch docks available for shipment until May and is evaluating the market for 17-inch docks. In July 2003, Apple introduced a new 15-inch Powerbook and Photo Control began shipping docks for this model in February 2004. Lighting sales decreased by $61,000. The two other products, Lindahl shades and Nord printer parts which account for 7.4% of sales, decreased by $173,000 in 2003 as compared to 2002.


GROSS MARGINS

         Gross margins were 19.6% and 23.5% for the years ended December 31, 2003 and 2002, respectively. Because of low sales volume in 2003 there was an under absorption of manufacturing overhead of $759,000 compared to an under absorption of $662,000 in 2002. If Photo Control successfully increases its sales in 2004, the gross margins will increase due to the elimination of excess plant capacity and under absorbed overhead. The gross margin on the Norman product line accounted for approximately one-half of the gross margin change from 2003 to

2002 because of the sales of lower priced and margin products in 2003 compared to 2002. However, gross margins are expected to fluctuate on a quarterly basis because of product mix changes and the seasonality of sales.

MARKETING AND ADMINISTRATIVE

         Marketing and administrative expenses were $1,358,843 and $1,330,639 for the years ended December 31, 2003 and 2002, respectively. As a percentage of sales, marketing and administrative expenses have increased to 23.0% in 2003 from 17.2% in 2002. Marketing and administrative expense increased as a percentage of sales from 2003 to 2002 because the expenses did not decrease proportionally with the sales decreases. The increase in dollar amounts in 2003 compared to 2002 reflect increased marketing expenses of $106,343 which was offset by lower administrative costs for a net increase of $28,204. In an attempt to increase sales, higher advertising, trade show and direct calling promotion expenses were incurred.

RESEARCH, DEVELOPMENT AND ENGINEERING

         Research, development and engineering expenses were $861,589 and $601,360 for the years ended December 31, 2003 and 2002, respectively. In 2003, spending increased $260,229 compared to 2002. This increase was to develop three new digital camera products. In 2004, Photo Control will continue to spend at approximately the 2003 level.

QUARTERLY RESULTS

         Seasonal demand for Photo Control's products results in relatively higher sales in the second and third quarters.

INCOME TAXES

         As of March 31, 2004, Photo Control's deferred tax asset of $1,100,000 is fully reserved. At December 31, 2003, the deferred tax asset of $855,000 was fully reserved. In 2003, Photo Control used all of its tax loss carry back, which resulted in a benefit of $96,000 for income taxes. In 2002, Photo Control carried its tax loss back and received an income tax benefit of $190,000.

LIQUIDITY AND CAPITAL RESOURCES


         Cash decreased by $930,000 and $10,692 for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively. The decrease in cash for the three months ended March 31, 2004 was due to $478,000 of negative cash flow from operations, $68,000 of capital equipment expenditures and $468,000 for the purchase of the Vaddio product line. The decrease in cash during the twelve months ended December 31, 2003 was due to a net loss from operations of $964,471, which was offset by non-cash charges for depreciation, amortization and reserve for obsolescence of $501,490, a decrease in inventory of $469,471, a decrease in refundable income taxes of $112,536 and other changes in working capital, netting to $88,881, resulting in net cash provided by operating activity of $207,907.


         As of March 31, 2004, working capital was $4,973,345, a decrease of $861,083 from December 31, 2003, primarily as a result of decreased cash and increased accounts payable. As of December 31, 2003, working capital was $5,834,428, a decrease of $692,146 from December 31, 2002, primarily as a result of decreased inventory.

         Capital expenditures were $68,204 for the three months ended March 31, 2004, $22,776 for the three months ended March 31, 2003, $28,966 in 2003 and $20,232 in 2002. Photo Control estimates that additional capital investments for property and equipment will be approximately $100,000 in 2004.


         Photo Control has an unsecured line of credit for $1,000,000 at the prime rate of interest. At December 31, 2003, there were no borrowings under the line. The line expires on September 30, 2004.

         The Company believes that its cash flow from future operations and available borrowing capacity will be sufficient to finance operations and capital requirements. However, if losses continue into the future, there is no assurances that additional cash and borrowings will be available to the Company.

EFFECTS OF INFLATION

         Photo Control believes that the effect of inflation has not been material during the three months ended March 31, 2004 or during each of the years ended December 31, 2003 and 2002.

GAIN ON SALE OF LAND AND BUILDING

         In 2002, Photo Control sold its 5,000 square foot building and related land in Hinckley, Minnesota that had been under a lease for the last four years which resulted in a gain of $90,055.

                            BUSINESS OF NATURE VISION

OVERVIEW

         Nature Vision is a company that is engaged in the following activities:

         o The design, development, manufacture and marketing of outdoor recreation products specifically focused towards the sport fishing and hunting markets.


         o The adaptation of its outdoor recreation products and core technologies for sale into industrial markets including water well video inspection, automotive inspection systems and the security market.

Nature Vision was incorporated under the laws of Minnesota in 1999.


PRODUCTS

UNDERWATER VIEWING SYSTEMS

         Nature Vision manufactures and markets a family of products called underwater viewing systems that are sold under the trade name "Aqua-Vu." Nature Vision is credited as the creator of the underwater viewing system product category and was the first to market a self-contained underwater viewing system. An underwater viewing system consists of a submersible video camera with internal lighting and a hand held monitor-viewing device with a battery power supply. With the use of attachable weights and fins, the underwater camera can be lowered into a body of water and used to look in the direction a boat is traveling. In the past the Aqua-Vu systems have relied on cathode ray tube (CRT) display technology which required a sunshield to shadow the display. In 2004, Nature Vision will begin to market Aqua-Vu systems that incorporating a proprietary sunlight viewable liquid crystal display (LCD) technology that will allow multi-person viewing. The LCD technology will also allow Nature Vision to sell color-viewing in addition to black and white systems. The 2004 Aqua-Vu systems also incorporate "on-screen display" information, including the water temperature at the camera, camera depth and camera direction. The Aqua-Vu systems range in price from $199 to $1,999.

HUNTING PRODUCTS

         Nature Vision also sells products for the recreational hunting market. These products include "Game-Vu" camera systems and "Woodland Whisper" hearing enhancers. The Game-Vu camera system uses a proprietary digital camera designed to capture images of game as it walks by the device. The camera system incorporates a passive infrared (PIR) body heat sensor to detect the animal, which triggers the Game-Vu system to take a photograph and record the time and date on the image. In addition, the Game-Vu system uses invisible infrared light to illuminate the animal in the dark and includes a hand-held video viewing monocular to view the images in the field. The Woodland Whisper hearing enhancers aid wild turkey hunters, by detecting distant game calls, and deer and elk hunters, by amplifying the sounds of approaching prey.

FISHING PRODUCTS

         In 2003 Nature Vision introduced a product for the ice fishing market called the "Buzz Stix." A Buzz Stix ice fishing rod incorporates a miniature vibrating motor activated with a push button switch. Fish tend to be inactive during the winter, but successful ice fishermen have learned that a very slight jigging action is useful to lure fish into striking a bait. The Buzz Stix technology allows amateur anglers to duplicate this "micro-jigging" action. Nature Vision recorded sales of over 40,000 Buzz Stix ice fishing rods in 2003, more than any other ice fishing rod on the market that year. In 2004, Nature Vision plans to expand the Buzz Stix ice fishing rod product line. An automatic jigging Buzz Stix ice fishing rod that incorporates a small micro processor and three pre-programmed jigging routines will be introduced, as well as the Hot Stix ice fishing rod with a heated handle.

INDUSTRIAL PRODUCTS

         Nature Vision has adapted its underwater viewing technology for use in the water well inspection industry. It sells a line of cameras under the trade name "Well-Vu." Nature Vision currently designs and builds Well-Vu underwater viewing systems that are submersible to 1,000 feet. In addition, Nature Vision sells viewing system products called "Tool-Vu" and "Mini-Vu" for use in automotive and building inspections.

PIDS (PERSONAL INFORMATION DELIVERY SYSTEM)


         In connection with marketing its current product lines, Nature Vision has developed the "PIDS" (personal information delivery system) point-of-sale video kiosk system for use by retailers. The PIDS video kiosk system uses a 10.5-inch touch-screen LCD to display one of nine informational video clips selected by a customer. When a selection is made, the PIDS plays a two-minute video presentation. The PIDS video kiosk system incorporates a MPEG4 media card, which can be updated in minutes. Nature Vision plans to introduce the PIDS video kiosk system in fall 2004.


MARKETS AND MARKETING


         In North America there are estimated to be over 65 million sport fishermen and over 28 million hunters. According to the NATIONAL SURVEY OF FISHING, HUNTING AND WILDLIFE ASSOCIATED RECREATION published by the U.S. Department of Interior, Fish & Wildlife Service, annual United States equipment sales of fishing and hunting equipment exceed $64 billion. Nature Vision estimates that fewer then 125,000 underwater viewing systems are currently in use, of which approximately 75% are Aqua-Vu underwater viewing systems. Now that underwater viewing systems have broad acceptance in the sports fishing industry, Nature Vision believes the product line has significant growth potential. Nature Vision's marketing strategy involves expanding the use of Aqua-Vu underwater viewing systems while developing related products with different uses, such as the Well-Vu, Tool-Vu and Micro-Vu viewing systems. In addition Nature Vision intends to continue to develop innovative products for the fishing and hunting industry and to market the products to an ever-increasing base of consumers.


         Nature Vision uses independent sales representatives to market its products to retailers that cater to fishing and hunting enthusiasts, including traditional sporting goods chains, such as Bass Pro, Cabela's, Gander Mountain and Mills Fleet Farm, as well as independent sporting goods stores. It is also exploring placing its products with traditional mass merchandise retailers to expand its retail presence and raise consumer awareness. Besides selling its viewing systems and other hunting and fishing products through these retailers, management believes that these stores are candidates for the PIDS video kiosk system.

MANUFACTURING

         Components comprising Nature Vision's product line are produced to specification by suppliers located in Asia. Nature Vision uses approximately six suppliers for raw materials and components, and has identified alternative sources for key items. Nature Vision employees assemble the products at its Brainerd, Minnesota facility.

COMPETITION

         Nature Vision's Aqua-Vu systems compete with underwater cameras sold by several small companies. Nature Vision also faces competition from manufacturers of sonar and global positioning system (GPS) devices. Sonar devices detect schools of fish and, at times, individual fish, and can provide information about lake and river bottom contours. GPS devices allow fishers to "mark" spots where fish are located and then easily find them again. Nature Vision also faces potential competition from large consumer and marine electronics companies as well as established companies offering fishing and hunting equipment.


RESEARCH AND DEVELOPMENT

         For the years ended December 31, 2003 and 2002, Nature Vision spent $83,839 and $38,110, respectively, on research activities relating to the development of new products.


PATENTS AND TRADEMARKS


         Nature Vision holds nine patents and has three patent applications pending. The patents expire during the period June 5, 2014 through November 4, 2022. There is no guarantee that others may not copy any of Nature Vision's products in whole or in part to produce a product similar in design and purpose. Patent protection of Nature Vision's products does not imply that they will recognize any substantial, competitive edge in the marketplace.


         Nature Vision also holds various trademarks, including Aqua-Vu, Game-Vu, Tool-Vu, Mini-Vu, Woodland Whisper, Buzz Stix, Hot Stix and PIDS. Nature Vision considers these trademarks important in assuring consumer recognition of its products.

REGULATION

         Nature Vision's operations and products are not subject to significant government regulations other than those regulations applicable to businesses generally. When they were introduced in 1998 the Aqua-Vu systems were the subject of proposed legislation to ban the devices in Minnesota, but the legislation was never enacted.

EMPLOYEES

         As of April 30, 2004, Nature Vision employed 18 persons, consisting of 17 full-time employees and one part-time employee.

PROPERTIES

         Nature Vision owns a 35,000 square foot facility located at 213 NW 4th Street, Brainerd, Minnesota. The facility includes administrative, manufacturing, research and development, sales, accounting and customer service departments and encompasses approximately 25,000 square feet. The balance of the space is leased to unrelated parties.


COMPLIANCE WITH ENVIRONMENTAL LAWS

         Nature Vision is in compliance with all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants. Compliance with these environmental laws and regulations has had no material effect on Nature Vision's capital expenditures, earnings or competitive position.

               NATURE VISION MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Nature Vision is a company that is engaged in the design, development, manufacture and marketing of outdoor recreation products specifically focused towards the sport fishing and hunting markets. The company has also adapted its outdoor recreation products and core technologies for sale into industrial markets including water well video inspection, automotive inspection systems and the security market. Nature Vision manufactures and markets a family of products called underwater viewing systems and sold under the trade name Aqua-Vu. Nature Vision also seeks to design products that not only meet its customers' technology expectations but also meet certain retail price points. Nature Vision currently sells Aqua Vu systems that range in retail price from $199 to $1,999. Nature Vision also markets a family of products into the recreational hunting markets. These products include the Game-Vu camera system and Woodland Whisper hearing enhancers. In 2003 Nature Vision introduced the Buzz Stix ice fishing rod which incorporates a miniature vibrating motor activated with a push button switch. Nature Vision has applied for patents on the Buzz Stix product. In 2004 Nature Vision will expand the Buzz Stix product line to include a line of automatic jigging Buzz Stix ice fishing rod incorporating a small micro processor and three pre-programmed jigging routines. In addition Nature Vision will introduce its Hot Stix ice fishing rod with a heated handle, for which it has filed a patent. Nature Vision has adapted its underwater viewing technology for use in the water well inspection industry by selling a line of cameras under the trade name of Well-Vu. Nature Vision currently designs and builds Well-Vu systems that are submersible to 1,000 feet. In addition, the industrial products division of Nature Vision sells vision products called Tool-Vu and Mini-Vu for use in the automotive and building trades inspection field, respectively.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include reserves for obsolete inventory, reserves for warranty and the carrying value of intangible assets.

         In assessing the ultimate realization of inventories, Nature Vision is required to make judgments as to future demand requirements and compare them with the inventory levels. Reserve requirements increase as projected demand decreases due to market conditions, technological and product life cycle changes. Such estimates are difficult to make under current volatile economic conditions and it is possible significant changes in required inventory reserves may occur in the future.

         Warranty reserves are determined by reviewing historical claim rate experience to establish the reserve requirement for any given accounting period.

OFF BALANCE SHEET FINANCING ARRANGEMENTS

         As of March 31, 2004 there were no off-balance sheet arrangements, unconsolidated subsidiaries and commitments or guarantees of other parties.

RESULTS OF OPERATIONS

         THREE MONTHS ENDED MARCH 31, 2003 AND 2004.


         The following table presents selected items from Nature Vision's statements of operations expressed as percentages of sales for the three-month periods indicated:

                                                Three Months Ended March 31
                                                ---------------------------
                                                 2004                 2003
                                                 ----                 ----

Sales                                           100.0%               100.0%
Gross Margin                                     32.1%                35.5%
Marketing & Administrative                       21.0%                31.1
Income Before Taxes                               8.6%                 1.8%
Provision for Income Taxes                        3.1%                 0.6%
Net Income (Loss)                                 5.5%                 1.2%

SALES


         Total sales in the first quarter of 2004 increased $529,980, or 26.6%, as compared with the same period in 2003. These quarterly results are consistent with a year-to-year trend as Nature Vision continues to see double digit annual growth due to the Aqua-Vu systems, which account for approximately 75% of Nature Vision sales, being the dominant product in the emerging category of underwater viewing systems.


GROSS MARGINS

         Gross margins were 32.1% and 35.5% for the three month periods ended March 31, 2004 and 2003, respectively. Margins have decreased primarily due to product mix fluctuations. Gross margins are expected to fluctuate on a quarterly basis because of product mix changes and the seasonality of sales.

MARKETING AND ADMINISTRATIVE

         Marketing and administrative expenses were $529,365 and $619,246 the three month periods ended March 31, 2004 and 2003, respectively. As a percentage of sales, marketing and administrative expenses have decreased to 21.0% in the first quarter of 2004 from 31.1% in the same period in 2003. The decrease was due to a reduction in print advertising and trade show expenses.

         TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2003.


         The following table presents selected items from Nature Vision's statements of operations expressed as percentages of sales for the years indicated:

                                                   Year Ended December 31
                                                   ----------------------
                                                   2003              2002
                                                   ----              ----

Sales                                              100.0%           100.0%
Gross Margin                                        35.2             32.5
Marketing & Administrative                          27.1             28.7
Income Before Taxes                                  8.1              3.8
Provision for Income Taxes                           2.8              1.6
Net Income (Loss)                                    5.3              2.2


SALES


         Total sales in 2003 increased $1,339,000, or 17.5% as compared with 2002. As the Aqua-Vu systems are the dominant product in the emerging category of underwater viewing systems, and the Aqua-Vu systems account for approximately 75% of Nature Vision's sales, Nature Vision continues to see double digit growth on an annual basis.


GROSS MARGINS

         Gross margins were 35.7% and 32.5% for the years ended December 31, 2003 and 2002, respectively. Margins have increased primarily due to a reduction in returns and allowances. This reduction was primarily due to product maturity and minimal new product introduction. Gross margins are expected to fluctuate on a quarterly basis because of product mix changes and the seasonality of sales.

MARKETING AND ADMINISTRATIVE

         Marketing and administrative expenses were $2,385,963 and $2,140,689 for the years ended December 31, 2003 and 2002, respectively. As a percentage of sales, marketing and administrative expenses have decreased to 27.1% in 2003 from 28.7% in 2002. Marketing and administrative expenses did not increase proportionally with the sales increases. In an attempt to increase sales, higher advertising, trade show and direct calling promotion expenses were incurred.

QUARTERLY RESULTS

         Seasonal demand for Nature Vision's products resulting in relatively higher sales in the fourth and first quarters of the calendar year.

INCOME TAXES

         Nature Vision's total provision for taxes was $78,000, $253,700 and $121,000 for the three months ended March 31, 2004, fiscal 2003 and fiscal 2002, respectively. These amounts include $174,600 for current tax liability and $79,100 for deferred tax liability for 2003, and $3,400 for current tax liability and $117,600 for deferred tax liability for 2002. Nature Vision maintained a net deferred tax liability of $44,300 in 2003 and a net deferred tax asset of $34,800 in 2002. The effective tax rates for the three months ended March 31, 2004, fiscal 2003 and fiscal 2002, were 36.1%, 34.8% and 41.9%, respectively.

LIQUIDITY AND CAPITAL RESOURCES


         Cash decreased by $78,039 during the three months ended March 31, 2004 and increased by $62,654 during the twelve months ended December 31, 2003. The decrease in cash during the three months ended March 31, 2004 was due to the purchase of fixed assets. The increase in cash during the twelve month period ended December 31, 2003 was a result of net income from operations of $476,288, which was enhanced by non-cash charges for depreciation and amortization of $193,237, and which was decreased by other changes in working capital, netting to $52,397 for net cash provided by operating activity of $617,128.

         Capital expenditures were $90,976 for the three months ended March 31, 2003, $28,873 for the three months ended March 31, 2004, $193,390 in 2003 and $244,310 in 2002. Nature Vision estimates that additional capital investments for property and equipment will be approximately $243,000 in 2004.

         Nature Vision has a line of credit for $1,000,000 at the prime rate of interest plus 0.5%, with a minimum interest rate of 5%. The line of credit is secured by the accounts receivable, inventories, property and equipment and expires on September 15, 2004. At March 31, 2004, there were no borrowings under the line of credit.

         Nature Vision will need to secure a new line of credit with a limit of $3,500,000, prior to the closing of the merger, for the combined company. Nature Vision believes that its current cash position, its cash flow from operations and amounts available from bank borrowing should be adequate to meet its anticipated cash needs for working capital and capital expenditures during 2004. However, there is no assurance that additional cash and borrowings will be available.


EFFECTS OF INFLATION

         Nature Vision believes that the effect of inflation has not been material during the three months ended March 31, 2004 or during each of the years ended December 31, 2003 and 2002.

                            PHOTO CONTROL MANAGEMENT

DIRECTORS, NOMINEE FOR DIRECTOR AND EXECUTIVE OFFICERS

         Our directors, nominee for director and executive officers are as follows:

                                                 DIRECTOR
NAME                                     AGE       SINCE      POSITION
----                                     ---       -----      --------
John R. Helmen......................      63        1997      Chief Executive  Officer and Chairman of the Board of Directors
                                                              (Class III Director)
Christopher Lausen..................      42         --       Chief Financial Officer and Treasurer
Richard P. Kiphart..................      62        2001      Class I Director
Scott S. Meyers.....................      50        2000      Class II Director
John McMillan.......................      62        2001      Class II Director
James R. Loomis.....................      76        1986      Class III Director


         JOHN R. HELMEN, has served as Photo Control's Chief Executive Officer since April 2004 and as a Class III director since June 1997. Mr. Helmen was appointed as Photo Control's Chairman of the Board of Directors in June 2001. He had been Photo Control's President and Chief Executive Officer from 1997 through June 2001. Mr. Helmen had been employed by Supra Color Labs, Inc. as Vice President, Director of Sales and Marketing, from 1977 through 1979, President from 1979 through 1993, and General Manager, after the sale of Supra Color to Burrel Professional Labs, from 1993 until 1997. Mr. Helmen will serve as the President of the combined company's photography division, but will resign as a director of Photo Control concurrent with the closing of the merger.


         CHRISTOPHER LAUSEN, has served as Photo Control's Chief Financial Officer and Treasurer since May, 2003, and its Controller and Personnel Director since April 2000. From April 1998 through April 2000, he served as an Accounting Manager for GAF Materials Corporation, a manufacturer of building materials, and as an Accounting Manager at Command Tooling Systems Incorporated, a manufacturer of tool holding systems for the steel milling industry, from October 1987 through April 1998. Mr. Lausen will serve as the Controller of the photography division of the combined company.


         RICHARD P. KIPHART, has served as a Class I director since November 2001. He has been a principal in the investment banking firm of William Blair & Company, L.L.C. since 1972. Mr. Kiphart joined William Blair in 1965, and has been the principal in charge of the corporate finance department since 1995. Mr. Kiphart currently serves as a director of Advanced Biotherapy and First Data Corporation. He received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School. Mr. Kiphart will serve as a director of the combined company.

         SCOTT S. MEYERS, has served as a Class II director since April 2000. He is the former President and director member of Alliant Techsystems, Inc., an aerospace and defense company. Mr. Meyers currently provides advisory services to Alliant Techsystems, which he joined in March 1996 and served as Chief Financial Officer until October 2000, when he became President. Mr. Meyers previously served as Executive Vice President, Chief Financial Officer and a director of Magnavox Electronic Systems Company, a manufacturer of defense electronics products. Mr. Myers will resign as a director of Photo Control concurrent with the closing of the merger.

         JOHN MCMILLAN, has served as a Class II director since September 2001. Mr. McMillan retired as President and Chief Executive Officer of Scotia Technology, LLC, a manufacturer of products for digital imaging equipment, medical devices and life support equipment in 1997. He had previously served as Chairman of the Board and Chief Executive Officer of Merit Corp., the predecessor to Scotia Technology. Mr. McMillan will resign as a director of Photo Control concurrent with the closing of the merger.

         JAMES R. LOOMIS, has served as a Class III director since May 1986. He retired in 1992 as Chairman of the Board and Chief Executive Officer of Magnavox Electronic Systems Company, a manufacturer of defense electronic products, where he had been employed since 1980 as an executive officer. Mr. Loomis will resign as a director of Photo Control concurrent with the closing of the merger.

COMPENSATION OF PHOTO CONTROL'S DIRECTORS


         Each director who is not a full-time employee of Photo Control receives an annual retainer of $12,000. Also, a fee of $500 is paid to each outside director for each board or committee meeting attended plus out-of-pocket expenses incurred in attending meetings. Outside directors are eligible for stock options, including cash bonuses upon certain option exercises. Directors who are employees of Photo Control are not specifically compensated for their duties as directors.


COMMITTEES AND MEETINGS OF PHOTO CONTROL'S BOARD OF DIRECTORS

         Photo Control's board of directors has an audit committee and a joint compensation/nominating committee.


         Scott S. Meyers (Chairperson), James R. Loomis and Richard P. Kiphart are the current members of the audit committee of the board of directors. Each is an "independent director," as that term is defined in the rules promulgated by the Nasdaq Stock Market. The audit committee represents the board in discharging its responsibilities relating to accounting, reporting and financial control practices. The audit committee has responsibility for review with management of financial controls, accounting, and audit and reporting activities. It annually reviews the qualifications and engagement of Photo Control's independent accountants, appoints the independent accountants, approves the scope of and fees for their services, and reviews the results of their audit and their management comment letters. Mr. Meyers is a "financial expert" as that term is used in the Exchange Act. The audit committee's charter is attached as Annex E to this joint proxy statement/prospectus.

         Effective May 10, 2004, Photo Control's board of directors expanded the scope of the compensation committee by making it responsible for identifying and selecting nominees for directors. The committee is now known as the "compensation/nominating committee." Its composition remains unchanged - James
R. Loomis (Chairperson), Scott S. Meyers and John McMillan continue to comprise the committee. The committee does not have a charter. Each of the committee members are independent under the rules promulgated by the Nasdaq Stock Market.


         During 2003, the board of directors met four times. During 2003, the audit committee met two times and the compensation met one time. Each director attended, in person or by telephone, 75% or more of the aggregate total of meetings of the board of directors and meetings of committees of the board of directors on which the director serves.

PHOTO CONTROL'S AUDIT COMMITTEE REPORT


         The audit committee has reviewed and discussed with management, Photo Control's audited financial statements for the year ended December 31, 2003. The audit committee has also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (SAS 61 - Communication with Audit Committees), relating to the auditors' judgment about the quality of the accounting principles, judgments and estimates, as applied in their financial reporting.

         The audit committee has received the written disclosures from the independent public accountants required by the Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), that relates to the accountants' independence from Photo Control, and has discussed with the independent public accountants their independence.


         Based on the reviews and discussions referred to above, the audit committee recommended to the board that the audited financial statements, referred to above, be included in the annual report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

                                               Scott S. Meyers (Chairperson)
                                               James R. Loomis
                                               Richard P. Kiphart

PHOTO CONTROL'S DIRECTOR NOMINATION PROCESS

         In addition to overseeing the compensation for directors, officers and key employees of Photo Control, the compensation/nominating committee will periodically review whether the size of the board is appropriate to oversee and manage the company. If not, the committee will make an appropriate change to the size of the board. The committee will also assess whether any director vacancies are expected. If a board vacancy is likely to occur, then the committee will consider candidates, including those known to the directors as well as candidates recommended by management, search firms, shareholders and other sources. The committee members will conduct the initial evaluation of prospective directors and, if appropriate, follow-up by gathering information on the candidates from third parties. One or more of the committee's members will interview in person or by phone those prospective candidates which suit Photo Control's needs. The board of directors as a whole will then evaluate the candidates and make the final decision of who to nominate.

         When it seeks nominees for directors, the committee will look for candidates who it believes will make contributions to the board's operations and will represent the interests of Photo Control's shareholders. The committee will generally consider a number of criteria when it is identifying and selecting candidates, such as past accomplishments; expertise in areas important to Photo Control's success; personal qualities; and whether the prospective candidate has ample time to devote to Photo Control's affairs and will likely interact well with the other board members.


         The board will consider recommendations by shareholders of nominees for election as a director. Recommendations will need to be in writing, including a resume of the candidate's business and personal background and include a signed consent that the candidate is willing to be considered as a nominee and will serve if elected. Shareholder recommendations will need to be sent to Photo Control Corporation, Attention: Secretary, 4800 Quebec Avenue North, Minneapolis, Minnesota 55428. Shareholder recommendations for nominees must be received no later than the date that shareholder proposals for action at the annual shareholder meeting are due.


PHOTO CONTROL'S CODE OF BUSINESS CONDUCT AND ETHICS

         Each of Photo Control's directors and employees, including its executive officers, are required to conduct themselves in accordance with ethical standards set forth in the Code of Business Conduct and Ethics adopted by the board of directors. The code is available on our website at www.photo-control.com. Any amendments to or waivers from the code will be posted on Photo Control's website.

COMMUNICATIONS WITH PHOTO CONTROL'S DIRECTORS

         The board of directors has adopted a process for shareholders to communicate with directors. Shareholders may communicate with directors by sending a letter to the following address:


                     Photo Control Corporation
                     Attention:  Secretary
                     4800 Quebec Avenue North
                     Minneapolis, MN 55428

The corporate secretary reviews all letters received and sends a summary of the correspondence to the board on a regular basis, together with copies of letters that the corporate secretary believes require board attention. In addition, a record of all letters received by Photo Control is maintained so that directors may review specific correspondence.


EXECUTIVE OFFICERS OF PHOTO CONTROL AFTER THE MERGER

         Photo Control currently has two executive officers, John R. Helmen, the Chief Executive Officer, and Christopher Lausen, the Chief Financial Officer and Treasurer. Information about them is set forth above. Following the closing of the merger, Photo Control intends to appoint Jeffrey P. Zernov as President and Chief Executive Officer of Photo Control, Inc., and Michael R. Day, as Chief Financial Officer of Photo Control, Inc.

Biographical and other information regarding them can be found in the description of Nature Vision's management. Messrs. Helmen and Lausen will continue with the combined company. Mr. Helmen will serve as President of the photography division and Mr. Lausen will serve as Controller for the photography division.

PHOTO CONTROL'S SUMMARY COMPENSATION TABLE

         The following table shows, for the fiscal years ending December 31, 2001, 2002 and 2003, the cash and other compensation paid by Photo Control to John R. Helmen, Photo Control's Chief Executive Officer, and Curtis R. Jackels, the former President and Chief Executive Officer. No other executive officers' total cash compensation exceeded $100,000 in the year ended December 31, 2003.

                                                                ANNUAL COMPENSATION
                NAME AND PRINCIPAL                            SALARY          BONUS(1) (2)          SECURITIES
                POSITION                       YEAR             ($)                ($)           UNDERLYING OPTIONS
                -----------------------------------------------------------------------------------------------------
                John R. Helmen(3)              2003            $31,269             --                   --
                Chairman and CEO               2002            $41,150             --                   --
                                               2001           $121,605           $66,000             50,000 shs.

                Curtis R. Jackels(4)           2003           $128,300             --                   --
                President and CEO              2002           $130,000             --                   --
                                               2001           $113,000           $66,000             30,000 shs.

----------
(1) The aggregate amount allocated for bonuses for a particular year is established by the board of directors and normally is equal to a percentage of Photo Control's corporate pretax profits for the year. Generally, an officer will receive a bonus if the individual meets the performance criteria determined by Photo Control's President.
(2) All optionees, upon exercise of their non-qualified stock option, receive a cash bonus of 5% of the exercise price if exercised in the third year of the option; 10% if exercised in the fourth year and 40% if exercised in the fifth year.
(3)      Mr. Helmen was appointed Chief Executive Officer on April 14, 2002.
(4) Mr. Jackels resigned as Chief Executive Officer on April 14, 2004, and as President on June 1, 2004.

PHOTO CONTROL OPTION GRANTS DURING FISCAL YEAR

         No stock options were granted to the named executive officers in 2003.

         The following table summarizes the stock option exercises during 2003 to or by the named executive officers and the value of all options held by the named executive officers as of December 31, 2003.

AGGREGATED PHOTO CONTROL OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 2003 AND OPTION VALUES AT DECEMBER 31, 2003

                                                           NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                             VALUE         UNDERLYING OPTIONS AT               IN-THE-MONEY OPTIONS
                    SHARES ACQUIRED ON     REALIZED        DECEMBER 31, 2003 (#)            AT DECEMBER 31, 2003 ($)(2)
NAME                   EXERCISE (#)         ($)(1)      EXERCISABLE / UNEXERCISABLE         EXERCISABLE / UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------
John R. Helmen              --                --              36,667 / 33,333                       $23,400 / $0

Curtis R. Jackels           --                --              30,000 / 20,000                       $23,400 / $0

----------
(1) The value realized is determined by multiplying the number of shares exercised by the favorable difference between the exercise price per share and the closing bid price per share on the date of exercise.

(2) The value of unexercised in-the-money options is determined by multiplying the number of shares subject to such options by the favorable difference between the exercise price per share and $2.36, the closing price per share on December 31, 2003.

----------

CERTAIN TRANSACTIONS


         Richard P. Kiphart, a director of Photo Control, will purchase $1,000,000 of Photo Control common stock. Mr. Kiphart's commitment to purchase the Photo Control common shares is conditioned upon the consummation of the merger. The purchase price will be the lower of: (a) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding April 15, 2004 or (b) 70% of the average closing price per share of Photo Control's common stock on the Nasdaq SmallCap Market during the 30-day period preceding the day prior to the closing of the merger. Notwithstanding the foregoing, Mr. Kiphart has agreed not to pay less than $1.53 per share. Based on the average closing price during the 30-day period preceding April 15, 2004, Mr. Kiphart would receive 576,036 shares. Mr. Kiphart has given an irrevocable proxy to Mr. Zernov, granting Mr. Zernov the right to vote the Photo Control common shares that Mr. Kiphart is purchasing concurrently with the closing of the merger for a period of two years. Accordingly, Mr. Zernov will have voting power over these shares, representing up to approximately 15.7% of the outstanding shares of the combined company (approximately 13.6% on a fully-diluted basis).


SECURITIES AUTHORIZED FOR ISSUANCE UNDER PHOTO CONTROL EQUITY COMPENSATION PLANS


         The following table sets forth certain information about Photo Control common stock that may be issued upon the exercise of options as of December 31, 2003 under the 1983 Stock Option Plan, which is Photo Control's only equity compensation plan. The board of directors grants non-qualified stock options to purchase shares of the Company's common stock to all eligible participants, which includes officers, directors and all employees. Option prices of all the grants are not less than fair market value of Photo Control's common stock at dates of grant. The options expire at the end of five years from the date of grant and become exercisable over the last three years of the option at a rate of 33-1/3 percent each year:

                                                                                                  NUMBER OF SECURITIES
                                                                                                   REMAINING AVAILABLE
                                                                                                   FOR FUTURE ISSUANCE
                                                   NUMBER OF SECURITIES                               UNDER EQUITY
                                                     TO BE ISSUED UPON       WEIGHTED AVERAGE      COMPENSATION PLANS
                                                        EXERCISE OF         EXERCISE PRICE OF          (EXCLUDING
                                                   OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,   SECURITIES REFLECTED
                  TYPE OF PLAN                      WARRANTS AND RIGHTS    WARRANTS AND RIGHTS       IN COLUMN (A))
----------------------------------------------     --------------------    --------------------   --------------------
                                                           (a)                     (b)                     (c)
Equity compensation plans approved by
      security holders                                          --                    --                       --

Equity compensation plans not approved by
      securities holders                                   269,000                 $2.62                  111,573
                                                        -------------           -----------            -------------
Total                                                      269,000                 $2.62                  111,573
                                                        =============           ===========            =============


PHOTO CONTROL EXECUTIVE RETIREMENT PLAN


         In 1985, the board of directors adopted an Executive Retirement Benefit Plan to provide retirement benefits to selected executives of Photo Control. According to the plan the board of directors determines which key executive employees may participate. Each participant who is vested or dies while employed by Photo Control, shall be entitled to receive retirement benefits payable monthly for not less than 15 years. In the event of the death of a participant, payments will be made to the participant's beneficiary. If a participant dies before reaching age 67, retirement benefits will be paid to the beneficiary of the participant for 15 years or until the participant would have reached the age 67, whichever is longer. The amount of the retirement benefits to be paid each year is 20% of the projected annual salary of the participant at age 67. The projected annual salary is equal to the salary the participant would receive at age 67 if his salary on August 9, 1985 (the date of adoption of the plan) was increased by 5% each year until the participant reached age 67. Photo Control maintains a life insurance policy for the individuals covered under the plan, the proceeds of which are intended to reimburse Photo Control for payment of retirement benefits. Currently there are three retired participants who receive or whose heirs receive a total of $73,301 annually, and no other persons are eligible for participation in the plan.

         As part of a retention agreement with Curtis R. Jackels, the plan was amended in March 2004 to provide that upon termination for any reason, Mr. Jackels will immediately begin receiving the payments he would have otherwise been entitled to receive under the plan if he had worked until age 65. The annual amount of these payments is $48,534, and Mr. Jackels will receive the payments through 2019. The March 2004 amendment also provided for certain other terms upon a change in control. In April 2004, the plan was amended and restated so that a change in control of Photo Control would have no effect on the benefits payable to him under the plan.


CHANGE IN CONTROL ARRANGEMENTS FOR PHOTO CONTROL

         The April 2004 amendment and restatement of Mr. Jackels' retention agreement eliminated Photo Control's obligations to make certain payments upon termination of his employment after a change in control. The amended retention agreement provides for severance benefits so long as Mr. Jackels remained employed by Photo Control until June 1, 2004. Those benefits include four months' salary, payment of health, dental and life insurance premiums for 18 months, and transfer to Mr. Jackels of the company automobile that had been provided for his use. Mr. Jackels resigned on June 1, 2004 and qualified for the severance benefits.

                  PHOTO CONTROL'S COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires Photo Control's directors and officers, and persons who own more than ten percent of a registered class of Photo Control's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Photo Control's common stock and other equity securities. Officers, directors and greater than ten-percent shareholders are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

         To management's knowledge, based solely on review of the copies of such reports furnished to Photo Control and written representations that no other reports were required, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to officers, directors and greater than ten-percent beneficial owners were complied with in a timely manner.

                       PHOTO CONTROL INDEPENDENT AUDITORS

         The audit committee and the board of directors approved the appointment of Virchow, Krause & Company, LLP as Photo Control's independent auditor for the fiscal year ending December 31, 2004. Representatives of Virchow, Krause & Company, LLP, who are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Photo Control's independent auditor has not resigned, declined to stand for re-election or been dismissed in either of the two most recent fiscal years. Virchow, Krause & Company, LLP, has served as Photo Control's auditor during this two-year period.

PHOTO CONTROL INDEPENDENT AUDITOR'S FEES


         The following table presents fees for professional services rendered by Virchow, Krause & Company, LLP, for the audit of Photo Control's financial statements for the years ended December 31, 2002 and December 31, 2003, and fees billed by Virchow, Krause & Company, LLP for other services during those periods:

                                                     2002              2003
                                                    -------           -------
         Audit Fees.............................    $22,700           $24,700
         Audit Related Fees.....................         --                --
         Tax Fees...............................     $7,000            $5,500
         All Other Fees.........................         --                --
                                                    -------           -------
         Total..................................    $29,700           $30,200
                                                    =======           =======


         AUDIT FEES were for professional services for auditing and reviewing Photo Control's financial statements, as well as for consents and assistance with and review of documents filed with the Securities and Exchange Commission.

         AUDIT RELATED FEES were for professional services related to auditing and reviewing Photo Control's financial statements, including advising Photo Control as to complying with accounting policies and transactional planning.

         TAX FEES were for professional services for tax planning and compliance.

         ALL OTHER FEES were for professional services not applicable to the other categories.

PRE-APPROVAL POLICY FOR SERVICES OF PHOTO CONTROL INDEPENDENT AUDITORS


         The audit committee meets prior to filing any Form 10-QSB or 10-KSB to approve those filings. In addition, the committee meets to discuss audit plans and anticipated fees for audit and tax work prior to the commencement of that work. All fees paid to the independent auditors are pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent auditors, which is attached as an exhibit to the Form 10-K for the fiscal year ended December 31, 2003.


                            NATURE VISION MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain biographical information regarding those persons who will serve as directors and executive officers of Photo Control after the transaction.

                                                DIRECTOR
NAME                                    AGE       SINCE      POSITION
----                                    ---       -----      --------
Jeffrey P. Zernov.................      51        1998       President, Chief Executive Officer and a director
Michael R. Day....................      42         --        Chief Financial Officer and Chief Operating Officer
Anthony Capra.....................      40        1998       Vice President and a director

         JEFFREY P. ZERNOV, has served as President, Chief Executive Officer and a director of Nature Vision since 1998, when he founded the company. Mr. Zernov also served as Chief Financial Officer from 1998 through 2002. In 1979, Mr. Zernov founded Zercom Corporation, a defense electronics contractor, which he sold to Communication Systems Inc. in 1990. Mr. Zernov served as Zercom's Chief Executive Officer until 1996 and, in addition, from 1990 though 1996, he established and served as President of the Zercom Marine division, a designer and manufacturer of sonar products for sports fishing applications. Prior to 1979, Mr. Zernov served as a field promotion specialist with Lindy Tackle and was a co-founder of In-Fisherman, a sports fishing publisher and producer of television shows. Mr. Zernov will serve as President, Chief Executive Officer and a director of the combined company.

         MICHAEL R. DAY, has served as the Chief Financial Officer and Chief Operating Officer of Nature Vision since 2002. From 1999 through 2002, he served as the Chief Financial Officer of Image Rotational Enterprises, Inc., a Brainerd, Minnesota manufacturer of rotational molded plastic parts. Mr. Day will serve as Chief Financial Officer of the combined company.

         ANTHONY L. CAPRA, has served as Vice President and a director of Nature Vision since 1998. Mr. Capra been a co-owner of Capra's Sporting Goods, Inc., a Blaine, Minnesota sporting goods retailer, since 1984; a co-owner and Sales Manager of Sportsman's Recipes, Inc, a food manufacturer, since 1986; a founder operator of T.C. Sales, a designer, manufacturer and distributor of boating accessories, since 1987; and a founder and operator of Capra's Outdoor Promotional Network, a fishing industry sales and promotion company, since 1989. Mr. Capra will serve as a director of the combined company.

COMPENSATION OF NATURE VISION DIRECTORS

         All directors except Jeffrey P. Zernov, Nature Vision's President and Chief Executive Officer, received a fee of $500 for each board of directors meeting they attend. Two directors, including Anthony Capra, waived their directors' fees in 2002.

NATURE VISION SUMMARY COMPENSATION TABLE

         The following table shows, for the fiscal years ending December 31, 2003, 2002 and 2001, the cash and other compensation paid by Nature Vision to Jeffrey P. Zernov, Nature Vision's President and Chief Executive Officer. No other executive officer's total cash compensation exceeded $100,000 in the year ended December 31, 2003.


                                                                ANNUAL COMPENSATION
                NAME AND PRINCIPAL                             SALARY            BONUS             SECURITIES
                POSITION                       YEAR             ($)               ($)           UNDERLYING OPTIONS
                ------------------------------------------------------------------------------------------------------
                Jeffrey P. Zernov              2003           $120,000             --               300,000
                President and                  2002           $100,000             --                    --
                Chief Executive Officer        2001           $100,000             --                    --

STOCK OPTIONS GRANTED TO NATURE VISION EXECUTIVE OFFICERS

         The following tables summarize the stock option grants and exercises during 2003 to or by the named executive officer and the value of all options held by the named executive officer as of December 31, 2003.

NATURE VISION OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2003

                                                      PERCENT OF TOTAL OPTIONS
                         NUMBER OF SECURITIES        GRANTED TO EMPLOYEES DURING
                              UNDERLYING            YEAR ENDED DECEMBER 31, 2003    EXERCISE PRICE       EXPIRATION
NAME                       OPTIONS GRANTED                                              ($/SH)              DATE
---------------------------------------------------------------------------------------------------------------------
Jeffrey P. Zernov            300,000                             50%                    $0.259            5/23/08

AGGREGATED NATURE VISION OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 2003 AND OPTION VALUES AT DECEMBER 31, 2003

                                                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                              VALUE            UNDERLYING OPTIONS               IN-THE-MONEY OPTIONS AT
                     SHARES ACQUIRED ON     REALIZED        AT DECEMBER 31, 2003 (#)            DECEMBER 31, 2003 ($)(2)
NAME                    EXERCISE (#)         ($)(1)        EXERCISABLE / UNEXERCISABLE         EXERCISABLE / UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
Jeffrey P. Zernov            --                --                   300,000 / 0                          $___ / $0

----------
(1) The value realized is determined by multiplying the number of shares exercised by the favorable difference between the exercise price per share and the fair market value per share on the date of exercise.

(2) The value of unexercised in-the-money options is determined by multiplying the number of shares subject to such options by the favorable difference between the exercise price per share and the fair market value per share on December 31, 2003. For purposes of this calculation, the fair market value on December 31, 2003 is assumed to be equal to the closing price of Photo Control common stock as quoted on the Nasdaq SmallCap Market on _________, 2004, multiplied by 0.58137, the exchange ratio in the merger.

----------

CERTAIN TRANSACTIONS

         In 2003, Jeffrey P. Zernov, Nature Vision's President and Chief Executive Officer, received $46,662 in royalty payments from Nature Vision related to certain of its products. Mr. Zernov transferred his intellectual property rights to the products to Nature Vision and has no claim to future royalty payments.

         Don Coffey Associates, which is owned by Don Coffey (who will serve as a director of the combined company), received revenues from Nature Vision of $282,500 and $366,900 in 2002 and 2003, respectively, for services as a manufacturer's representative of Nature Vision products.

         Suttle Apparatus, a division of Communications System, Inc., received revenues from Nature Vision of $1,954,100 and $3,788,800 in 2002 and 2003, respectively, for products supplied to Nature Vision. Curtis A. Sampson, who will serve as a director of the combined company, beneficially owns over 10% of the outstanding common shares of Communications System, Inc.

                         MANAGEMENT OF COMBINED COMPANY

         In addition to Jeffrey P. Zernov, Michael R. Day, Richard P. Kiphart, John R. Helmen and Anthony Capra, the management of the combined company will include the following individuals who will be appointed as directors after the closing of the merger:

         DON COFFEY, will serve as a director of the combined company after the closing of the merger. Mr. Coffey is the owner of Don Coffey Associates, a Dayton, Ohio manufacturers' sales representative company he founded in 1969. Don Coffey Associates represents manufacturers of fishing, hunting and marine equipment to sporting goods wholesalers and retailers. It has a sales and support staff of 30 employees and represents manufacturers in 18 states.

         CURTIS A. SAMPSON, is the Chairman and Chief Executive Officer of Hector Communications Corp., an owner and operator of independent telephone companies and cable television systems; the Chairman and Chief

Executive Officer of Communications System, Inc., a telecommunications manufacturer; and Chairman of Canterbury Park Holding Corporation, a thoroughbred horse racing and card club wagering company. Mr. Sampson served as a director of Nature Vision from 1998 through 2003.


         Mr. Sampson will serve on the audit committee of the combined company. He is an "independent director," as that term is defined in the rules promulgated by the Nasdaq Stock Market and is a "financial" expert as that term is used in the Exchange Act.

         The board of directors of the combined company intends to increase the size of the board to six and appoint one additional director after the closing of the merger. This future director has not been identified.


        SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT OF PHOTO CONTROL

         The following table sets forth certain information as of April 30, 2004 with respect to Photo Control common stock beneficially owned by (i) each director, (ii) each person known to Photo Control to beneficially own more than 5% of its common stock, (iii) Photo Control's executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.


                                             AMOUNT OF             PERCENT
            NAME/ADDRESS                    COMMON STOCK             OF
                 OF                         BENEFICIALLY           COMMON
        SHAREHOLDER/DIRECTOR                   OWNED               STOCK(1)
-------------------------------------------------------------------------------

John R. Helmen                                 61,267(2)            3.5%
4800 Quebec Avenue North
Minneapolis, Minnesota  55428

James R. Loomis                                41,562(3)            2.4%
4800 Quebec Avenue North
Minneapolis, Minnesota  55428

Richard P. Kiphart                            191,893(4)           11.1%
222 West Adams Street
Chicago, Illinois  60606

Scott S. Meyers                                25,000(5)            1.4%
P.O. Box 161574
Big Sky, Montana  59716

John McMillan                                   5,000(6)              *
100 Clay Cliff Drive
Tonka Bay, Minnesota  55331

Curtis R. Jackels                              70,155(7)            4.0%
4800 Quebec Avenue North
Minneapolis, Minnesota  55428

Patrick J. Bruggeman                          107,000               6.2%
131 W. Columbia Street
Fort Wayne, Indiana  46802

Diocese of Fort Wayne/South Bend, Inc.(8)     190,256              11.1%
1103 South Calhoun
Fort Wayne, Indiana  46801

Directors and executive officers              399,545(9)           21.7%
as a group (seven persons)

----------
*        Less than one percent of shares outstanding.

(1) In calculating percentage ownership, all shares of common stock which a named shareholder has the right to acquire within 60 days from the date of this proxy statement upon exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of common stock owned by that shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other shareholder.

(2) Includes options for the purchase of 33,667 shares of common stock, but excludes options for the purchase of 16,333 shares of common stock that are not exercisable during the next 60 days.

(3) Includes options for the purchase of 10,000 shares of common stock, but excludes options for the purchase of 5,000 shares of common stock that are not exercisable during the next 60 days.

(4) Includes options for the purchase of 5,000 shares of common stock, but excludes options for the purchase of 10,000 shares of common stock that are not exercisable during the next 60 days.

(5) Includes options for the purchase of 25,000 shares of common stock, but excludes options for the purchase of 5,000 shares of common stock that are not exercisable during the next 60 days.

(6) Includes options for the purchase of 5,000 shares of common stock, but excludes options for the purchase of 10,000 shares of common stock that are not exercisable during the next 60 days.

(7) Includes options for the purchase of 20,000 shares of common stock, but excludes options for the purchase of 10,000 shares of common stock that are not exercisable during the next 60 days.


(8)      Bishop John M. D'Arcy has investment and voting power over the shares.

(9) Includes warrants and options for the purchase of 103,035 shares of common stock, but excludes options for the purchase of 63,665 shares of common stock that are not exercisable during the next 60 days.

----------------


OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT OF NATURE VISION

         The following table sets forth certain information as of April 30, 2004 with respect to Nature Vision common shares beneficially owned by (i) each director and executive officer, (ii) each person known to Nature Vision to beneficially own more than five percent of its common shares, and (iii) Nature Vision's executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

                                             AMOUNT OF             PERCENT
      NAME/ADDRESS                           COMMON STOCK            OF
          OF                                BENEFICIALLY           COMMON
 SHAREHOLDER/DIRECTOR                          OWNED              STOCK(1)
--------------------------------------------------------------------------------
Jeffrey P. Zernov                            1,345,000(2)            39.8%
213 NW 4th Street
Brainerd, Minnesota  54601

Dean Capra                                     672,500(3)            20.8%
213 NW 4th Street
Brainerd, Minnesota  54601

Anthony Capra                                  672,500(3)            20.8%
213 NW 4th Street
Brainerd, Minnesota  54601

Ronald Lindner                                      --                 *
1701 South College Road
Baxter, Minnesota  56425

Craig Weber                                         --                 *
14800 28th Avenue North
Suite 150
Plymouth, Minnesota  55447

Ronald and Daniel Shimek                       200,000               6.5%
2955 Fox Hollow NW
Prior Lake, Minnesota  55372

Directors and executive officers             2,690,000(4)            73.2%
as a group (six persons)


----------
*        Less than one percent of shares outstanding.

(1) In calculating percentage ownership, all shares of common stock which a named shareholder has the right to acquire within 60 days from the date of this proxy statement upon exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of common stock owned by that shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other shareholder.

(2)      Includes options for the purchase of 300,000 shares of common stock.

(3)      Includes options for the purchase of 150,000 shares of common stock.

(4)      Includes options for the purchase of 600,000 shares of common stock.


                   DESCRIPTION OF PHOTO CONTROL CAPITAL STOCK


         The following description of Photo Control's capital stock summarizes the material terms and provisions of its capital stock, but is not complete. For the complete terms of the capital stock, please refer to Photo Control's articles of incorporation and its bylaws, which are incorporated by reference into the registration statement that includes this joint proxy statement/prospectus. The description also includes a comparison of the material terms and provisions of the capital stock of Photo Control and Nature Vision.


GENERAL


         Photo Control is currently authorized to issue 5,000,000 shares of its capital stock. If Proposal No. 3 is approved by Photo Control shareholders at the annual meeting, then the number of shares of authorized capital stock will increase to 50,000,000 shares. Nature Vision is currently authorized to issue 10,000,000 shares of its capital stock.


COMMON STOCK


         As of April 30, 2004, there were 1,720,163 shares of $.08 par value Photo Control common stock outstanding, held by approximately 684 shareholders. Up to 2,442,151 additional common shares will be issued if the Nature Vision merger and the related sale of common shares to Richard P. Kiphart are consummated. As of April 30, 2004, there were 3,076,500 shares of $.01 par value Nature Vision common stock outstanding, held by approximately 52 shareholders.

         Each of the holders of both Photo Control's and Nature Vision's common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders of the respective company. No holder of common stock of either company is entitled to cumulate votes in the election of directors. Neither company's common stock has preemptive rights nor is subject to conversion or redemption.

         Holders of either company's common stock are entitled to receive dividends out of earnings or surplus legally available at the times and in the amounts that the respective company's board of directors may determine.

         Upon the liquidation, dissolution or winding-up of Photo Control and Nature Visions, the holders of both companies' common stock are entitled to share in all assets legally available for distribution to shareholders after payment of all liabilities and the liquidation preferences, if any, of any outstanding preferred stock. Each outstanding share of Photo Control and Nature Vision common stock is, and any shares of Photo Control common stock offered by this prospectus when they are paid for will be, fully paid and nonassessable.

PREFERRED STOCK


         As of April 30, 2004, neither Photo Control nor Nature Vision had any shares of preferred stock outstanding. The board of directors of Photo Control or Nature Vision may establish one or more classes or series of preferred stock and may fix the relative rights and preferences of each such class or series including, but not limited to, fixing the relative voting rights, if any, of each such class or series to the full extent permitted by law.

         The board of directors of either company may issue shares of preferred stock with disproportionate voting rights or class-voting rights relative to Photo Control or Nature Vision common stock, as applicable, which may be convertible into common stock, and which may rank prior to Photo Control or Nature Vision common stock, applicable, as to payment of dividends and to the distribution of assets upon liquidation or dissolution. Either company's board of directors, without approval of the holders of common stock, can issue shares of classes of preferred stock with voting conversion rights, which could adversely affect the voting power of the applicable company's common stock.

         The consent of the holders of either company's common stock is not required for any such issuance of the undesignated shares of preferred stock. The existence of the preferred stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of common stock to acquire control of Photo Control or Nature Vision, as applicable, with a view to effecting a merger, sale or exchange of assets or similar transaction.


STOCK OPTIONS AND WARRANTS


         Photo Control has outstanding options to purchase 243,001 shares of its common stock under the 1983 Stock Option Plan. If Photo Control's shareholders approve Proposal No. 16 to adopt the 2004 Stock Incentive Plan and the Nature Vision merger is consummated, then options that had been outstanding under the Nature Vision stock option plan will be exchanged for options under the 2004 Stock Incentive Plan, resulting in outstanding options to purchase an additional 348,821 Photo Control common shares. In addition, upon consummation of the Nature Vision merger, Nature Vision stock purchase warrants will be exchanged for non-plan warrants to purchase 62,578 shares of Photo Control common stock.


INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES


         Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. Neither Photo Control nor Nature Vision has limited the statutory indemnification in its articles of incorporation and both companies' bylaws state that each company will indemnify such persons for such expenses and liabilities to such extent as permitted by statute.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 maybe permitted to directors, officers or persons controlling Photo Control pursuant to the foregoing provisions, Photo Control has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ANTI-TAKEOVER PROVISIONS OF MINNESOTA BUSINESS CORPORATION ACT

         Section 302A.673 of the Minnesota Business Corporation Act restricts certain transactions between Photo Control and a shareholder who becomes the beneficial holder of 10% or more of its outstanding voting stock (an "interested shareholder") unless a majority of Photo Control's disinterested directors have approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If prior approval is not obtained, the statute imposes a four-year prohibition from the interested shareholder's share acquisition date on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving Photo Control and the statutory interested shareholder or his, her or its affiliates. The Photo

Control board has approved Richard P. Kiphart, Jeffrey P. Zernov, Anthony Capra and Dean Capra as "interested shareholders" within the meaning of the statute.

         In the event of certain tender offers for Photo Control's stock, section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the board of directors consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.


         These statutory provisions could also have the effect in certain circumstances of delaying or preventing a change in the control of Photo Control. These statutory provisions do not apply to Nature Vision because it is not an "issuing public corporation," as that term is defined under Minnesota law.


TRANSFER AGENT

         The transfer agent for Photo Control common stock is Signature Stock Transfer, Inc., One Preston Park, 2301 Ohio Drive, Suite 100, Plano, Texas 75093.

      CERTAIN LEGAL INFORMATION AND ADDITIONAL INFORMATION FOR SHAREHOLDERS

LEGAL MATTERS


         The validity of the shares of common stock offered hereby will be passed upon for Photo Control by Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota.


EXPERTS

         The balance sheets of Photo Control as of December 31, 2002 and 2003, and the statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2003, have been included in this document in reliance on the report of Virchow, Krause & Company, LLP, independent certified public accountants, given on their authority as experts in accounting and auditing.

         The balance sheets of Nature Vision as of December 31, 2002 and 2003 and the statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003, have been included in this document in reliance on the reports of Virchow, Krause & Company, LLP, independent certified public accountants, given on their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS


         Any shareholder proposal intended for inclusion in Photo Control's proxy material for the 2005 annual meeting of shareholders must be received by the Secretary of Photo Control, no later than the close of business on
_________________________.

         A shareholder who wishes to make a proposal for consideration at the 2005 annual meeting, but does not seek to include the proposal in Photo Control's proxy material, must notify Photo Control' Secretary no later than ___________________. If the notice is not timely, then the persons named on Photo Control's proxy card for the 2005 annual meeting may use their discretionary voting authority when the proposal is raised at the meeting.


OTHER MATTERS

         The board of directors does not intend to bring before the meeting any business other than as set forth in this joint proxy statement/prospectus, and has not been informed that any other business is to be presented at the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

         Please sign and return promptly the enclosed proxy in the envelope provided if you are a holder of common stock. The signing of a proxy will not prevent your attending the meeting and voting in person.

WHERE YOU CAN FIND MORE INFORMATION

         Photo Control files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also obtain copies of this material from the SEC's Internet site located at http://www.sec.gov.


         Photo Control's report on Form 10-K, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through its Internet website located at www.photo-control.com, as soon as reasonably practicable after they are filed with or furnished to the Securities and Exchange Commission. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:


                     Investor Relations
                     4800 Quebec Avenue North
                     Minneapolis, MN 55428
                     (763) 537-3601

                          INDEX OF FINANCIAL STATEMENTS


(A)    PHOTO CONTROL CORPORATION FINANCIAL STATEMENTS
     REPORT OF INDEPENDENT AUDITORS                                    F-2
     BALANCE SHEETS                                                    F-3
     STATEMENTS OF OPERATIONS                                          F-4
     STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                     F-5
     STATEMENTS OF CASH FLOWS                                          F-6
     NOTES TO THE FINANCIAL STATEMENTS                                 F-7-F-13

(B)    NATURE VISION, INC. FINANCIAL STATEMENTS
     REPORT OF INDEPENDENT AUDITORS                                    F-14
     BALANCE SHEETS                                                    F-15
     STATEMENTS OF OPERATIONS                                          F-16
     STATEMENTS OF STOCKHOLDERS' EQUITY                                F-17
     STATEMENTS OF CASH FLOWS                                          F-18
     NOTES TO THE FINANCIAL STATEMENTS                                 F-19-F-27

(C)    UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS     F-28-F-35

                         REPORT OF INDEPENDENT AUDITORS




Audit Committee, Board of Directors and Stockholders
Photo Control Corporation


         We have audited the accompanying balance sheets of Photo Control Corporation as of December 31, 2002 and 2003, and the related statements of changes in stockholders' equity, operations, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Photo Control Corporation as of December 31, 2002 and 2003, and the results of operations and cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



                        s/ VIRCHOW, KRAUSE & COMPANY, LLP




Minneapolis, Minnesota
January 29, 2004

                            PHOTO CONTROL CORPORATION


BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                               -------------------------------------------------
ASSETS                                                            2002              2003          MARCH 31, 2004
                                                               -----------       -----------       -----------
                                                                                                   (UNAUDITED)
Current Assets
     Cash and Cash Equivalents                                 $ 3,520,622       $ 3,509,930       $ 2,579,706
     Accounts Receivable, Less Allowance of $40,000 at
        both December 31, 2002 and 2003, and $43,000
        at March 31, 2003                                          379,045           192,812           516,695
     Inventories                                                 3,144,766         2,518,715         2,737,734
     Prepaid Expenses                                              110,805           113,405            62,666
     Refundable Income Taxes                                       171,127            58,591            60,591
                                                               -----------       -----------       -----------
                 Total Current Assets                            7,326,365         6,393,453         5,957,392
                                                               -----------       -----------       -----------

Other Assets
     Patent, Net of Amortization                                 1,270,798         1,093,474         1,038,800
     Goodwill                                                           --                --           400,825
     Cash Value of Life Insurance                                   96,285           100,998           104,886
                                                               -----------       -----------       -----------
                 Total Other Assets                              1,367,083         1,194,472         1,544,511
                                                               -----------       -----------       -----------

Plant and Equipment
     Land and Building                                           2,181,120         2,181,120         2,181,120
     Machinery and Equipment                                     2,485,818         2,514,784         2,573,790
     Accumulated Depreciation                                   (3,425,297)       (3,592,883)       (3,610,738)
                                                               -----------       -----------       -----------
                 Total Plant and Equipment                       1,241,641         1,103,021         1,144,172
                                                               -----------       -----------       -----------

                                                               -----------       -----------       -----------
     Total Assets                                              $ 9,935,089       $ 8,690,946       $ 8,646,075
                                                               ===========       ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Current Portion of Purchase Contract                      $   184,920       $        --       $        --
     Purchase Contract                                                  --                --           100,000
     Accounts Payable                                              156,977           106,524           478,556
     Accrued Payroll and Employee Benefits                         141,751           143,696           188,922
     Accrued Expenses                                              316,143           308,805           216,569
                                                               -----------       -----------       -----------
                 Total Current Liabilities                         799,791           559,025           984,047
                                                               -----------       -----------       -----------

Other Accrued Expense - Retirement Benefit                         873,548           834,642           828,316
                                                               -----------       -----------       -----------

Stockholders' Equity
     Common Stock
          Par Value $.08 Authorized 5,000,000 shares
          Shares issued and outstanding 1,604,163 at both
     December 31,
          2002 and 2003, and 1,720,163 at March 31 2004            128,333           128,333           137,613
     Additional Paid-In Capital                                  1,393,484         1,393,484         1,581,744
     Retained Earnings                                           6,739,933         5,775,462         5,114,355
                                                               -----------       -----------       -----------
                 Total Stockholders' Equity                      8,261,750         7,297,279         6,833,712
                                                               -----------       -----------       -----------

                                                               -----------       -----------       -----------
     Total Liabilities and Stockholders' Equity                $ 9,935,089       $ 8,690,946       $ 8,646,075
                                                               ===========       ===========       ===========


                 See accompanying notes to financial statements.

                            PHOTO CONTROL CORPORATION


STATEMENTS OF OPERATIONS

                                                    YEARS ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                                  -----------------------------       -----------------------------
                                                      2002              2003              2003              2004
                                                  -----------       -----------       -----------       -----------
                                                                                                         (UNAUDITED)
Net Sales                                         $ 7,739,393       $ 5,914,838       $ 1,471,200       $ 1,626,169

Cost of Sales                                       5,917,440         4,754,877         1,228,729         1,511,242
                                                  -----------       -----------       -----------       -----------

     Gross Profit                                   1,821,953         1,159,961           242,471           114,927
                                                  -----------       -----------       -----------       -----------

Expenses
     Marketing and Administrative                   1,330,639         1,358,843           466,926           572,984
     Research, Development, and Engineering           601,360           861,589           206,118           203,050
     Gain on Sale of Land and Building                (90,055)               --                --                --
                                                  -----------       -----------       -----------       -----------
                                                    1,841,944         2,220,432           673,044           776,034
                                                  -----------       -----------       -----------       -----------

Income (Loss) Before Income Taxes                     (19,991)       (1,060,471)         (430,573)         (661,107)
Income Tax Provision (Benefit)                       (190,000)          (96,000)         (114,000)               --
                                                  -----------       -----------       -----------       -----------

Net Income (Loss)                                 $   170,009       $  (964,471)      $  (316,573)      $  (661,107)
                                                  ===========       ===========       ===========       ===========

Net Income (Loss) Per Common Share - Basic        $      0.11       $     (0.60)      $     (0.20)      $     (0.39)
                                                  ===========       ===========       ===========       ===========

Net Income (Loss) Per Common Share - Diluted      $      0.10       $     (0.60)      $     (0.20)      $     (0.39)
                                                  ===========       ===========       ===========       ===========

Weighted Average Common Shares:

      Basic                                         1,604,163         1,604,163         1,604,163         1,698,163
                                                  ===========       ===========       ===========       ===========

      Diluted                                       1,647,163         1,604,163         1,604,163         1,698,163
                                                  ===========       ===========       ===========       ===========




                 See accompanying notes to financial statements.

                            PHOTO CONTROL CORPORATION


STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                       NUMBER OF         AMOUNT        ADDITIONAL         RETAINED
                                                        SHARES                       PAID-IN CAPITAL      EARNINGS
                                                     -----------      -----------      -----------      -----------
Balances at December 31, 2001                          1,604,163      $   128,333      $ 1,393,484      $ 6,569,924

      Net Income                                                                                            170,009
                                                     -----------      -----------      -----------      -----------

Balances at December 31, 2002                          1,604,163          128,333        1,393,484        6,739,933

      Net Loss                                                --               --               --         (964,471)
                                                     -----------      -----------      -----------      -----------

Balances at December 31, 2003                          1,604,163          128,333        1,393,484        5,775,462

      Stock Options Exercised (Unaudited)                 66,000            5,280           73,260               --

      Shares Issued for Acquisition (Unaudited)           50,000            4,000          115,000               --

      Net Loss (Unaudited)                                    --               --               --         (661,107)
                                                     -----------      -----------      -----------      -----------

Balances at March 31, 2004 (unaudited)                 1,720,163      $   137,613      $ 1,581,744      $ 5,114,355
                                                     ===========      ===========      ===========      ===========




                 See accompanying notes to financial statements.

                            PHOTO CONTROL CORPORATION


STATEMENTS OF CASH FLOWS

                                                                                                               (UNAUDITED)
                                                                     YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                                                  -----------------------------       -----------------------------
                                                                      2002              2003              2003              2004
                                                                  -----------       -----------       -----------       -----------
Cash flows from operating activities:
     Net income (loss)                                            $   170,009       $  (964,471)      $  (316,573)      $  (661,107)
      Items not affecting cash -
        Depreciation                                                  222,999           167,586            60,000            45,000
        Amortization                                                  177,324           177,324            44,331            54,674
        Deferred retirement benefit                                    34,153            34,395            12,000            12,000
        (Gain) Loss on sale of land, building and equipment           (88,940)               --                --            33,556
        Provision for inventory obsolescence                          275,950           156,580            36,293           260,000
        Deferred Income Taxes                                              --                --                --                --
     Payment of retirement benefit                                    (73,301)          (73,301)          (18,325)          (18,326)
     Change in operating assets and liabilities
        Accounts Receivable                                           111,894           186,233            75,178          (209,950)
        Inventories                                                   153,763           469,471            30,675          (294,685)
        Prepaid expenses                                               44,172            (2,600)           77,458            55,758
        Accounts payable                                               24,796           (50,453)          (89,402)          294,057
        Accrued expenses                                             (216,645)           (5,393)           63,172           (47,010)
        Accrued and refundable income taxes                           (83,347)          112,536          (118,078)           (2,000)
                                                                  -----------       -----------       -----------       -----------
          Net cash provided by (used in) operating activities         752,827           207,907          (143,271)         (478,033)
                                                                  -----------       -----------       -----------       -----------

Cash flows from investing activities:
     Proceeds from sale of land, building and equipment                95,555                --                --             8,916
     Additions to plant and equipment                                 (20,232)          (28,966)          (22,776)          (68,204)
     Acquisition of product line                                           --                --                --          (467,555)
     Proceeds from life insurance                                                                              --
     Additions to cash value of life insurance                         (4,389)           (4,713)           (3,888)           (3,888)
                                                                  -----------       -----------       -----------       -----------
          Net cash provided by (used in) investing activities          70,934           (33,679)          (26,664)         (530,731)
                                                                  -----------       -----------       -----------       -----------

Cash flows from financing activities:
     Proceeds from the exercise of stock options                           --                --                --            78,540
     Payment on purchase contract                                    (322,920)         (184,920)          (75,040)                0
                                                                  -----------       -----------       -----------       -----------
          Net cash provided by (used in) financing activities        (322,920)         (184,920)          (75,040)           78,540
                                                                  -----------       -----------       -----------       -----------

Change in cash and cash equivalents                                   500,841           (10,692)         (244,975)         (930,224)

Cash and cash equivalents at beginning of period                    3,019,781         3,520,622         3,520,622         3,509,930
                                                                  -----------       -----------       -----------       -----------
Cash and cash equivalents at end of period                        $ 3,520,622       $ 3,509,930       $ 3,275,647       $ 2,579,706
                                                                  ===========       ===========       ===========       ===========

Supplemental disclosure information:
     Income tax payments                                          $    14,809       $     4,916       $     4,078       $     2,000
                                                                  ===========       ===========       ===========       ===========
     Income tax refunds                                           $   121,462       $   213,453       $        --       $        --
                                                                  ===========       ===========       ===========       ===========




                 See accompanying notes to financial statements.

                            PHOTO CONTROL CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1.  BUSINESS DESCRIPTION

Photo Control Corporation (the Company) designs, manufactures and markets professional cameras, electronic flash equipment, lens shades and related photographic accessories. A second line of business consists of the Bookendz docking stations for the Apple PowerBook, IBook and IPod.

The principal market for the Company's long-roll film and digital camera equipment is the sub-segment of the professional photography market requiring high-volume equipment, such as elementary and secondary school photographers. The market with respect to electronic flash equipment and the Lindahl products is broader, extending to all professional and commercial photographers and to experienced amateur photographers. The market for Bookendz is all owners of the Apple PowerBooks, IBooks and IPods. The geographic market in which the Company competes consists of the entire United States and, to a lesser extent, some foreign countries.

In 2003, sales of flash equipment was the highest followed by camera equipment, Bookendz and lens shade sales. In 2002, sales of camera equipment and flash equipment were approximately equal followed by Bookendz and lens shades. There has been a consolidation of school photography and studio portrait photography in recent years, which has concentrated the Company's sales to fewer customers. It is expected that this trend will continue. In the years ended December 31, 2002, and 2003 three customers accounted for 37.4, and 34.9% of the Company's sales. For the three months ended March 31, 2003 and 2004 three customers accounted for 36.8% and 22.8% of the Company's sales. Due to the rapidly changing technology related to many areas of image processing, the Company has discontinued manufacturing many products and is replacing them with newer, updated equipment.

INTERIM FINANCIAL INFORMATION - The accompanying balance sheet at March 31, 2004 and the statements of operations, changes in stockholders' equity, and cash flows for the three months ended March 31, 2003 and 2004 are unaudited. The unaudited interim balance sheet and statements of operations, changes in stockholders' equity and cash flows have been prepared on the same basis as the annual balance sheet and statements of operations, changes in stockholders' equity, and cash flows and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and its cash flows for the three months ended March 31, 2003 and 2004. The financial data and other information disclosed in the these notes to the financial statements related to these periods are unaudited. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.


NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

REVENUE RECOGNITION - Sales are recorded when the product is shipped and returns are permitted only for defective equipment. Costs incurred related to shipping and handling are billed to customers, and the costs and billings are offset against each other in cost of sales. Billings for the years ended December 31, 2002 and 2003 were $127,667, and $132,239, respectively. Billings for the three months ended March 31, 2003 and 2004 were $28,128 and $35,392, respectively.

ACCOUNTS RECEIVABLE - The Company reviews customers' credit history before extending unsecured credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and other information. The Company does not accrue interest on past due accounts receivable. Unless specific arrangements have been made, accounts receivable over 30 days are considered past due. The Company writes off accounts receivable when they are deemed uncollectible. The Company believes all accounts in excess of the allowance for doubtful accounts to be fully collectible. If accounts receivable in excess of the provided allowance are determined uncollectible, they are charged to expense in the year that determination is made.

INVENTORIES - Inventories of raw materials, work in process and finished goods are valued at the lower of cost (first-in, first-out) or market. Market represents estimated realizable value in the case of finished goods and replacement or reproduction cost in the case of other inventories. Because of changing technology and market demand, inventory is subject to obsolescence. An annual review is made of all inventories to determine if any obsolete, discontinued or slow moving items are in inventory. Based on this review, inventory is disposed of or an allowance for obsolescence established to cover any future disposals. Sales from film cameras have been declining over the last several years. It is anticipated that a certain sales level could be achieved in 2004 and 2005. Because order activity in 2004 has not met expectations the film camera was reviewed for obsolescence and an obsolescence charge of $200,000 for the three months ended March 31, 2004 was provided for inventory that may become unsalable.

                            PHOTO CONTROL CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


PLANT AND EQUIPMENT - Plant and equipment are stated at cost. Depreciation is computed primarily on the straight-line method over the estimated useful lives of 35 years for the building and 3 to 7 years for machinery and equipment. Ordinary maintenance and repairs are charged to operations, and expenditures which extend the physical or economic life of property and equipment are capitalized. Gains and losses on disposition of property and equipment are recognized in operations and the related asset and accumulated depreciation accounts are adjusted accordingly. The Company assesses long-lived assets for impairment under FASB Statement of Financial Accounting Standards (SFAS) No. 144 using estimates of undiscounted future cash flows. Under those rules, long-lived assets are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable. To date, there have been no such losses.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts for cash and cash equivalents, receivables, accounts payable, accrued liabilities and purchase contract approximate fair value because of the short maturity of these instruments. The Company does not have any derivative financial instruments.

AMORTIZATION OF PATENT- Patent cost of $1,655,000 was being amortized over nine years, which is based on the life of the patent. As of December 31, 2002, December 31, 2003, and March 31, 2004, the unamortized balance is $1,270,798, $1,093,474, and $1,038,800. Amortization of the patent was $177,324 for each of the years ended December 31 2003 and 2002 and $44,331 and $54,674 for the three months ended March 31, 2003 and 2004, respectively. Because of declining revenues from this product and potential future technology changes the patent amortization period has been reduced to five years on the remaining unamortized balance of $1,093,474 at December 31, 2003. The estimated amortization for each of the next five years is $218,695.

RESEARCH AND DEVELOPMENT - Expenditures for research and development are charged against operations as incurred.

INCOME TAXES - Deferred income taxes are provided for expenses recognized in different time periods for financial reporting and income tax purposes. These differences consist primarily of deferred retirement benefit that is not deductible for taxes and inventory which has a higher tax basis than for financial reporting purposes. Deferred taxes are reduced by a valuation allowance to the extent that realization of the related deferred tax asset is not assured.

ADVERTISING - Advertising costs are included in Marketing and Administrative Expenses and are expensed as incurred. Advertising expense was $96,000 and $125,000 for the years ended December 31, 2002 and 2003, respectively. For the three months ended March 31, 2003 and 2004, advertising costs were $35,748 and $33,446, respectively.

CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be a cash equivalent. Cash and cash equivalents consist of short-term securities and bank balances. The Company at December 31, 2003 and periodically throughout the year has maintained balances in various operating and money market accounts in excess of federally insured limits.

NET INCOME(LOSS) PER COMMON SHARE - Net income(loss) per common share was based on the weighted average number of common shares outstanding during the period when computing the basic net income(loss) per share. When dilutive, stock options are included as equivalents using the treasury stock market method when computing the diluted net income per share. The weighted average number of common shares outstanding for the three years ended December 2003 was 1,604,163. The weighted average number of shares for the three months ended March 31, 2003 and 2004 was 1,604,163 and 1,698,163, respectively. The basic net income (loss) per share was $.11 and $(.60) for the years ended December 31, 2002 and 2003, respectively. The dilutive net income(loss) per share was $.10 and $(.60) for the years ended December 31, 2002 and 2003, respectively, which was computed using an additional 43,000 and 0 shares for the dilutive effect of stock options. The basis and dilutive net loss per share for the three months ended March 31, 2003 and 2004 was $(.20) and $(.39). Dilutive options excluded from the net income (loss) per share were 235,000, and 269,000 for the years ended December 31, 2002 and 2003 respectively. Dilutive options excluded from the net loss per share was 173,000 and 163,000 for the three months ended March 31, 2003 and 2004, respectively.

STOCK-BASED COMPENSATION - In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options at fair market value at the date of grant. Options and warrants issued to non-employees are recorded at fair value, as required by Statement of Financial Accounting Standards (SFAS) No. 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation", using the Black-Scholes pricing method.

Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net income (loss) and basic and diluted net income (loss) per common share would have been changed to the following pro forma amounts:

                            PHOTO CONTROL CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

                                                                              (UNAUDITED)
                                                   YEAR ENDED             THREE MONTHS ENDED
                                                  DECEMBER 31,              MARCH 31, 2003
                                           ----------------------------------------------------
                                               2002         2003          2003          2004
                                           ----------------------------------------------------
Net Income (loss):
    As reported                            $  170,009   $ (964,471)   $ (316,573)   $ (661,107)
    Pro forma                              $   41,009   $(1,018,077)  $ (330,073)   $ (672,907)

BASIC NET INCOME(LOSS) PER COMMON SHARE:
    As reported                            $     0.11   $    (0.60)   $    (0.20)   $    (0.39)
    Pro forma                              $     0.03   $    (0.63)   $    (0.21)   $    (0.40)

DILUTED NET INCOME PER COMMON SHARE:
    As reported                            $     0.10   $    (0.60)   $    (0.20)   $    (0.39)
    Pro forma                              $     0.02   $    (0.63)   $    (0.21)   $    (0.40)

STOCK BASED COMPENSATION:
    As reported                            $       --   $       --    $       --    $       --
    Pro forma                              $  129,000   $   53,606    $   13,500    $   11,800

In determining the compensation cost of options granted during fiscal year 2002, and 2003 and for the three months ended March 31, 2003 and 2004, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:

                                                             (UNAUDITED)
                                    YEAR ENDED            THREE MONTHS ENDED
                                   DECEMBER 31,               MARCH 31,
                              ----------------------------------------------
                                2002         2003         2003         2004
                              ----------------------------------------------
Risk-free interest
rate                             6.5%         6.5%         6.5%         6.5%
Expected life of options
granted                       5 years      5 years      5 years      5 years
Expected volatility               50%          50%          50%          50%
Expected dividend yield            0%           0%           0%           0%


NOTE 3.  INVENTORIES
The following inventories were on hand at:

                            DECEMBER 31,             (UNAUDITED)
                     --------------------------       MARCH 31,
                        2002            2003            2004
                     ----------      ----------      ----------
Raw Materials        $1,504,392      $1,214,579      $1,115,142
Work in Process         103,993          54,777         340,734
Finished Goods        1,536,381       1,249,359       1,281,858
                     ----------      ----------      ----------
                     $3,144,766      $2,518,715      $2,737,734
                     ==========      ==========      ==========


NOTE 4.  ACCRUED EXPENSES AND WARRANTY COSTS
Accrued expenses are as follows:

                             DECEMBER 31,         (UNAUDITED)
                       ----------------------      MARCH 31,
                         2002          2003          2004
                       --------      --------      --------
Product Warranty       $200,000      $200,000      $120,000
Reserve
Real Estate Taxes        86,000        80,000        64,498
Other                    30,143        28,805        32,071
                       --------      --------      --------
                       $316,143      $308,805      $216,569
                       ========      ========      ========

The Company warrants its products for one or two years. The reserve for warranty is computed by averaging the last four years warranty costs incurred and multiplying by two which provides a full two year warranty on all products. The Company has reserved an additional $50,000 to cover any unanticipated or unusual product warranty problems at December 31, 2002, and 2003. Based on a review of expected future warranty costs the reserve was reduced by $80,000 to $120,000 at March 31, 2004, based on the continuing decline of sales as noted above. The following summarizes the warranty transactions:

                            PHOTO CONTROL CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


                                         DECEMBER 31,            (UNAUDITED)
                                  -------------------------       MARCH 31,
                                    2002            2003            2004
                                  ---------       ---------       ---------
Balance at Beginning of Year      $ 200,000       $ 200,000       $ 200,000
Claims Paid                         (61,840)        (47,680)         (8,612)
Expense Provision                    61,840          47,680         (71,388)
                                  ---------       ---------       ---------
Balance at End of Year            $ 200,000       $ 200,000       $ 120,000
                                  =========       =========       =========


NOTE 5.  SHORT-TERM LINE OF CREDIT
The Company has a $1,000,000 unsecured line of credit agreement at the prime rate of interest. There were no borrowings under the line of credit during the periods ended December 31, 2002, and 2003, and March 31, 2004.


NOTE 6. COMMITMENTS
The Company has retirement benefit agreements with key management personnel, which are funded by life insurance. Under the agreements, covered individuals become vested immediately upon death or if employed at age 65. Benefit costs are recognized over the period of service and recorded as accrued retirement benefit.


NOTE 7.  INCOME TAXES

The income tax provision (benefit) shown in the statements of operations is detailed below for each periods ended:

                                                        (UNAUDITED)
                       DECEMBER 31,                      MARCH 31,
                -------------------------       -------------------------
                   2002            2003            2003            2004
                ---------       ---------       ---------       ---------
Current
   Federal      $(190,000)      $ (98,000)      $(114,000)      $      --
   State               --           2,000              --              --
Deferred               --              --              --              --
                ---------       ---------       ---------       ---------
Total           $(190,000)      $ (96,000)      $(114,000)             --
                =========       =========       =========       =========

The income tax provision (benefit) varied from the federal statutory tax rate as follows for each period ended:

                                                             (UNAUDITED)
                                   DECEMBER 31,               MARCH 31,
                                ------------------       -------------------
                                 2002        2003         2003         2004
                                ------      ------       ------       ------
U.S. Statutory Rate             (34.0)%      (34.0)%      (34.0%)      (34.0%)
State Income Taxes, Net of
Federal Income Tax Benefit         --           .2           --           --
Inventory Disposal              (916.4)         --           --           --

Valuation Allowance                --         23.4          7.5         34.0

Other, net                         --          1.3           --           --
                                ------      ------       ------       ------
                                (950.4%)      (9.1%)      (26.5%)         --%
                                ======      ======       ======       ======

                            PHOTO CONTROL CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

The following summarizes the tax effects of the significant temporary differences which comprise the deferred tax asset at:

                                                     DECEMBER 31,               (UNAUDITED)
                                           ----------------------------          MARCH 31,
                                               2002              2003              2004
                                           -----------       -----------       -----------
Inventory Costs                            $   144,000       $   198,000       $   291,000
Deferred Retirement Benefit                    314,000           300,000           298,000
Bad Debt Reserves                               14,000            14,000            15,000
Accrued Benefits                                39,000            41,000            42,000
Accrued Costs                                   72,000            72,000            43,000
Financial  Amortization  in Excess of           52,000            76,000            82,000
Tax
Loss Carryforwards                                  --           182,000           348,000
                                           -----------       -----------       -----------
Net Deferred Tax Asset                         635,000           883,000         1,110,000
Valuation Allowance                           (635,000)         (883,000)       (1,110,000)
                                           -----------       -----------       -----------
Net Deferred Income Tax                    $        --       $        --       $        --
                                           ===========       ===========       ===========

At December 31, 2003, the Company has available for U.S. federal and state income tax purposes net operating loss carryforwards of approximately $500,000 and $580,000, respectively. These carryforwards expire in the year 2023 for federal purposes and the years 2017 and 2018 for state purposes. The ultimate utilization of the net operating loss carryforwards may be limited and are fully reserved in the valuation allowance.


NOTE 8. PROFIT SHARING PLAN
The Company has a 401K plan, which covers qualified full-time employees. The Company matches the employee's contributions to 8% of the employee's salary at a rate of 25%. An additional 10% match is contributed if certain profit goals are achieved. The Company contributed $56,159 and $37,647 for the years ended December 31, 2002 and 2003, respectively. For the three months ended March 31, 2003 and 2004, the Company contributed $8,430 and $8,390, respectively.


NOTE 9. STOCK OPTIONS
Non-qualified stock options to purchase shares of the Company's common stock have been granted to certain officers, directors, and key employees. Option prices of all the grants were not less than the fair market value of the Company's common stock at dates of grants. At December 31, 2003, there were 111,573 shares of common stock available under the plan for future grants.

The Company has elected to account for non-qualified stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized for stock options.

The following summarizes the changes in the options for the periods ended:

                                                     DECEMBER 31,
                                  ---------------------------------------------------            (UNAUDITED)
                                            2002                        2003                   MARCH 31, 2004
                                  -----------------------     -----------------------     -----------------------
                                  Number of      Exercise     Number of      Exercise     Number of      Exercise
                                   Options        Price        Options        Price        Options        Price
Balance at Beginning of Year       359,000      $   2.66        331,00      $   2.60       269,000      $   2.62
Granted                                 --            --            --            --        50,001          2.36
Expired                            (28,000)         3.42       (62,000)         2.51       (10,000)         1.19
Exercised                               --            --            --            --       (66,000)         1.19
                                  --------      --------      --------      --------      --------      --------
Balance at End of Year             331,000      $   2.60       269,000      $   2.62       243,001      $   3.01
                                  ========                    ========                    ========

                            PHOTO CONTROL CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


The following summarizes the outstanding and exercisable options as of December 31, 2003:

       Options Outstanding                       Exercisable Options
--------------------------------------------------------------------------------
                            Remaining      Average      Number     Average
     Range of  Number of      Life         Exercise       of      Exercise
      Price     Options      (Years)        Price      Options      Price
--------------------------------------------------------------------------------
     $    1.19   76,000       0.1          $ 1.19       76,000     $   1.19
     $    3.19   15,000       1.6          $ 3.19       10,000     $   3.19

 $2.20 to 3.44  178,000       2.2          $ 3.11            -            -
                -------                                      -

                269,000                                 86,000
                =======                                 ======


NOTE 10.  MAJOR CUSTOMERS

During the periods ended December 31, December 31, 2002, December 31, 2003 and March 31, 2004, three unaffiliated customers accounted for the following percentages of sales:

                              DECEMBER 31,               MARCH 31,
                   ----------------------------------
     CUSTOMER               2002             2003             2004
     --------               ----             ----             ----
A                           17.2%            16.3%            5.5%
B                           14.0             12.1%           12.4%
C                            6.2              6.5%            4.9%
                            ----             ----            ----
                            37.4%            34.9%           22.8%
                           =====            =====           =====


NOTE 11.  SEGMENT REPORTING
The Bookendz product line are docking stations for the Apple PowerBook, IBook and IPod. All of its operations (sales and marketing, engineering, manufacturing and administration) are merged into Photo Control's structure. Accordingly, the only activity for Bookendz that is separately maintained is sales, cost of sales and the cost of its related assets. The following summarizes the Bookendz operation:

                                                    ASSETS
                               ---------------------------------------------
                                      DECEMBER 31,
                               -----------------------------       MARCH 31,
Bookendz                             2002            2003            2004
                               -------------   -------------   -------------
Unamortized Patent             $   1,270,798   $   1,093,474   $   1,038,800
Inventory                            246,113         165,416         232,745
Tooling                               36,347          36,654          46,065
                               -------------   -------------   -------------
Total Bookendz                 $   1,553,258   $   1,295,544   $   1,317,610
                               =============   =============   =============
Total Company                  $   9,935,089   $   8,690,946   $   8,646,075
                               =============   =============   =============

                                                     SALES
                               ---------------------------------------------
                                      DECEMBER 31,
                               -----------------------------       MARCH 31,
                                     2002            2003            2004
                               -------------   -------------   -------------
Bookendz                       $   1,499,947   $     958,845   $     208,596
                               =============   =============   =============
Total Company                  $   7,739,393   $   5,914,838   $   1,626,169
                               =============   =============   =============

                            PHOTO CONTROL CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 12. QUARTERLY INFORMATION (UNAUDITED)
The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2002, and 2003:

Year ended December 31, 2002      1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.      Total
                                ----------------------------------------------------------------
Sales                             $1,703,475  $2,027,180    $2,497,561   $1,511,177   $7,739,393
Gross Profit                         371,667     509,333       573,964      366,988    1,821,953
Net Income (Loss)                  (123,242)      24,976       119,503      148,772      170,009
Net Income (Loss) Per Share            (.08)         .02           .07          .09          .10


Year ended December 31, 2003      1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.      Total
                                ----------------------------------------------------------------
Sales                             $1,471,200  $1,700,519    $1,851,939     $891,780   $5,914,838
Gross Profit                         242,471     281,585       506,729      129,176    1,159,961
Net Income                         (316,573)   (190,490)        29,305    (486,713)    (964,471)
Net Income Per Share                   (.20)       (.12)           .02        (.30)        (.60)

NOTE 13.  SUBSEQUENT EVENT
On January 5, 2004 the Company purchased all the assets and rights for the Vaddio product line used in the video conferencing and presentation industry from Vaddio LLC and Rob Sheeley. The purchase price for these assets was $450,000 of cash, 50,000 shares of Photo Control common stock, the assumption of approximately $80,000 of liabilities and payment of certain legal fees and commissions. Effective January 5, 2004, Rob Sheeley and the six Vaddio employees became employees of Photo Control.

                         REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Nature Vision, Inc.
Brainerd, Minnesota


We have audited the accompanying balance sheets of Nature Vision, Inc. as of December 31, 2002 and 2003 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nature Vision, Inc. as of December 31, 2002 and 2003 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                      s/ VIRCHOW, KRAUSE & COMPANY, LLP


Minneapolis, Minnesota
March 31, 2004

                              NATURE VISION, INC.


BALANCE SHEETS

                                                               ASSETS
                                                                                                    MARCH 31, 2004
                                                           DECEMBER 31, 2002   DECEMBER 31, 2003      (UNAUDITED)
                                                           -----------------   -----------------   -----------------
CURRENT ASSETS
     Cash and cash equivalents                             $          28,856   $          91,510   $          13,471
     Accounts receivable, net                                      1,380,182           1,410,730           1,450,325
     Inventories, net                                                976,227           1,090,287           1,070,714
     Prepaid expenses                                                153,175             101,705             194,750
     Deferred income taxes                                           103,700              42,500              42,500
                                                           -----------------   -----------------   -----------------
        Total Current Assets                                       2,642,140           2,736,732           2,771,760

PROPERTY AND EQUIPMENT, NET                                        1,104,209           1,106,020           1,139,995

INTANGIBLE ASSETS, NET                                                14,928              11,188              10,168
                                                           -----------------   -----------------   -----------------

     TOTAL ASSETS                                          $       3,761,277   $       3,853,940   $       3,921,923
                                                           =================   =================   =================


                                                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Line of credit, bank                                  $         230,000   $              --   $              --
     Current portion of long-term debt                               186,700              47,150              45,500
     Accounts payable                                              1,690,801           1,360,113           1,487,748
     Accrued payroll and payroll taxes                                30,013              75,103              19,865
     Accrued commissions                                              54,609              69,940              86,705
     Income taxes payable                                              3,000             176,750              73,950
     Accrued expenses                                                 91,896             147,747             102,314
                                                           -----------------   -----------------   -----------------
        Total Current Liabilities                                  2,287,019           1,876,803           1,816,082

LONG-TERM LIABILITIES
     Long-term debt, net of current portion                          467,726             476,417             466,954
     Deferred income taxes                                            68,900              86,800              86,800
                                                           -----------------   -----------------   -----------------

     Total Liabilities                                             2,823,645           2,440,020           2,369,836
                                                           -----------------   -----------------   -----------------

STOCKHOLDERS' EQUITY
     Capital Stock
        Par Value $.01 Authorized 10,000,000 shares
        Common shares issued and outstanding 3,076,500                30,765              30,765              30,765

     Additional Paid-In Capital                                      901,898             901,898             901,898

     Retained Earnings                                                 4,969             481,257             619,424
                                                           -----------------   -----------------   -----------------
        Total Stockholders' Equity                                   937,632           1,413,920           1,552,087
                                                           -----------------   -----------------   -----------------

                                                           -----------------   -----------------   -----------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $       3,761,277   $       3,853,940   $       3,921,923
                                                           =================   =================   =================


                 See accompanying notes to financial statements.

                              NATURE VISION, INC.


STATEMENTS OF OPERATIONS

                                         YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                         2002               2003                 2003                 2004
                                 -----------------    -----------------    -----------------    -----------------
                                                                               (Unaudited)          (Unaudited)
SALES, NET                       $       7,659,771    $       8,999,240    $       1,989,614    $       2,519,594

COST OF GOODS SOLD                       5,173,982            5,831,616            1,283,396            1,710,312
                                 -----------------    -----------------    -----------------    -----------------

       Gross Profit                      2,485,789            3,167,624              706,218              809,282

SELLING, GENERAL, AND
       ADMINISTRATIVE EXPENSES           2,140,689            2,385,963              619,246              529,365
                                 -----------------    -----------------    -----------------    -----------------

       Income from Operations              345,100              781,661               86,972              279,917
                                 -----------------    -----------------    -----------------    -----------------

OTHER INCOME (EXPENSE)
       Interest expense                    (56,261)             (49,528)              (7,128)              (5,730)
       Interest income                          --                  162                   --                   --
       Other income (expense)                 (351)              (2,307)             (44,250)             (58,020)
                                 -----------------    -----------------    -----------------    -----------------
           Net Other Expense               (56,612)             (51,673)             (51,378)             (63,750)
                                 -----------------    -----------------    -----------------    -----------------

Income Before Income Taxes                 288,488              729,988               35,594              216,167

PROVISION FOR  INCOME TAXES                121,000              253,700               12,500               78,000
                                 -----------------    -----------------    -----------------    -----------------

NET INCOME                       $         167,488    $         476,288    $          23,094    $         138,167
                                 =================    =================    =================    =================


                 See accompanying notes to financial statements.

                              NATURE VISION, INC.


STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                               (ACCUMULATED
                                                                                                  DEFICIT)        TOTAL
                                                     NUMBER OF     COMMON       ADDITIONAL        RETAINED    STOCKHOLDERS'
                                                      SHARES       STOCK      PAID-IN CAPITAL      EARNING       EQUITY
                                                    ----------   ----------   ---------------    ----------   -------------
Balances at December 31, 2001                        3,076,500   $   30,765      $  901,898      $ (162,519)   $  770,144

          2002 net income                                   --           --              --         167,488       167,488
                                                    ----------   ----------      ----------      ----------    ----------

Balances at December 31, 2002                        3,076,500       30,765         901,898           4,969       937,632

          2003 net income                                   --           --              --         476,288       476,288
                                                    ----------   ----------      ----------      ----------    ----------

Balances at December 31, 2003                        3,076,500       30,765         901,898         481,257     1,413,920

          1st quarter 2004 net income (unaudited)           --           --              --         138,167       138,167
                                                    ----------   ----------      ----------      ----------    ----------

Balances at March 31, 2004 (unaudited)               3,076,500   $   30,765      $  901,898      $  619,424    $1,552,087
                                                    ==========   ==========      ==========      ==========    ==========


                 See accompanying notes to financial statements.

                              NATURE VISION, INC.


STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,      THREE MONTHS ENDED MARCH 31,
                                                           ----------------------------    ----------------------------
                                                               2002            2003            2003            2004
                                                           ------------    ------------    ------------    ------------
                                                                                            (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
       Net income                                          $    167,488    $    476,288    $     23,094    $    138,167
          Adjustments to reconcile net income to net
         cash flows from operations
         Depreciation and amortization                          161,933         193,237          44,250          58,021
         Loss on disposal of property and equipment                  --           2,307              --              --
         Provision for deferred income taxes                    117,600          79,100          34,789              --
       Change in operating assets and liabilities
         Accounts receivable, net                              (367,533)        (30,548)        527,850         (39,595)
         Income taxes receivable                                    400              --              --              --
         Inventories, net                                       193,314        (114,060)        (19,681)         19,573
         Prepaid expenses                                       (68,779)         51,470           2,443         (93,045)
         Accounts payable                                       175,323        (330,688)       (241,902)        127,635
         Accrued payroll and payroll taxes                       12,393          45,090         (15,260)        (55,238)
         Accrued commissions                                     (5,743)         15,331         (13,904)         16,765
         Income taxes payable                                     3,000         173,750         (23,139)       (102,800)
         Accrued expenses                                        30,468          55,851          15,590         (45,433)
                                                           ------------    ------------    ------------    ------------
             Net Cash Flows from Operating Activities           419,864         617,128         334,130          24,050
                                                           ------------    ------------    ------------    ------------

Cash flows from investing activities:
       Purchases of property and equipment                     (244,310)       (193,390)        (28,873)        (90,976)
       Proceeds from sale of property and equipment                  --             450              --              --
       Cash paid for patents                                     (8,925)           (675)             --              --
                                                           ------------    ------------    ------------    ------------
             Net Cash Flows from Investing Activities          (253,235)       (193,615)        (28,873)        (90,976)
                                                           ------------    ------------    ------------    ------------

Cash flows from financing activities:
       Checks issued in excess of cash in bank                                                   52,278
       Payments on line of credit, bank                        (170,000)       (230,000)       (205,000)        (11,113)
       Proceeds from long-term debt                                  --          82,708              --              --
       Principal payments on long-term debt                      (8,074)       (213,567)       (181,391)             --
                                                           ------------    ------------    ------------    ------------
             Net Cash Flows from Financing Activities          (178,074)       (360,859)       (334,113)        (11,113)
                                                           ------------    ------------    ------------    ------------

Change in cash and cash equivalents                             (11,445)         62,654         (28,856)        (78,039)

Cash and cash equivalents at beginning of period                 40,301          28,856          28,856          91,510
                                                           ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period                 $     28,856    $     91,510    $         --    $     13,471
                                                           ============    ============    ============    ============

Supplemental disclosure information:
       Cash paid for interest                              $     55,097    $     55,377    $     14,014    $      5,750
       Cash paid for income taxes                          $         --    $        850    $        850    $    180,800

Noncash investing and financing activities:
       Purchase of land and building with long-term debt   $    562,500    $         --    $         --    $         --


                 See accompanying notes to financial statements.

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               NATURE OF OPERATIONS

Nature Vision, Inc. (the Company) was established in 1998 to design and market video viewing systems for the sport fishing market and other video based consumer and industrial products. The Company grants credit to its customers which are primarily dealers and consumers located throughout the United States and Canada. The Company contracts with outside organizations for the manufacture and sale of its products.

               INTERIM FINANCIAL INFORMATION

The accompanying balance sheet at March 31, 2004 and the statements of operations, stockholders' equity, and cash flows for the three months ended March 31, 2003 and 2004 are unaudited. The unaudited interim balance sheet and statements of operations, stockholders' equity and cash flows have been prepared on the same basis as the annual balance sheet and statements of operations, stockholders' equity, and cash flows and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and its cash flows for the three months ended March 31, 2003 and 2004. The financial data and other information disclosed in the these notes to the financial statements related to these periods are unaudited. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

               CASH AND CASH EQUIVALENTS

The Company maintains its cash balances primarily in one area bank. Cash balances are insured up to $100,000 per bank by the FDIC. The balances, at times, may exceed federally insured limits. The Company defines cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less.

               ACCOUNTS RECEIVABLE

The Company reviews customers' credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. Accounts receivable are generally due 30 days after invoice date. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. If accounts receivable in excess of the provided allowance are determined uncollectible, they are charged to expense in the year that determination is made. Accounts receivable are written off after all collection efforts have failed. Accounts receivable have been reduced by an allowance for uncollectible accounts of approximately $15,000 at December 31, 2002, December 31, 2003, and March 31, 2004.

               INVENTORIES

Inventories consist of raw materials and finished goods and are valued at lower of cost using the first-in, first-out (FIFO) method or market.

               IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

               DEPRECIATION

Property and equipment are recorded at cost. Depreciation is provided for using the straight-line method over an estimated useful life of 30 years for buildings and improvements and over useful lives ranging from three to seven years for all other property and equipment. Improvements are capitalized while maintenance, repairs and minor renewals are expensed when incurred.

               INTANGIBLE ASSETS

Intangible assets consisted primarily of costs related to trademarks and patents and are being amortized using the straight-line method over their estimated useful lives of five years. Amortization expense was $3,435 and $4,295 for the years ended December 31, 2002 and 2003, respectively. Amortization expense for the three months ended March 31, 2003 and 2004 was $1,035 and $1,020, respectively. Accumulated amortization related to these assets was $7,577, $11,872, and $12,892 at December 31, 2002, December 31, 2003, and March 31,
2004, respectively. Estimated amortization expense is as follows for the years ending December 31:

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


2004                                                                 $  4,012
2005                                                                    4,012
2006                                                                    1,920
2007                                                                    1,177
2008                                                                       67

               REVENUE RECOGNITION

The Company recognizes revenue on the date products are shipped to the customer. Most sales are made with the right of return or exchange based on Company policy. Estimated reserves for returns are established by management based on historical experience and are subject to ongoing review and adjustment by the Company. Sales and cost of goods sold are reported net of the provision for actual and estimated future returns in the accompanying statements of operations. Revenues are reported net of discounts and allowances.

               SHIPPING AND HANDLING COSTS

Shipping and handling costs charged to customers are included in sales and shipping and handling costs incurred by the Company have been included in cost of goods sold.

               ALLOWANCE ACCOUNTS

The Company has established allowance reserves for sales returns and warranty cost. Both allowance reserves are estimated based on historical experience, current product lines being sold, and management's estimates. The allowance reserve for sales returns was $130,000, $60,000 and $60,000 at December 31, 2002, December 31, 2003, and March 31, 2004, respectively. The allowance for warranty cost was $15,000, $20,000 and $20,000 at December 31, 2002, December 31, 2003 and March 31, 2004.

               PRODUCT WARRANTY

The Company provides a standard one-year warranty program for its products. The Company records a provision for warranty claims for products based on historical claim performance. The following table provides the expense recorded and charges against the warranty reserve for the periods ended December 31 2002 and 2003, and March 31, 2004.

                                              December 31,       (Unaudited)
                                       ----------------------     March 31,
                                          2002         2003         2004
                                       ---------    ---------    ---------
Accrued warranty balance - Beginning   $  12,000    $  15,000    $  20,000
Provision                                124,215       32,151      (38,880)
Warranty claims                         (121,215)     (27,151)      38,880
                                       ---------    ---------    ---------
Accrued warranty balance - Ending      $  15,000    $  20,000    $  20,000
                                       =========    =========    =========

               PREPAID EXPENSES

These costs include prepaid insurance contracts and purchased advertising time on television programs, advertising space in outdoor publications and catalogs. These costs are then expensed over the contract, as the television shows are aired, and when the publications and catalogs are issued. Total advertising expense was $457,262 and $580,405 for the years ended December 31, 2002 and 2003, respectively. Advertising expense for the three months ended March 31, 2003, and 2004 was $172,361 and $102,688, respectively.

               RESEARCH AND DEVELOPMENT

The Company expenses all costs related to product research and development as incurred. Research and development expense was $38,110 and $83,839 for the years ended December 31, 2002 and 2003, respectively. Research and development expense for the three months ended March 31, 2003 and 2004 was $14,323 and $9,977, respectively.

               SEGMENT REPORTING

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company's segments have similar economic characteristics and are similar in the nature of the products sold, type of customers, methods used to distribute the Company's products and regulatory environment. Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

               STOCK-BASED COMPENSATION

The Company uses the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for employee stock options. Under the intrinsic value method, compensation expense is recorded only to the extent that the market price of common stock exceeds the exercise price of the stock option on the date of grant.

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148 as an amendment to SFAS No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and also provides required additional disclosures about the method of accounting for stock-based employee compensation. The amendments are effective for financial statements for fiscal years ending after December 15, 2002. The Company adopted the annual disclosure provision of SFAS No. 148 during the year ended December 31, 2002. The Company has currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock-based employee compensation, pursuant to SFAS No. 148.

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Pursuant to APB No. 25 and related interpretations, no compensation cost was recognized in the statements of operations for the years ended December 31, 2002 and 2003, respectively, and the three months ended March 31, 2003 and 2004 as the fair value of the Company's stock approximated the option price. Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net income would have decreased to the following pro forma amounts:

                          Year ended         (Unaudited)        (Unaudited)
                          December 31,    Three months ended  Three months ended
                              2003         March 31, 2003       March 31, 2004
                          -----------     ------------------  ------------------
Net Income                $   476,288        $    23,094        $   138,167
                          ===========        ===========        ===========
Pro forma net income      $   464,546        $    23,094        $   138,167
                          ===========        ===========        ===========

Stock-based compensation:

As reported               $        --        $        --        $        --
                          ===========        ===========        ===========
Pro forma                 $    11,742        $        --        $        --
                          ===========        ===========        ===========


In determining the compensation cost of the options granted during 2003, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the minimum value pricing model and the weighted average assumptions used in these calculations are summarized as follows:

                                                    (Unaudited)     (Unaudited)
                                    Year ended     Three months    Three months
                                    December 31,       ended           ended
                                        2003      March 31, 2003  March 31, 2004
                                    ------------  --------------  --------------
Risk-free interest rate                 2.625%           N/A             N/A
Expected life of options granted        5 years          N/A             N/A
Expected dividend yield                 0%               N/A             N/A

               FINANCIAL INSTRUMENTS

The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates the carrying amounts based upon the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

               INCOME TAXES

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for tax consequences of temporary differences between the financial statement and income tax reporting bases of assets and liabilities based on currently enacted rates and laws. These temporary differences principally include depreciation, allowance for doubtful accounts, sales returns allowance, and warranty reserves. Deferred taxes are reduced by a valuation allowance to the extent that realization of the related deferred tax assets is not assured.

               ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


               RECLASSIFICATION

For comparability, certain 2002 amounts have been reclassified to conform with classifications adopted in 2003.

               RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," effective for contracts entered into or modified after June 30, 2003. This amendment clarifies when a contract meets the characteristics of a derivative, clarifies when a derivative contains a financing component and amends certain other existing pronouncements. The adoption of SFAS No. 149 did not have a material effect on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires the classification as a liability of any financial instruments with a mandatory redemption feature, an obligation to repurchase equity shares, or a conditional obligation based on the issuance of a variable number of its equity shares. The Company does not have any financial instruments as defined by SFAS No. 150. The Company does not expect the adoption of SFAS No. 150 to have a material effect on the Company's financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December
2003), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN 46R). This standard replaces FIN 46, Consolidation of Variable Interest Entities" that was issued in January 2003. FIN 46R modifies or clarifies various provisions of FIN 46. FIN 46R addresses the consolidation of business enterprises of variable interest entities (VIEs), as defined by FIN 46R. FIN 46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in financial statements of public entities that have interest in structures commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by the Company for all other types of VIEs is required in financial statements for periods ending no later than the quarter ended January 31, 2005. The Company does not expect the adoption of FIN 46R to have a material effect on the Company's financial statements.


NOTE 2 - INVENTORIES

Inventories consisted of the following at:

                                   December 31,            (Unaudited)
                            --------------------------      March 31,
                                2002           2003           2004
                            -----------    -----------    -----------
Raw Materials               $   474,163    $   674,762    $   514,127
Finished Goods                  512,064        425,525        566,587
                            -----------    -----------    -----------
Total                           986,227      1,100,287      1,080,714
Less: Valuation Allowance       (10,000)       (10,000)       (10,000)
                            -----------    -----------    -----------
Inventories, net            $   976,227    $ 1,090,287    $ 1,070,714
                            ===========    ===========    ===========

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                        December 31,            (Unaudited)
                                 --------------------------      March 31,
                                     2002           2003           2004
                                 -----------    -----------    -----------
Land                             $   150,000    $   150,000    $   150,000
Building and improvement             503,703        551,163        551,163
Tooling                              588,858        621,438        621,438
Office furniture and equipment       160,234        159,543        159,543
Warehouse equipment                   33,616         33,717         33,717
Vehicles                                  --         82,708         82,708
Construction in progress              21,769         47,362        138,338
                                 -----------    -----------    -----------
                Total              1,458,180      1,645,931      1,736,907
Less: Accumulated depreciation      (353,971)      (539,911)      (596,912)
                                 -----------    -----------    -----------
                Net              $ 1,104,209    $ 1,106,020    $ 1,139,995
                                 ===========    ===========    ===========

Depreciation expense on property and equipment was $158,319 and $188,822 for the years ended December 31, 2002 and 2003, respectively. Depreciation expense for the three months ended March 31, 2003 and 2004 was $43,245 and $57,000, respectively.


NOTE 4 - LINE OF CREDIT, BANK

At December 31, 2003, the Company had a line of credit financing agreement with First National Bank of Deerwood up to a maximum amount of $1,000,000. Interest is payable monthly at prime plus .5% with a minimum interest rate of 5% ( 5.0% at both December 31, 2003 and 2002). The line of credit is collateralized by accounts receivable, inventories, property and equipment and expires on June 15, 2004. In addition, the line of credit is collateralized by personal guarantees from certain stockholders of the Company. The credit agreement contains various operating and financial covenants. The Company was in compliance with all covenants at December 31, 2003.

The balance outstanding on the line of credit was $230,000, $0, and $0, at December 31, 2002, December 31, 2003, and March 31, 2004, respectively.

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


NOTE 5 - LONG-TERM DEBT

Long-term debt consisted of the following at:

                                                          December 31,        (Unaudited)
                                                     ----------------------    March 31,
                                                       2002         2003         2004
                                                     ---------    ---------    ---------
Note Payable - First National Bank of
Deerwood - monthly installments of $4,126
including interest at a variable rate of .75% over
the index rate (5%, 4.75%, and 4.75% at
December 31, 2002, 2003, and March 31, 2004,
respectively), with a final payment due June 10,
2009, secured by a mortgage on the Company's
land and building                                    $ 493,088    $ 451,887    $ 444,909

Note Payable - First National Bank of
Deerwood - paid in full during 2003                     61,338           --           --

Note Payable - GMAC - monthly installments
of $1,378 through April 2008. The note is non-
interest bearing, and is secured by two vehicles            --       71,680       67,545

Note Payable - individual - paid in full during
2003                                                   100,000           --           --
                                                     ---------    ---------    ---------

                              Totals                   654,426      523,567      512,454

Less: Current Portion                                 (186,700)     (47,150)     (45,500)
                                                     ---------    ---------    ---------

Long-Term Portion                                    $ 467,726    $ 476,417    $ 466,954
                                                     =========    =========    =========

                                                    December 31, (Unaudited)
                                                        2003    March 31, 2004
                                                     ---------    ---------
                         2004                        $  47,150    $  45,500
                         2005                           48,600       48,600
                         2006                           50,050       50,050
                         2007                           51,600       51,600
                         2008                           42,175       42,175
                       Thereafter                      283,992      274,529
                                                     ---------    ---------

                           Total                     $ 523,567    $ 512,454
                                                     =========    =========

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


NOTE 6 - STOCKHOLDERS' EQUITY

               OPTIONS

The Company has a Stock Option Plan (the Plan) which provides for granting of incentive and nonstatutory stock options to employees and others. The aggregate of 1,000,000 shares of the Company's common stock may be granted at exercise prices not less than fair market value at the date of grant (not less than 110% of fair market value for significant stockholders). The Board of Directors or a committee administers the Plan. In general, options vest immediately and expire up to three years from the date of grant.

Information regarding stock options is summarized below:

                                                                   Weighted
                                                                    Average
                                                   Number of         Option
                                                    Options      Exercise Price
                                                 -------------   --------------

Options outstanding, December 31, 2001                 400,000    $        0.10
Granted                                                     --               --
Expired                                               (400,000)           (0.10)
Exercised                                                   --               --
                                                 -------------    -------------

Options outstanding, December 31, 2002                      --               --
Granted                                                600,000             0.25
Expired                                                     --               --
Exercised                                                   --               --
                                                 -------------    -------------
Options outstanding, December 31, 2003                 600,000             0.25
Granted                                                     --               --
Expired                                                     --               --
Exercised                                                   --               --
                                                 -------------    -------------

Options outstanding, March 31, 2004 (Unaudited)        600,000    $        0.25
                                                 =============    =============

The Company issued 400,000 options on April 22, 1999 that were immediately exercisable. The options expired on April 22, 2002. The weighted average fair market value of the options issued during the year ended December 31, 2003 was $0.03 and the weighted average contractual life of options outstanding at December 31, 2003 and 4.42 years. The options exercisable at December 31, 2003 were 600,000.

               STOCK WARRANTS

In connection with the private placement offering the Company did in 1998, the Company issued 107,650 six-year common stock warrants exercisable at $1.00 per warrant. The warrants expire in December 2004.


NOTE 7 - INCOME TAXES

The provision for income taxes consists of the following components for:

                                                                   (Unaudited)
                                 Year ended December 31,    Three months ended March 31,
                                 -----------------------    ----------------------------
                                     2002        2003             2003        2004
                                   --------    --------         --------    --------
Current                            $  3,400    $174,600         $ 12,500    $ 78,000
Deferred                            117,600      79,100                0           0
                                   --------    --------         --------    --------
Total provision for income taxes   $121,000    $253,700         $ 12,500    $ 78,000
                                   ========    ========         ========    ========

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


The provision for taxes differs from the expected provision that would result from the application of federal tax rates to pre-tax book income. A comparison of the provision for income tax expense at the federal statutory rate of 34% for the years ended December 31, 2002 and 2003, and for the three months ended March 31, 2003 and 2004, to the Company's effective rate is as follows:

                                                                               (Unaudited)
                                 For the year ended December 31    For the three months ended March 31,
                                 ------------------------------    ------------------------------------
                                       2002          2003                  2003           2004
                                    ----------    ----------            ----------     ----------
Federal statutory tax rate                34.0%         34.0%                 34.0%          34.0%
State tax, net of federal benefit          2.8           2.8                   2.8            2.8
Permanent differences and other            5.1            .1                    .1             .1
Research and development credit             --          (2.1)                 (1.8)           (.8)
                                    ----------    ----------            ----------     ----------
        Effective tax rate                41.9%         34.8%                 35.1%          36.1%
                                    ==========    ==========            ==========     ==========

The net deferred tax assets and liabilities included in the financial statements include the following amounts:

                                                         December 31,            (Unaudited)
                                                 ----------------------------     March 31,
                                                     2002            2003           2004
                                                 ------------    ------------    ------------
Current Amounts

Deferred tax assets                              $    103,700    $     42,500    $     42,500
                                                 ------------    ------------    ------------

        Net Current Deferred Tax                 $    103,700    $     42,500    $     42,500
                                                 ============    ============    ============

Noncurrent Amounts
------------------

Deferred tax assets                              $      2,100    $      3,200    $      3,200
Deferred tax liabilities                              (71,000)        (90,000)        (90,000)
                                                 ------------    ------------    ------------

Net Noncurrent Deferred Tax Assets (Liability)   $    (68,900)   $    (86,800)   $    (86,800)
                                                 ============    ============    ============


NOTE 8 - RELATED PARTY TRANSACTIONS

The Company had sales for the years ended December 31, 2002 and 2003 to a related party of approximately $130,100 and $68,000, respectively. Sales to related parties for the three months ended March 31, 2003 and 2004 were approximately $27,000 and $25,000, respectively. Amounts due from (payable to) the related party at December 31, 2002, December 31, 2003, and March 31, 2004 were $15,600 and $(4,923), and $(407) respectively.

The Company has significant purchases from a business in which a member of the Board of Directors maintains significant control. See note 10 concentrations for details.

The Company had a royalty agreement with a company owned by one of its stockholder. Under the agreement, the Company was required to pay a royalty of $1.00 per unit for certain products sold. Total royalty expense under this agreement was $0 and $46,662 for the years ended December 31, 2002 and 2003, respectively. Subsequent to year end, the Company terminated the royalty agreement.


NOTE 9 -  COMMITMENTS AND CONTINGENCIES

               LEASES

The Company had a lease agreement for a vehicle for an officer that expired in April 2003. Lease payments of approximately $592 were due monthly. Total lease expense was $8,260 and $1,067 for the years ended December 31, 2002 and 2003, respectively. Total lease expense for the three months ended March 31, 2003 and 2004 were $1,775 and $0, respectively.

The Company had a lease agreement for the rental of an office and shop building in Baxter, Minnesota. The lease expired on March 31, 2003. The lease had a fixed monthly rental rate of $3,010 payable on the first day of the month plus real estate taxes and insurance. Rent expense under the lease agreement was $49,504 and $12,018 for the years ended December 31, 2002 and 2003, respectively. Rent expense under the lease agreement was $12,018 and $0 for the three months ended March 31, 2003 and 2004, respectively.

                               NATURE VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003


LICENSE AGREEMENT

In January 2002, Waterstrike Incorporated (Waterstrike) granted the Company an exclusive license for use of certain underwater camera technologies. Under the agreement, the Company is required to pay Waterstrike a royalty of $23 for each licensed product sold beginning January 1, 2002. The agreement requires the Company to pay annual royalties based on a minimum level of unit sales. If the minimum level of unit sales is not met, the Company must pay additional royalties up to the minimum required, or forfeit the exclusivity of the agreement. For the years ended December 31, 2002 and 2003, the Company did not meet the minimum unit sales level required under the agreement and may lose the exclusivity of the license agreement. The license will terminate upon the later of the date of expiration of the last to expire patent included in the licensed technology, or the date that the Company permanently ceases the sale of devises using the technology. Royalty expense pursuant to this exclusive license agreement was $19,872 and $33,281 for the years ended December 31, 2002 and 2003, respectively. For the three months ended March 31, 2003 and 2004, royalty expense pursuant to the exclusive license agreement was $11,569 and $11,661, respectively.


NOTE 10 - CONCENTRATIONS

               MAJOR CUSTOMERS

For the year ended December 31, 2002, sales to two customers amounted to approximately 32% and 13% of net sales, respectively. During the year ended December 31, 2003, sales to two customers amounted to approximately 20% and 14% of net sales, respectively. For the three months ended March 31, 2003, sales to two customers amounted to approximately 33% and 14%, respectively. For the three months ended March 31, 2004, sales to two customers amounted to approximately 25% and 22%, respectively. At December 31, 2002, approximately 46% and 12% of the total accounts receivable was due from two customers, respectively. At December 31, 2003, approximately 41% and 13% of total accounts receivable was due from two customers. At March 31, 2004, approximately 30% and 30% of total accounts receivable was due from two customers.

               MAJOR SUPPLIERS

Purchases for the years ended December 31, 2002 and 2003 include purchases from a major supplier that individually accounted for 44% and 62%, respectively, of the supplies and materials used by the Company. For the three months ended March 31, 2003 and 2004, purchases of supplies and materials from a major supplier account for 59% and 52%, respectively. Management believes no risk is present under this arrangement due to other suppliers being readily available.


NOTE 11 - RETIREMENT PLAN

The Company has a Savings Incentive Match Plan for Employees (SIMPLE) retirement plan for its employees. Employees who reasonably expected to receive at least $5,000 in compensation for the calendar year are eligible. The Company contributes matching contributions up to 3% of an employees qualified compensation to the employees retirement account. The contribution percentage is to be determined annually at the beginning of each year and communicated to employees. Company contributions made to the plan for the years ended December 31, 2002 and 2003 were $18,472 and $13,957, respectively. For the three months ended March 31, 2003 and 2004, contributions to the plan were $8,005 and $5,350, respectively.


NOTE 12 - SUBSEQUENT EVENT

               LETTER OF INTENT

On February 3, 2004, the Company entered into an agreement for a proposed merger with Photo Control Corporation, a public company. Closing of the proposed merger transaction is subject to certain requirements, including necessary stockholder approval of Photo Control Corporation and Company shareholders, completion of final documentation, due diligence and other customary pre-closing conditions. Furthermore, closing of the proposed merger is contingent upon an effective registration of Photo Control Corporation shares to be received by Company shareholders.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


On April 15, 2004, Photo Control Corporation and Nature Vision, Inc. reached an agreement to merge. Under the terms of the agreement, 1,788,557 shares of Photo Control Corporation common stock will be exchanged for all of the outstanding capital stock of Nature Vision, and 411,399 shares of Photo Control Corporation common stock will be reserved for issuance upon exercise of outstanding Nature Vision, Inc. options and warrants. As a part of the proposed merger, Richard P. Kiphart, a director of Photo Control Corporation, has agreed to provide financing to Photo Control Corporation by purchasing $1,000,000 worth of Photo Control Corporation common stock. The proposed merger is subject to approval by the shareholders of both companies and other customary closing conditions.


The following unaudited pro forma condensed combined statements of operations reflect the pro forma results of operations of Photo Control Corporation for the year ended December 31, 2003 and the three months ended March 31, 2004 with those of Nature Vision, Inc. as if the proposed merger occurred on January 1, 2003 under the assumptions set forth in the accompanying notes. The pro forma adjustments reflect the consummation of the proposed merger based upon the purchase method of accounting in which Photo Control Corporation will be acquired by Nature Vision, Inc. (a reverse acquisition in which Nature Vision, Inc. is considered the acquirer for accounting purposes). The unaudited pro forma condensed combined balance sheet combines the March 31, 2004 unaudited historical balance sheet of Photo Control Corporation with the March 31, 2004 unaudited March 31, 2004 historical balance sheet of Nature Vision, Inc. as if the proposed merger occurred on March 31, 2004 under the assumptions set forth in the accompanying notes.

The pro forma information should be read in conjunction with the audited and unaudited financial statements and notes that are included in this document. The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies.

These pro forma financial statements do not purport to present results, which would actually have been obtained if the reverse merger had been in effect during the periods covered, or any future results which may in fact be realized. For purposes of preparing the pro forma financial statements, Photo Control Corporation will establish a new basis for its assets and liabilities based upon the fair values thereof. A final determination of the fair value of assets and liabilities has not been yet made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information are preliminary and have been made solely for purposes of developing such pro forma combined financial information. Photo Controls Corporation will undertake a study to determine the fair values of assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. In addition, a study on the effect of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" will be required.

                            PHOTO CONTROL CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 March 31, 2004
--------------------------------------------------------------------------------

                                   ASSETS                              Photo Control      Nature Vision
                                                                        Corporation        Inc.
                                                                     ---------------   --------------
CURRENT ASSETS
     Cash                                                               $ 2,579,706         $ 13,471    E
     Accounts receivable net allowance for doubtful accounts                516,695        1,450,325
     Inventories                                                          2,737,734        1,070,714
     Prepaid expenses                                                        62,666          194,750
     Refundable income taxes and deferred income taxes                       60,591           42,500
                                                                     ---------------   --------------
          Total Current Assets                                            5,957,392        2,771,760
                                                                     ---------------   --------------
                                                                   1
PROPERTY AND EQUIPMENT
     Land                                                                   152,590          150,000    B
                                                                                                        H
     Building & Improvements                                              2,028,529          551,163    A
                                                                                                        B
                                                                                                        H
     Construction in Progress                                                                138,338
     Machinery & Equipment                                                2,573,791          897,406    A
                                                                                                        H
     Accumulated depreciation-land & building                            (1,316,929)         (39,320)   A
     Accumulated depreciation-machinery & equipment                      (2,293,809)        (557,592)   A
                                                                     ---------------   --------------
          Total Property and Equipment                                    1,144,172        1,139,995
                                                                     ---------------   --------------

OTHER ASSETS
     Patent, net                                                          1,038,800            9,292    H
     Trademarks, net                                                              -              876
     Goodwill                                                               400,825                     H
     Cash value of life insurance                                           104,886                -
                                                                     ---------------   --------------
          Total other Assets                                              1,544,511           10,168
                                                                     ---------------   --------------

                                                                        $ 8,646,075      $ 3,921,923
                                                                     ===============   ==============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Purchase contract and current maturities of long-term debt           $ 100,000         $ 45,500
     Accounts payable                                                       478,556        1,487,748
     Accrued payroll and employee benefits                                  188,922           19,865
     Accrued expenses                                                       216,569          262,969
                                                                     ---------------   --------------
          Total current liabilities                                         984,047        1,816,082

LONG-TERM LIABILITIES
     Excess of net assets acquired over purchase price                                                  B
                                                                                                        C
                                                                                                        F
                                                                                                        G
                                                                                                        H
     Long-term debt, net of current portion                                       -          466,954
     Other accrued expense- retirement benefit                              828,316                     C
     Deferred income taxes                                                        -           86,800
                                                                     ---------------   --------------

        TOTAL LIABILITIES                                                 1,812,363        2,369,836
                                                                     ---------------   --------------

STOCKHOLDERS' EQUITY
     Common stock, par value of $.08, 5,000,000 shares authorized
         1,720,163 shares issued outstanding, pro forma common
         shares outstanding 3,508,748                                       137,613                -    D
     Common stock, $.01 par value; 10,000,000 shares
        authorized, 3,076,500 shares issued and outstanding                       -           30,765    D
      Additional paid in capital                                          1,581,744          901,898    D
                                                                                                        D
                                                                                                        E
                                                                                                        G
      Retained earnings                                                   5,114,355          619,424    F
                                                                     ---------------   --------------
          Total Stockholders' Equity                                      6,833,712        1,552,087
                                                                     ---------------   --------------

                                                                        $ 8,646,075      $ 3,921,923
                                                                     ===============   ==============


                       [WIDE TABLE CONTINUED FROM ABOVE]

                                   ASSETS                              Pro Forma        Pro Forma
                                                                       Adjustments       Combined
                                                                     ---------------  ---------------
CURRENT ASSETS
     Cash                                                                $ (500,000)     $ 2,093,177
     Accounts receivable net allowance for doubtful accounts                               1,967,020
     Inventories                                                                           3,808,448
     Prepaid expenses                                                                        257,416
     Refundable income taxes and deferred income taxes                                       103,091
                                                                     ---------------  ---------------
          Total Current Assets                                             (500,000)       8,229,152
                                                                     ---------------  ---------------

PROPERTY AND EQUIPMENT
     Land                                                                    47,410          221,703
                                                                           (128,297)
     Building & Improvements                                             (1,316,929)       1,017,236
                                                                            588,400
                                                                           (833,927)
     Construction in Progress                                                                138,338
     Machinery & Equipment                                               (2,293,809)         997,784
                                                                           (179,604)
     Accumulated depreciation-land & building                             1,316,929          (39,320)
     Accumulated depreciation-machinery & equipment                       2,293,809         (557,592)
                                                                     ---------------  ---------------
          Total Property and Equipment                                     (506,018)       1,778,149
                                                                     ---------------  ---------------

OTHER ASSETS
     Patent, net                                                           (666,372)         381,720
     Trademarks, net                                                                             876
     Goodwill                                                              (257,122)         143,703
     Cash value of life insurance                                                            104,886
                                                                     ---------------  ---------------
          Total other Assets                                               (923,494)         631,185
                                                                     ---------------  ---------------

                                                                       $ (1,929,512)    $ 10,638,486
                                                                     ===============  ===============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Purchase contract and current maturities of long-term debt                 $ -        $ 145,500
     Accounts payable                                                                      1,966,304
     Accrued payroll and employee benefits                                                   208,787
     Accrued expenses                                                                        479,538
                                                                     ---------------  ---------------
          Total current liabilities                                               -        2,800,129
                                                                                                   -
LONG-TERM LIABILITIES
     Excess of net assets acquired over purchase price                      635,810          190,953
                                                                           (190,953)
                                                                          5,114,355
                                                                         (3,493,890)
                                                                         (2,065,322)
     Long-term debt, net of current portion                                                  466,954
     Other accrued expense- retirement benefit                              190,953        1,019,269
     Deferred income taxes                                                                    86,800
                                                                     ---------------  ---------------

        TOTAL LIABILITIES                                                   190,953        4,373,152
                                                                     ---------------  ---------------

STOCKHOLDERS' EQUITY
     Common stock, par value of $.08, 5,000,000 shares authorized
         1,720,163 shares issued outstanding, pro forma common
         shares outstanding 3,508,748                                       143,085          280,698
     Common stock, $.01 par value; 10,000,000 shares                                               -
        authorized, 3,076,500 shares issued and outstanding                 (30,765)               -
      Additional paid in capital                                           (143,085)       5,365,212
                                                                             30,765
                                                                           (500,000)
                                                                          3,493,890
      Retained earnings                                                  (5,114,355)         619,424
                                                                     ---------------  ---------------
          Total Stockholders' Equity                                     (2,120,465)       6,265,334
                                                                     ---------------  ---------------

                                                                       $ (1,929,512)    $ 10,638,486
                                                                     ===============  ===============


      See accompanying notes to unaudited pro forma financial information.

                                     PHOTO CONTROL CORPORATION
                                  Unaudited Pro Forma Adjustments
Wednesday, March 31, 2004


A       Accumulated Depreciation - Building & Improvements                                 1,316,929
        Accumulated Depreciation - Machinery & Equipment                                   2,293,809
         Building & Improvements                                                                                  1,316,929
         Machinery & Equipment                                                                                    2,293,809

         To eliminate accumulated depreciation for Building & Improvements and Machinery
         & Equipment for Photo Control Corporation as of March 31, 2004.


B       Land                                                                                  47,410
        Building & Improvements                                                              588,400
         Excess of net assets acquired over purchase price                                                          635,810

         To adjust Photo Control Corporation's Land and Building & Improvements to estimated fair market value at March 31, 2004. Estimated fair market value reflects reverse merger accounting required for Photo Control.


C       Excess of net assets acquired over purchase price                                    190,953
         Other Accrued Expenses - Retirement Benefit                                                                190,953

         To adjust retirement benefits accrual to actual at 3/31/04.

D       Additional Paid in Capital - Nature Vision, Inc.                                     143,085
        Common stock - Nature Vision, Inc.                                                    30,765
         Common Stock - Photo Control Corporation                                                                   143,085
         Additional Paid In Capital  - Photo Control Corporation                                                     30,765

        To eliminate Nature Visions, Inc. common stock and record issuance of 1,788,585 common shares at $.08 par value

E       Additional Paid-in Capital                                                           500,000
         Cash  - Photo Control Corporation                                                                          500,000

        To record estimated transaction costs of proposed merger.


F       Retained earnings - Photo Control Corporation                                      5,114,355
         Excess of net assets acquired over purchase price                                                        5,114,355

                  To eliminate Photo Control Corporation's retained earnings.

G       Excess of net assets acquired over purchase price                                  3,493,890
         Additional Paid-in Capital                                                                               3,493,890

        To adjust Photo Controls equity to weighted average closing price

H       Excess of net assets acquired over purchase price                                  2,065,322
         Land                                                                                                       128,297
         Buildings                                                                                                  833,927
         Machinery & Equipment                                                                                      179,604
         Patent                                                                                                     666,372
         Goodwill                                                                                                   257,122

        To allocate excess of net assets acquired over purchase price against long-term assets as required by FAS 141.


      See accompanying notes to unaudited pro forma financial information.

                            PHOTO CONTROL CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2003
--------------------------------------------------------------------------------


                                                          Year Ended December 31, 2003
                                                    --------------------------------------
                                                      Photo Control      Nature Vision         Pro Forma       Pro Forma
                                                       Corporation            Inc.             Adjustments     Combined
                                                    ------------------ -------------------    -----------------------------
NET SALES                                                 $ 5,914,838         $ 8,999,240     $          -    $ 14,914,078

COST OF SALES                                               4,754,877           5,831,616                     $ 10,586,493
                                                    ------------------ -------------------    -------------  --------------

     Gross Profit                                           1,159,961           3,167,624                -       4,327,585
                                                    ------------------ -------------------    -------------  --------------

EXPENSES
     Marketing and Administrative                           1,358,843           2,385,963   1     (344,910)      3,504,257
                                                                                            2      104,361
     Research & Development and Engineering                   861,589                   -                          861,589
                                                    ------------------ -------------------    -------------  --------------
          Total Expenses                                    2,220,432           2,385,963         (240,549)      4,365,846
                                                    ------------------ -------------------    -------------  --------------

     Income (loss) from operations                         (1,060,471)            781,661          240,549         (38,261)

OTHER INCOME (EXPENSE)
     Interest expense                                               -             (49,528)                         (49,528)
     Interest income                                                -                 162                              162
     Other expense                                                  -              (2,307)                          (2,307)
                                                    ------------------ -------------------    -------------  --------------
          Total Other Income (Expense)                              -             (51,673)               -         (51,673)
                                                    ------------------ -------------------    -------------  --------------

     Income (Loss) before income taxes                     (1,060,471)            729,988          240,549         (89,934)

INCOME TAX PROVISION (BENEFIT)                                (96,000)            253,700                          157,700
                                                    ------------------ -------------------    -------------  --------------

     NET INCOME (LOSS)                                     $ (964,471)          $ 476,288        $ 240,549      $ (247,634)
                                                    ================== ===================    =============  ==============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                 $ (0.60)                                             $ (0.07)
                                                    ==================                                       ==============

WEIGHTED AVERAGE COMMON SHARES:

Basic and diluted                                           1,604,163                            1,788,557       3,392,720
                                                    ==================                        =============  ==============


      See accompanying notes to unaudited pro forma financial information.

                            PHOTO CONTROL CORPORATION
                         Unaudited Pro forma Adjustments
                      For the year ended December 31, 2003

     1 Depreciation Expense                                                                                               (76,115)

            To eliminate depreciation expense recorded on Photo Control Corporation's building for the year ended December 31, 2003 based on historical cost basis.

     2 Depreciation Expense                                                                                                15,535

            To record pro forma depreciation expense on estimated fair value of building of $466,073 for
            Photo Control Corporation for the year ended December 31, 2003. Estimated fair value reflects reverse merger accounting required for Photo Control Corporation.  Estimated life 30 years.

     1 Depreciation Expense                                                                                               (91,471)

            To eliminate depreciation expense recorded on Photo Control Corporation's machinery for the year ended December 31, 2003 based on historical cost basis.

     2 Depreciation Expense                                                                                                14,340

            To record pro forma depreciation expense on estimated fair value of machinery of $100,378 for
            Photo Control Corporation for the year ended December 31, 2003. Estimated fair value reflects reverse merger accounting required for Photo Control Corporation.  Estimated life 7 years.

     1 Amortization Expense                                                                                              (177,324)

            To eliminate amortization expense recorded on Photo Control Corporation's patents for the year ended December 31, 2003 based on historical cost basis.

     2 Amortization Expense                                                                                                74,486

            To record pro forma amortization expense on estimated fair value of patent of $372,428 for
            Photo Control Corporation for the year ended December 31, 2003. Estimated fair value reflects reverse merger accounting required for Photo Control Corporation.  Estimated life 5 years.


      See accompanying notes to unaudited pro forma financial information.

                            PHOTO CONTROL CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    For The Three Months Ended March 31, 2004
--------------------------------------------------------------------------------


                                                       Three Months Ended March 31, 2004
                                                      -------------------------------------
                                                        Photo Control      Nature Vision         Pro Forma    Pro Forma
                                                         Corporation           Inc.             Adjustments    Combined
                                                      ------------------ ------------------    ------------ --------------
NET SALES                                                   $ 1,626,169        $ 2,519,594     $         -    $ 4,145,763

COST OF SALES                                                 1,511,242          1,710,312
                                                      ------------------ ------------------    ------------ --------------

     Gross Profit                                               114,927            809,282               -        924,209
                                                      ------------------ ------------------    ------------ --------------

EXPENSES
     Marketing and Administrative                               572,984            529,365   3     (96,570)     1,031,870
                                                                                             4      26,091
     Research & Development and Engineering                     203,050                  -                        203,050
                                                      ------------------ ------------------    ------------ --------------
          Total (Expense)                                       776,034            529,365         (70,479)     1,234,920
                                                      ------------------ ------------------    ------------ --------------

     Income from operations                                    (661,107)           279,917          70,479       (310,711)

OTHER INCOME (EXPENSE)
     Interest expense                                                 -             (5,730)                        (5,730)
     Interest income                                                  -                  -                              -
     Other expense                                                    -            (58,020)                       (58,020)
                                                      ------------------ ------------------    ------------ --------------
          Total Other Income (Expense)                                -            (63,750)              -        (63,750)
                                                      ------------------ ------------------    ------------ --------------

     Income (Loss) before income taxes                         (661,107)           216,167          70,479       (374,461)

INCOME TAX PROVISION                                                  -             78,000                         78,000
                                                      ------------------ ------------------    ------------ --------------

     NET INCOME (LOSS)                                       $ (661,107)         $ 138,167      $    70,479    $ (452,461)
                                                      ================== ==================    ============ ==============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                   $ (0.39)                                          $ (0.13)
                                                      ==================                                    ==============

WEIGHTED AVERAGE COMMON SHARES:

Basic and diluted                                             1,698,163                          1,788,557      3,486,720
                                                      ==================                       ============ ==============


      See accompanying notes to unaudited pro forma financial information.

                            PHOTO CONTROL CORPORATION
                         Unaudited Pro forma Adjustments
                    For the three months ended March 31, 2004

      3 Depreciation Expense                                                                                              (19,028)

                    To eliminate depreciation expense recorded on Photo Control Corporation's building for the three months ended March 31, 2004 based on historical cost basis.

      4 Depreciation Expense                                                                                                3,885

                    To record pro forma depreciation expense on estimated fair value of building of $466,073
                    Photo Control Corporation for the three months ended March 31, 2004. Estimated fair value reflects reverse merger accounting required for Photo Control Corporation.  Estimated useful life of 30 years.

      3 Depreciation Expense                                                                                              (22,868)

                    To eliminate depreciation expense recorded on Photo Control Corporation's machinery for the three months ended March 31, 2004 based on historical cost basis.

      4 Depreciation Expense                                                                                                3,585

                    To record pro forma depreciation expense on estimated fair value of machinery of $100,378 for
                    Photo Control Corporation for the three months ended March 31, 2004. Estimated fair value reflects reverse merger accounting required for Photo Control Corporation.  Estimated life 7 years.

      3 Amortization Expense                                                                                              (54,674)

                    To eliminate amortization expense recorded on Photo Control Corporation's patents for the three months ended March 31, 2004 based on historical cost basis.

      4 Amortization Expense                                                                                               18,621

                    To record pro forma amortization expense on estimated fair value of patents of $372,428 for
                    Photo Control Corporation for the three months ended March 31, 2004. Estimated fair value reflects reverse merger accounting required for Photo Control Corporation.  Estimated life 5 years.


      See accompanying notes to unaudited pro forma financial information.

                           PHOTO CONTROL CORPORATION
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                      MARCH 31, 2004 AND DECEMBER 31, 2003


(1)            DESCRIPTION OF THE TRANSACTION

On April 15, 2004, Photo Control Corporation (Photo Control) and Nature Vision, Inc. (Nature Vision) reached an agreement to merge. Under the terms of the agreement, 1,788,585 shares of Photo Control common stock will be exchanged for all of the outstanding capital stock of Nature Vision, and 411,406 shares of Photo Control common stock will be reserved for issuance upon exercise of outstanding Nature Vision options and warrants. As a part of the proposed merger, Richard P. Kiphart, a director of Photo Control Corporation, has agreed to provide financing to Photo Control Corporation by purchasing $1,000,000 worth of Photo Control Corporation common stock. The proposed merger is subject to approval by the shareholders of both companies and other customary closing conditions.

Based on the proposed merger of Photo Control and Nature Vision, Nature Vision will become a wholly-owned subsidiary of Photo Control and the officers and directors of Photo Control will be comprised of the majority of directors of Nature Vision and the officers will become the former officers of Nature Vision. The only director from Photo Control who will remain on the board is Richard P. Kiphart. Mr. Kiphart will not be the chair of the board. In addition, Nature Vision shareholders on a fully diluted basis will own 46% of the common shares of the combined companies. In addition, Photo Control will change its name to Nature Vision. The pro forma unaudited financial information assumes the proposed merger will be accounted for as a purchase of Photo Control by Nature Vision (a reverse acquisition in which Nature Vision is considered the acquirer for accounting purposes). The pro forma adjustments reflecting the consummation of the proposed merger and based upon the transaction being considered a reverse acquisition for accounting purposes. This pro forma information should be read in conjunction with the audited and unaudited financial statements and notes that are included in this registration statement.

The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies.

The following unaudited combined balance sheet as of March 31, 2004 gives effect to the reverse merger as if it occurred on March 31, 2004. The unaudited pro forma statements of operations give effect to the proposed merger as if it occurred on January 1, 2003.


(2)      DESCRIPTION OF PRO FORMA ADJUSTMENTS

         (A) Accumulated depreciation accounts for Photo Control Corporation were eliminated in accordance with the purchase method of accounting.

         (B) Photo Control Corporation's assets were adjusted to reflect estimated fair market value in accordance with purchase method accounting as of March 31, 2004. The estimated fair market value of land and building of Photo Control was $1,500,000 (land $200,000 and building $1,300,000).

         (C) Photo Control corporation's accrued retirement benefit was adjusted to reflect fair market value as of March 31, 2004 in accordance with the purchase method of accounting.

         (D) Restatement of Nature Vision's common stock and additional paid-in capital to $.08 par value maintained by Photo Control Corporation in accordance with the purchase method of accounting.

         (E) Recording of estimated transaction costs incurred by Photo Control Corporation for the proposed merger.

         (F) Reclassification of Photo Control Corporation's historic retained earnings no longer applicable with purchase accounting.

         (G) Photo Control's common stock and additional paid-in capital were adjusted to fair value determined by taking the weighted average closing price of shares 10 days before and 10 days after announcement of merger on April 16, 2004.

         (H) Allocation of the excess of net assets acquired over fair value of Photo Control's weighted average share price to long-term assets under the purchase method of accounting.

                                                                         ANNEX A










                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              NATURE VISION, INC.,

                           PHOTO CONTROL CORPORATION,

                              PC ACQUISITION, INC.,

                  JEFF ZERNOV (AS STOCKHOLDERS' REPRESENTATIVE)

                                       AND

                          THE UNDERSIGNED STOCKHOLDERS


                                 April 15, 2004

                                TABLE OF CONTENTS

                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE 1  THE MERGER......................................................
         1.1     The Merger................................................
         1.2     Closing; Effective Time...................................
         1.3     Effect of the Merger......................................
         1.4     Certificate of Incorporation; Bylaws......................
         1.5     Directors and Officers....................................A-3
         1.6     Effect on Capital Stock...................................A-3
         1.7     Surrender of Certificates.................................A-7
         1.8     No Further Ownership Rights in Target Capital Stock.......A-9
         1.9     Lost, Stolen or Destroyed Certificates....................A-9
         1.10    Tax and Accounting Consequences...........................A-9
         1.11    Exemption from Registration...............................A-10
         1.12    Taking of Necessary Action; Further Action................A-10

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF TARGET........................A-10
         2.1     Organization, Standing and Power..........................A-10
         2.2     Capital Structure.........................................A-10
         2.3     Authority; Noncontravention...............................A-11
         2.4     Financial Statements......................................A-11
         2.5     Absence of Certain Changes................................A-12
         2.6     Absence of Undisclosed Liabilities........................A-12
         2.7     Accounts Receivable.......................................A-12
         2.8     Litigation, Restrictions on Business Activities...........A-12
         2.9     Minute Books..............................................A-13
         2.10    Governmental Authorization................................A-13
         2.11    Title to Property.........................................A-13
         2.12    Intellectual Property.....................................A-13
         2.13    Environmental Matters.....................................A-14
         2.14    Taxes.....................................................A-14
         2.15    Employee Benefit Plans....................................A-15
         2.16    Employment Matters........................................A-16
         2.17    Related Party Transactions................................A-16
         2.18    Insurance.................................................A-17
         2.19    Compliance with Laws......................................A-17
         2.20    Real Property.............................................A-17
         2.21    Brokers' and Finders' Fees................................A-17
         2.22    Vote Required.............................................A-17
         2.23    Inventory.................................................A-17
         2.24    Customers and Suppliers...................................A-17
         2.25    Material Contracts........................................A-18

         2.26    Complete Copies of Materials..............................A-18
         2.27    Representations Complete..................................A-18
         2.28    Projections...............................................A-18

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......A-19
         3.1     Organization, Standing and Power..........................A-19
         3.2     Capitalization and Voting Rights..........................A-19
         3.3     Authority.................................................A-20
         3.4     SEC Documents; Financial Statements.......................A-21
         3.5     Financial Statements......................................A-21
         3.6     Absence of Certain Changes................................A-22
         3.7     Absence of Undisclosed Liabilities........................A-22
         3.8     Accounts Receivable.......................................A-22
         3.9     Litigation, Restrictions on Business Activities...........A-22
         3.10    Minute Books..............................................A-22
         3.11    Governmental Authorization................................A-22
         3.12    Title to Property.........................................A-23
         3.13    Intellectual Property.....................................A-23
         3.14    Environmental Matters.....................................A-23
         3.15    Taxes.....................................................A-23
         3.16    Employee Benefit Plans....................................A-24
         3.17    Employment Matters........................................A-24
         3.18    Related Party Transactions................................A-25
         3.19    Insurance.................................................A-26
         3.20    Compliance with Laws......................................A-26
         3.21    Real Property.............................................A-26
         3.22    Brokers' and Finders' Fees................................A-26
         3.23    Inventory.................................................A-26
         3.24    Customers and Suppliers...................................A-26
         3.25    Material Contracts........................................A-26
         3.26    Complete Copies of Materials..............................A-27
         3.27    Representations Complete..................................A-27
         3.28    Projections...............................................A-27

ARTICLE 4  CONDUCT PRIOR TO THE EFFECTIVE TIME.............................A-28
         4.1     Conduct of Business of Target.............................A-28
         4.2     Target Notices............................................A-31
         4.3     Conduct of Business of Acquiror...........................A-31
         4.4     Acquiror Notices..........................................A-35

ARTICLE 5  ADDITIONAL AGREEMENTS...........................................A-35
         5.1     No Solicitation...........................................A-35
         5.2     Shareholders Meeting or Consent Solicitation..............A-36
         5.3     Access to Information.....................................A-37
         5.4     Confidentiality...........................................A-37

         5.5     Public Disclosure.........................................A-37
         5.6     Consents; Cooperation.....................................A-38
         5.7     Update Disclosure; Breaches...............................A-38
         5.8     Irrevocable Proxies.......................................A-38
         5.9     Legal Requirements........................................A-39
         5.10    Tax-Free Reorganization...................................A-39
         5.11    Listing of Additional Shares..............................A-39
         5.12    Additional Agreements; Best Efforts.......................A-39
         5.13    Employee Benefits.........................................A-39
         5.14    Preparation of Tax Return.................................A-40
         5.15    Sales, Transfer and Other Taxes...........................A-40
         5.16    Royalty Payments..........................................A-40

ARTICLE 6  CONDITIONS TO THE MERGER........................................A-40
         6.1     Conditions to Obligations of Each Party to Effect
                 the Merger................................................A-40
         6.2     Additional Conditions to Obligations of Target............A-41
         6.3     Additional Conditions to the Obligations of Acquiror......A-43

ARTICLE 7  TERMINATION, EXPENSES, AMENDMENT AND WAIVER.....................A-47
         7.1     Termination...............................................A-47
         7.2     Effect of Termination.....................................A-48
         7.3     Expenses and Termination Fees.............................A-48
         7.4     Amendment.................................................A-49
         7.5     Extension; Waiver.........................................A-49

ARTICLE 8  INDEMNIFICATION.................................................A-49
         8.1     Time Limitations..........................................A-49
         8.2     Amount Limitations........................................A-50
         8.3     Indemnification by Signing Stockholders...................A-50
         8.4     Indemnification by Acquiror...............................A-51
         8.5     Matters Involving Third Parties...........................A-51
         8.6     Escrow Fund...............................................A-53
         8.7     Exclusive Remedy..........................................A-53
         8.8     Stockholders' Representative..............................A-54
         8.9     Actions of the Stockholders' Representative...............A-55

ARTICLE 9  GENERAL PROVISIONS..............................................A-57
         9.1     Notices...................................................A-57
         9.2     Interpretation............................................A-58
         9.3     Counterparts..............................................A-58
         9.4     Entire Agreement; No Third Party Beneficiaries............A-58
         9.5     Severability..............................................A-58
         9.6     Remedies Cumulative.......................................A-59
         9.7     Governing Law.............................................A-59
         9.8     Assignment................................................A-59
         9.9     Rules of Construction.....................................A-60

         9.10    Amendments and Waivers....................................A-60

                                    SCHEDULES
                                    ---------

Schedule 1.6(e) - Stock Options, Warrants, Convertible Debt
Schedule 6.3(o) - Release of Security Interests

Target Disclosure Schedule
Acquiror Disclosure Schedule


                                    EXHIBITS
                                    --------

Exhibit A - Articles of Merger
Exhibit B - Irrevocable Proxy
Exhibit C - Acquiror's Legal Opinion
Exhibit D - Target's Legal Opinion
Exhibit E - Target FIRPTA Notification Letter
Exhibit F - Escrow Agreement

                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 15, 2004, by and among Photo Control Corporation, a Minnesota corporation ("Acquiror"), PC Acquisition, Inc., a Minnesota corporation ("Merger Sub"), Nature Vision, Inc., a Minnesota corporation ("Target"), the Stockholders' Representative ("Stockholders' Representative"), and Dean Capra and Tony Capra (together with the Stockholders' Representative, each a "Signing Stockholder" and, collectively, the "Signing Stockholders"). Target, Merger Sub, Acquiror, Stockholders' Representative and the Signing Stockholders are referred to individually as a "Party" and collectively as the "Parties."

                                    RECITALS

A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders and stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, each outstanding share of common stock of Target, $.01 par value ("Target Common Stock"), shall be converted into shares of common stock of Acquiror, $.08 par value ("Acquiror Common Stock"), at the rate set forth herein.

C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a tax free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

E. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, all of the Signing Stockholders are delivering to Acquiror irrevocable proxies to vote the shares of Target's Common Stock owned by such persons to approve the Merger and against any competing proposals.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER
                                   ----------

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger") and the applicable provisions of the Minnesota Business Corporation Act ("Minnesota Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in
         Article 6 or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gray, Plant, Mooty, Mooty & Bennett P.A., or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger, together with the required officers' certificates, with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of Minnesota Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

1.4      Certificate of Incorporation; Bylaws.

         (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Minnesota Law and such Certificate of Incorporation.

         (b) Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. The directors of the Surviving Corporation shall be the Stockholders' Representative and such other members as designated by the Stockholders' Representative, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation shall be as designated by the Stockholders' Representative, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

         (a) Conversion of Target Common Stock. The maximum number of shares of Acquiror Common Stock to be issued or reserved for issuance in exchange for the acquisition by Acquiror of all outstanding Target Common Stock shall be 2,200,000 shares subject to adjustment as set forth in Section 1.6(f) and reduced as a result of (as adjusted and reduced, the "Total Acquiror Shares"): (i) any Dissenting Shares (as defined below) and (ii) any Stock Options (as defined in Section 1.6(e)). No adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of
                  (x) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time or (y) any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options to purchase shares of Target Common Stock. Subject to the terms and conditions of this Agreement and the Articles of Merger as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Common Stock, at the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and shares, if any, held by persons who have not voted such shares for approval of the Merger and except respect to which such persons shall become entitled to exercise dissenters' rights in accordance with the Minnesota Law, Sections 302A.471 and 302A.473 ("Dissenting Shares")) shall be cancelled and extinguished and converted into and become the right to receive .58137 shares of Acquiror Common Stock (the "Exchange Ratio").

         (b) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time. The Exchange Ratio shall also be adjusted to reflect the issuance of any shares of Target Common Stock occurring after the date hereof and prior to the Effective Time, other than issued pursuant to the exercise of Stock Options.

         (c) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Price. "Closing Price" means the average closing price per share of Acquiror's Common Stock on the Nasdaq Small Cap Market over the 30 day period preceding the Closing Date.

         (d) Dissenters' Rights. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Minnesota Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Minnesota Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of Minnesota law, becomes entitled to payment of the fair value for shares of Target Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Common Stock, the number of shares of Acquiror Common Stock to which such shareholder would otherwise be entitled under this Section 1.6 and the Articles of Merger less the number of shares allocable to such shareholder that have been or will be deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 1.7 and Article 8.

         (e)      Stock Options, Warrants, Convertible Debt and Related Matters.
                  Schedule 1.6(e) sets forth each stock option, warrant and convertible debt issued by Target and outstanding on the date of this Agreement (collectively, the "Stock Options"), including the number of shares of Target capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option, whether or not fully exercisable. No additional Stock Options will be granted by Target on or after the date hereof. On the Closing Date, Target shall deliver to Acquiror an updated
                  Schedule 1.6(e) current as of such date to reflect the exercise of any Stock Options. Prior to the Closing Date, Target shall take all actions necessary so that effective as of the Effective Time, Target shares shall no longer be deliverable upon exercise thereof and in lieu of Target shares, such Stock Options shall be exercisable for a number of Acquiror shares equal to the number of Target shares subject to such Stock Options multiplied by the Exchange Ratio. The per share exercise price for each such Stock Option shall be the current exercise price per Target share divided by the Exchange Ratio. Effective as of the Effective Time, Acquiror shall assume all obligations of Target with respect to such Stock Options, as so modified. Promptly following the Effective Time, Acquiror shall issue new option agreements, warrants, or convertible debt instruments, as the case may be, representing such Stock Options, as so modified.

         (f)      Total Acquirer Shares Adjustment.

                  (i) Within 7 days after the Closing Date, the Stockholders' Representative will prepare and deliver to Acquiror a draft balance sheet prepared in accordance with generally accepted accounting principles ("GAAP") (the "Draft Balance Sheet") for the Surviving Corporation as of the close of business on the Closing Date

                           (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Stockholders' Representative will make available to Acquiror and its accountants the work papers and back-up materials used in preparing the Draft Balance Sheet.

                  (ii) If Acquiror has any objections to the Draft Balance Sheet, then it must deliver a detailed statement describing its objections to Stockholders' Representative within 2 days after receiving the Draft Balance Sheet. Acquiror and the Stockholders' Representative will use reasonable efforts to resolve any such objections themselves through good faith negotiation. If they do not obtain a final resolution within 10 days after the Stockholders' Representative has received the statement of objections, however, Acquiror and the Stockholders' Representative will select a mutually acceptable, nationally-recognized accounting firm to resolve any remaining objections. Acquiror will pay the costs and expenses of any accounting firm so used. The determination made by such accounting firm will be set forth in writing and will be conclusive and binding upon the Parties. The "Final Balance Sheet" means the Draft Balance Sheet together with any revisions made pursuant to this
                           Section 1.6(f).

                  (iii) The Total Acquiror Shares shall be reduced by 1 share of stock for each $1 that the Target's Net Asset Value (as defined below) as of June 30, 2004 and set forth on the Final Balance Sheet is less than $1,150,000 (not including adjustments relating to the grant of stock options). Acquiror will recover such shares from the Escrow Shares held in the Escrow Fund, provided, however, that such reductions shall not exceed the total amount of the Escrow Shares held in the Escrow Fund. For the purposes of this Section
                           1.6 "Target's Net Asset Value" means Target's total assets less Target's total liabilities, both determined in accordance with GAAP consistently applied.

1.7      Surrender of Certificates.

         (a) Exchange Agent. Signature Stock Transfer, Inc. shall act as exchange agent (the "Exchange Agent") in the Merger.

         (b) Acquiror to Provide Common Stock. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article 1, through such reasonable procedures as Acquiror may adopt, the Total Acquiror Shares less the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund (as defined in Section 8.6) pursuant to the requirements of Article 8.

         (c) Exchange Procedures. Promptly after the Effective Time, Acquiror shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to
                  Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article 8 and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror

                  Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8.6, Acquiror shall cause to be delivered to the Escrow Agent (as defined in Section 8.6) a certificate or certificates representing 10% of the Total Acquiror Shares (the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section
                  1.7. Subject to the provisions of Section 8.8, the Escrow Shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article 8. To the extent not used for such purposes, the Escrow Shares shall be released, all as provided in Article 8.

         (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

         (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

         (f)      No Liability. Notwithstanding anything to the contrary in this
                  Section 1.7, none of the Exchange Agent, Acquiror, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this
                  Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to
                  Section 1.6.

1.8 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Acquiror for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
         Section 368 of the

         Code. No Party shall take any action which would, to such Party's knowledge, cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.

1.11 Registration of Acquiror Common Stock. The shares of Acquiror Common Stock to be issued in connection with the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act").

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF TARGET
                    ----------------------------------------

         Target and the Signing Stockholders, jointly and severally, represent and warrant to Acquiror that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the attached disclosure schedule accompanying this Agreement (the "Target Disclosure Schedule"). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Article 2.

2.1 Organization, Standing and Power. Target is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Target has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and which it proposes to engage. There are no outstanding powers of attorney executed on behalf of Target and Target is not a guarantor of any other person or entity. Target has no subsidiaries and does not own, directly or indirectly, any equity interest in any entity.

2.2 Capital Structure. The authorized capital of Target consists of 10,000,000 shares of Target Common Stock, of which 3,076,500 shares are issued and outstanding. All of the issued and outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record as set forth in Schedule 2.2. There are no outstanding or authorized option, warrant, purchase right, phantom stock or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock other than pursuant to the exercise of an option outstanding as of the date of this Agreement under Target's Stock Option Plan ("Target Stock Option Plan").

2.3      Authority; Noncontravention.

         (a) Each of Target and the Signing Stockholders has full power and authority to enter into this Agreement and the ancillary agreements hereto (collectively, the "Transaction Documents") and to perform their obligations thereunder. The Transaction Documents to which any of Target or the Signing Stockholders is a party constitute valid and legally binding obligations of each of Target and the Signing Stockholders, as applicable, enforceable in accordance with their respective terms and conditions.

         (b) The execution and delivery of the Transaction Documents by Target do not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target, as amended, or (ii) any Target Material Contract (as defined in Section 2.25), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any third person or any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of any of the Transaction Documents or the consummation of the transactions contemplated thereby.

2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements (balance sheet and statement of operations) for the fiscal years ended December 31, 2002 and December 31, 2003 ("Most Recent Target Fiscal Year End") and its unaudited financial statements (balance sheet and statement of operations) on a consolidated basis as at, and for the 2 month period ended February 29, 2004 ("Most Recent Target Fiscal Month End") (collectively, the "Target Financial Statements"). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Target Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject, in the case of the unaudited financing statements, to normal year-end audit adjustments which are not material in the aggregate. Target maintains a standard system of accounting established and administered in accordance with GAAP. Target's Net Asset Value was greater than $1,400,000 as of December 31, 2003.

2.5 Absence of Certain Changes. Since the Most Recent Target Fiscal Year End, there have been no changes in the assets, business, financial condition, operations, results of operations or future prospects of Target that individually or in the aggregate would have a Material Adverse Effect (as defined in Section 9.2) on Target.

2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Target balance sheet for the period ended February 29, 2004 ("Target Balance Sheet"), and (b) those incurred in the ordinary course of business prior to the Most Recent Target Fiscal Month End and not required to be set forth in the Financial Statements under GAAP. As of the Most Recent Target Fiscal Year End, Target has no debt other than trade payables and accruals arising in the ordinary course of business and the debt totaling approximately $527,000 secured by Target Real Property (as defined in Section 2.20) and 2 automobile loans.

2.7 Accounts Receivable. All material notes and accounts receivable of Target are reflected properly on Target's books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Target Financial Statement (rather than in any of its notes) for the fiscal year ended December 31, 2003, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

2.8 Litigation, Restrictions on Business Activities. There is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the knowledge of Target, alleged against it. Target is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency. There is no agreement or law binding upon Target, as opposed to the application of such to those operating in the business industry generally, that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Target with respect to its business.

2.9 Minute Books. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.10 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties or (b) that is required for the operation of Target's business or the holding of any such interest (collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect.

2.11 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet Date), or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character ("Security Interests"), except
         (i) the for Security Interests for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and
         (iii) Security Interests securing debt that are reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair.

2.12 Intellectual Property. Target owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of any of Target as presently conducted and as presently proposed to be conducted ("Target Intellectual Property"). Each item of Target Intellectual Property will be owned or available for use by Surviving Corporation on identical terms and conditions immediately after the Closing. Target has taken all necessary action to maintain and protect each item of Target Intellectual Property that it owns or uses. Target has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party.

         "Intellectual Property" means (A) inventions (whether or not patentable); trade names, trade marks, service marks, logos and other designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort and (B) patent rights; Mark rights; copyrights; mask work rights; SUI GENERIS database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto.

2.13 Environmental Matters. Target is and has at all times operated its business in material compliance with all Environmental Laws and to the best of Target's knowledge, no material expenditures are or will be required in order to comply with such Environmental Laws.

         "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C.ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C.ss. 2601, et seq.

2.14 Taxes. Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. Target has paid all Taxes owed by Target, whether or not disputed. True, correct and complete copies of all federal and state Tax Returns filed by Target for the preceding 2 fiscal years have been delivered or made available to Acquiror. None of Target's assets have a Security Interest that arose in connection with the failure to pay any tax. Target has withheld and paid all taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party. Target has not waived any statute of limitations or agreed to any extension of time with respect to a tax assessment or deficiency. No material Tax liability since December 31, 2003 has been incurred by Target other than in the ordinary course of business.

          "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment.

2.15 Employee Benefit Plans. Schedule 2.15 list all of Target's pension or profit sharing plans, benefit plans including, without limitation, any disability, medical, dental, workers compensation, health insurance, life insurance, vacation, benefits plans, incentive plans, fringe benefit plans and any other material plans, programs, agreements or arrangements which provide benefits to any current or former employee of Target (collectively, "Target Plans"). With respect to each Target Plan that is an employee benefit plan (as defined in section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")), the requirements of ERISA applicable to such Target Plan have been satisfied in all material respects. All the accrued obligations of Target, whether arising by operation of law, by contract or by past custom, for payments by Target to any 401k plan or other employee benefit plan, trust or other funds or any governmental agency with respect to unemployment compensation benefits, vacation and sick time pay, social security benefits or any other benefits for employees of Target shall have been paid prior to the Closing. All contributions, premiums or other payments due from the Target to (or under) any Target Plan have been fully paid or adequately provided for on the books and financial statements of Target. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

2.16     Employment Matters.

         (a) Schedule 2.16 contains a description of any written or oral employment agreements, labor agreements, consulting agreements or termination or severance agreements to which Target is a party.

         (b) Target has complied in all respects with all Laws relating to employment, including without limitation all Laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. To Target's knowledge, no executive, key employee or group of employees has any plans to terminate employment with Target. Target has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Target has not committed any unfair labor practice. To Target's knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

         (c) The consummation of the transactions contemplated herein will not result in (i) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled, (ii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iii) any cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

2.17 Related Party Transactions. Schedule 2.17 lists all contracts and agreements between Target, on one hand, and any of Target's shareholders employees, officers, or directors or member of his or her immediate family, on the other. All such contracts and agreements will, except as noted on Schedule 2.17, be terminated immediately prior to the Closing. None of Target's shareholders employees, officers, or directors or member of his or her immediate family owns any asset, tangible or intangible, that is used in the business of Target.

2.18 Insurance. Target's policies of fire, liability and other forms of insurance covering Target are of the type, coverage and in such amounts as are customary of Target's business, and are duly enforceable through the Closing Date.

2.19 Compliance with Laws. Target has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation (collectively, "Laws") with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

2.20 Real Property. Target does not lease any real property. Schedule 2.20 lists and describes briefly all real property that Target owns ("Target Real Property"). With respect to the Target Real Property: (a) Target has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restrictions, and there are no parties (other than Target) in possession of or using the Target Real Property.

2.21 Brokers' and Finders' Fees. Neither Target nor any of the Signing Stockholders has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Acquiror could become liable or obligated.

2.22 Vote Required. The affirmative vote of a majority of the holders of the Target Common Stock outstanding on the record date set for the Target Shareholders Meeting is the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.23 Inventory. The material inventory of Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory writedown as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

2.24 Customers and Suppliers. Schedule 2.24 lists (a) the 5 largest customers and suppliers of Target for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales and percentage of materials or services attributable to such customer or supplier, respectively and
         (b) any additional current customers and suppliers that Target anticipates will be among the 4 largest customers and suppliers for the current fiscal year. No customer or supplier listed on Schedule 2.24 has indicated that it will stop, or decrease the rate of, buying or supplying, as the case may be, materials, products or services from Target.

2.25 Material Contracts. Schedule 2.25 lists all material contracts and other agreements, whether written or oral, to which Target is a party or by which it is bound (collectively, the "Target Material Contracts"). Target has delivered to Acquiror a correct and complete copy of each written agreement listed in Schedule 2.25 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.25. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default; (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (e) no party has repudiated any provision of the agreement.

2.26 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

2.27 Representations Complete. None of the representations or warranties made by Target or the Signing Stockholders herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target or the Signing Stockholders pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.28 Projections. Target and the Signing Stockholders each acknowledge and agree that neither Acquiror nor Merger Sub makes any representations or warranties (express, implied, at common law, statutory or otherwise) with respect to the accuracy or completeness of any projections, financial or otherwise, now, previously or hereafter made available to any of Target and the Signing Stockholders in connection with this Agreement. Target and the Signing Stockholders each acknowledge and agree that each has fully conducted and is relying exclusively upon (a) Acquiror's and Merger Sub's representations and warranties contained in
         Section 3 of
         this Agreement and (b) its own inspections and investigation as to the condition and suitability of the business, assets, real and personal properties, Liabilities, results of operations, condition (financial or otherwise) and prospects of Acquiror or Merger Sub.

                                    ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
            ---------------------------------------------------------

         Acquiror and Merger Sub, jointly and severally, represent and warrant to Target and Signing Stockholders that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the attached disclosure schedule accompanying this Agreement (the "Acquiror Disclosure Schedule"). The Acquiror Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Article 3.

3.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror and Merger Sub, respectively. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target.

3.2      Capitalization and Voting Rights.

         (a) As of the Closing Date, except as set forth on the Acquiror Disclosure Schedule, the authorized capital of Acquiror will consist of 50,000,000 shares of Acquiror Common Stock, of which 1,720,163 shares are issued and outstanding.

         (b) The outstanding shares of Acquiror Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act") and any relevant state securities laws, or pursuant to valid exemptions therefrom.

         (c) As of the Closing Date, except as set forth on the Acquiror Disclosure Schedule, Acquiror is not required to issue more than 243,001 shares of Acquiror Common Stock pursuant to: (i) any options outstanding as of the Closing Date under Acquiror's stock option plan, (ii) warrants for Acquiror Common Stock, and (iii) Acquiror's convertible debt. Acquiror has reserved an additional 71,572 shares of Acquiror Common Stock for purchase upon exercise of options to be granted in the future under Acquiror's stock option plan. Acquiror is not a party or subject to any agreement or understanding, and, to the best of Acquiror's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror.

3.3      Authority.

         (a) Each of Acquiror and Merger Sub has full power and authority to enter into the Transaction Documents and to perform their obligations thereunder. The Transaction Documents to which either Acquiror or Merger Sub is a party constitute valid and legally binding obligations of each of Acquiror and Merger Sub, as applicable, enforceable in accordance with their respective terms and conditions.

         (b) The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under
                  (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any Acquiror Material Contract (as defined in Section 3.25) permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of the Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated thereby.

3.4 SEC Documents; Financial Statements. Acquiror has furnished to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since January 1, 2003, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and Acquiror is not in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document.

3.5 Financial Statements. Acquiror has delivered to Target its audited financial statements (balance sheet and statement of operations) for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 ("Most Recent Acquiror Fiscal Year End") and its unaudited financial statements (balance sheet and statement of operations) on a consolidated basis as at, and for the 2 month period ended February 29, 2004 ("Most Recent Acquiror Fiscal Month End") (collectively, the "Acquiror Financial Statements"). The Acquiror Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Acquiror Financial Statements fairly present the financial condition and operating results of Acquiror as of the dates, and for the periods, indicated therein, subject, in the case of the unaudited financing statements, to normal year-end audit adjustments which are not material in the aggregate. Acquiror maintains a standard system of accounting established and administered in accordance with GAAP.

3.6 Absence of Certain Changes. Since the Most Recent Acquiror Fiscal Year End, there have been no changes in the assets, business, financial condition, operations, results of operations or future prospects of Acquiror that individually or in the aggregate would have a Material Adverse Effect on Acquiror.

3.7 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Acquiror balance sheet for the period ended February 29, 2004 ("Acquiror Balance Sheet"), and (ii) those incurred in the ordinary course of business prior to the Most Recent Fiscal Month End and not required to be set forth in the Acquiror Financial Statements under GAAP.

3.8 Accounts Receivable. All material notes and accounts receivable of Acquiror are reflected properly on Acquiror's books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Acquiror Financial Statement (rather than in any of its notes) for the fiscal year ended December 31, 2003, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquiror.

3.9 Litigation, Restrictions on Business Activities. There is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the knowledge of Target, alleged against it. Target is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency. There is no agreement or law binding upon Target, as opposed to the application of such to those operating in the business industry generally, that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Target with respect to its business.

3.10 Minute Books. The minute books of Acquiror made available to Target contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Acquiror through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.11 Governmental Authorization. Acquiror has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Acquiror currently operates or holds any interest in any of its properties or

         (b) that is required for the operation of Acquiror's business or the holding of any such interest (collectively called "Acquiror Authorizations"), and all of such authorizations are in full force and effect.

3.12 Title to Property. Acquiror has good and marketable title to all of its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or which are reflected in the Acquiror Balance Sheet or acquired after the date of the Acquiror Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Acquiror Balance Sheet Date), or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all Security Interests, except
         (i) the for Security Interests for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and
         (iii) Security Interests securing debt that are reflected on the Acquiror Balance Sheet. The plants, property and equipment of Acquiror that are used in the operations of its business are in good operating condition and repair.

3.13 Intellectual Property. Acquiror owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of any of Acquiror as presently conducted and as presently proposed to be conducted ("Acquiror Intellectual Property"). Each item of Acquiror Intellectual Property will be owned or available for use by Acquiror on identical terms and conditions immediately after the Closing. Acquiror has taken all necessary action to maintain and protect each item of Acquiror Intellectual Property that it owns or uses. Acquiror has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party.

3.14 Environmental Matters. Acquiror is and has at all times operated its business in material compliance with all Environmental Laws and to the best of Acquiror's knowledge, no material expenditures are or will be required in order to comply with such Environmental Laws.

3.15 Taxes. Acquiror has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. Acquiror has paid all Taxes owed by Acquiror, whether or not disputed. True, correct and complete copies of all federal and state Tax Returns filed by Acquiror for the preceding 2 fiscal years have been delivered or made available to Target. None of Acquiror's assets have a Security Interest that arose in connection with the failure to pay any tax. Acquiror has withheld and paid all taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party. Acquiror has not waived any statute of limitations or agreed to any extension of time with respect to a tax assessment or deficiency. No material Tax liability since December 31, 2003 has been incurred by Acquiror other than in the ordinary course of business.

3.16 Employee Benefit Plans. Schedule 3.16 list all of Acquiror's pension or profit sharing plans, benefit plans including, without limitation, any disability, medical, dental, workers compensation, health insurance, life insurance, vacation, benefits plans, incentive plans, fringe benefit plans and any other material plans, programs, agreements or arrangements which provide benefits to any current or former employee of Acquiror (collectively, "Acquiror Plans"). With respect to each Acquiror Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Acquiror Plan have been satisfied in all material respects. All the accrued obligations of Acquiror, whether arising by operation of law, by contract or by past custom, for payments by Acquiror to any 401k plan or other employee benefit plan, trust or other funds or any governmental agency with respect to unemployment compensation benefits, vacation and sick time pay, social security benefits or any other benefits for employees of Acquiror shall have been paid prior to the Closing. All contributions, premiums or other payments due from the Acquiror to (or under) any Acquiror Plan have been fully paid or adequately provided for on the books and financial statements of Acquiror. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

3.17     Employment Matters.

         (a) Schedule 3.17 contains a description of any written or oral employment agreements, labor agreements, consulting agreements or termination or severance agreements to which Acquiror is a party.

         (b) Acquiror has complied in all respects with all Laws relating to employment, including without limitation all Laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. To Acquiror's knowledge, no executive, key employee or group of employees has any plans to terminate employment with Acquiror. Acquiror has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Acquiror has not committed any unfair labor practice. To Acquiror's knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Acquiror.

         (c) The consummation of the transactions contemplated herein will not result in (i) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Acquiror may be entitled, (ii) the forgiveness of any indebtedness of any employee, director or independent contractor of Acquiror or (iii) any cost becoming due or accruing to Acquiror or Target with respect to any employee, director or independent contractor of Acquiror.

3.18 Related Party Transactions. Schedule 3.18 lists all contracts and agreements between Acquiror, on one hand, and any of Acquiror's shareholders employees, officers, or directors of Acquiror or member of his or her immediate family, on the other. All such contracts and agreements will, except as noted on Schedule 3.18, be terminated immediately prior to the Closing. None of Acquiror's shareholders employees, officers, or directors of Acquiror or member of his or her immediate family owns any asset, tangible or intangible, that is used in the business of Acquiror.

3.19 Insurance. Acquiror's policies of fire, liability and other forms of insurance covering Acquiror are of the type, coverage and in such amounts as are customary of Acquiror's business, and are duly enforceable through the Closing Date.

3.20 Compliance with Laws. Acquiror has complied with, are not in violation of, and have not received any notices of violation with respect to, any Laws with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

3.21 Real Property. Acquiror does not lease any real property. Schedule 3.21 lists and describes briefly all real property that Acquiror owns ("Acquiror Real Property"). With respect to the Acquiror Real Property:
         (a) Acquiror has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restrictions, and there are no parties (other than Acquiror) in possession of or using the Acquiror Real Property.

3.22 Brokers' and Finders' Fees. Acquiror has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Target or Signing Stockholders could become liable or obligated.

3.23 Inventory. The material inventory of Acquiror consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory writedown as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquiror.

3.24 Customers and Suppliers. Schedule 3.24 lists (a) the 10 largest customers and suppliers of Acquiror for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales and percentage of materials or services attributable to such customer or supplier, respectively and
         (b) any additional current customers and suppliers that Acquiror anticipates will be among the 10 largest customers and suppliers for the current fiscal year. No customer or supplier listed on Schedule
         3.24 has indicated that it will stop, or decrease the rate of, buying or supplying, as the case may be, materials, products or services from Acquiror.

3.25 Material Contracts. Schedule 3.25 lists all material contracts and other agreements, whether written or oral, to which Acquiror is a party or by which it is bound (collectively, the "Acquiror Material Contracts"). Acquiror has delivered to Target a correct and complete copy of each written agreement listed in Schedule
         3.25 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.25. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default; (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (e) no party has repudiated any provision of the agreement.

3.26 Complete Copies of Materials. Acquiror has delivered or made available true and complete copies of each document which has been requested by Target or its counsel in connection with their legal and accounting review of Acquiror.

3.27 Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.28 Projections. Acquiror and Merger Sub each acknowledge and agree that neither Target nor the Signing Stockholders makes any representations or warranties (express, implied, at common law, statutory or otherwise) with respect to the accuracy or completeness of any projections, financial or otherwise, now, previously or hereafter made available to Acquiror and Merger Sub in connection with this Agreement. Acquiror and Merger Sub each acknowledge and agree that each has fully conducted and is relying exclusively upon (a) the Target's and Signing Stockholder's representations and warranties contained in Section 2 of this Agreement and (b) their own inspections and investigation as to the condition and suitability of the business, assets, real and personal properties, Liabilities, results of operations, condition (financial or otherwise) and prospects of Target.

                                    ARTICLE 4

                       CONDUCT PRIOR TO THE EFFECTIVE TIME
                       -----------------------------------

4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 7.1 or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Acquiror), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to (i) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes,
         (ii) subject to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and (iii) to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not, cause or permit any of the following without the prior written consent of
         Acquiror:

         (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

         (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

         (c) Material Contracts. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses other than in the ordinary course of business consistent with past practice;

         (d) Stock Option Plans, etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; or

         (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Target Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

         (f) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice;

         (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

         (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business;

         (i) Indebtedness. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

         (j) Leases. Enter into any operating lease requiring payments in excess of $5,000 per year;

         (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 individually or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

         (l) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $10,000 in the aggregate;

         (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

         (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

         (o) Employee Benefits; Severance. Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of nonofficer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in ERISA Section 3(3) that may be required by law;

         (p) Lawsuits. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, or (ii) for a breach of this Agreement;

         (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to such entity's business;

         (r) Taxes. Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

         (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

         (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.2 Target Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Code, the COBRA, and other applicable law in connection with the transactions provided for in this Agreement.

4.3 Conduct of Business of Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 7.1 or the Effective Time, Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Target), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Acquiror further agrees to (i) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes,
         (ii) subject to Target's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and (iii) to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Acquiror agrees to promptly notify Target of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on Acquiror. Without limiting the foregoing, except as expressly contemplated by this Agreement, Acquiror shall not, cause or permit any of the following without the prior written consent of
         Target:

         (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

         (b)      Dividends; Changes in Capital Stock. Except as set forth on
                  Section 3.2 of the Acquiror Disclosure Schedule, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

         (c) Material Contracts. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses other than in the ordinary course of business consistent with past practice;

         (d) Stock Option Plans, etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; or

         (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Acquiror Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

         (f) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice;

         (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

         (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business;

         (i) Indebtedness. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

         (j) Leases. Enter into any operating lease requiring payments in excess of $5,000 per year;

         (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 individually or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Acquiror Financial Statements;

         (l) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $10,000 in the aggregate;

         (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

         (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

         (o) Employee Benefits; Severance. Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of nonofficer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in ERISA Section 3(3) that may be required by law;

         (p) Lawsuits. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, or (ii) for a breach of this Agreement;

         (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to such entity's business;

         (r) Taxes. Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

         (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

         (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.4 Acquiror Notices. Acquiror shall give all notices and other information required to be given to the employees of Acquiror, any collective bargaining unit representing any group of employees of Acquiror, and any applicable government authority under the National Labor Relations Act, the Code, the COBRA, and other applicable law in connection with the transactions provided for in this Agreement.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS
                              ---------------------

5.1      No Solicitation.

         (a) Target will not: (i) solicit, initiate or encourage the submission of any proposal or offer relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information, assist or participate in, or facilitate in any other manner any effort or attempt to do or seek any of the activities under Section 5.1(a)(i) of this Agreement. Target will notify Acquiror immediately if any third-party makes any proposal, offer, inquiry or contact in this regard.

         (b) Acquiror will not: (i) solicit, initiate or encourage the submission of any proposal or offer relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Acquiror (including any acquisition structured as a merger, consolidation or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information, assist or participate in, or facilitate in any other manner any effort or attempt to do or seek any of the activities under Section 5.2(b)(i) of this Agreement. Provided however, that prior to obtaining the approval of Acquiror's shareholders with respect to merger, Acquiror may take any of the actions described in Sections 5.2(b)(i) and (ii) above in response to a bona fide written unsolicited acquisition proposal if, but only if, such person has submitted an unsolicited acquisition proposal which did not result from a violation of Acquiror's obligations under Sections 5.2(b)(i) and (ii). Acquiror will notify Target immediately if any third-party makes any proposal, offer, inquiry or contact in this regard. If Acquiror's board of directors determines that such acquisition proposal constitutes a proposal superior to the terms of the Merger, Target shall be immediately notified of such determination. If such a determination is made, Acquiror's board of directors may approve or recommend the such acquisition proposal and may enter into an agreement regarding such acquisition proposal provided that Acquiror's board of directors has determined in good faith, that taking such action is required in order for the members of Acquiror's board of directors to comply with their fiduciary duties to Acquiror's shareholders under applicable law and this Agreement has been terminated in accordance with Section 7.1(g).

5.2 Shareholders Meeting or Consent Solicitation. Target shall promptly after the date hereof take all actions necessary to call a meeting of its shareholders to be held for the purpose of voting upon this Agreement and the Merger. Target will, through its Board of Directors, recommend to its shareholders approval of such matters as soon as practicable after the date hereof. Target shall use all reasonable efforts to solicit from its shareholders proxies or consents in favor of such matters. Neither Target nor any of the Signing Stockholders shall take any action, directly or indirectly, to cause or promote any Target shareholder to exercise dissenters' rights in accordance with the Minnesota Law, Sections 302A.471 and 302A.473.

5.3      Access to Information.

         (a) Target will permit representatives of Acquiror to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Target. Acquiror will permit representatives of Target to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of Acquiror, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Acquiror.

         (b) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4 Confidentiality. Any information concerning the business and affairs of Target that is not already generally available to the public is considered to be confidential information (the "Target Confidential Information"). The Signing Stockholders will treat and hold as such all of the Target Confidential Information and refrain from using any of the Target Confidential Information except in connection with this Agreement and the transactions contemplated by this Agreement or with the written consent of Acquiror.

5.5 Public Disclosure. Unless otherwise permitted by this Agreement and except as may be required by Acquiror to comply with the rules and regulations of the SEC or any obligations pursuant to any listing agreement with any national securities exchange or with the NASD, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld). All nonpublic information provided by Acquiror and Target will not be disclosed by either party or their representatives to any third party (other than accountants, counsel and authorized representatives of each party) without the prior written consent of the other, except as may be required by law.

5.6 Consents; Cooperation. Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust or fair trade law.

5.7 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, Target shall promptly notify Acquiror, by written update to its Disclosure Schedule, of (i) the occurrence or nonoccurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or
         (ii) the failure of Target to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, provided that such party, within 10 days after receipt of such notice, advises the other party of its objection to the matter disclosed in such notice and the nature of such objection.

5.8 Irrevocable Proxies. Each of the Signing Stockholders shall execute and deliver to Acquiror an Irrevocable Proxy substantially in the form of Exhibit B attached hereto concurrently with the execution of this Agreement with each such proxy, if not terminated sooner, terminating on December 31, 2004.

5.9 Legal Requirements. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.10 Tax-Free Reorganization. Neither Target, Acquiror nor Sub will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

5.11 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the Total Acquiror Shares.

5.12 Additional Agreements; Best Efforts. Each of the parties agrees to use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Target described in Section 5.2, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.13 Employee Benefits. Acquiror shall take such reasonable actions, to the extent permitted by Acquiror's benefits program, as are necessary to allow eligible employees of Target to participate in the benefit programs of Acquiror, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Acquiror on similar terms, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Acquiror's benefit programs, Acquiror shall use reasonable efforts to give full credit for eligibility or vesting for each participant's period of service with Target.

5.14 Preparation of Tax Return. Acquiror agrees to cause Surviving Corporation to timely prepare federal and state tax returns for the Target's tax year ending as a result of the Merger. Acquiror agrees to provide the Stockholders' Representative (as defined in Section 8.8) an opportunity to review and comment upon such returns prior to filing. Acquiror agrees not to cause Surviving Corporation to amend the federal and state tax returns of Target without the consent of Stockholders' Representative.

5.15 Sales, Transfer and Other Taxes. Any sales, transfer, purchase, use, real estate, excise or other Taxes (excluding income Taxes) that may be payable by reason of the sale, transfer or conveyance of the Total Acquiror Shares will be paid by the Signing Stockholders.

5.16 Royalty Payments. Prior to the Closing Date, all royalty payments payable to Jeff Zernov from Target shall have been terminated. Neither Acquiror nor the Surviving Corporation shall have any liability to Jeff Zernov for any such royalty payments.

                                    ARTICLE 6

                            CONDITIONS TO THE MERGER
                            ------------------------

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

         (b) Governmental Approval. Acquiror and Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

         (c) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror shall have been made.

         (d) Approval of Acquiror's Shareholders. This Agreement and the Merger shall have been approved and adopted by the holders of at least a majority of the oustanding shares of Acquiror Common Stock outstanding as of the record date set for the Acquiror's shareholders meeting or solicitation of shareholder consents.

6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

         (b) Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by a duly authorized officer stating that the conditions set forth in
                  Section 6.2(a) have been fulfilled.

         (c) Third Party Consents. Target shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger set forth on Schedule 2.3.

         (d) Legal Opinion. Target shall have received a legal opinion from Acquiror's legal counsel substantially in the form attached as Exhibit C hereto.

         (e) Resignation of Directors. Each of the directors of Acquiror designated by Target shall resign their office effective immediately following the Closing. The remaining directors of Acquiror will elect replacements, effective immediately following the Closing, for each of the resigning directors, with such replacements, and the class in which each replacement shall be placed, to be designated by Target. The Stockholders' Representative shall name a replacement for any such replacement directors designated by Target that for any reason cannot serve on Acquiror's Board of Directors upon the consummation of the Merger.

         (f) Kiphart Investment. Effective as of the Closing, Richard P. Kiphart shall purchase that number of whole shares of Acquiror Common Stock for an aggregate purchase price of approximately $1,000,000 at a price per share equal to the lower of the (a) 70% of the average closing price per share of Acquiror's Common Stock on the Nasdaq Small Cap Market over the 30 calendar day period preceding the date hereof and (b) 70% of the average closing price per share of Acquiror's Common Stock on the Nasdaq Small Cap Market over the 30 calendar day period preceding the day prior to the Closing Date; provided that the price per share shall not be lower than $1.53. The Stockholders' Representative shall have been delivered an irrevocable proxy terminating after 2 years to vote such shares of Acquiror Common Stock.

         (g) Amendment to Articles of Incorporation. Acquiror shallhave amended its Articles of Incorporation to authorize the issuance of up to 50,000,000 shares of capital stock of Acquiror.

         (h) Escrow Agreement. Target shall have received an copy duly executed by Escrow Agent and Acquiror of the Escrow Agrement substantially in the form attached as Exhibit F hereto.

         (i) Name Change. Acquiror shall have amended its Articles of Incorporation to change its name to a name designated by Target.

         (j) Delivery of Certain Documents. At the Closing, Acquiror shall have delivered to Target all of the following:

                  (i) Copies of all third party and governmental consents and approvals referenced in Sections 6.1(c) and 6.2(c) above;

                  (ii) A copy of the Articles of Incorporation of Acquiror, certified by the Secretary of State of the State of Minnesota, and a Certificate of Good Standing from the Secretary of State of the State of Minnesota evidencing the good standing of Acquiror, each dated as of a recent date; and

                  (iii) Such other certificates, documents and instruments as Acquiror reasonably requests relating to the transactions contemplated hereby.

6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

         (b) Certificate of Acquiror. Acquiror shall have been provided with a certificate executed on behalf of Target by a duly authorized officer stating that the conditions set forth in
                  Section 6.3(a) have been fulfilled.

         (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger set forth on Schedule 2.3.

         (d) Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

         (e) Legal Opinion. Acquiror shall have received a legal opinion from Target's legal counsel, in substantially the form attached hereto as Exhibit D.

         (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target.

         (g) FIRPTA Certificate. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit E.

         (h) Resignation of Directors. The directors of Target in office immediately prior to the Effective Time shall have resigned as directors of Target effective as of the Effective Time.

         (i) Proprietary Information and Inventions Agreements. All of the employees of Target shall have entered into a Proprietary Information and Inventions Agreements in a form reasonably acceptable to Acquiror.

         (j) Tax Free Transaction. The Merger shall qualify as a "tax free transaction" in accordance with Section 368 of the Code, as amended, and the Treasury Regulations thereunder.

         (k) Employee Benefits Plans. Target shall terminate its Employee Benefits Plans set forth on Schedule 2.15 effective as of a date prior to the Closing and shall take all necessary steps to effect such termination following the Closing, in compliance with the requirements of ERISA.

         (l) Zernov Employment Agreement. Jeff Zernov shall have entered into an Employment Agreement in a form mutually acceptable to Acquiror and Jeff Zernov.

         (m) Technology Assignment Agreement. All current and former employees and consultants of Target shall have assigned all right, title and interest in and to any Target Intellectual Property to Target.

         (n) Delivery of Certain Documents. At the Closing, Target shall have delivered to Acquiror all of the following:

                  (i) Copies of all third party and governmental consents and approvals referenced in Sections 6.1(c) and 6.3(c) above;

                  (ii) Target's minute books, stock transfer records, corporate seal and other materials relating to Target's corporate administration;

                  (iii) A copy of the Articles of Incorporation of Target, certified by the Secretary of State of the State of Minnesota, and a Certificate of Good Standing from the Secretary of State of the State of Minnesota evidencing the good standing of Target, each dated as of a recent date; and

                  (iv) Such other certificates, documents and instruments as Acquiror reasonably requests relating to the transactions contemplated hereby.

         (o) Release of Security Interests. Target shall have obtained UCC-3 Releases or similar termination statements with respect to all security interests set forth on Schedule 6.3(o).

         (p) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of at least 98% of the shares of Target Common Stock outstanding as of the record date set for the Target Shareholders Meeting or solicitation of shareholder consents.

         (q) Escrow Agreement. Acquiror shall have received an copy duly executed by Escrow Agent, Target and the Signing Stockholders of the Escrow Agrement substantially in the form attached as Exhibit F hereto.

                                    ARTICLE 7

                   TERMINATION, EXPENSES, AMENDMENT AND WAIVER
                   -------------------------------------------

7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

         (a) by mutual written consent duly authorized by the Board of Directors of Acquiror and Target;

         (b) By either Acquiror or Target, if the Closing shall not have occurred on or before December 31, 2004 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

         (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Target by written notice from Acquiror of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement, or (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing;

         (d) by Target, if (i) Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Acquiror of written notice from Target of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in material breach of this Agreement, or (ii) the Board of Directors of Acquiror shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Target or shall have resolved to do any of the foregoing;

         (e) by Acquiror if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

         (f) by Target if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

         (g) by Acquiror, if Acquiror enters into a definitive agreement for a superior proposal as described in Section 5.1(b) and has otherwise complied with all provisions of Section 5.1(b), provided, however, that Acquiror shall pay to Target, within 30 days of such termination by Acquiror, a termination fee of $125,000 and shall reimburse Target for reasonably incurred expenses (including without limitation attorneys' fees and accounting fees) up to a maximum of $100,000.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any of the Signing Stockholders, or Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by such party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this
         Section 7.2 shall remain in full force and effect and survive any termination of this Agreement, and except that if either Party commits a breach of this Agreement prior to such termination, the other Party will be entitled to the remedy of specific performance in addition to any and all other available legal or equitable remedies (including, without limitation, damages).

7.3 Expenses and Termination Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense. If Target has paid or pays any such fees and/or expenses incurred by the Signing Stockholders, then the Signing Stockholders shall reimburse Target or the Surviving Corporation for the amounts so paid; PROVIDED, HOWEVER, that such payment shall, if not promptly paid by the Signing Stockholders, be subject to recovery from the Escrow Shares in accordance with the provisions of

         Article 8 hereof. If the Surviving Corporation receives any invoices for amounts incurred by the Signing Stockholders and the Closing has occurred, the Surviving Corporation may pay such fees, and the Signing Stockholders shall reimburse the Surviving Corporation for the amounts so paid; PROVIDED, HOWEVER, that such payment shall, if not promptly reimbursed by the Signing Stockholders, be subject to recovery from the Escrow Shares in accordance with the provisions of Article 8 hereof.

7.4 Amendment. This Agreement may be amended at any time prior to the Effective Date upon the written consent of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 8

                                 INDEMNIFICATION
                                 ---------------

8.1 Time Limitations. A claim for indemnification pursuant to Section 8.3(b) must be made in writing to the Stockholders' Representative on or before the third anniversary of the Closing Date, other than with respect to claims based on a breach of the representations and warranties set forth in Sections 2.13 and 2.14, which must be made in writing to the Stockholders' Representative within 30 days after the expiration of the applicable statute of limitations relating to the matters covered by such representations and warranties. A claim for indemnification pursuant to Section 8.4(b) must be made in writing to Acquiror on or before the on or before the third anniversary of the Closing Date, other than with respect to claims based on a breach of the representations and warranties set forth in Sections 3.14 and 3.15, which must be made in writing to the Acquiror within 30 days after the expiration of the applicable statute of limitations relating to the matters covered by such representations and warranties. Notwithstanding the foregoing or any other provision to the contrary contained herein, there will be no time limitation regarding claims (a) based on a breach of the representations and warranties set forth in Sections 2.3, 2.11,
         3.3 and 3.12 or (b) for indemnification brought pursuant to Sections 8.3(a) or 8.4(a).

8.2 Amount Limitations. No indemnification claim may be asserted by either Party pursuant to Sections 8.3 or 8.4 until such Party has suffered Losses (as defined below) in excess of $75,000 (after which point such Party will only be entitled to indemnification from and against such further Losses). Each Party's obligation to indemnify the other pursuant to Sections 8.3 or 8.4 will be limited to, and capped at an amount equal to the Purchase Price (after which point such Party will have no obligation to indemnify from and against any further Losses). The Parties will make appropriate adjustments for actual Tax benefits and for proceeds actually received pursuant to insurance and third-party indemnification in determining Losses for purposes of this
         Article 8.

8.3 Indemnification by Signing Stockholders. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror may have as a result of such investigation or otherwise, and subject to the limitations provided in Sections 8.1 and 8.2, the Signing Stockholders, jointly and severally, will indemnify, defend and hold harmless Acquiror and the Surviving Corporation (and each of their former, present and future officers, directors, employees, agents, shareholders, members, contractors, subcontractors, licensees, invitees, attorneys and all of their heirs and representatives), and each of their successors and assigns from and against all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, Taxes, Security Interests, losses, expenses and fees, including all litigation costs and reasonable attorneys' fees and expenses ("Losses") (excluding incidental and consequential damages) caused by or arising out of:

         (a) Any breach or default in the performance by any of Target or Signing Stockholders of any covenant or agreement of any of Target or Signing Stockholders contained in this Agreement; or

         (b) Any breach of any warranty or representation made by any of Target or Signing Stockholders herein or in any schedule or exhibit hereto, or in any certificate or other instrument delivered by or on behalf of any of Target or Signing Stockholders pursuant hereto.

         Acquiror shall recoup all of its Losses first from the Escrow Fund and then directly from the Signing Stockholders.

8.4 Indemnification by Acquiror. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror may have as a result of such investigation or otherwise, and subject to the limitations provided in Sections 8.1 and 8.2, Acquiror will indemnify and hold harmless all Target Shareholders immediately prior to Closing (and all of their heirs and representatives), but not including the Dissenting Shareholders, from and against any Losses (excluding incidental and consequential damages) caused by or arising out of:

         (a) Any breach or default in the performance by Acquiror of any covenant or agreement of Acquiror contained in this Agreement; or

         (b) Any breach of warranty or representation made by Acquiror herein or in any schedule or exhibit hereto, or in any certificate or other instrument delivered by or on behalf of Acquiror pursuant hereto.

8.5      Matters Involving Third Parties.

         (a) If any third party notifies any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 8, then the Indemnified Party will promptly notify each Indemnifying Party in writing. Delay on the part of the Indemnified Party in notifying any Indemnifying Party will not relieve the Indemnifying Party from their obligation unless (and then solely to the extent) the Indemnifying Party is prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         (d) If any of the conditions in Section 8.5(b) is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 8.

8.6 Escrow Fund. As security for the indemnity provided for in Section 8.3, 10% of the Total Acquiror Shares issuable pursuant to Section 1.6(a) shall be deposited by Acquiror in an escrow account with a mutually acceptable person or institution as Escrow Agent (the "Escrow Agent"), as of the Closing Date, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement to be entered into between the Escrow Agent and the Parties, provided, that the term of the Escrow Agreement shall be for a period of 24 months following the Closing Date. The Escrow Fund shall be allocated among the former Target Shareholders on a pro-rata basis in accordance with the number of shares of Target Common Stock held by the former Target Shareholders at the Effective Time (excluding for purposes of this calculation any Dissenting Shares). Upon compliance with the terms hereof and subject to the provisions of this Article 8, Acquiror and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Losses covered by the indemnity provided for in Section 8.3.

8.7 Exclusive Remedy. In the absence of fraud the right of the Parties to assert indemnification claims and receive indemnity payments under this Agreement is the sole and exclusive right and remedy exercisable by the Parties with respect to any Losses arising out of any breach by any Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement or otherwise relating to this Agreement and the contemplated transactions. No Party will have any other remedy (statutory, equitable, common law or otherwise) against any other Party with respect to such matters, and all such other remedies are hereby waived. Without limiting the foregoing, each of the Parties acknowledges and agrees that it will not have any remedy after the Closing for any breach of any representation, warranty, covenant or agreement set forth in this Agreement, except as expressly provided in this Article 8.

8.8      Stockholders' Representative.

         (a) Jeff Zernov shall be constituted and appointed as agent ("Stockholders' Representative") for and on behalf of the Target shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. The Stockholders' Representative may resign upon 30 days notice to the parties to this Agreement and the former Target Shareholders. No bond shall be required of the Stockholders' Representative, and the Stockholders' Representative shall receive no compensation for his services. Notices or communications to or from the Stockholders' Representative shall constitute notice to or from each of the Target shareholders. If Jeff Zernov is unable to serve as Stockholders' Representative then, subject to the terms and conditions of this Agreement, Tony Capra shall serve as Stockholders' Representative. If Tony Capra is unable to serve as Stockholders' Representative, then, subject to the terms and conditions of this Agreement, Dean Capra shall serve as Stockholders' Representative.

         (b) The Stockholders' Representative shall not be liable for any act done or omitted hereunder as Stockholders' Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders shall severally indemnify the Stockholders' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

         (c) The Stockholders' Representative shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Representative shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         (d) Each of the Target shareholders hereby irrevocably appoints the Stockholders' Representative as his, her or its true and lawful attorney-in-fact and proxy, with full power of substitution for and in his name, to vote and otherwise act with respect to all of his, hers or its shares of capital stock of the Acquiror held in the Escrow Fund, at any meetings of stockholders of the Acquiror (or by written action in lieu thereof) and at any other time such shares are required to or may be voted or acted upon.

         (e) It is understood and agreed that the appointment and proxy granted by the each shareholder in Section 8.8(d) above is irrevocable and is coupled with an interest within the meaning of Minn. Stat. ss. 302A.449. The proxy granted in Section 8.8(d) above will not terminate by operation of law, or by death, bankruptcy or adjudication of incompetence or insanity of any Target shareholder or the occurrence of any other event except upon the distribution of such shares to the Target shareholders and then only with respect to such shares distributed. All shares remaining in the Escrow Fund shall remain subject to the proxy granted in Section 8.8(d) above.

8.9 Actions of the Stockholders' Representative. A decision, act, consent or instruction of the Stockholders' Representative shall constitute a decision of all Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Representative as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Representative.

                                    ARTICLE 9

                               GENERAL PROVISIONS
                               ------------------

9.1 Notices. Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below:

         if to Acquiror or Merger Sub, to:

         Photo Control Corporation
         4800 Quebec Avenue North
         Minneapolis, MN 55428
         Attention:     President
         Facsimile No.: (650) 812-6246

         with a copy to:

         Gray Plant Mooty
         500 IDS Center
         80 South Eighth Street
         Minneapolis, MN 55402
         Attention:     J.C. Anderson
         Facsimile No.: (612) 632-4002

         if to Target or Stockholders' Representative, to:

         Nature Vision, Inc.
         213 4th Street NW
         Brainerd, MN 54601
         Attention:     Jeff Zernov
         Facsimile No.: (218) 825-0721

         with a copy to:

         Willeke & Daniels
         201 Ridgewood Avenue
         Minneapolis, MN 55403
         Attention:     Donald C. Willeke
         Facsimile No.: (612) 870-0689

         Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its subsidiaries reasonably believed to have knowledge of such matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Target Shareholders and optionholders to receive the consideration set forth in Article 1 of this Agreement.

9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
9.10 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement.

         IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized and the Stockholders' Representative and the Signing Stockholders have executed this Agreement, all as of the date first written above.

 "ACQUIROR":

PHOTO CONTROL CORPORATION                   "STOCKHOLDERS' REPRESENTATIVE"

s/s: Curtis Jackels                         s/s: Jeff Zernov
     -----------------------------               ------------------------------

By:                                         By:
     -----------------------------               ------------------------------
     Its: President
          ---------                         "SIGNING STOCKHOLDERS"

"MERGER SUB"                                s/s: Dean Capra
                                                 ------------------------------

PC ACQUISITION, INC.:                       By:
                                                 ------------------------------

s/s: Curtis Jackels                         s/s: Tony Capra
     -----------------------------               ------------------------------

By:                                         By:
     -----------------------------               ------------------------------
     Its: President
          ---------

"TARGET":

NATURE VISION, INC.

s/s: Jeff Zernov
     -----------------------------

By:
     -----------------------------
     Its: President
          ---------

                                                                         ANNEX B


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               NATURE VISION, INC.

         The following Amended and Restated Articles of Incorporation supersede the previous Articles of Incorporation and shall be the current Articles of Incorporation of the corporation:

                                    ARTICLE I

                                      NAME

         The name of this corporation shall be Nature Vision, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

         The location and address of this corporation's registered office in this state shall be 4800 Quebec Avenue North, Minneapolis, Minnesota 55428.

                                   ARTICLE III

                               AUTHORIZED CAPITAL

         The total authorized number of shares of this corporation is Fifty Million (50,000,000) shares. All common stock shall have the par value of eight cents ($.08) per share. The Board of Directors has the authority to establish more than one class or series of shares and to fix the relative rights and preferences of any such different class or series.

                                   ARTICLE IV

                          CUMULATIVE VOTING PROHIBITION

         Shareholders shall have no rights of cumulative voting.

                                    ARTICLE V

                          PREEMPTIVE RIGHTS PROHIBITION

         Shareholders shall have no rights, preemptive or otherwise, under Minnesota Statutes, Section 302A.413 (or similar provisions of future law) to acquire any part of any unissued shares or other securities of this corporation or any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

                                   ARTICLE VI

                        LIMITATION OF DIRECTOR LIABILITY

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation's stock under Minnesota Statutes, Section 302A.559 or on the sale of unregistered securities or securities fraud under Minnesota Statutes, Section 80A.23; or (iv) liability for any transaction from which the director derived an improper personal benefit. If Minnesota Statutes, Chapter 302A hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by Minnesota Statutes, Chapter 302A, as amended. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE VII

                      DIRECTORS' ACTION BY WRITTEN CONSENT

         Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                  ARTICLE VIII

                              SHARE ACQUISITION ACT

         The provisions of Minnesota Statutes, Section 302A.671 (or similar provisions of future law) shall not apply to this corporation.

                                   ARTICLE IX

                                   AMENDMENTS

         The provisions of Articles IX and XI and the provisions of Sections 3.2 and 3.11 of the corporation's bylaws may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock (unless the proposed repeal or amendment has been expressly approved by a majority of all members of the Board of Directors in which case such a repeal or amendment shall be approved by the holders of a majority of the Voting Stock). The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation entitled to vote pursuant to the Minnesota Business Corporation Act.

                                    ARTICLE X

                         APPROVAL OF CERTAIN AMENDMENTS

         10.1) Unless a greater vote is required pursuant to Section 10.2 of this Article, the affirmative vote of the holders at least a majority of the total voting power of all shareholders authorized under these Articles to vote is required to authorize the corporation to merge or consolidate into or with another corporation or to sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets.

         10.2) Notwithstanding any vote required pursuant to Section 10.1 of this Article or any other provision of these Articles of Incorporation or any state law, the affirmative vote of the holders of not less than two-thirds of the voting power of the outstanding "voting shares" (as hereinafter defined) of the corporation shall be required for the approval or authorization of (i) any merger or consolidation of the corporation or a "Subsidiary" (as hereinafter defined) with or into any business entity; (ii) any exchange of shares of the corporation or a Subsidiary for shares of any business entity which, in the absence of this Article, would have required the affirmative vote of at least a majority of the voting power of the outstanding shares of the corporation entitled to vote or the vote of the corporation in its capacity as a shareholder of the Subsidiary; (iii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) including, without limitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the corporation or of a Subsidiary to or with any business entity; (iv) any sale, lease, transfer, or other disposition (in one transaction or a series of transactions) of all or any Substantial Part of the assets of a business entity to the corporation or a Subsidiary; (v) the issuance, sale, transfer or other disposition to any business entity of any securities of the corporation (except pursuant to stock dividends, stock splits, or similar trans actions which would not have the effect of increasing the proportionate voting power of that business entity) or of a Subsidiary (except pursuant to a pro rata distribution to all holders of common stock of the corporation); (vi) any recapitalization or reclassification that would have the effect of increasing the proportionate voting power of any business entity holding the common stock of the corporation; and (vii) any agreement, contract, arrangement or understanding providing for any of the aforementioned transactions; provided, however, that such two-thirds voting requirement shall not be applicable if the "Continuing Directors" (as hereinafter defined) by a majority vote have expressly approved the transaction.

         10.3) For the purposes of this Article:

                  a) The term "Substantial Part" shall mean 30% or more of the fair market value of the total assets of the person or entity in question as reflected on the most recent balance sheet of such person or entity existing at the time the shareholders of the corporation would be required to approve or authorize the transaction involving the assets constituting any such Substantial Part.

                  b) The term "Continuing Director" at any particular point in time shall mean a person then serving the Company as a director eligible to vote with respect to the transaction proposed, which director (i) was a member of the Board of Directors of the corporation on the date this Section 10.3 is first approved by the shareholders as an amendment to the Articles of Incorporation of the corporation; or
         (ii) first became a director of the corporation at a date when no shareholder of the corporation was a "beneficial owner" of 15% or more of the outstanding voting shares of the corporation; or (iii) was elected or nominated for election by the corporation's shareholders with approval by a vote of the majority of the Continuing Directors; provided, however, that in no event shall a person be deemed to be a Continuing Director if such person is affiliated with a business entity (other than the Company) involved in the transaction in question.

         For purposes of this provision, "beneficial' ownership" shall be defined in accordance with Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934; in addition, for purposes of this provision, shareholders shall be deemed to beneficially own shares owned directly or indirectly by any "affiliate" as that term is defined, by Rule l2b-2 under the Securities Exchange Act of 1934, as well as shares which the shareholder or any such affiliate has a right to acquire, shares issuable upon the exercise of options or rights, or upon conversion of convertible securities held by the shareholder or any such affiliate, and shares owned by any other person with whom the shareholder or any affiliate of the shareholder acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the corporation.

                  c) The term "Subsidiary" shall mean any corporation, a majority of the equity securities of any class of which are owned by the corporation, by another Subsidiary, or in the aggregate by the corporation and one or more of its Subsidiaries.

                  d) The term "voting shares" shall mean shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for the purposes of this Article as one class.

         10.4) For the purposes of this Article the Continuing Directors by a majority vote shall have the power to make a good faith determination, on the basis of information known to them, of all matters with respect to which a determination is required under this Article.

         10.5) The provisions set forth in this Article, including this Section 10.5, may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding voting shares of the corporation.

                                   ARTICLE XI

                              REMOVAL OF DIRECTORS

         Any one or all of the directors of the corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock (as defined in Article IX) (unless the proposed removal has been expressly approved by a majority of all members of the Board of Directors in which case such removal shall be approved by the holders of a majority of the Voting Stock).

                                                                         ANNEX C


302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

         Subdivision 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:


         (a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:


         (1) alters or abolishes a preferential right of the shares;

         (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

         (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

         (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;


         (5) eliminates the right to obtain payment under this subdivision;

         (b) a sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;


         (c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;


        (d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

        (e) a plan of conversion adopted by the corporation; or

        (f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subd. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

         Subd. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

         (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.


         (c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

         (1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

         (2) The applicability of clause (1) is determined as of:

         (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

         (ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

         (3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anthing other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.


         Subd. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

         Subdivision 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

         Subd. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.


         Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

         Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under sction 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:


         (1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

         (2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

         (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

         (4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

         Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

         (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

         (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

         (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         Subd. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                     [LOGO]
                              GOLDSMITH-AGIO-HELMS
                           PRIVATE INVESTMENT BANKING


                                                                         ANNEX D


April 14, 2004


CONFIDENTIAL

The Board of Directors
PHOTO CONTROL CORPORATION
4800 Quebec Avenue North
Minneapolis, MN 55428

RE: FAIRNESS OPINION

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the existing shareholders as a group, as constituted prior to the Merger (the "Existing Shareholders"), of Photo Control Corporation, a Minnesota corporation ("Photo Control" or the "Company"), of the Consideration (defined below) to be issued or reserved for issuance by Photo Control pursuant to the terms of the proposed Merger Agreement and Plan of Reorganization (the "Merger Agreement") to be executed on or about the date hereof by and among the Company, PC Acquisition, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), Nature Vision, Inc. ("Nature Vision" or "Target"), and various individual Nature Vision shareholders ("Signing Stockholders"). All capitalized and undefined terms used herein have the meanings given to them in the Merger Agreement.

The Merger Agreement provides for, among other things, the issuance (or reservation for issuance) of 2.2 million shares (the "Consideration") of Photo Control common stock for conversion of all Nature Vision common stock and Nature Vision Stock Options issued and outstanding immediately prior to the Effective Time of the Merger. The Merger Agreement provides for a possible reduction in the amount of the Consideration in certain events, including Dissenting Shares occurring, Target's Net Asset Value being less than a specified amount, or the Company being entitled to indemnification. The Merger Agreement also provides for indemnification amounts to be paid by the Company in certain events. For purposes of this opinion, we have assumed that no facts or events exist or will occur that would result in any upward adjustment to the Consideration or require any indemnification or other payments or issuances by the Company other than the Consideration.

As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. In return for our services in connection

Photo Control Corporation Board of Directors
April 14, 2004


with providing this opinion, the Company will pay us a fee, which fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for our out-of-pocket expenses.

In arriving at our opinion, we have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the latest draft of the Merger Agreement, dated August 8, 2004; (ii) reviewed certain financial and other information that is publicly available relating to the Company and Target; (iii) reviewed certain internal financial and operating data of the Company that has been made available to us by the Company; (iv) reviewed certain internal financial and operating data of Target that has been made available to us by Target; (v) discussed with senior management of the Company the past and present financial condition, operating results, business outlook, and prospects of the Company;
(vi) discussed with senior management of Target the past and present financial condition, operating results, business outlook, and prospects of Target; (vii) reviewed the Company's historical common stock price trends; (viii) performed a discounted cash flow analysis of the Company's and Target's projected financial performance; (ix) reviewed the valuations of publicly traded companies that we deemed generally comparable to the Company and Target; and (x) reviewed the financial terms of certain transactions we deemed generally similar to the Merger that recently have been effected.

We have relied upon and assume, without independent verification, the accuracy and completeness of the financial statements and other information furnished by, or publicly available relating to, the Company and Target, or otherwise made available to us. We have also relied upon the representations and warranties of the Company, Target, and other parties thereto contained in the Merger Agreement and have assumed, without independent verification, that they are true and correct. We were not engaged to, and did not attempt to, or assume responsibility to, verify independently such information. We have further relied upon assurances by the Company and Target that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates and judgments of the future financial performance of the Company and Target, and that the Company and Target are not aware of any information or fact that would make the information provided to us incomplete or misleading. We have also assumed that the Company and Target each will perform all of the covenants and agreements to be performed under the Merger Agreement, and that the conditions to the Merger set forth in the Merger Agreement would be satisfied and the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. We have assumed that the executed version of the Merger Agreement will not differ in any material respects from the last draft we reviewed, and that the terms of the consideration to be paid by Photo Control will be identical to those set forth in the last draft that we reviewed. We have relied, with respect to legal, tax, and accounting matters related to the Merger, upon the Company's and Target's legal, tax, and accounting advisors, and we have made no independent investigation of any legal, tax, or accounting matters that may affect the Company or Target. In that regard, we do not opine on, nor does our opinion consider, such matters. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company or Target, nor have we been furnished with any such appraisals. Our opinion is necessarily based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof, including the financial, economic, market, and other conditions as in effect on the date hereof. Events and conditions occurring or

Photo Control Corporation Board of Directors
April 14, 2004


existing after the date hereof could materially affect the assumptions used in preparing this opinion; however, we do not have or undertake any obligations to update, revise, or reaffirm this opinion.

Our opinion is rendered for the information of the Board of Directors of the Company in connection with the Board's consideration of the Merger and is not intended to be and does not constitute a recommendation to any holder of Company common stock as to how to vote such holder's shares of Company common stock in connection with the Merger. We have not been asked to, nor do we, express any opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, the effect of any other transaction in which the Company might engage, the underlying business decision of the Company to engage in the Merger, or the form of the Merger Agreement or the terms contained therein. Furthermore, we express no opinion as to the price at which the Company's common stock may trade following the date of this opinion or prior to or after consummation of the Merger. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be issued or reserved for issuance by the Company in the proposed Merger is fair, from a financial point of view, to the Company's Existing Shareholders as a group.

Sincerely,

/s/ Goldsmith, Agio, Helms Securities, Inc.

Goldsmith, Agio, Helms Securities, Inc.

                                                                         ANNEX E

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: 1) the financial information provided by the Company to the public, 2) the systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the board have established and 3) the audit process. Consistent with this function, the audit committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures, and practices at all levels.

II.      COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with exercise of his or her independent judgment as a member of the Committee.

III.     MEETINGS

         The Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.      RESPONSIBILITIES AND DUTIES

         In meeting its responsibilities, the audit committee is expected to:

         Documents/Reports Review

         1. Review and update the Charter periodically, at least annually, as conditions dictate.

         2. Review the organization's annual and quarterly financial statements as presented to the full Board. In addition, the Committee will review potentially high-risk accounts selected from the annual financial statements.

         3. Review recommendations of the independent accountants resulting from the annual audit to be sure that appropriate actions are taken.

         4.       Review the status of tax returns and tax audits.

         5. Review officers' reimbursed expenses and perquisites with regards to their proper reporting and accounting.

         6. Review the Company's policies and practices related to the security of assets, information and key personnel to be satisfied that such polices are adequate and are adhered to by the Company.

         Independent Accountants
         -----------------------

         7. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and cost. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

         8. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

         9. Periodically consult with the independent accountants out of the presence of management about internal controls, accounting policies and procedures, and accuracy of the organization's financial statements.

         10. Approve in advance, the planned scope of the examination of the Company's financial statements by the independent accountants.

         11. Review management advisory services to be performed by the independent accountants, in advance if $50,000 or greater and retrospectively, on an annual basis, if less than $25,000.

         Financial Reporting Processes
         -----------------------------

         12. In consultation with the independent accountants review the integrity of the organization's financial reporting processes, both internal and external.

         13. Review and approve major changes in the duties and responsibilities of the Corporate Vice President of Finance.

         14. Consider and approve, if appropriate, major changes to the Company's accounting principles and practices as suggested by the independent accountants and/or management.

         Process Improvement
         -------------------

         15. Review any significant disagreements among management and the independent accountants in connection with the performance of their responsibilities.

         Ethical and Legal Compliance
         ----------------------------

         16. Review Company's policies and practices related to compliance with the law, Code of Ethical Conduct, and conflicts of interest, to be satisfied that such policies are adequate and adhered to by the Company.

         17. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

         18. Perform any other activities consistent with this Charter, the Company's bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

                                     PART II
                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;
(4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

         The bylaws of Photo Control Corporation provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act.

ITEM 21. EXHIBITS

         2.1 Merger Agreement and Plan of Reorganization dated April 15, 2004, by and among Nature Vision, Inc., Photo Control Corporation, PC Acquisition, Inc., Jeffrey P. Zernov (as shareholders' representative) and certain Nature Vision shareholders (incorporated herein by reference to Exhibit 10.2 to Photo Control Corporation's Quarterly Report on Form 10-QSB for the period ended March 31, 2004 as Exhibit 10.2, and attached as Annex A to the proxy statement/prospectus forming a part of this registration statement).
         3.1 Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Photo Control's Annual Report on Form 10-K for the fiscal year ended June 30, 1988).

         3.2      Amended and Restated Bylaws.

         5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., regarding legality of the securities to be issued.


         8.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., regarding merger's qualification as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
         10.1 Amended and Restated Retention Agreement with Curtis R. Jackels (incorporated herein by reference to Exhibit 10.2 to Photo Control Corporation's Quarterly Report on Form 10-QSB for the period ended March 31, 2004 as Exhibit 10.1)
         10.2     Photo Control 2004 Stock Incentive Plan, dated May 10, 2004.
         10.3 Executive Salary Continuation Plan adopted August 9, 1985, including exhibits (incorporated herein by reference to Exhibit 10.4 to Photo Control's Annual Report on Form 10-K for the year ended June 30, 1986).
         10.4 Photo Control 1983 Stock Option Plan (incorporated herein by reference to Exhibit 10.4 to Photo Control's Annual Report on Form 10-K for the fiscal year ended June 30, 1989).
         10.5 Form of Stock Option Agreement under the Photo Control 1983 Stock Option Plan (incorporated herein by reference to Exhibit 5 to Photo Control's Registration Statement on Form S-8, Commission File No. 2-85849).
         10.6 Cash bonus plan for officers and key employees (incorporated herein by reference to Photo Control's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

         10.7 Amendment to Photo Control's 1983 Stock Option Plan dated August 29, 1994 (incorporated herein by reference to Exhibit
                  10.5 to Photo Control's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).
         10.8 Amendment to Photo Control 1983 Stock Option Plan dated February 23, 1996 (incorporated herein by reference to Exhibit
                  10.6 to Photo Control's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
         10.9 Amendment to Photo Control 1983 Stock Option Plan dated November 7, 1997 (incorporated herein by reference to Exhibit
                  10.7 to Photo Control's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
         10.10 Purchase and license agreement of Bookendz product line (incorporated herein by reference to Exhibit 10.1 to Photo Control's Report on Form 8-K dated October 19, 2000).
         10.11 Retention Agreement with Curtis R. Jackels, dated March 12, 2004 (incorporated by references to Exhibit 10.9 to Photo Control's Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
         10.12 Subscription and Investment Representation Agreement with Richard P. Kiphart, including form of Irrevocable Proxy (the Subscription and Investment Representative Agreement is incorporated herein by reference to Exhibit 10.2 to Photo Control Corporation's Quarterly Report on Form 10-QSB for the period ended March 31, 2004 as Exhibit 10.3).

         21.1     Subsidiaries of Photo Control Corporation.
         23.1 Consent of Virchow, Krause & Company, LLP (regarding Photo Control Corporation).
         23.2 Consent of Virchow, Krause & Company, LLP (regarding Nature Vision, Inc.).
         23.3 Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1 to this registration statement).
         23.4 Consent of Goldsmith, Agio, Helms Securities, Inc. (included in opinion filed as Exhibit 99.3 to this registration statement).
         24.1     Power of Attorney (included in signature page).
         99.1     Form of Photo Control Corporation proxy card.
         99.2     Form of Nature Vision, Inc. proxy card.
         99.3 Opinion of Goldsmith, Agio, Helms Securities, Inc. (attached as Annex D to the proxy statement/prospectus forming a part of this registration statement).

ITEM 22. UNDERTAKINGS

         Regulation S-B, Item 512(a) Undertaking: The small business issuer will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Regulation S-B, Item 512(e) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, in the city of Minneapolis, state of Minnesota, on July 2, 2004.


                                             PHOTO CONTROL CORPORATION


                                             By: /s/ John R. Helmen
                                                 -------------------------------
                                                 John R. Helmen, Chief
                                                 Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on July 2, 2004:


/s/ John R. Helmen                           /s/ Richard P. Kiphart
by John R. Helmen attorney-in-fact           by John R. Helmen attorney-in-fact
--------------------------------------       ----------------------------------
John R. Helmen                               Richard P. Kiphart
Chief Executive Officer and a director       Director
(principal executive officer)

/s/ John McMillan                            /s/ Scott S. Meyers
by John R. Helmen attorney-in-fact           by John R. Helmen attorney-in-fact
--------------------------------------       ----------------------------------
John McMillan                                Scott S. Meyers
Director                                     Director

                                             /s/ James R. Loomis
/s/ Christopher S. Lausen                    by John R. Helmen attorney-in-fact
--------------------------------------       ----------------------------------
Christopher S. Lausen                        James R. Loomis
Treasurer                                    Director
(principal financial officer and
controller)